File Nos.   333-47886
                                                                811-05618
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                   ( )
            Pre-Effective Amendment No. 1                                 (X)
            Post-Effective Amendment No.                                  ( )

REGISTRATION  STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940          ( )
            Amendment  No. 86                                             (X)

                      (Check appropriate box or boxes.)

     ALLIANZ  LIFE  VARIABLE  ACCOUNT  B
     ------------------------------------
        (Exact  Name  of  Registrant)

     ALLIANZ  LIFE  INSURANCE  COMPANY  OF  NORTH  AMERICA
     -----------------------------------------------
        (Name  of  Depositor)


     1750  Hennepin  Avenue,  Minneapolis,  MN                           55403
     -------------------------------------------                         -----
     (Address  of  Depositor's  Principal  Executive  Offices)      (Zip Code)

Depositor's  Telephone  Number,  including  Area  Code    (612)  347-6596

     Name  and  Address  of  Agent  for  Service
     -------------------------------------
          Suzanne J. Pepin
          Allianz  Life  Insurance  Company  of  North  America
          1750  Hennepin  Avenue
          Minneapolis,  MN    55403

     Copies  to:
          Judith  A.  Hasenauer
          Blazzard,  Grodd  &  Hasenauer,  P.C.
          P.O.  Box  5108
          Westport,  CT  06881
          (203)  226-7866

Approximate Date of Proposed Public Offering:

     As soon as practicable after the effective date of this filing.

Title of Securities Registered:

     Individual Deferred Variable Annuity Contracts

================================================================================
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              CROSS REFERENCE SHEET
                             (Required by Rule 495)

Item No.                                                 Location
---------                                               -----------------------

          PART A


Item 1.   Cover Page . . . . . . . . . . . . . . . . .   Cover Page

Item 2.   Definitions .  . . . . . . . . . . . . . . .   Index of Terms

Item 3.   Synopsis or Highlights.  . . . . . . . . . .   Summary


Item 4.   Condensed Financial Information. . . . . . .   Not Applicable


Item 5.   General Description of Registrant, Depositor,
          and Portfolio Companies. . . . . . . . . . . . Other Information-
                                                         The Separate Account,
                                                         Allianz Life,
                                                         Investment Options

Item 6.   Deductions. . . . . . . . .. . . . . . . . . . Expenses

Item 7.   General Description of Variable
          Annuity Contracts . . . . . . . . . . . . . . .The Variable Annuity
                                                         Contract

Item 8.   Annuity Period. . .. . . . . . . . . . . . . . Annuity Payments
                                                         (The Payout Phase)

Item 9.   Death Benefit. . . . . . . . . . . . . . . . . Death Benefit

Item 10.  Purchases and Contract Value. . . . . . . . . .Purchase

Item 11.  Redemptions. . . . . . . . . . . . . . . . . . Access to Your Money

Item 12.  Taxes. . . . . . . . . . . . . . . . . . . . . Taxes

Item 13.  Legal Proceedings. . . . . . . . . . . . . . . None

Item 14.  Table of Contents of the Statement of
          Additional Information. . . . . . . . . . .    Table of Contents
                                                         of the Statement of
                                                         Additional Information




                        CROSS REFERENCE SHEET (cont'd)

                             (Required by Rule 495)

Item No.                                               Location
----------                                             --------------------

          PART B


Item 15.  Cover Page. . . . . . . . .. . . . . . . .   Cover Page

Item 16.  Table of Contents. . . . . . . . . . . . .   Table of Contents

Item 17.  General Information and History. . . . . .   Insurance Company

Item 18.  Services. . . . . . . . . . . . .. . . . .   Not Applicable

Item 19.  Purchase of Securities Being Offered. . . .  Not Applicable

Item 20.  Underwriters. . . . . . . . . . . . . . . .  Distributor

Item 21.  Calculation of Performance Data. . . . . .   Calculation of
                                                       Performance Data

Item 22.  Annuity Payments. . . . . . . . . . . . . .  Annuity Provisions

Item 23.  Financial Statements. . . . .  . . . . . .   Financial Statements




                                 PART C

Information required to be included in Part C is set forth under the appropriate Item so numbered, in Part C to this Registration Statement.

                                     PART A

                          THE VARIABLE ANNUITY CONTRACT

                                    issued by

                         ALLIANZ LIFE VARIABLE ACCOUNT B

                                       and

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

This prospectus describes the variable annuity contract with a Fixed Account offered by Allianz Life Insurance Company of North America (Allianz Life).

The annuity has 39 Variable Options, each of which invests in one of the Portfolios listed below, and a Fixed Account of Allianz Life. You can select up to 10 investment choices (which includes any of the Variable Options and the Fixed Account). The Fixed Account may not be available in your state.

AIM VARIABLE INSURANCE FUNDS:

AIM V.I. Capital Appreciation Fund
AIM V.I. Growth Fund
AIM V.I. International Equity Fund
AIM V.I. Value Fund

THE ALGER AMERICAN FUND:

Alger American Growth Portfolio
Alger American Leveraged AllCap Portfolio
Alger American MidCap Growth Portfolio
Alger American Small Capitalization Portfolio

DAVIS VARIABLE ACCOUNT FUND, INC.:

Davis VA Financial Portfolio
Davis VA Real Estate Portfolio
Davis VA Value Portfolio

FRANKLIN TEMPLETON VARIABLE
INSURANCE PRODUCTS TRUST:

Franklin Growth and Income Securities Fund
  (formerly known as the Franklin Growth and Income Fund)
Franklin Rising Dividends Securities Fund
Franklin Small Cap Fund
Franklin U.S. Government Fund
Mutual Discovery Securities Fund
Mutual Shares Securities Fund
Templeton Developing Markets Securities Fund
  (formerly known as the Templeton Developing Markets Fund)
Templeton Growth Securities Fund
  (formerly known as the Templeton Global Growth Fund)
Templeton Pacific Growth Securities Fund
  (formerly known as the Templeton Pacific Growth Fund)

JP MORGAN SERIES TRUST II:

J.P. Morgan International Opportunities Portfolio
J.P. Morgan U.S. Disciplined Equity Portfolio

OPPENHEIMER VARIABLE ACCOUNT FUNDS:

Oppenheimer Global Securities Fund/VA
Oppenheimer High Income Fund/VA
Oppenheimer Main Street Growth & Income Fund/VA

PIMCO VARIABLE INSURANCE TRUST:

PIMCO VIT High Yield Bond Portfolio
PIMCO VIT StocksPLUS Growth and Income Portfolio
PIMCO VIT Total Return Bond Portfolio

THE PRUDENTIAL SERIES FUND, INC.

SP Jennison International Growth Portfolio
SP Strategic Partners Focused Growth Portfolio

SELIGMAN PORTFOLIOS, INC.:

Seligman Global Technology Portfolio
Seligman Small-Cap Value Portfolio

USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST:

USAllianz VIP Diversified Assets Fund
USAllianz VIP Fixed Income Fund
USAllianz VIP Global Opportunities Fund
USAllianz VIP Growth Fund
USAllianz VIP Money Market Fund

VAN KAMPEN LIFE INVESTMENT TRUST:

Van Kampen LIT Enterprise Portfolio
Van Kampen LIT Growth and Income Portfolio


THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Please read this prospectus before investing and keep it for future reference. It contains important information about the Variable Annuity Contract with a Fixed Account.

To learn more about the annuity offered by this prospectus, you can obtain a copy of the Statement of Additional Information (SAI) dated __________ __, 2000. The SAI has been filed with the Securities and Exchange Commission (SEC) and is legally a part of this prospectus. The Table of Contents of the SAI is on page __ of this prospectus. The SEC maintains a Web site (http://www.sec.gov) that contains the SAI, material incorporated by reference and other information about companies that file electronically with the SEC. For a free copy of the SAI, call us at 1-800-542-5427 or write us at: 1750 Hennepin Avenue, Minneapolis, Minnesota 55403-2195.


The Variable Annuity Contracts:

o        are not bank deposits

o        are not federally insured

o        are not endorsed by any bank or government agency

o        are not guaranteed and may be subject to loss of principal

This prospectus is not an offering of the securities in any state, country, or jurisdiction in which we are not authorized to sell the Contracts. You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different.

Dated: _________ __, 2000.



TABLE OF CONTENTS

Index of Terms                                      4

Summary                                             5

Fee Table                                           7

1. The Variable Annuity Contract                   16

     Ownership                                     16

         Contract Owner                            16
         Joint Owner                               16
         Annuitants                                16
         Beneficiary                               16
         Assignment                                17

2. Annuity Payments (The Payout Phase)             17

     Income Date                                   17
     Annuity Payments                              17
     Annuity Options                               17


3. Purchase                                        20
     Purchase Payments                             20
     Allocation of Purchase Payments               20
     Free Look                                     20
     Accumulation Units                            21

4. Investment Options                              21
     Transfers                                     23
     Dollar Cost Averaging Program                 24
     Flexible Rebalancing                          24
         Financial Advisers - Asset

         Allocation Programs                       24
     Voting Privileges                             25
     Substitution                                  25

5. Expenses                                        25
     Mortality and Expense Risk Charge             25
     Guaranteed Value Protection (GVP)
           Charge                                  25
     Contract Maintenance Charge                   25
     Withdrawal Charge                             26
     Partial Withdrawal Privilege                  26
     Waiver of Withdrawal Charge Benefits          26
     Reduction or Elimination of the
         Withdrawal Charge                         27
     Commutation Fee                               27
     Transfer Fee                                  27
     Premium Taxes                                 27
     Income Taxes                                  27
     Portfolio Expenses                            27

6. Taxes                                           27
    Annuity Contracts in General                   27
    Qualified and Non-Qualified Contracts          28
    Multiple Contracts                             28
    Withdrawals-- Non-Qualified Contracts          28
    Withdrawals-- Qualified Contracts              29
    Withdrawals-- Tax-Sheltered Annuities          29
    Death Benefits/Guaranteed Value Protection
     Benefit                                       29
    Diversification                                29

7. Access to Your Money                            30
    Systematic Withdrawal Program                  30
    Minimum Distribution Program                   30
    Suspension of Payments or Transfers            30

8. Performance                                     31

9. Death Benefit                                   31
    Upon Your Death                                31
         Guaranteed Minimum Death Benefits (GMDB)
              Death Benefit Protection             31
         The Return of Principal Guaranteed
              Minimum Death Benefit                31
         The Double Principal Guaranteed
              Minimum Death Benefit                32
         The Earnings Protection Guaranteed
              Minimum Death Benefit                32
    Death Benefit Options                          32
    Death of Annuitant                             33

10. Guaranteed Value Protection Benefit (GVP)      33

    Guaranteed Principal Protector Benefit         33
    Guaranteed Performance Accumulator
         Benefit                                   33

11. Other Information                              33
    Allianz Life                                   33
    The Separate Account                           33
    Distribution                                   33
    Administration                                 34
    Financial Statements                           34

Table of Contents of the Statement of
Additional Information                             34

Appendix - Variable Option Investment Objectives   35




INDEX OF TERMS
-------------------------------------------------------------------------------

This prospectus is written in plain English to make it as understandable as possible. However, there are some technical words or terms used which are capitalized in the prospectus. The page that is indicated below is where you will find the definition for the word or term.

                                              Page

Accumulation Phase                              16
Accumulation Unit                               21
Annuitant                                       16
Annuity Options                                 17
Annuity Payments                                17
Annuity Unit                                    21
Beneficiary                                     16
Contract                                        16
Contract Owner                                  16
Dimensions Asset Allocation Model               39
Fixed Account                                   16
Income Date                                     17
Investment Class
Joint Owner                                     16
Net Adjusted Purchase Payments
Non-Qualified                                   28
Payout Phase                                    17
Portfolios                                      21
Purchase Payment                                20
Qualified                                       28
Target Value
Tax Deferral                                    28
Variable Option                                 21

SUMMARY
--------------------------------------------------------------------------------

The sections in this summary correspond to sections in this prospectus which discuss the topics in more detail.

THE VARIABLE ANNUITY CONTRACT: The annuity Contract offered by Allianz Life provides a means for investing on a tax-deferred basis in 39 Variable Options and the Allianz Life Fixed Account. The Contract is intended for retirement savings or other long-term investment purposes.

The Contract provides a basic benefit which is a Return of Principal Guaranteed Minimum Death Benefit (Return of Principal GMDB). Or if you prefer, you can choose one of two enhanced death benefits:

o    Double Principal Guaranteed Minimum Death Benefit (Double Principal GMDB)

o    Earnings Protection  Guaranteed Minimum Death Benefit (Earnings  Protection
     GMDB)

In addition, the Contract provides for Guaranteed Value Protection (GVP) benefits. The basic benefit is the Guaranteed Principal Protector Benefit, or if you prefer, you can elect the Guaranteed Performance Accumulator Benefit. However, if the Contract is not owned by a natural person or a trust for the benefit of a natural person, then the GVP benefits are not available.

The GMDB feature provides for a guaranteed death benefit. The GVP benefit provides a minimum value guarantee at the end of every tenth Contract year. The GVP benefit also guarantees a minimum amount that you can access after the fifth Contract year, regardless of your actual Contract value.

ANNUITY PAYMENTS: If you want to receive regular income from your annuity, you can choose an Annuity Option at any time after the 5th Contract anniversary. You may elect to receive your Annuity Payments as: a variable payout, a fixed payout, or a combination of both. If you choose to have any part of your payments come from the Variable Options, the dollar amount of your payments may go up or down based on the performance of the Portfolios. If you select a lifetime income Annuity Option (Options 1 to 5), the amount available for Annuity Payments is at least 105% of the Contract value, less any premium tax and the pro-rata GVP charge.

PURCHASE: You can buy the Contract with $10,000 or more. Additional Purchase Payments may be made at any time within the first 6 months from the date the Contract is issued. The maximum total Purchase Payments you can put in your Contract without our prior approval is $1,000,000 (including amounts you have already invested in other Allianz Life variable annuities).

INVESTMENT OPTIONS: You can put your money in up to 10 of the Variable Options and/or you can invest in the Allianz Life Fixed Account allocated as you choose.

Or, if you prefer, you may choose to participate in the Dimensions Asset Allocation Model which will be rebalanced quarterly. The investment returns on the Portfolios are not guaranteed. You can lose money. You can make transfers between investment options as permitted.

EXPENSES: The Contract has insurance features and investment features, and there are costs related to each.

Each year, Allianz Life deducts a $40 contract maintenance charge from your Contract. Allianz Life currently waives this charge if the value of your Contract is at least $50,000.

Each year, Allianz Life also deducts a GVP charge during the Accumulation Phase as a percentage of your Contract value at the end of the Contract year. The current percentage will not be greater than 2% of the Contract value if you use the Dimensions Asset Allocation Model. Otherwise, it will not be greater than 3% of the Contract value.

Allianz Life deducts a mortality and expense risk charge which varies depending upon the GMDB and GVP you choose.

The table below shows the combinations available to you and their charges during the Accumulation Phase, as a percentage of the average daily value of the Contract value invested in the Variable Options.


------------------------------- ----------------------------- ----------------------------- --------------------------

                                  Return of Principal GMDB       Double Principal GMDB      Earnings Protection GMDB
------------------------------- ----------------------------- ----------------------------- --------------------------
------------------------------- ----------------------------- ----------------------------- --------------------------

Guaranteed Principal Protector             1.50%                         1.80%                        1.70%
------------------------------- ----------------------------- ----------------------------- --------------------------
------------------------------- ----------------------------- ----------------------------- --------------------------

Guaranteed Performance Accumulator         1.70%                         2.00%                        1.90%
------------------------------- ----------------------------- ----------------------------- --------------------------

If you take money out of the Contract, Allianz Life may assess a withdrawal charge. The withdrawal charge starts at 8% in the first Contract year and declines to 0% after 7 complete Contract years. (A different withdrawal charge applies to liquidations from Annuity Option 6 during the Payout Phase.)

You can currently make 12 free transfers each year. After that, Allianz Life deducts a $25 transfer fee for each additional transfer.

There are also daily investment charges which range, on an annual basis, from 0.60% to 1.81% of the average daily value of the Portfolio, depending upon the Portfolio.

TAXES: Your earnings are not taxed until you take them out. If you take money out during the Accumulation Phase, earnings come out first and are taxed as income. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal tax penalty.

ACCESS TO YOUR MONEY: You can take money out of your Contract during the Accumulation Phase. Withdrawals during the Accumulation Phase may be subject to a withdrawal charge. You may also have to pay income tax and a tax penalty on any money you take out. Under certain circumstances, you can also take money out during the Payout Phase if you select Annuity Option 2, 4 or 6 on a variable payout basis. Money you take out during the Payout Phase may be subject to a commutation fee for Annuity Options 2 and 4 and a withdrawal charge for Annuity Option 6.

DEATH BENEFIT: If you die before moving to the Payout Phase, the person you have chosen as a Beneficiary will receive a death benefit. The amount of the death benefit depends on whether you select the Return of Principal GMDB, the Double Principal GMDB or The Earnings Protection GMDB.

FREE-LOOK: You can cancel the Contract within 10 days after receiving it (or whatever period is required in your state). Allianz Life will refund the value of your Contract on the day it receives your request to cancel the Contract. This may be more or less than your original payment. In certain states, or if you have purchased the Contract as an individual retirement annuity, Allianz Life will refund the Purchase Payment.

INQUIRIES: If you have any questions about your Contract or need more information, please contact us at:

         USAllianz Service Center
         300 Berwyn Park
         P.O. Box 3031
         Berwyn, PA 19312-0031
         1-800-624-0197


FEE TABLE


The purpose of this Fee Table is to help you understand the costs of investing, directly or indirectly, in the Contract. It reflects expenses of the Separate Account as well as the Portfolios.

CONTRACT OWNER TRANSACTION FEES

Withdrawal Charge* - During Accumulation Phase               Withdrawal Charge - During Payout
(as a percentage of total Purchase Payments)                 Phase
                                                             (as a percentage of
                                                             amount   liquidated
                                                             under       Annuity
                                                             Option 6, which can
                                                             begin  no   earlier
                                                             than   5   complete
                                                             Contract years from
                                                             Contract issue)

     NUMBER OF COMPLETE                                             NUMBER OF COMPLETE
     CONTRACT YEARS                                                  CONTRACT YEARS
     SINCE ISSUE DATE      CHARGE                                    SINCE ISSUE DATE          CHARGE
      --------------------------                                   ------------------------------------
     0                     8.0%                                            5                     4.0%
     1                     7.0%                                            6                     3.0%
     2                     7.0%                                            7 years or more       0.0%
     3                     6.0%
     4                     5.0%
     5                     4.0%
     6                     3.0%
     7 years or more       0.0%

Commutation Fee - During Payout Phase
 (as a percentage of amount liquidated
  under Annuity Option 2 or 4: liquidations can be made no earlier than 5 complete years from the Income Date)

         NUMBER OF COMPLETE
           YEARS SINCE
           INCOME DATE           CHARGE
           ----------------------------
                 5                   7%
                 6                   6%
                 7                   5%
                 8                   4%
                 9                   3%
                 10                  2%
                 11 years or more    1%


Transfer Fee First 12 transfers in a Contract year are currently free. Thereafter, the fee is $25. The maximum the fee can be at any time is $25 for each transfer. Dollar Cost Averaging transfers, Flexible Rebalancing transfers and quarterly rebalancing transfers are not currently counted.

CONTRACT MAINTENANCE CHARGE**                       $40 per Contract per year

GUARANTEED VALUE PROTECTION BENEFIT (GVP) CHARGE (as a percentage of the end of year Contract value charged annually during the Accumulation Phase on the last day of each Contract year):

o If the Dimensions Asset Allocation Model requirements are met: Current charge is not more than 2%.

o    If not,: Current charge is not more than 3%.

o We reserve the right to increase this charge, but can only increase it up to 5%.


SEPARATE ACCOUNT ANNUAL EXPENSES

Mortality and Expense Risk Charge***
(collected as a percentage of average daily account value in the Variable
 Options)

------------------------------- ----------------------------- ----------------------------- --------------------------

                                  Return of Principal GMDB       Double Principal GMDB      Earnings Protection GMDB
------------------------------- ----------------------------- ----------------------------- --------------------------
------------------------------- ----------------------------- ----------------------------- --------------------------

Guaranteed Principal Protector             1.50%                         1.80%                        1.70%
------------------------------- ----------------------------- ----------------------------- --------------------------
------------------------------- ----------------------------- ----------------------------- --------------------------

Guaranteed Performance Accumulator         1.70%                         2.00%                        1.90%
------------------------------- ----------------------------- ----------------------------- --------------------------



 * You may make partial withdrawals up to 10% of Purchase Payments in each of the first 5 Contract years and 20% of Purchase Payments in any year after 5 Contract years and no withdrawal charge will be assessed. See "Access to Your Money" for additional options.

** The charge is waived if the value of your Contract is at least $50,000. If you own more than one Contract offered under this Prospectus (registered with the same social security number), we will determine the total value of all your Contracts. If the total value of all your Contracts is at least $50,000, the charge is waived on all of your Contracts.

*** The mortality and expense risk charge during the Payout Phase is charged daily at an annual rate of 1.50% of average daily account value in the Variable Options, regardless of which benefits you selected.


FUND ANNUAL EXPENSES
---------------------------------------------------------------------------------------------------------------

(as a percentage of a Portfolio's average daily net assets for the 1999 fiscal year). See the Portfolio prospectuses for more information.

                                                                                                         TOTAL FUND
                                                                                      OTHER EXPENSES      EXPENSES
                                                                                      (AFTER WAIVERS/  (AFTER WAIVERS/
                                                                MANAGEMENT    12B-1   REIMBURSEMENTS   REIMBURSEMENTS
PORTFOLIO                                                          FEES       FEES       AS NOTED)        AS NOTED)
------------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                                 .62%        --         .11%             .73%
AIM V.I. Growth Fund                                               .63%        --         .10%             .73%
AIM V.I. International Equity Fund                                 .75%        --         .22%             .97%
AIM V.I. Value Fund                                                .61%        --         .15%             .76%
Alger American Growth Portfolio                                    .75%        --         .04%             .79%
Alger American Leveraged AllCap Portfolio1                         .85%        --         .08%             .93%
Alger American MidCap Growth Portfolio                             .80%        --         .05%             .85%
Alger American Small Capitalization Portfolio                      .85%        --         .05%             .90%
Davis VA Financial Portfolio2                                      .75%        --         .25%            1.00%
Davis VA Real Estate Portfolio2                                    .75%        --         .25%            1.00%
Davis VA Value Portfolio2                                          .75%        --         .25%            1.00%
Franklin Growth and Income Securities Fund, Class 2 3              .47%      .25%         .02%             .74%
Franklin Rising Dividends Securities Fund, Class 2 3               .73%      .25%         .02%            1.00%
Franklin Small Cap Fund, Class 2 3/4/5                             .55%      .25%         .27%            1.07%
Franklin U.S. Government Fund, Class 2 3                           .49%      .25%         .02%             .76%
J.P. Morgan International Opportunities Portfolio6                 .60%        --         .60%            1.20%
J.P. Morgan U.S. Disciplined Equity Portfolio6                     .35%        --         .50%             .85%
Mutual Discovery Securities Fund, Class 2 3/5                      .80%      .25%         .21%            1.26%
Mutual Shares Securities Fund, Class 2 3/5/7                       .60%      .25%         .19%            1.04%
Oppenheimer Global Securities Fund/VA                              .67%        --         .02%             .69%
Oppenheimer High Income Fund/VA                                    .74%        --         .01%             .75%
Oppenheimer Main Street Growth & Income Fund/VA                    .73%        --         .05%             .78%
PIMCO VIT High Yield Bond Portfolio8                               .25%        --         .50%             .75%
PIMCO VIT StocksPLUS Growth and Income Portfolio8                  .40%        --         .25%             .65%
PIMCO VIT Total Return Bond Portfolio8                             .25%        --         .40%             .65%
Seligman Global Technology Portfolio9                             1.00%        --         .40%            1.40%
Seligman Small-Cap Value Portfolio9                               1.00%        --         .00%            1.00%
SP Jennison International Growth Portfolio10                       .85%      .25%         .54%            1.64%
SP Strategic Partners Focused Growth Portfolio10                   .90%      .25%         .26%            1.41%
Templeton Developing Markets Securities Fund, Class 2 3/5/11      1.25%      .25%         .31%            1.81%
Templeton Growth Securities Fund, Class 2 3/12                     .83%      .25%         .05%            1.13%
Templeton Pacific Growth Securities Fund, Class 2 3               1.00%      .25%         .08%            1.33%
USAllianz VIP Diversified Assets Fund13                            .55%      .25%         .20%            1.00%
USAllianz VIP Fixed Income Fund13                                  .50%      .25%         .00%             .75%
USAllianz VIP Global Opportunities Fund13                          .95%      .25%         .31%            1.51%
USAllianz VIP Growth Fund13                                        .65%      .25%         .00%             .90%





USAllianz VIP Money Market Fund13                                  .35%      .25%         .30%             .90%
Van Kampen LIT Enterprise Portfolio14                              .48%        --         .12%             .60%
Van Kampen LIT Growth & Income Portfolio14                         .43%        --         .32%             .75%


1. The Alger American Leveraged AllCap Portfolio's "Other Expenses" includes .01% of interest expense.

2. Without reimbursement, other expenses and total operating expenses would have been 3.51% and 4.26%, respectively for the Davis VA Financial Portfolio, 11.16% and 11.91, respectively for the Davis VA Real Estate Portfolio, and 1.54% and 2.29%, respectively for the Davis VA Value Portfolio.

3. For the Portfolios of Franklin Templeton Variable Insurance Products Trust, Class 2 shares have a distribution plan which is referred to as a rule 12b-1 plan. While the maximum amount payable under the fund's Class 2 rule 12b-1 plan is 0.35% per year of the fund's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year. See "Fund Account Policies" in the Franklin Templeton Variable Insurance Products Trust prospectus for more information about the rule 12b-1 plan.

4. On 2/8/00, a merger and reorganization was approved that combined the assets of the fund with a similar fund of the Templeton Variable Products Series Fund, effective 5/1/00. On 2/8/00, fund shareholders approved new management fees, which apply to the combined fund effective 5/1/00. The table shows restated total expenses based on the new fees and assets of the fund as of 12/31/99, and not the assets of the combined fund. However, if the table reflected both the new fees and the combined assets, the fund's expenses after 5/1/00 would be estimated as: Management Fees 0.55%, Distribution and Service Fees 0.25%, Other Expenses 0.27%, and Total Fund Operating Expenses 1.07%.

5. The Franklin Small Cap Fund, the Mutual Discovery Securities Fund, the Mutual Shares Securities Fund, and the Templeton Developing Markets Securities Fund incur a portfolio administration fee as a direct expense of the portfolio. Other Portfolios of Franklin Templeton Variable Insurance Products Trust pay for similar services indirectly through the Management Fee.

6. Without reimbursement, other expenses and total operating expenses would have been 1.38% and 1.98%, respectively for the J.P. Morgan International Opportunities Portfolio and 0.52% and 0.87%, respectively for the J.P. Morgan U.S. Disciplined Equity Portfolio.

7. On 2/8/00, a merger and reorganization was approved that combined the fund with a similar fund of Templeton Variable Products Series Fund, effective 5/1/00. The table shows total expenses based on the fund's assets as of 12/31/99, and not the assets of the combined fund. However, if the table reflected combined assets, the fund's expenses after 5/1/00 would be estimated as: Management Fees 0.60%, Distribution and Service Fees 0.25%, Other Expenses 0.19%, and Total Fund Operating Expenses 1.04%.

8. "Other Expenses" reflect a 0.35% administrative fee for the PIMCO High Yield Bond Portfolio, a 0.10% administrative fee for the PIMCO StocksPLUS Growth and Income Portfolio, and a 0.25% administrative fee and 0.04% representing organizational expenses and pro rata Trustees' fees for the Total Return Bond Portfolio. PIMCO has contractually agreed to reduce total annual portfolio operating expenses to the extent they would exceed, due to the payment of organizational expenses and Trustees' fees, 0.75%, 0.65% and 0.65%, respectively, of average daily net assets for the PIMCO High Yield, StocksPLUS Growth and Income and Total Return Portfolios. Without such reductions, Total Annual Expenses for the fiscal year ended December 31, 1999 would have been 0.75%, 0.65% and 0.69%, respectively. Under the Expense Limitation Agreement, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit.

9. J. & W. Seligman & Co. Incorporated ("Seligman") voluntarily agreed to reimburse expenses of Seligman Global Technology Portfolio, other than the management fee, which exceed 0.40%, and to reimburse all expenses of Seligman Small-Cap Value Portfolio, other than management fees, which exceed 1.00%. Without reimbursement, other expenses and total operating expenses would have been 0.41% and 1.41%, respectively, for Seligman Global Technology Portfolio, and 0.41% and 1.41% respectively, for Seligman Small-Cap Value Portfolio. There is no assurance that Seligman will continue this policy in the future.

10. Because this is the first year of operation for all "SP" portfolios, other expenses are estimated based on management's projection of non-advisory fee expenses. Each "SP" portfolio has expense reimbursements in effect and the charges with reimbursement are reflected in the table. These expense reimbursements are voluntary and may be terminated at any time. Without reimbursement, total operating expenses would have been 2.24% for the SP Jennison International Growth Portfolio and 1.72% for the SP Strategic Partners Focused Growth Portfolio.

11. On 2/8/00, shareholders approved a merger and reorganization that combined the fund with the Templeton Developing Markets Equity Fund, effective 5/1/00. The shareholders of that fund had approved new management fees, which apply to the combined fund effective 5/1/00. The table shows restated total expenses based on the new fees and the assets of the fund as of 12/31/99, and not the assets of the combined fund. However, if the table reflected both the new fees and the combined assets, the fund's expenses after 5/1/00 would be estimated as:
Management Fees 1.25%, Distribution and Service Fees 0.25%, Other Expenses 0.29%, and Total Fund Operating Expenses 1.79%.

12. On 2/8/00, a merger and reorganization was approved that combined the fund with a similar fund of Templeton Variable Products Series Fund, effective 5/1/00. The table shows total expenses based on the fund's assets as of 12/31/99, and not the assets of the combined fund. However, if the table reflected combined assets, the fund's expenses after 5/1/00 would be estimated as: Management Fees 0.80%, Distribution and Service Fees 0.25%, Other Expenses 0.05%, and Total Fund Operating Expenses 1.10%.

13. Certain expenses of the USAllianz VIP Funds have been assumed by the Adviser. Had those expenses no been assumed, total return would have been lower and total fund expenses would have been 3.80% for the Diversified Assets Fund, 3.77% for the Fixed Income Fund, 2.59% for the Global Opportunities Fund (estimated for 2000), 3.90% for the Growth Fund, and 1.91% for the Money Market Fund (estimated for 2000). The USAllianz VIP Diversified Assets Fund, USAllianz VIP Fixed Income Fund and the USAllianz VIP Growth Fund commenced operations on November 12, 1999, and the USAllianz VIP Global Opportunities Fund and the USAllianz VIP Money Market Fund commenced operations on January 13, 2000. The expenses shown for these portfolios are therefore estimated for the current fiscal year.

14. If certain expenses had not been assumed by the Adviser, total return would have been lower and total fund expenses would have been 0.62% for the Van Kampen LIT Enterprise Portfolio and 0.92% for the Van Kampen LIT Growth and Income Portfolio.



EXAMPLES
--------------------------------------------------------------------------------

o The examples below should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

o The $40 contract maintenance charge is included in the examples as a prorated charge of $1. Since the average Contract size is greater than $1,000, the contract maintenance charge is reduced accordingly.

o The GVP charges are not included in examples (a) and (b) below as they are not assessed until your Contract value exceeds your Target Value, accumulated at an annual rate of return of 10% less the mortality and expense risk charge. In examples (a) and (b) below, the Contract value never exceeded the Target Value. However, to show the effect of the maximum GVP charge, example (c) reflects the full maximum charge of 5%, even though such charge would not have been made because the Contract value never exceeded the Target Value.

o    Premium taxes are not reflected in the tables. Premium taxes may apply.

o    For additional information, see "Expenses."

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on your money if you make a complete withdrawal at the end of each time period for Contracts with:

(a) the Return of Principal GMDB and Guaranteed Principal Protector (based on the lowest mortality and expense risk charge of 1.50%)

(b) the Double Principal GMDB and the Guaranteed Performance Accumulator (based on the highest mortality and expense risk charge of 2.00%)

(c) the Double Principal GMDB and the Guaranteed Performance Accumulator (based on the highest mortality and expense risk charge of 2.00% and based on assessing the maximum GVP charge of 5%)



VARIABLE OPTION                                   1 YEAR           3 YEARS           5 YEARS          10 YEARS
---------------------------------------------------------------------------------------------------------------

AIM V.I. Capital Appreciation Fund                (a)$104           (a)$143           (a)$174          (a)$266
                                                  (b) 109           (b) 158           (b) 199          (b) 316
                                                  (c) 160           (c) 300           (c) 427          (c) 704
---------------------------------------------------------------------------------------------------------------
AIM V.I. Growth Fund                              (a) 104           (a) 143           (a) 174          (a) 266
                                                  (b) 109           (b) 158           (b) 199          (b) 316
                                                  (c) 160           (c) 303           (c) 427          (c) 704
---------------------------------------------------------------------------------------------------------------
AIM V.I. International Equity Fund                (a) 106           (a) 150           (a) 187          (a) 291
                                                  (b) 111           (b) 165           (b) 211          (b) 339
                                                  (c) 162           (c) 309           (c) 436          (c) 717
---------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                               (a) 104           (a) 144           (a) 176          (a) 270
                                                  (b) 109           (b) 159           (b) 201          (b) 319
                                                  (c) 160           (c) 303           (c) 428          (c) 706
---------------------------------------------------------------------------------------------------------------
Alger American Growth Portfolio                   (a) 104           (a) 145           (a) 178          (a) 273
                                                  (b) 109           (b) 160           (b) 202          (b) 322
                                                  (c) 160           (c) 304           (c) 429          (c) 707
---------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio         (a) 106           (a) 149           (a) 185          (a) 287
                                                  (b) 111           (b) 164           (b) 209          (b) 335
                                                  (c) 162           (c) 308           (c) 434          (c) 715
---------------------------------------------------------------------------------------------------------------
Alger American MidCap Growth Portfolio            (a) 105           (a) 146           (a) 181          (a) 279
                                                  (b) 110           (b) 161           (b) 205          (b) 328
                                                  (c) 161           (c) 306           (c) 431          (c) 710
---------------------------------------------------------------------------------------------------------------
Alger American Small Capitalization Portfolio     (a) 105           (a) 148           (a) 183          (a) 284
                                                  (b) 110           (b) 163           (b) 208          (b) 332
                                                  (c) 161           (c) 307           (c) 433          (c) 713
---------------------------------------------------------------------------------------------------------------
Davis VA Financial Portfolio                      (a) 106           (a) 151           (a) 188          (a) 294
                                                  (b) 111           (b) 166           (b) 213          (b) 342
                                                  (c) 162           (c) 309           (c) 437          (c) 718
----------------------------------------------------------------------------------------------------------------
Davis VA Real Estate Portfolio                    (a) 106           (a) 151           (a) 188          (a) 294
                                                  (b) 111           (b) 166           (b) 213          (b) 342
                                                  (c) 162           (c) 309           (c) 437          (c) 718
--------------------------------------------------------------------------------------------------------------
Davis VA Value Portfolio                          (a) 106           (a) 151           (a) 181          (a) 294
                                                  (b) 111           (b) 166           (b) 213          (b) 342
                                                  (c) 162           (c) 309           (c) 437          (c) 718
--------------------------------------------------------------------------------------------------------------
Franklin Growth and Income Securities Fund        (a) 104           (a) 143           (a) 175          (a) 267
                                                  (b) 109           (b) 158           (b) 200          (b) 317
                                                  (c) 160           (c) 303           (c) 427          (c) 705
--------------------------------------------------------------------------------------------------------------
Franklin Rising Dividends Securities Fund         (a) 106           (a) 151           (a) 188          (a) 294
                                                  (b) 111           (b) 166           (b) 213          (b) 342
                                                  (c) 162           (c) 309           (c) 437          (c) 718
--------------------------------------------------------------------------------------------------------------
Franklin Small Cap Fund                           (a) 107           (a) 153           (a) 192          (a) 300
                                                  (b) 112           (b) 168           (b) 216          (b) 348
                                                  (c) 163           (c) 311           (c) 440          (c) 722
--------------------------------------------------------------------------------------------------------------
Franklin U.S. Government Fund                     (a) 104           (a) 144           (a) 176          (a) 270
                                                  (b) 109           (b) 159           (b) 201          (b) 319
                                                  (c) 160           (c) 303           (c) 428          (c) 706
--------------------------------------------------------------------------------------------------------------
J.P. Morgan International Opportunities Portfolio (a) 108           (a) 157           (a) 198          (a) 313
                                                  (b) 113           (b) 172           (b) 222          (b) 360
                                                  (c) 164           (c) 314           (c) 444          (c) 729
--------------------------------------------------------------------------------------------------------------
J.P. Morgan U.S. Disciplined Equity Portfolio     (a) 105           (a) 146           (a) 181          (a) 279
                                                  (b) 110           (b) 161           (b) 205          (b) 328
                                                  (c) 161           (c) 306           (c) 431          (c) 710
--------------------------------------------------------------------------------------------------------------
Mutual Discovery Securities Fund                  (a) 109           (a) 159           (a) 201          (a) 319
                                                  (b) 114           (b) 173           (b) 225          (b) 366
                                                  (c) 165           (c) 316           (c) 447          (c) 732
--------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                     (a) 107           (a) 152           (a) 190          (a) 298
                                                  (b) 112           (b) 167           (b) 215          (b) 346
                                                  (c) 163           (c) 310           (c) 439          (c) 721
--------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA             (a) 103           (a) 142           (a) 172          (a) 262
                                                  (b) 108           (b) 157           (b) 197          (b) 312
                                                  (c) 159           (c) 302           (c) 425          (c) 702
--------------------------------------------------------------------------------------------------------------
Oppenheimer High Income Fund/VA                   (a) 104           (a) 143           (a) 175          (a) 268
                                                  (b) 109           (b) 158           (b) 200          (b) 318
                                                  (c) 160           (c) 303           (c) 428          (c) 705
--------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth & Income Fund/VA   (a) 104           (a) 144           (a) 177          (a) 272
                                                  (b) 109           (b) 159           (b) 202          (b) 321
                                                  (c) 160           (c) 304           (c) 429          (c) 707
--------------------------------------------------------------------------------------------------------------
PIMCO VIT High Yield Bond Portfolio               (a) 104           (a) 143           (a) 175          (a) 268
                                                  (b) 109           (b) 158           (b) 200          (b) 318
                                                  (c) 160           (c) 303           (c) 428          (c) 705
--------------------------------------------------------------------------------------------------------------
PIMCO VIT StocksPLUS Growth and Income Portfolio  (a) 103           (a) 140           (a) 170          (a) 258
                                                  (b) 108           (b) 155           (b) 196          (b) 308
                                                  (c) 159           (c) 301           (c) 424          (c) 700
--------------------------------------------------------------------------------------------------------------
PIMCO VIT Total Return Bond Portfolio             (a) 103           (a) 140           (a) 170          (a) 258
                                                  (b) 108           (b) 155           (b) 196          (b) 308
                                                  (c) 159           (c) 301           (c) 424          (c) 700
--------------------------------------------------------------------------------------------------------------
Seligman Global Technology Portfolio              (a) 110           (a) 163           (a) 208          (a) 332
                                                  (b) 115           (b) 177           (b) 232          (b) 378
                                                  (c) 166           (c) 319           (c) 452          (c) 739
--------------------------------------------------------------------------------------------------------------
Seligman Small-Cap Value Portfolio                (a) 106           (a) 151           (a) 188          (a) 294
                                                  (b) 111           (b) 166           (b) 213          (b) 342
                                                  (c) 162           (c) 309           (c) 437          (c) 718
--------------------------------------------------------------------------------------------------------------
SP Jennison International Growth Portfolio        (a) 113           (a) 170           (a) 219          (a) 355
                                                  (b) 118           (b) 184           (b) 243          (b) 400
                                                  (c) 168           (c) 325           (c) 460          (c) 751
--------------------------------------------------------------------------------------------------------------
SP Strategic Partners Focused Growth Portfolio    (a) 110           (a) 163           (a) 208          (a) 333
                                                  (b) 115           (b) 178           (b) 232          (b) 379
                                                  (c) 166           (c) 320           (c) 452          (c) 740
--------------------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund      (a) 114           (a) 175           (a) 228          (a) 370
                                                  (b) 119           (b) 189           (b) 251          (b) 414
                                                  (c) 170           (c) 330           (c) 467          (c) 759
--------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                  (a) 108           (a) 155           (a) 195          (a) 306
                                                  (b) 113           (b) 170           (b) 219          (b) 354
                                                  (c) 164           (c) 313           (c) 442          (c) 725
--------------------------------------------------------------------------------------------------------------
Templeton Pacific Growth Securities Fund          (a) 110           (a) 161           (a) 204          (a) 326
                                                  (b) 115           (b) 175           (b) 229          (b) 372
                                                  (c) 165           (c) 318           (c) 449          (c) 736
--------------------------------------------------------------------------------------------------------------
USAllianz VIP Diversified Assets Fund             (a) 106           (a) 151           (a) 188          (a) 294
                                                  (b) 111           (b) 166           (b) 213          (b) 342
                                                  (c) 162           (c) 309           (c) 437          (c) 718
--------------------------------------------------------------------------------------------------------------
USAllianz VIP Fixed Income Fund                   (a) 104           (a) 143           (a) 175          (a) 268
                                                  (b) 109           (b) 158           (b) 200          (b) 318
                                                  (c) 160           (c) 303           (c) 428          (c) 705
--------------------------------------------------------------------------------------------------------------
USAllianz VIP Global Opportunities Fund           (a) 111           (a) 166           (a) 213          (a) 343
                                                  (b) 116           (b) 181           (b) 237          (b) 388
                                                  (c) 167           (c) 322           (c) 456          (c) 745
--------------------------------------------------------------------------------------------------------------
USAllianz VIP Growth Fund                         (a) 105           (a) 148           (a) 183          (a) 284
                                                  (b) 110           (b) 163           (b) 208          (b) 332
                                                  (c) 161           (c) 307           (c) 433          (c) 713
--------------------------------------------------------------------------------------------------------------
USAllianz VIP Money Market Fund                   (a) 105           (a) 148           (a) 183          (a) 284





                                                  (b) 110           (b) 163           (b) 208          (b) 332
                                                  (c) 161           (c) 307           (c) 433          (c) 713
--------------------------------------------------------------------------------------------------------------
Van Kampen LIT Enterprise Portfolio               (a) 102           (a) 139           (a) 168          (a) 253
                                                  (b) 107           (b) 154           (b) 193          (b) 303
                                                  (c) 159           (c) 299           (c) 422          (c) 697
--------------------------------------------------------------------------------------------------------------
Van Kampen LIT Growth & Income Portfolio          (a) 104           (a) 143           (a) 175          (a) 268
                                                  (b) 109           (b) 158           (b) 200          (b) 318
                                                  (c) 160           (c) 303           (c) 428          (c) 705
--------------------------------------------------------------------------------------------------------------


You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on your money if you do not make a complete withdrawal or if you apply your Contract value to an Annuity Option for Contracts with:

(a) the Return of Principal GMDB and Guaranteed Principal Protector (based on the lowest mortality and expense risk charge of 1.50%)

(b) the Double Principal GMDB and the Guaranteed Performance Accumulator (based on the highest mortality and expense risk charge of 2.00%)

(c) The Double Principal GMDB and the Guaranteed Performance Accumulator (based on the highest mortality and expense risk charge of 2.00% and based on assessing the maximum GVP charge of 5%)



VARIABLE OPTION                                  1 YEAR             3 YEARS          5 YEARS        10 YEARS
--------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                (a)$24            (a)$73            (a)$124          (a)$266
                                                  (b) 29            (b) 88            (b) 149          (b) 316
                                                  (c) 80            (c)233            (c) 377          (c) 704
---------------------------------------------------------------------------------------------------------------
AIM V.I. Growth Fund                              (a) 24            (a) 73            (a) 124          (a) 266
                                                  (b) 29            (b) 88            (b) 149          (b) 316
                                                  (c) 80            (c)233            (c) 377          (c) 704
---------------------------------------------------------------------------------------------------------------
AIM V.I. International Equity Fund                (a) 26            (a) 80            (a) 137          (a) 291
                                                  (b) 31            (b) 95            (b) 161          (b) 339
                                                  (c) 82            (c)239            (c) 386          (c) 717
---------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                               (a) 24            (a) 74            (a) 126          (a) 270
                                                  (b) 29            (b) 89            (b) 151          (b) 319
                                                  (c) 80            (c)233            (c) 378          (c) 706
---------------------------------------------------------------------------------------------------------------
Alger American Growth Portfolio                   (a) 24            (a) 75            (a) 128          (a) 273





                                                  (b) 29            (b) 90            (b) 152          (b) 322
                                                  (c) 80            (c)234            (c) 379          (c) 707
---------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio         (a) 26            (a) 79            (a) 135          (a) 287
                                                  (b) 31            (b) 94            (b) 159          (b) 335
                                                  (c) 82            (c)238            (c) 384          (c) 715
---------------------------------------------------------------------------------------------------------------
Alger American MidCap Growth Portfolio            (a) 25            (a) 76            (a) 131          (a) 279
                                                  (b) 30            (b) 91            (b) 155          (b) 328
                                                  (c) 81            (c)236            (c) 381          (c) 710
---------------------------------------------------------------------------------------------------------------
Alger American Small Capitalization Portfolio     (a) 25            (a) 78            (a) 133          (a) 284
                                                  (b) 30            (b) 93            (b) 158          (b) 332
                                                  (c) 81            (c)237            (c) 383          (c) 713
---------------------------------------------------------------------------------------------------------------
Davis VA Financial Portfolio                      (a) 26            (a) 81            (a) 138          (a) 294
                                                  (b) 31            (b) 96            (b) 163          (b) 342
                                                  (c) 82            (c)239            (c) 387          (c) 718
---------------------------------------------------------------------------------------------------------------
Davis VA Real Estate Portfolio                    (a) 26            (a) 81            (a) 138          (a) 294
                                                  (b) 31            (b) 96            (b) 163          (b) 342
                                                  (c) 82            (c)239            (c) 387          (c) 718
---------------------------------------------------------------------------------------------------------------
Davis VA Value Portfolio                          (a) 26            (a) 81            (a) 138          (a) 294
                                                  (b) 31            (b) 96            (b) 163          (b) 342
                                                  (c) 82            (c)239            (c) 387          (c) 718
---------------------------------------------------------------------------------------------------------------
Franklin Growth and Income Securities Fund        (a) 24            (a) 73            (a) 125          (a) 267
                                                  (b) 29            (b) 88            (b) 150          (b) 317
                                                  (c) 80            (c)233            (c) 377          (c) 705
---------------------------------------------------------------------------------------------------------------
Franklin Rising Dividends Securities Fund         (a) 26            (a) 81            (a) 138          (a) 294
                                                  (b) 31            (b) 96            (b) 163          (b) 342
                                                  (c) 82            (c)239            (c) 387          (c) 718
---------------------------------------------------------------------------------------------------------------
Franklin Small Cap Fund                           (a) 27            (a) 83            (a) 142          (a) 300
                                                  (b) 32            (b) 98            (b) 166          (b) 348
                                                  (c) 83            (c)241            (c) 390          (c) 722
---------------------------------------------------------------------------------------------------------------
Franklin U.S. Government Fund                     (a) 24            (a) 74            (a) 126          (a) 270
                                                  (b) 29            (b) 89            (b) 151          (b) 319
                                                  (c) 80            (c)233            (c) 378          (c) 706
---------------------------------------------------------------------------------------------------------------
J.P. Morgan International Opportunities Portfolio (a) 28            (a) 87            (a) 148          (a) 313
                                                  (b) 33            (b)102            (b) 172          (b) 360
                                                  (c) 84            (c)244            (c) 394          (c) 729
---------------------------------------------------------------------------------------------------------------
J.P. Morgan U.S. Disciplined Equity Portfolio     (a) 25            (a) 76            (a) 131          (a) 279
                                                  (b) 30            (b) 91            (b) 155          (b) 328
                                                  (c) 81            (c)236            (c) 381          (c) 710
---------------------------------------------------------------------------------------------------------------
Mutual Discovery Securities Fund                  (a) 29            (a) 89            (a) 151          (a) 319





                                                  (b) 34            (b)103            (b) 175          (b) 366
                                                  (c) 85            (c)246            (c) 397          (c) 732
---------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                     (a) 27            (a) 82            (a) 140          (a) 298
                                                  (b) 32            (b) 97            (b) 165          (b) 346
                                                  (c) 83            (c)240            (c) 389          (c) 721
---------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA             (a) 23            (a) 72            (a) 122          (a) 262
                                                  (b) 28            (b) 87            (b) 147          (b) 312
                                                  (c) 79            (c)232            (c) 375          (c) 702
--------------------------------------------------------------------------------------------------------------
Oppenheimer High Income Fund/VA                   (a) 24            (a) 73            (a) 125          (a) 268
                                                  (b) 29            (b) 88            (b) 150          (b) 318
                                                  (c) 80            (c)233            (c) 378          (c) 705
---------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth and Income Fund/VA (a) 24            (a) 74            (a) 127          (a) 272
                                                  (b) 29            (b) 89            (b) 152          (b) 321
                                                  (c) 80            (c)234            (c) 379          (c) 707
---------------------------------------------------------------------------------------------------------------
PIMCO VIT High Yield Bond Portfolio               (a) 24            (a) 73            (a) 125          (a) 268
                                                  (b) 29            (b) 88            (b) 150          (b) 318
                                                  (c) 80            (c)233            (c) 378          (c) 705
---------------------------------------------------------------------------------------------------------------
PIMCO VIT StocksPLUS Growth & Income Portfolio    (a) 23            (a) 70            (a) 120          (a) 258
                                                  (b) 28            (b) 85            (b) 146          (b) 308
                                                  (c) 79            (c)231            (c) 374          (c) 700
---------------------------------------------------------------------------------------------------------------
PIMCO VIT Total Return Bond Portfolio             (a) 23            (a) 70            (a) 120          (a) 258
                                                  (b) 28            (b) 85            (b) 146          (b) 308
                                                  (c) 79            (c)231            (c) 374          (c) 700
---------------------------------------------------------------------------------------------------------------
Seligman Global Technology Portfolio              (a) 30            (a) 93            (a) 158          (a) 332
                                                  (b) 35            (b)107            (b) 182          (b) 378
                                                  (c) 86            (c)249            (c) 402          (c) 739
---------------------------------------------------------------------------------------------------------------
Seligman Small-Cap Value Portfolio                (a) 26            (a) 81            (a) 138          (a) 294
                                                  (b) 31            (b) 96            (b) 163          (b) 342
                                                  (c) 82            (c)239            (c) 387          (c) 718
--------------------------------------------------------------------------------------------------------------
SP Jennison International Growth Portfolio        (a) 33            (a)100            (a) 169          (a) 355
                                                  (b) 38            (b)114            (b) 193          (b) 400
                                                  (c) 88            (c)255            (c) 410          (c) 751
--------------------------------------------------------------------------------------------------------------
SP Strategic Partners Focused Growth Portfolio    (a) 30            (a) 93            (a) 158          (a) 333
                                                  (b) 35            (b)108            (b) 182          (b) 379
                                                  (c) 86            (c)250            (c) 402          (c) 740
---------------------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund      (a) 34            (a)105            (a) 178          (a) 370
                                                  (b) 39            (b)119            (b) 201          (b) 414
                                                  (c) 90            (c)260            (c) 417          (c) 759
---------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund                  (a) 28            (a) 85            (a) 145          (a) 306
                                                  (b) 33            (b)100            (b) 169          (b) 354
                                                  (c) 84            (c)243            (c) 392          (c) 725
---------------------------------------------------------------------------------------------------------------
Templeton Pacific Growth Securities Fund          (a) 30            (a) 91            (a) 154          (a) 326
                                                  (b) 35            (b)105            (b) 179          (b) 372
                                                  (c) 85            (c)248            (c) 399          (c) 736
---------------------------------------------------------------------------------------------------------------
USAllianz VIP Diversified Assets Fund             (a) 26            (a) 81            (a) 138          (a) 294
                                                  (b) 31            (b) 96            (b) 163          (b) 342
                                                  (c) 82            (c)239            (c) 387          (c) 718
--------------------------------------------------------------------------------------------------------------
USAllianz VIP Fixed Income Fund                   (a) 24            (a) 73            (a) 125          (a) 268
                                                  (b) 29            (b) 88            (b) 150          (b) 318
                                                  (c) 80            (c)233            (c) 378          (c) 705
---------------------------------------------------------------------------------------------------------------
USAllianz VIP Global Opportunities Fund           (a) 31            (a) 96            (a) 163          (a) 343
                                                  (b) 36            (b)111            (b) 187          (b) 388
                                                  (c) 87            (c)252            (c) 406          (c) 745
---------------------------------------------------------------------------------------------------------------
USAllianz VIP Growth Fund                         (a) 25            (a) 78            (a) 133          (a) 284
                                                  (b) 30            (b) 93            (b) 158          (b) 332
                                                  (c) 81            (c)237            (c) 383          (c) 713
---------------------------------------------------------------------------------------------------------------
USAllianz VIP Money Market Fund                   (a) 25            (a) 78            (a) 133          (a) 284
                                                  (b) 30            (b) 93            (b) 158          (b) 332
                                                  (c) 81            (c)237            (c) 383          (c) 713
---------------------------------------------------------------------------------------------------------------
Van Kampen LIT Enterprise Portfolio               (a) 22            (a) 69            (a) 118          (a) 253
                                                  (b) 27            (b) 84            (b) 143          (b) 303
                                                  (c) 79            (c)229            (c) 372          (c) 697
---------------------------------------------------------------------------------------------------------------
Van Kampen LIT Growth & Income Portfolio          (a) 24            (a) 73            (a) 125          (a) 268
                                                  (b) 29            (b) 88            (b) 150          (b) 318
                                                  (c) 80            (c)233            (c) 378          (c) 705
--------------------------------------------------------------------------------------------------------------



1.THE VARIABLE ANNUITY CONTRACT
-------------------------------------------------------------------------------

This prospectus describes a variable deferred annuity Contract with a Fixed Account offered by Allianz Life. All references in this prospectus to "we," "us," and "our" refer to Allianz Life.

o A deferred annuity Contract means that Annuity Payments do not begin until a specified period of time in the future (usually when you retire) or until you reach a certain age.

o A variable annuity is one in which Contract values and/or the Annuity Payments vary depending on the performance of the underlying Portfolios.

An annuity is a contract between you, the owner, and an insurance company (in this case Allianz Life), where the insurance company promises to pay you (or someone else you choose) an income, in the form of Annuity Payments. The Annuity Payments must begin on a designated date that is at least five years after you buy the Contract. Until you decide to begin receiving Annuity Payments, your Contract is in the Accumulation Phase. Once you begin receiving Annuity Payments, your Contract switches to the Payout Phase.

The Contract benefits from Tax Deferral. Tax Deferral means that you are not taxed on any earnings or appreciation on the assets in your Contract until you take money out of your Contract.

You have 40 investment choices -- the 39 Variable Options, each of which invests in one Portfolio, and the Fixed Account of Allianz Life. Depending upon market conditions, you can make or lose money in the Contract based on the investment performance of the Portfolios. The Portfolios are designed to offer a better return than the Fixed Account. However, this is not guaranteed.

The amount of money you are able to accumulate in your Contract during the Accumulation Phase depends in large part upon the investment performance of the Portfolio(s) you select. The amount of the Annuity Payments you receive during the Payout Phase also depends in large part upon the investment performance of the Portfolios you select for the Payout Phase.

The Contract also contains a Fixed Account. The Fixed Account offers an interest rate that is guaranteed by Allianz Life for all deposits made within the twelve month period. Your initial interest rate is set on the date when your money is invested in the Fixed Account and remains effective for one year. Initial interest rates are declared monthly. Allianz Life guarantees that the interest credited to the Fixed Account will not be less than 3% per year. If you select the Fixed Account, your money will be placed with the other general assets of Allianz Life. Allianz Life may change the terms of the Fixed Account in the future--please contact Allianz Life for the most current terms.

If you select the Fixed Account, the amount of money you are able to accumulate in your Contract during the Accumulation Phase depends upon the total interest credited to your Contract.

Allianz Life will not make any changes to your Contract without your permission except as may be required by law.

OWNERSHIP

CONTRACT OWNER. You, as the Contract Owner, have all the rights under the Contract. The Contract Owner is designated at the time the Contract is issued, unless changed. You may change Contract Owners at any time unless you selected the Double Principal GMDB or the Earnings Protection GMDB. If either of these GMDB's are chosen, we have the right to accept the change subject to our underwriting rules at that time. Any change will become effective as of the date the request is signed. This may be a taxable event. You should consult with your tax adviser before doing this.

JOINT OWNER. The Contract can be owned by Joint Owners. Any Joint Owner must be the spouse of the other Contract Owner (this requirement may not apply in certain states). Upon the death of either Joint Owner, the surviving Joint Owner will be the designated Beneficiary. Any other Beneficiary designation at the time the Contract was issued or as may have been later changed will be treated as a contingent Beneficiary unless otherwise indicated. Joint Owners can also be changed under the same conditions as described for a Contract Owner.

ANNUITANT. The Annuitant is the natural person on whose life we base Annuity Payments. You name the Annuitant. You may change the Annuitant at any time before the Income Date unless the Contract is owned by a non-individual (for example, a corporation).

BENEFICIARY. The Beneficiary is the person(s) or entity you name to receive any death benefit. The Beneficiary is as named at the time the Contract is issued unless changed at a later date. Unless an irrevocable Beneficiary has been named, you can change the Beneficiary or contingent Beneficiary.

ASSIGNMENT. You can transfer ownership of (assign) the Contract at any time during your lifetime. Allianz Life will not be bound by the assignment until it records the assignment. Allianz Life will not be liable for any payment or other action it takes in accordance with the Contract before it receives notice of the assignment. Any assignment made after the death benefit has become payable can only be done with our consent. An assignment may be a taxable event. If the Contract is issued pursuant to a Qualified plan, you may be unable to assign the Contract.


2.ANNUITY PAYMENTS
(THE PAYOUT PHASE)
-------------------------------------------------------------------------------

INCOME DATE

You can receive regular monthly income payments under your Contract. You can choose the month and year in which those payments begin. We call that date the Income Date. Your Income Date must be the first day of a calendar month and must be at least 5 Contract years after you buy the Contract.

You can choose an Annuity Option and Income Date at any time after the 5th Contract anniversary. Your Income Date must not be later than the Annuitant's 90th birthday or 10 years from the date the Contract was issued, or the maximum date permitted under state law.

ANNUITY PAYMENTS

If you select a lifetime income Annuity Option (Options 1 to 5), the amount available for Annuity Payments is 105% of the greater of the Contract value or the GVP guarantee account on the Income Date, less any premium tax and pro-rata GVP charge (See Section 10 - Guaranteed Value Protection Benefit).

The amount available for Annuity Payments on a fixed basis under Annuity Option 6 is the greater of the Contract value or the GVP guarantee account on the Income Date, less any premium tax and pro-rata GVP charge. The amount available for Annuity Payments on a variable basis under Annuity Option 6 is the Contract value on the Income Date, less any premium tax and pro-rata GVP charge.

You may elect to receive your Annuity Payments as:

o a variable payout,
o a fixed payout, or
o a combination of both.

Under a fixed payout, all of the Annuity Payments will be the same dollar amount (equal installments). If you choose a variable payout, you can select from the available Variable Options. If you do not tell us otherwise, your Annuity Payments will be based on the investment allocations that were in place on the Income Date. After the Income Date, you will not be able to make a transfer from a Fixed Annuity Option to a Variable Annuity Option (but can do the reverse).

If you choose to have any portion of your Annuity Payments based on the investment performance of the Variable Option(s), the dollar amount of your payments will depend upon three factors:

1. the amount available and the Annuity Option selected for Annuity Payments in the Variable Option(s) on the Income Date;

2.   the assumed investment rate used in the annuity table for the Contract; and

3.   the  performance of the Variable  Option(s) you selected.

You can choose a 3%, 5% or 7% assumed investment rate (AIR). The 5% and 7% AIRs are not available in all states. Using a higher AIR results in a higher initial Annuity Payment but later payments will increase more slowly when investment performance rises and decrease more rapidly when investment performance declines. If the actual performance exceeds the AIR you selected, your Annuity Payments will increase. Similarly, if the actual rate is less than the AIR you selected, your Annuity Payments will decrease.

You (or someone you designate) will receive the Annuity Payments. You will receive tax reporting on those payments.

ANNUITY OPTIONS

You can choose among income plans. We call those Annuity Options. You can choose one of the Annuity Options described below or any other Annuity Option you want and that Allianz Life agrees to provide. You can change your Annuity Option at any time before the Income Date with 30 days notice to us. After Annuity Payments begin, you cannot change the Annuity Option.

OPTION 1. LIFE ANNUITY. Under this option, we will make monthly Annuity Payments so long as the Annuitant is alive. After the Annuitant dies, we stop making Annuity Payments.

OPTION 2. LIFE ANNUITY WITH MONTHLY PAYMENTS OVER 5, 10, 15 OR 20 YEARS GUARANTEED. Under this option, we will make monthly Annuity Payments so long as the Annuitant is alive. However, if the Annuitant dies before the end of the selected guaranteed period, we will continue to make Annuity Payments to you or any person you choose for the rest of the guaranteed period. Alternatively, if you do not want to receive Annuity Payments after the Annuitant's death, you can ask us for a single lump sum equal to the present value of the guaranteed monthly Annuity Payments remaining, as of the date Allianz Life receives proof of the Annuitant's death, commuted as set forth in the Contract.

During the lifetime of the Annuitant, and while the number of Annuity Payments made is less than the guaranteed number of payments elected, and if you elected to receive payments on a variable basis, you may request a withdrawal (partial liquidation). You will be allowed to make a partial liquidation at least once per Contract year starting 5 years after the Income Date. The liquidation value is equal to the present value of the remaining guaranteed number of Annuity Payments based on the Annuity Payment's current value, to the end of the period certain, commuted at the selected AIR. The total of all partial liquidations, measured as the sum of the percentages of the total liquidation value at the time of each partial liquidation, cannot exceed 75%. A commutation fee will be subtracted from the amount liquidated before the proceeds are paid out. Partial liquidations will be processed within seven days after your written request is received.

OPTION 3. JOINT AND LAST SURVIVOR ANNUITY. Under this option, we will make monthly Annuity Payments during the joint lifetime of the Annuitant and the joint Annuitant. When the Annuitant dies, if the joint Annuitant is still alive, we will continue to make Annuity Payments so long as the joint Annuitant continues to live. The amount of the Annuity Payments we will make can be equal to 100%, 75% or 50% of the amount that was being paid when both Annuitants were alive. You select the percentage at the time of annuitization. The monthly Annuity Payments will end when the last surviving Annuitant dies.

OPTION 4. JOINT AND LAST SURVIVOR ANNUITY WITH MONTHLY PAYMENTS OVER 5, 10, 15 OR 20 YEARS GUARANTEED. Under this option, we will make monthly Annuity Payments during the joint lifetime of the Annuitant and the joint Annuitant. When the Annuitant dies, if the joint Annuitant is still alive, we will continue to make Annuity Payments, so long as the surviving Annuitant continues to live, at 100% of the amount that was being paid when both were alive. If, when the last death occurs, we have made Annuity Payments for less than the selected guaranteed period, we will continue to make Annuity Payments to you or any person you choose for the rest of the guaranteed period. Alternatively, if you do not want to receive Annuity Payments after the Annuitant's death, you can ask us for a single lump sum equal to the present value of the guaranteed monthly Annuity Payments remaining, as of the date Allianz Life receives proof of the Annuitant's death, commuted as set forth in the Contract.

During the lifetime of the Annuitant or joint Annuitant, and while the number of Annuity Payments made is less than the guaranteed number of payments elected, and if you elected to receive payments on a variable basis, you may request a withdrawal (partial liquidation). You will be allowed to make a partial liquidation at least once per Contract year starting 5 years after the Income

Date. The liquidation value is equal to the present value of the remaining Guaranteed number of Annuity Payments based on the Annuity Payment's current value, to the end of the period certain, commuted at the selected AIR. The total of all partial liquidations, measured as the sum of the percentages of the total liquidation value at the time of each partial liquidation, cannot exceed 75%. A commutation fee will be subtracted from the amount liquidated before the proceeds are paid out. Partial liquidations will be processed within seven days after your written request is received.

OPTION 5. REFUND LIFE ANNUITY. Under this option, we will make monthly Annuity Payments during the Annuitant's lifetime. If the value of the Annuity Payments made at the time proof of the Annuitant's death is received is less than the value applied to the Annuity Option, then you will receive a refund.

For a fixed Annuity Option, the amount of the refund will be any excess of the amount applied to this Annuity Option over the total of all payments made under this option. For a variable Annuity Option, the amount of the refund will be the then value of the number of Annuity Units equal to (1) the value applied to this Annuity Option divided by the value of Annuity Units used to determine the first Annuity Payment, minus (2) the product of the number of Annuity Units of each Annuity Payment and the number of payments made.

OPTION 6. SPECIFIED PERIOD CERTAIN ANNUITY. Under this option, we will make monthly Annuity Payments for a specified period of time. You elect the specified period which must be a whole number of years from 5 to 30. If at the time of the death of the later of the Annuitant and any joint Annuitant, Annuity Payments have been made for less than the specified period certain, then we will continue to make Annuity Payments to you for the rest of the period certain. If you have selected to receive payments on a variable basis, you may make a liquidation at least once each Contract year of up to 100% of the total liquidation value in the Contract. The liquidation will be processed within seven days after your written request is received, reduced as set forth in the Contract.


3.PURCHASE
--------------------------------------------------------------------------------

PURCHASE PAYMENTS

A Purchase Payment is the money you invest in the Contract. The Purchase Payment requirements are:

o    the minimum initial payment Allianz Life will accept is $10,000.

o the maximum amount Allianz Life will accept without its prior approval is $1 million (including amounts already invested in other Allianz Life variable annuities).

o you can make additional Purchase Payments during the first 6 months after your Contract is issued. After the first 6 months, you may no longer add money to your Contract.

Allianz  Life  may,  at  its  sole   discretion,   waive  the  minimum   payment
requirements. We reserve the right to decline any Purchase Payments. At the time you buy the Contract, you cannot be older than 75 years old.

This product is not designed for professional market timing organizations, other entities, or persons using programmed, large or frequent transfers.


ALLOCATION OF PURCHASE PAYMENTS

When you purchase a Contract, we will allocate your Purchase Payment to the Fixed Account and/or one or more of the Variable Options you have selected. We ask that you allocate your money in either whole percentages or round dollars. The Fixed Account may not be available in your state (check with your registered representative). Transfers do not change the allocation instructions for payments.

You may elect to allocate your  Purchase  Payments  according to the  Dimensions
Asset  Allocation  Model   requirements  (see  Section  10  -  Guaranteed  Value
Protection Benefit).

Allianz Life reserves the right to limit the number of Variable Options that you may invest in at one time. Currently, you may invest in 10 Variable Options and the Allianz Life Fixed Account. We may change this in the future. However, we will always allow you to invest in at least five Variable Options.

Once we receive your Purchase Payment and the necessary information, we will issue your Contract and allocate your first Purchase Payment within 2 business days. If you do not give us all of the information we need, we will contact you or your registered representative to get it. If for some reason we are unable to complete this process within 5 business days, we will either send back your money or get your permission to keep it until we get all of the necessary information. If you make additional Purchase Payments, we will credit these amounts to your Contract within one business day. Our business day closes when the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern time.

FREE LOOK

If you change your mind about owning the Contract, you can cancel it within 10 days after receiving it (or the period required in your state). When you cancel the Contract within this time period, Allianz Life will not assess a withdrawal charge. You will receive back whatever your Contract is worth on the day we receive your request. In certain states, or if you have purchased the Contract as an IRA, we may be required to give you back your Purchase Payment if you decide to cancel your Contract within 10 days after receiving it (or whatever period is required in your state). If that is the case, we reserve the right to allocate your initial Purchase Payment to the USAllianz VIP Money Market Fund for 15 days after we receive it. (In some states, the period may be longer.) At the end of that period, we will re-allocate your money as you selected. Currently, however, we will directly allocate your money to the Variable Options and/or the Fixed Account as you have selected.

ACCUMULATION UNITS

The value of the portion of your Contract allocated to the Variable Options will go up or down based upon the investment performance of the Variable Option(s) you choose. The value of your Contract will also depend on the charges of the Contract. In order to keep track of the value of your Contract, we use a measurement called an Accumulation Unit (which is like a share of a mutual fund). During the Payout Phase of the Contract, we call it an Annuity Unit.

Every business day, we determine the value of an Accumulation Unit for each Variable Option by multiplying the Accumulation Unit value for the previous period by a factor for the current period. The factor is determined by:

1. dividing the value of a Portfolio at the end of the current period by the value of a Portfolio for the previous period; and

2. multiplying it by one minus the daily amount of the mortality and expense risk charge and any charges for taxes.

The value of an Accumulation Unit may go up or down from business day to business day.

When you make a Purchase Payment, we credit your Contract with Accumulation Units for any portion of your Purchase Payment allocated to a Variable Option. The number of Accumulation Units we credit your Contract with is determined by dividing the amount of the Purchase Payment allocated to a Variable Option by the value of the corresponding Accumulation Unit.

We calculate the value of each Accumulation Unit after the New York Stock Exchange closes each day and then credit your Contract.

EXAMPLE

On Wednesday we receive an additional Purchase Payment of $3,000 from you. You have told us you want this to go to the Alger American Growth Portfolio. When the New York Stock Exchange closes on that Wednesday, we determine that the value of an Accumulation Unit based on an investment in the Alger American Growth Portfolio is $13.25. We then divide $3,000 by $13.25 and credit your Contract on Wednesday night with 226.41509 Accumulation Units.


4.INVESTMENT OPTIONS
-------------------------------------------------------------------------------

The Contract offers Variable Options. Each Variable Option invests in one of the Portfolios listed below. Each Portfolio has its own investment objective. The Contract also offers a Fixed Account of Allianz Life. Additional Portfolios may be available in the future. You can allocate your investment selections under the Dimensions Asset Allocation Model (See Section 10 - Guaranteed Value Protection Benefit.)

YOU SHOULD READ THE FUND PROSPECTUSES CAREFULLY. Copies of these prospectuses will be sent to you with your Contract. See the Appendix which contains a summary of investment objectives for each Portfolio.

Investment advisers for each Portfolio are listed in the table below. Certain advisers have retained one or more subadvisers to help them manage the Portfolios.

The investment objectives and policies of certain Portfolios are similar to the investment objectives and policies of other mutual funds that certain of the same investment advisers manage. Although the objectives and policies may be similar, the investment results of the Portfolios may be higher or lower than the results of such other mutual funds. The investment advisers cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the Portfolios have the same investment advisers.

A Portfolio's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a Portfolio with a small asset base. A Portfolio may not experience similar performance as its assets grow.

The following is a list of the Portfolios available under the Contract and the investment advisers for each Portfolio:

AVAILABLE PORTFOLIOS                               INVESTMENT ADVISERS
--------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS:

AIM V.I. Capital Appreciation Fund                   A I M Advisors, Inc.
AIM V.I. Growth Fund                                 A I M Advisors, Inc.
AIM V.I. International Equity Fund                   A I M Advisors, Inc.
AIM V.I. Value Fund                                  A I M Advisors, Inc.

THE ALGER AMERICAN FUND:

Alger American Growth Portfolio                      Fred Alger Management, Inc.
Alger American Leveraged AllCap Portfolio            Fred Alger Management, Inc.
Alger American MidCap Growth Portfolio               Fred Alger Management, Inc.
Alger American Small Capitalization Portfolio        Fred Alger Management, Inc.

DAVIS VARIABLE ACCOUNT FUND, INC.:

Davis VA Financial Portfolio                         Davis Selected Advisers, LP
Davis VA Real Estate Portfolio                       Davis Selected Advisers, LP
Davis VA Value Portfolio                             Davis Selected Advisers, LP

FRANKLIN TEMPLETON VARIABLE INSURANCE
PRODUCTS TRUST:

Franklin Growth and Income Securities Fund           Franklin Advisers, Inc.
Franklin Rising Dividends Securities Fund            Franklin Advisory Services, LLC
Franklin Small Cap Fund                              Franklin Advisers, Inc.
Franklin U.S. Government Fund                        Franklin Advisers, Inc.
Mutual Discovery Securities Fund                     Franklin Mutual Advisers, LLC
Mutual Shares Securities Fund                        Franklin Mutual Advisers, LLC
Templeton Developing Markets Securities Fund         Templeton Asset Management Ltd.
Templeton Growth Securities Fund                     Templeton Global Advisors Limited
Templeton Pacific Growth Securities Fund             Franklin Advisers, Inc.

JP MORGAN SERIES TRUST II:

J.P. Morgan International Opportunities Portfolio    J.P. Morgan Investment Management Inc.
J.P. Morgan U.S. Disciplined Equity Portfolio        J.P. Morgan Investment Management Inc.

OPPENHEIMER VARIABLE ACCOUNT FUNDS:

Oppenheimer Global Securities Fund/VA                OppenheimerFunds, Inc.
Oppenheimer High Income Fund/VA                      OppenheimerFunds, Inc.
Oppenheimer Main Street Growth & Income Fund/VA      OppenheimerFunds, Inc.

PIMCO VARIABLE INSURANCE TRUST:

PIMCO VIT High Yield Bond Portfolio                  Pacific Investment Management Company
PIMCO VIT StocksPLUS Growth and Income Portfolio     Pacific Investment Management Company
PIMCO VIT Total Return Bond Portfolio                Pacific Investment Management Company

THE PRUDENTIAL SERIES FUND, INC.

SP Jennison International Growth Portfolio           Prudential Investments Fund Management LLC
SP Strategic Partners Focused Growth Portfolio       Prudential Investments Fund Management LLC

SELIGMAN PORTFOLIOS, INC.:

Seligman Global Technology Portfolio                 J. & W. Seligman & Co. Incorporated
Seligman Small-Cap Value Portfolio                   J. & W. Seligman & Co. Incorporated

USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST:

USAllianz VIP Diversified Assets Fund                Allianz of America, Inc.
USAllianz VIP Fixed Income Fund                      Allianz of America, Inc.
USAllianz VIP Global Opportunities Fund              Allianz of America, Inc.
USAllianz VIP Growth Fund                            Allianz of America, Inc.
USAllianz VIP Money Market Fund                      Allianz of America, Inc.

VAN KAMPEN LIFE INVESTMENT TRUST:

Van Kampen LIT Enterprise Portfolio                  Van Kampen Asset Management Inc.
Van Kampen LIT Growth and Income Portfolio           Van Kampen Asset Management Inc.



Shares of the Portfolios may be offered in connection with certain variable annuity contracts and variable life insurance policies of various insurance companies which may or may not be affiliated with Allianz Life. Certain Portfolios may also be sold directly to qualified plans. The investment advisers believe that offering their shares in this manner will not be disadvantageous to you.

Allianz Life may enter into certain arrangements under which it is reimbursed by the Portfolios' advisers, distributors and/or affiliates for the administrative services which it provides to the Portfolios.

TRANSFERS

You can transfer money among the Variable Options and/or the Fixed Account. If you are following the Dimensions Asset Allocation Model requirements, transfers are subject to additional restrictions (see Section 10 - Guaranteed Value Protection Benefit). Transfers may be subject to a transfer fee. Allianz Life currently allows you to make as many transfers as you want to each year. Allianz Life may change this practice in the future. However, this product is not designed for professional market timing organizations or other persons using programmed, large, or frequent transfers. Such activity may be disruptive to a Portfolio. We reserve the right to reject any specific Purchase Payment allocation or transfer request from any person, if in the Portfolio investment adviser's judgment, a Portfolio would be unable to invest effectively in accordance with its investment objectives and policies. Excessive trading activity can disrupt fund management strategy and increase expenses, which are borne by all Contract Owners who allocated Purchase Payments or made transfers to the fund, regardless of their transfer activity.

The following applies to any transfer:

1.   We may not allow you to make transfers during the free look period.

2.   Your request for a transfer must clearly state:

     o which Variable Option(s) and/or the Fixed Account is involved in the transfer; and

     o how much the transfer is for.

3. You cannot make any transfers within 7 calendar days prior to the date your first Annuity Payment is due.

4. After the Income Date, you may not make a transfer from a fixed Annuity Option to a variable Annuity Option.

5. After the Income Date, you can transfer from a variable Annuity Option to a fixed Annuity Option.

6. Your right to make transfers is subject to modification if we determine in our sole opinion that the exercise of the right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other Contract Owners. A modification could be applied to transfers to or from one or more of the Variable Options and could include, but is not limited to:

o    the requirement of a minimum time period between each transfer;

o not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one Contract Owner; or

o limiting the dollar amount that may be transferred between the Variable Options by a Contract Owner at any one time.

If a transfer request is rejected, we will call your registered representative to request alternate instructions. If we are unable to contact your registered representative, we will contact you directly. If the transfer is rejected, you will receive a written notification within 5 business days.

Allianz Life has reserved the right at any time without prior notice to any party to modify the transfer provisions subject to the guarantees described above and subject to applicable state law.

TELEPHONE TRANSFERS. You can make transfers by telephone. We may allow you to authorize someone else to make transfers by telephone on your behalf. If you own the Contract with a Joint Owner, unless you instruct Allianz Life otherwise, we will accept instructions from either one of you. Allianz Life will use reasonable procedures to confirm that instructions given to us by telephone are genuine. If we do not use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. Allianz Life tape records all telephone instructions.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program (available only if you do not use the Dimensions Asset Allocation Model or the Flexible Rebalancing Program) allows you to systematically transfer a set amount of money each month or quarter from any one Variable Option or the Fixed Account to up to eight of the other
Variable Options. The Variable Option(s) you transfer from may not be the Variable Option(s) you transfer to in this program. By allocating amounts on a regularly scheduled basis, as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. You may only participate in this program during the Accumulation Phase.

All Dollar Cost Averaging transfers will be made on the 10th day of the month unless that day is not a business day. If it is not, then the transfer will be made the next business day. You may elect either program by properly completing the Dollar Cost Averaging form provided by Allianz Life.

Your participation in the program will end when any of the following occurs:

o    the number of desired transfers have been made;

o you do not have enough money in the Variable Option(s) or the Fixed Account to make the transfer (if less money is available, that amount will be dollar cost averaged and the program will end);

o you request to terminate the program (your request must be received by us by the first of the month to terminate that month); or

o    the Contract is terminated.

If you participate in the Dollar Cost Averaging Program, the transfers made under the program are not taken into account in determining any transfer fee. You will not be charged additional fees for participating in this program. You may not participate in the Dollar Cost Averaging Program and Flexible Rebalancing at the same time.

FLEXIBLE REBALANCING

If you are not using the Dimensions Asset Allocation Model and you are not participating in the Dollar Cost Averaging Program, you may choose to have us rebalance your account. Once your money has been invested, the performance of the Variable Options may cause your chosen allocation to shift. Flexible Rebalancing is designed to help you maintain your specified allocation mix among the different Variable Options. The Fixed Account is not part of Flexible Rebalancing. You can direct us to readjust your Contract value on a quarterly, semi-annual or annual basis to return to your original Variable Option allocations. Flexible Rebalancing transfers will be made on the 20th day of the month unless that day is not a business day. If it is not, then the transfer will be made on the previous business day. If you participate in Flexible Rebalancing, the transfers made under the program are currently not taken into account in determining any transfer fee. You will not be charged additional fees for participating in this program.


FINANCIAL ADVISERS - ASSET ALLOCATION PROGRAMS

Allianz Life understands the importance of advice from a financial adviser regarding your investments in the Contract (asset allocation program). Certain investment advisers have made arrangements with us to make their services available to you. Allianz Life has not made any independent investigation of these advisers and is not endorsing such programs. You may be required to enter into an advisory agreement with your investment adviser to have the fees paid out of your Contract during the Accumulation Phase. This is a different program from the Dimensions Asset Allocation Model. You can not participate in both an asset allocation program with your financial adviser and the Dimensions Asset Allocation Model. However, you may participate in the Dimensions Asset Allocation Model under the direction of your financial adviser.

Allianz Life will, pursuant to an agreement with you, make a partial withdrawal from the value of your Contract to pay for the services of the investment adviser. If the Contract is Non-Qualified, the withdrawal will be treated like any other distribution and may be included in gross income for federal tax purposes and, if you are under age 59 1/2, may be subject to a tax penalty. If the Contract is Qualified, the withdrawal for the payment of fees may not be treated as a taxable distribution if certain conditions are met. You should consult a tax adviser regarding the tax treatment of the payment of investment adviser fees from your Contract.

VOTING PRIVILEGES

Allianz Life is the legal owner of the Portfolio shares. However, when a Portfolio solicits proxies in conjunction with a shareholder vote which affects your investment, Allianz Life will obtain from you and other affected Contract Owners instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that Allianz Life owns on its own behalf. Should Allianz Life determine that it is no longer required to comply with the above, it will vote the shares in its own right.

SUBSTITUTION

Allianz Life may substitute one of the Variable Options you have selected with another Variable Option. We would not do this without the prior approval of the Securities and Exchange Commission. We will give you notice of our intention to do this. We may also limit further investment in a Variable Option if we deem the investment inappropriate.


5.EXPENSES
-------------------------------------------------------------------------------

There are charges and other expenses associated with the Contract that will reduce your investment return. These charges and expenses are:

MORTALITY AND EXPENSE RISK CHARGE. Each day, Allianz Life makes a deduction for its mortality and expense risk. Allianz Life does this as part of its calculation of the value of the Accumulation Units and the Annuity Units. The amount of the mortality and expense risk charge depends on whether you select the Return of Principal GMDB, the Double Principal GMDB, the Earnings Protection GMDB, the Guaranteed Principal Protector or the Guaranteed Performance Accumulator benefits.

This charge is assessed as a percentage of the average daily value of the Contract value invested in a Variable Option. The table below shows the annual charge applicable to your Contract during the Accumulation Phase as determined by the combination of benefits.

------------------------------- ----------------------------- ----------------------------- -------------------




                                  Return of Principal GMDB       Double Principal GMDB      Earnings Protection GMDB
------------------------------- ----------------------------- ----------------------------- -------------------
------------------------------- ----------------------------- ----------------------------- -------------------

Guaranteed Principal Protector             1.50%                         1.80%                        1.70%
------------------------------- ----------------------------- ----------------------------- -------------------
------------------------------- ----------------------------- ----------------------------- -------------------

Guaranteed Performance Accumulator         1.70%                         2.00%                        1.90%
------------------------------- ----------------------------- ----------------------------- ------------------

---------------------------------------------------------------------------------------------------------------

During the Payout Phase, the mortality and expense risk charge is equal to 1.50% of the average daily value of the Contract invested in the Variable Options, regardless of which benefits you selected.

This charge compensates us for the insurance benefits provided by your Contract (for example, our contractual obligation to make Annuity Payments, the death benefits, GVP benefits, certain expenses including sales expenses, related to the Contract, and for assuming the risk (expense risk) that the current charges will be insufficient in the future to cover the cost of administering the Contract).

GUARANTEED VALUE PROTECTION BENEFIT (GVP) CHARGE

The charge is a percentage of your Contract value, assessed on the last day of each Contract year during the Accumulation Phase. We will deduct the charge, adjusted for the number of calendar days the GVP coverage was in place (referred to as pro-rata) if you surrender your Contract, when death benefits are paid, when you begin to receive Annuity Payments or when your GVP guarantee account drops to zero or less. If your GVP guarantee account is zero or less for the entire Contract year, the GVP charge will be zero. This charge is deducted from the Variable Options and the Fixed Account proportionally based on the total Contract value.

This charge will differ, largely depending on your Target Value. Your Target Value in the first Contract year is the accumulated value of your Purchase Payments, less partial withdrawals, at an annual rate specified in the Contract. In subsequent Contract years, the Target Value is the Contract value at the end of the prior Contract year, less partial withdrawals made in the Contract Year, accumulated at an annual rate specified in the Contract, to the end of the Contract year.

The annual rate is currently set at 10%, less the mortality and expense risk charge. We may set a higher rate than 10% for new Contracts issued prior to May 1, 2001. If we raise the annual rate, the Target Value will be higher and the charge is assessed in fewer instances. This rate is guaranteed for the first 10 Contract years. We can change this rate for new Contracts and for Contract years after the tenth year. This rate will never be less than 5%. We can also change the number of years for which the rate is guaranteed for new Contracts.

While the GVP benefit is in effect, the charge is as follows:

If the following situation occurs              Then your percentage charge is...
------------------------------------           ---------------------------------

If your Contract value is equal to                            0%
  or less than your Target Value

If your Contract value is twice your minimum value            0%
   guarantee after the fifth Contract year

If you selected the Dimensions Asset Allocation
    Model and

   your Contract value is 100% to 102% of          the percentage result of the
    your Target Value                                    excess of your
                                                    Contract value over your
                                                    Target Value (0 to 2%)

   your Contract value is greater than 102%                  2%
   of your Target Value


If you did not select the Dimensions Asset
    Allocation Model and

     your Contract value is 100% to 103% of        the percentage result of the
     your Target Value                                   excess of your
                                                   Contract value over your
                                                   Target Value (0 to 3%)

    your Contract value is greater than 103%                  3%
    of your Target Value

The minimum value guarantee for the Guaranteed Principal Protector is the GVP Guarantee account. The minimum value guarantee in the first 10 year period for the Guaranteed Performance Accumulator is the GVP guarantee account. In subsequent ten year periods, the minimum value guarantee for the Guaranteed Performance Accumulator is the greater of the GVP guarantee account or two times the excess of your Purchase Payments over the GVP adjusted partial withdrawals (See Section 10 - Guaranteed Value Protection Benefit).

This charge compensates us for the minimum value guarantee at the end of every 10 Contract years as well as the guarantee of a minimum amount available to you after the fifth Contract year, regardless of your actual Contract value (see
Section 10 - Guaranteed Value Protection Benefit).

If you did not select the Dimensions Asset Allocation Model, we will determine if your asset allocation at the beginning of each Calendar quarter nonetheless meets the Dimensions Asset Allocation Model requirements (but not necessarily the quarterly rebalancing requirement). If so, the GVP charge for that quarter is deemed to be capped currently at 2%. At the time of assessment of the charge, the average for the Contract year is used for the percentage charge cap.

We can change the percentage charge cap of 2% (or 3% if you did not select the Dimensions Asset Allocation Model). The maximum that the percentage charge cap can be is 5%. We have the right to increase the GVP charge. If we do it will never be greater than 5%. If we increase the percentage cap charge, it will be effective on your next Contract anniversary. You will have 30 calendar days from the effective date of the percentage cap increase to cancel the GVP benefit.

The following example is to help you understand how the GVP charge is determined. The facts assumed in the example are purely hypothetical and are for illustration purposes only.

Example

o    You purchased a Contract with a $100,000 Purchase Payment on June 1, 2000

o Your Contract has the Guaranteed Principal Protection benefit and the Return of Principal GMDB (which means the mortality and expense risk charge is 1.50%)

o    You are using the Dimensions Asset Allocation Model

o Your Contract value increases to $110,000 on your first anniversary, June 1, 2001

We calculate your GVP charge on June 1, 2001 as follows:

We first calculate your Target Value as
  Purchase Payment accumulated at
  the annual rate less the mortality and expense risk charge     $108,500


The excess of your Contract value, of $110,000 over your
   your Target Value of $108,500 is                               $1,500.

Your GVP percentage charge is less than 2% at $1500/$110,000       1.36%

Your GVP charge is                                                $1,500.

CONTRACT  MAINTENANCE CHARGE

On each Contract anniversary, Allianz Life deducts $40 from your Contract as a contract maintenance charge. The charge is assessed on the last day of each Contract year. The charge is deducted pro rata from the Variable Options and the Fixed Account. In some states, this charge is not deducted from the Fixed Account. The charge is for administrative expenses (see above).

If you make a complete withdrawal from your Contract other than on a Contract anniversary, Allianz Life will deduct the contract maintenance charge. During the Payout Phase, in most states, the charge will be collected monthly out of each Annuity Payment.

However, if the value of your Contract is at least $50,000 when the deduction for the charge is to be made during the Accumulation Phase, Allianz Life will not deduct this charge. If you own more than one Contract offered under this prospectus, Allianz Life will determine the total value of all your Contracts. If the total value of all Contracts registered under the same social security number is at least $50,000, Allianz Life will not assess the contract maintenance charge. Currently, the charge is also waived during the Payout Phase if the value of your Contract at the Income Date is $50,000. If the Contract is owned by a non-natural person (e.g., a corporation), Allianz Life will look to the Annuitant to determine if it will assess the charge.

WITHDRAWAL CHARGE

Withdrawals may be subject to a withdrawal charge.

During the Accumulation Phase, you can         During the Payout Phase under Annuity
make withdrawals from your Contract.           Option 6, if you choose to make a
The charge is:                                 withdrawal from Annuity Option 6, (which
                                               can  begin  no  earlier   than  5
                                               complete   Contract   years  from
                                               Contract issue),  your withdrawal
                                               charge is as follows:




     NUMBER OF COMPLETE                            NUMBER OF COMPLETE
     CONTRACT YEARS                                  CONTRACT YEARS
     SINCE ISSUE DATE      CHARGE                   SINCE ISSUE DATE          CHARGE
     --------------------------                  ------------------------------------
     0                     8.0%                          5                     4.0%
     1                     7.0%                          6                     3.0%
     2                     7.0%                          7 years or more       0.0%
     3                     6.0%
     4                     5.0%
     5                     4.0%
     6                     3.0%
     7 years or more       0.0%

For a partial withdrawal that is subject to a withdrawal charge, the amount deducted for the withdrawal charge will be a percentage of the requested withdrawal amount. Example: Assume you requested a withdrawal of $1,000 and there is a 7% withdrawal charge. The withdrawal charge is $70.00 for a total withdrawal amount of $1,070.00.

However, there is no charge when you make a withdrawal from your Contract after your 7th Contract anniversary. Allianz Life does not assess the withdrawal charge on any payments paid out as Annuity Payments or as death benefits. The withdrawal charge compensates Allianz Life for expenses associated with selling the Contract.

NOTE: FOR TAX PURPOSES, WITHDRAWALS ARE CONSIDERED TO HAVE COME FROM THE LAST MONEY YOU PUT INTO THE CONTRACT. THUS, FOR TAX PURPOSES, EARNINGS ARE CONSIDERED TO COME OUT FIRST.

PARTIAL WITHDRAWAL PRIVILEGE. Each Contract year, you can make multiple withdrawals up to 10% of Purchase Payments during the first five Contract years and 20% of Purchase Payments after five complete Contract years and no withdrawal charge will be deducted from this amount. If you make a withdrawal of more than the amount described above, the excess amount will be subject to the withdrawal charge. If you make a total withdrawal, Allianz Life will assess the withdrawal charge with no reductions for the Partial Withdrawal Privilege.

You may also elect to participate in the Systematic Withdrawal Program or the Minimum Distribution Program. These programs allow you to make withdrawals without the deduction of the withdrawal charge under certain circumstances. See "Access to Your Money" for a description of the Systematic Withdrawal Program and the Minimum Distribution Program.

WAIVER OF WITHDRAWAL CHARGE BENEFITS. Under certain circumstances, after the first Contract year, Allianz Life will permit you to take your money out of the Contract without deducting a withdrawal charge if you or the Joint Owner become confined to a nursing home or hospital for 90 consecutive days.

The waiver will not apply if you were confined to a nursing home or hospital on the date your Contract was issued.

This benefit may not be available in your state. (Check with your registered representative.)

REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE. Allianz Life may reduce or eliminate the amount of the withdrawal charge when the Contract is sold under circumstances which reduce its sales expenses. Some examples are: if there is a large group of individuals that will be purchasing the Contract or a prospective purchaser already had a relationship with Allianz Life. Allianz Life may not deduct a withdrawal charge under a Contract issued to an officer, director or employee of Allianz Life or any of its affiliates. Also, Allianz Life may reduce or not deduct a withdrawal charge when a Contract is sold by an agent of Allianz Life to any members of his or her immediate family and the commission is waived. We require our prior approval for any reduction or elimination of the withdrawal charge.

COMMUTATION FEE

If you elect Annuity Option 2 or 4 and make a liquidation (allowed 5 years after the Income Date), a commutation fee will be assessed. The fee is a percentage of the amount liquidated and is equal to:


                           NUMBER OF COMPLETE
                               YEARS SINCE                          COMMUTATION
                               INCOME DATE                              FEE
                               ----------------------------------------------
                                    5                                   7%
                                    6                                   6%
                                    7                                   5%
                                    8                                   4%
                                    9                                   3%
                                    10                                  2%
                                    11 years or more                    1%

TRANSFER FEE

You can currently make 12 free transfers every year. We measure a year from the day we issue your Contract. If you make more than 12 transfers a year, we will deduct a transfer fee of $25 for each additional transfer. The transfer fee will be deducted from the account (Variable Option or Fixed Account) from which the transfer is made. If the entire amount in the account is transferred, then the transfer fee will be deducted from the amount transferred. If the transfer is from multiple accounts, it will be treated as a single transfer. Any transfer fee will be deducted proportionally from the source account if less than the entire amount in the account is transferred. If the transfer is part of the Dollar Cost Averaging Program, or Flexible Rebalancing or quarterly rebalancing under the Dimensions Asset Allocation Model, it will not currently count in determining the transfer fee.

PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. Allianz Life is responsible for the payment of these taxes. We will make a deduction from the value of the Contract for them. Some of these taxes are due when the Contract is issued, others are due when Annuity Payments begin. It is Allianz Life's current practice to not charge you for these taxes until you die, Annuity Payments begin or you make a complete withdrawal. Allianz Life may discontinue this practice in the future and assess the charge when the tax is due. Premium taxes generally range from 0% to 3.5% of the Purchase Payment or Contract value, depending on the state.

INCOME TAXES

Allianz Life reserves the right to deduct from the Contract for any income taxes which it may incur because of the Contract. Currently, Allianz Life is not making any such deductions.

PORTFOLIO EXPENSES

There are deductions from the assets of the various Portfolios for operating expenses (including management fees), which are described in the Fee Table in this prospectus and the prospectuses for the Funds.

6.TAXES
-------------------------------------------------------------------------------

NOTE: ALLIANZ LIFE HAS PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISER ABOUT YOUR OWN CIRCUMSTANCES. ALLIANZ LIFE HAS INCLUDED ADDITIONAL INFORMATION REGARDING TAXES IN THE STATEMENT OF ADDITIONAL INFORMATION.

ANNUITY CONTRACTS IN GENERAL

Annuity contracts are a means of setting aside money for future needs - usually retirement. Congress recognized how important saving for retirement was and provided special rules in the Internal Revenue Code (Code) for annuities.

Basically, these rules provide that you will not be taxed on any earnings on the money held in your annuity Contract until you take the money out. This is referred to as Tax Deferral. There are different rules regarding how you will be taxed depending upon how you take the money out and the type of Contract -- Qualified or Non-Qualified (see following sections).

When a Non-Qualified Contract is owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person), the Contract will generally not be treated as an annuity for tax purposes. This means that the Contract may not receive the benefits of Tax Deferral. Income may be taxed as ordinary income every year.

QUALIFIED AND NON-QUALIFIED CONTRACTS

If you purchase the Contract under a Qualified plan, your Contract is referred to as a Qualified Contract. Examples of Qualified plans are: Individual Retirement Annuities (IRAs), Tax-Sheltered Annuities (sometimes referred to as 403(b) contracts), and pension and profit-sharing plans, which include 401(k) plans and H.R. 10 plans. If you do not purchase the Contract under a Qualified plan, your Contract is referred to as a Non-Qualified Contract.

A Qualified Contract will not provide any necessary or additional Tax Deferral if it is used to fund a Qualified plan that is Tax Deferred. However, the Contract has features and benefits other than Tax Deferral that may make it an appropriate investment for a Qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a Qualified Contract.

MULTIPLE CONTRACTS

The Code provides that multiple Non-Qualified annuity contracts which are issued within a calendar year period to the same Contract Owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences, including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a
Section 1035 exchange will be considered issued in the year of the exchange. You should consult a tax adviser prior to purchasing more than one Non-Qualified annuity contract in any calendar year period.

WITHDRAWALS--NON-QUALIFIED CONTRACTS

You, as the Contract Owner, will not be taxed on increases in the value of your Contract until a distribution occurs either as a withdrawal or as Annuity Payments. When you make a withdrawal from your Contract, the Code treats such a withdrawal as first coming from earnings and then from your Purchase Payments. You will be taxed on the amount of the withdrawal that is earnings. In most cases, such withdrawn earnings are included in income. For Annuity Payments, different rules apply. A portion of each Annuity Payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion of the Annuity Payment will be treated as ordinary income. How the Annuity Payment is divided between taxable and non-taxable portions depends upon the period over which the Annuity Payments are expected to be made. Annuity Payments received after you have received all of your Purchase Payments are fully includible in income.

The Code also provides that any amount received under an annuity contract which is included in income may be subject to a tax penalty. The amount of the penalty is equal to 10% of the amount that is includible in income. Some withdrawals will be exempt from the penalty. They include any amounts:

1.  paid on or after the taxpayer reaches age 59 1/2;

2.  paid after you die;

3. paid if the taxpayer becomes totally disabled (as that term is defined in the Code);

4. paid in a series of substantially equal payments made annually (or more frequently) for life or a period not exceeding life expectancy;

5.  paid under an immediate annuity; or

6.  which come from Purchase Payments made prior to August 14, 1982.

With respect to (4) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 591/2 or 5 years from the date of the first Annuity Payment, then the tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the tax years in which the exception was used. A partial liquidation (withdrawal) during the Payout Phase may result in the modification of the series of Annuity Payments made after such liquidation and therefore could result in the imposition of the 10% penalty tax and interest for the period as described above unless another exception to the penalty tax applies. You should obtain competent tax advice before you make any liquidations from your Contract.

WITHDRAWALS -- QUALIFIED CONTRACTS

If you make a withdrawal from your Qualified Contract, a portion of the withdrawal is treated as taxable income. This portion depends on the ratio of pre-tax Purchase Payments to the after-tax Purchase Payments in your Contract. If all of your Purchase Payments were made with pre-tax money then the full amount of any withdrawal is includible in taxable income. Special rules may apply to withdrawals from certain types of Qualified Contracts.

The Code also provides that any amount received under a Qualified Contract, which is included in income, may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includible in income. Some withdrawals will be exempt from the penalty. They include any amounts:

1)   paid on or after you reach age 59 1/2;

2)   paid after you die;

3)   paid if you become totally disabled (as that term is defined in the Code);

4) paid to you after leaving your employment in a series of substantially equal periodic payments made annually (or more frequently) under a lifetime annuity;

5) paid to you after you have attained age 55 and you have left your employment;

6)   paid for certain allowable medical expenses (as defined in the Code);

7)   paid pursuant to a qualified domestic relations order;

8)   paid on account of an IRS levy upon the Qualified Contract;

9)   paid from an IRA for medical insurance (as defined in the Code);

10)  paid from an IRA for qualified higher education expenses; or

11) paid from an IRA for up to $10,000 for qualified first-time homebuyer expenses (as defined in the Code).

The exceptions in 5) and 7) above do not apply to IRAs. The exception in 4) above applies to IRAs but without the requirement of leaving employment.

We have provided a more complete discussion in the Statement of Additional Information.

WITHDRAWALS -- TAX-SHELTERED ANNUITIES

The Code limits the withdrawal of amounts attributable to Purchase Payments made pursuant to a salary reduction agreement by Contract Owners from Tax-Sheltered Annuities. Withdrawals can only be made when a Contract Owner:

1.  reaches age 59 1/2;

2.  leaves his/her job;

3.  dies;

4.  becomes disabled (as that term is defined in the Code); or

5. in the case of hardship. However, in the case of hardship, the Contract Owner can only withdraw the Purchase Payments and not any earnings.

DEATH BENEFITS/GUARANTEED VALUE PROTECTION BENEFIT

Any death benefits paid under the Contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate taxes may also apply.

Any amounts credited to the Contract value under a guaranteed value protection benefit in an endorsement to the Contract will be treated for tax purposes as earnings.

If the death benefit endorsements are to be used with a Qualified Contract, such death benefits may be considered by the Internal Revenue Service as "incidental death benefits." The Code imposes limits on the amount of incidental death benefits allowable for qualified contracts, and if the death benefits selected by you are considered to exceed such limits, the provisions of such benefits could result in currently taxable income to the owners of the Qualified Contracts. Furthermore, the Code provides that the assets of an IRA may be not invested in life insurance, but may provide in the case of death during the Accumulation Phase for a death benefit payment equal to the greater of purchase payments or contract value. The Contract offers death benefits which may exceed the greater of Purchase Payments or Contract Value. If these death benefits are determined by the Internal Revenue Service as providing life insurance, the Contract may not qualify as an IRA (including ROTH IRAs). You should consult your tax adviser regarding these features and benefits prior to purchasing a Contract.

DIVERSIFICATION

The Code provides that the underlying investments for a variable annuity must satisfy certain diversification requirements in order to be treated as an annuity contract. Allianz Life believes that the Portfolios are being managed so as to comply with the requirements.

Neither the Code nor the Internal Revenue Service Regulations issued to date provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not Allianz Life, would be considered the owner of the shares of the Portfolios. If you are considered the owner of the shares, it will result in the loss of the favorable tax treatment for the Contract. It is unknown to what extent under federal tax law Contract Owners are permitted to select Portfolios, to make transfers among the Portfolios or the number and type of Portfolios Contract Owners may select from without being considered the owner of the shares. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean that you, as the Owner of the Contract, could be treated as the owner of the Portfolios.

Due to the uncertainty in this area, Allianz Life reserves the right to modify the Contract in an attempt to maintain favorable tax treatment.


7.ACCESS TO YOUR MONEY
------------------------------------------------------------------------------

You can have access to the money in your Contract:

o        by making a partial or total withdrawal;

o        by receiving Annuity Payments; or

o        when a death benefit is paid to your Beneficiary.

In general, withdrawals can only be made during the Accumulation Phase. Under certain circumstances, you can take money out of the Contract during the Payout Phase if you select variable Annuity Option 2, 4 or 6 (See "Annuity Payments (The Payout Phase)".

When you make a complete withdrawal, you will receive the value of the Contract on the day the withdrawal request is received at the USAllianz Service Center:

o        less any applicable withdrawal charge;

o        less any premium tax;

o        less any contract maintenance charge; and

o        less any pro-rated GVP Charge.

(See "Expenses" for a discussion of the charges.)

Unless you instruct Allianz Life otherwise, the partial withdrawal will be made pro-rata from all the Variable Options and the Fixed Account you selected.

We will pay the amount of any withdrawal from the Variable  Options within seven
(7) days of when we receive your request in good order unless the Suspension of Payments or Transfers provision is in effect (see below).

Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make.

There are limits to the amount you can withdraw from a Qualified plan referred to as a 403(b) plan. For a more complete explanation see "Taxes" and the discussion in the SAI.

SYSTEMATIC WITHDRAWAL PROGRAM

If the value of your Contract is at least $25,000, Allianz Life offers a program which provides automatic monthly or quarterly payments to you each year. The Systematic Withdrawal Program is subject to the Partial Withdrawal Privilege which means that the total systematic withdrawals which you can make each year without Allianz Life deducting a withdrawal charge is limited to 10% of your Purchase Payments during the first 5 Contract years and 20% of your Purchase Payments after 5 complete Contract years. This is determined on the last business day prior to the day your request is received. All systematic withdrawals will be made on the 9th day of the month unless that day is not a business day. If it is not, then the withdrawal will be made the previous business day. You will not be charged additional fees for participating in this program.


INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO SYSTEMATIC WITHDRAWALS.


MINIMUM DISTRIBUTION PROGRAM

If you own a Contract that is an Individual Retirement Annuity (IRA), you may select the Minimum Distribution Program. Under this program, Allianz Life will make payments to you from your Contract that are designed to meet the applicable minimum distribution requirements imposed by the Code for IRAs. Such withdrawals will not be subject to a withdrawal charge. Payments may be made monthly, quarterly, or annually unless your Contract is less than $25,000 in which case the payments will only be made annually. If you have elected the Minimum Distribution Program, any additional withdrawals in a Contract year which exceed the Partial Withdrawal Privilege when combined with Minimum Distribution withdrawals will be subject to any applicable withdrawal charge.

You cannot participate in the Systematic Withdrawal Program and the Minimum Distribution Program at the same time.

SUSPENSION OF PAYMENTS OR TRANSFERS

Allianz Life may be required to suspend or postpone payments for withdrawals or transfers for any period when:

1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2.   trading on the New York Stock Exchange is restricted;

3. an emergency exists as a result of which disposal of the Portfolio shares is not reasonably practicable or Allianz Life cannot reasonably value the Portfolio shares;

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

Allianz Life has reserved the right to defer payment for a withdrawal or transfer from the Fixed Account for the period permitted by law but not for more than six months.


8.PERFORMANCE
-------------------------------------------------------------------------------

Allianz Life periodically advertises performance of the Variable Options. Allianz Life will calculate performance by determining the percentage change in the value of an Accumulation Unit by dividing the increase (decrease) for that unit by the value of the Accumulation Unit at the beginning of the period. This performance number reflects the deduction of the mortality and expense risk charges and the Portfolio expenses. It does not reflect the deduction of any applicable withdrawal charge, GVP charge and contract maintenance charge. The deduction of any applicable contract maintenance charges, GVP charges and withdrawal charges would reduce the percentage increase or make greater any percentage decrease. Any advertisement will also include average annual total return figures which reflect the deduction of the mortality and expense risk charges, contract maintenance charges, GVP charges, withdrawal charges and the expenses of the Portfolios.

Allianz Life may also advertise cumulative total return information. Cumulative total return is determined the same way except that the results are not annualized. Performance information for the underlying Portfolios may also be advertised; see the fund prospectuses for more information.

Certain Portfolios have been in existence for some time and have investment performance history. However, the Contracts are new. In order to demonstrate how the actual investment experience of the Portfolios may affect your Accumulation Unit values, Allianz Life has prepared performance information which can be found in the SAI.

Allianz Life may in the future also advertise yield information. If it does, it will provide you with information regarding how yield is calculated. More detailed information regarding how performance is calculated is found in the SAI.

Any performance advertised will be based on historical data. It does not guarantee future results of the Portfolios.

Allianz Life may advertise the GVP benefit with illustrations showing how the GVP benefit works either with historical performance of specific Portfolios or with a hypothetical return (which rate will not exceed 12%). These illustrations may include hypothetical Contract values, full and partial withdrawal values, death benefits, or GVP guarantee account values. These values will be calculated reflecting the deduction of Portfolio expenses for specific Portfolios, mortality and expense risk charges, contract maintenance charges, and GVP charges. For withdrawal values, the withdrawal charges are also reflected.


9.DEATH BENEFIT
-------------------------------------------------------------------------------

UPON YOUR DEATH

If you or your Joint Owner die during the Accumulation Phase, Allianz Life will pay a death benefit to your Beneficiary (see below). If you die during the Payout Phase, any benefit will be as provided for in the Annuity Option selected.

GUARANTEED MINIMUM DEATH BENEFITS (GMDB) - DEATH BENEFIT PROTECTION

At time of application, you must select one of the following death benefits:

o    Return of Principal GMDB

o    Double Principal GMDB

o    Earnings Protection GMDB.

If you don't make a selection, the Return of Principal GMDB is the death benefit.

If the Contract is not owned by a natural person or a trust for the benefit of a natural person, then the GMDB benefits are not available. In such case, the death benefit will be the Contract value (less any taxes owed, less any pro-rated GVP charge) as of the day all claim proofs and payment election forms are received at the USAllianz Service Center.

Once the Contract is issued, this selection cannot be changed. The mortality and expense risk charge is higher for the Double Principal GMDB or the Earnings Protection GMDB. Please refer to the Contract and applicable endorsements in your Contract for specific terms and conditions of the death benefits. THE
DOUBLE PRINCIPAL GMDB OR THE EARNINGS PROTECTION GMDB MAY NOT BE AVAILABLE IN YOUR STATE. CHECK WITH YOUR REGISTERED REPRESENTATIVE REGARDING AVAILABILITY.

THE RETURN OF PRINCIPAL GUARANTEED MINIMUM DEATH BENEFIT

If you select the Return of Principal GMDB, we will pay your Beneficiary the greater of the following amounts, less any applicable premium tax and pro-rata GVP charge:

o The Contract value at the end of the business day when all claim proofs and payment election forms are received by Allianz Life at the USAllianz Service Center; or

o    The Purchase Payments you made, reduced by "adjusted partial withdrawals".

In the first five Contract years, an "adjusted partial withdrawal" is the partial withdrawal (including any withdrawal charges) multiplied by the ratio of
(a) to (b), where

(a) is the death  benefit on the date of (but prior to) the partial  withdrawal;
    and

(b) is the Contract value on the date of (but prior to) the partial withdrawal.

After the first five Contract years, an "adjusted partial withdrawal" is equal to (a) plus (b), where

(a) is the partial withdrawal amount (including any withdrawal charges) without adjustment, if total partial withdrawals (including any withdrawal charges) in the Contract year do not exceed 20% of Net Adjusted Purchase Payment; and

(b) is the partial withdrawal amount in excess of (a), adjusted in the same manner as described above for partial withdrawals in the first five Contract years.

Net Adjusted Purchase Payment is the sum of Purchase Payments less partial withdrawals adjusted in the same manner as above except that the Net Adjusted Purchase Payment is used in place of the death benefit in the calculation. The Net Adjusted Purchase Payment does not change after the fifth Contract anniversary.

The following examples are to help you understand how the Return of Principal GMDB is determined. The facts assumed in the examples are purely hypothetical and are for illustration purposes only.


Examples:

o    You purchased a Contract with a payment of $100,000 on January 1, 2001

o    On March 1, 2008, your Contract value increases to $160,000.

We calculate the death benefit on March 1, 2008 as
         The greater of the Purchase Payments paid of  $100,000
                      or, the Contract value of $160,000                                $160,000.
                                                                                        ========
Example with partial withdrawal:

o    You purchased a Contract with a payment of $100,000 on January 1, 2001

o On June 1, 2007, your Contract value grows to $150,000. Your death benefit is $150,000. You take a partial withdrawal of $25,000 (including withdrawal charges), leaving a Contract value of $125,000.

o    On March 1, 2008, your Contract value increases to $130,000.


We calculate the death benefit on March 1, 2008 as follows:

         We first calculate the Net Adjusted Purchase Payment on the fifth Contract anniversary as





         the Purchase Payments paid                                                     $100,000

         minus  any "adjusted partial withdrawal"                                       0

         for the Net Adjusted Purchase Payment                                          $100,000
                                                                                        ========

          We calculate the death benefit on March 1, 2008, as

         the Purchase Payments                                                          $100,000

         minus any "adjusted partial withdrawals" in the first five
                  Contract years                                                        $    0

         minus any "adjusted partial withdrawals" after the first five years calculated as (a) + (b), where
                  (a) the lesser of  the partial withdrawal of $25,000
                           or 20% of 100,000  = 20,000
                  (b) the adjusted excess of  the partial withdrawal over (a)
                           (25,000-20,000) x death benefit/Contract value
                           = $ 5,000                                                    $ 25,000

         for a Return of Principal GMDB of                                              $ 75,000
                                                                                        ========

         Your death benefit is the greater of the Contract value of  $130,000
                  or the Return of Principal GMDB                                       $130,000.
                                                                                        ========




THE DOUBLE PRINCIPAL GUARANTEED MINIMUM DEATH BENEFIT

If you select the Double Principal GMDB, we will pay your Beneficiary the greatest of the following amounts, less any applicable premium tax and pro-rata GVP charge:

o The Contract value at the end of the business day when all claim proofs and payment election forms are received by Allianz Life at the USAllianz Service Center; or

o The greatest Contract value at Contract issue and on each Contract anniversary, until your 81st birthday or date of death, reduced by subsequent
    "adjusted partial withdrawals"; or

o After the first 5 Contract years, twice the excess of the total amount of Purchase Payments over "adjusted partial withdrawals," on the date of death.

The following examples are to help you understand how the Double Principal GMDB is determined. The facts assumed in the examples are purely hypothetical and are for illustration purposes only.

Examples:

o You purchase a Contract with a payment of $100,000 on January 1, 2001.

o Your greatest Contract value on each Contract anniversary is $120,000.

o On March 1, 2008, your Contract value increases to $160,000.

We calculate your death benefit on March 1, 2008 as the greatest of:

         Your Contract value on March 1, 2008 or                                        $160,000

         Your greatest Contract value on each Contract anniversary or                   $120,000

         2 x your Purchase Payments of $100,000                                         $200,000

              For a death benefit of                                                    $200,000.
                                                                                      ===========


Example with partial withdrawal:

o    You purchase a Contract with a payment of $100,000 on February 1, 2001.

o    Your greatest Contract value on each Contract anniversary is $120,000.

o On June 1, 2007, your Contract value grows to $150,000. Your death benefit is $200,000. You take a partial withdrawal (including withdrawal charges) of $25,000, leaving a Contract value of $125,000.

o    On March 1, 2008, your Contract value increases to $130,000.

We calculate your death benefit on March 1, 2008 as follows

         o   Your Contract value on March 1, 2008                                                 $130,000
         o   Your greatest Contract value on each Contract anniversary is                         $120,000

         minus any "adjusted partial withdrawals" after the first five years calculated as (a) + (b), where
                  (a) the lesser of  the partial withdrawal of $25,000
                           or 20% of 100,000 = 20,000
                  (b) the adjusted excess of  the partial withdrawal over (a)





                           =   ( 25,000 - 20,000)  x   200,000/150,000
                           =   $6,666.67                                                         $ 26,666.67

                  for  the adjusted value to be                                                  $ 93,333.33
                                                                                                 ===========

         o   Your Purchase Payments                                                              $100,000

         minus "adjusted partial withdrawals" after the 5th year
                        calculated as above                                                      $ 26,666.67

         results in                                                                              $ 73,333.33

         times 2                                                                                 $146,666.66
                                                                                                 ============

Your death benefit is                                                                             $146,666.66
                                                                                                 ============

THE EARNINGS PROTECTION GUARANTEED MINIMUM DEATH BENEFIT

If you select the Earnings Protection GMDB, we will pay your Beneficiary the greater of the following amounts, less any applicable premium tax and pro-rata GVP charge:

o    The  Return of Principal GMDB

o    The result of (a) plus (b), where

     (a)is the value of your Contract value at the end of the business day when all claim proofs and payment election forms are received by Allianz Life at the USAllianz Service Center; and

     (b)is 40% (or 25% if you are over age 70 at issue ) of the lesser of
        (i) or (ii), where

(i)      is  the  Contract  value  minus the total Purchase Payments, and;

(ii) is the total Purchase Payments less "adjusted partial withdrawals" as calculated in the Return of Principal GMDB

The following examples are to help you understand how the Earnings Protection GMDB is determined. The facts assumed in the examples are purely hypothetical and are for illustration purposes only.

Examples:
--------

o You  purchased  a Contract  with a payment of $100,000 on January 1, 2001

o On March 1, 2008, your Contract value increases to $160,000.

We calculate your death benefit on March 1, 2008 as

         The greater of your Purchase Payments                                          $100,000
                                                                                        ========

         Or the result of the following calculation:


                 The Contract value of  $160,000                                       $160,000.00

                  Minus total Purchase Payments of $100,000                            $100,000.00

                  The result times 40% = 60,000 x .4                                   $  24,000

                  Plus your Contract value of $160,000                                  $184,000
                                                                                        ========

         For a death benefit of                                                         $184,000.
                                                                                        ========

Example with partial withdrawal:

o    You purchased a Contract with a payment of $100,000 on January 1, 2001.

o On June 1, 2007, your Contract value grows to $150,000. You take a partial withdrawal (including any withdrawal charges) of $25,000, leaving a Contract value of $125,000.

o    On March 1, 2008, your Contract Value increases to $130,000.



We calculate the death benefit on March 1, 2008 as follows:

         We calculate the total amount of Purchase Payments less "adjusted partial  withdrawals" in the same manner as indicated in
         the Return of Principal GMDB Example on  March 1, 2008                         $ 75,000
                                                                                        ========


         We take the Contract value                                                     $130,000

         minus Purchase Payments                                                        $100,000

         the result times 40% = 30,000 x .4                                             $ 12,000





         We add this amount to the Contract Value of $130,000                           $142,000.
                                                                                         ========

         Your death benefit is the Earnings Protection GMDB, calculated as
                  the greater of  $75,000 or $142,000                                   $142,000
                                                                                        ========


Any part of the death benefit amount that had been invested in the Variable Options remains in the Variable Options until distribution begins. From the time the death benefit is determined until we make a complete distribution, any amount in the Variable Options will be subject to investment risk which will be borne by the Beneficiary.

If you have a Joint Owner, the age of the older Contract Owner will be used to determine the guaranteed minimum death benefit. If the Contract is owned by a non-natural person, then all references to you mean the Annuitant.

In the case of Joint Owners, if a Joint Owner dies, the surviving Joint Owner will be considered the Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. Joint Owners must be spouses (this requirement may not apply in certain states).

A Beneficiary must request that the death benefit be paid under one of the death benefit options described below. If the Beneficiary is the spouse of the Contract Owner, he/she can choose to continue the Contract in his/her own name at the then current Contract value, or if greater, the death benefit value. With respect to the Earnings Protection GMDB, the Contract value is treated as the total Purchase Payments in the calculation of the death benefit for the Contract continued by the spouse. If a lump sum payment is elected and all the necessary requirements, including any required tax consent from some states, are met, the payment will be made within 7 days. Payment of the death benefit may be delayed pending receipt of any applicable tax consents and/or forms from a state.

DEATH BENEFIT OPTIONS:

OPTION A: lump sum payment of the death benefit. Allianz Life will not deduct the contract maintenance charge at the time of a complete withdrawal if the distribution is due to death.

OPTION B: payment of the entire death benefit within 5 years of the date of the Contract Owner's or any Joint Owner's death. Allianz Life will assess the contract maintenance charge to each Beneficiary on each Contract anniversary.

OPTION C: payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Distribution under this option must begin within one year of the date of the Contract Owner's or any Joint Owner's death. The contract maintenance charge will continue to be assessed to each Beneficiary's share pro rata over the payments.

Any portion of the death benefit not applied under an Annuity Option within one year of the date of a Contract Owner's death must be distributed within five years of the date of death.

If the Beneficiary wants to receive the payment other than in a lump sum, he/she may only make such an election during the 60 day period after the day that the lump sum first became payable by Allianz Life.

If you (or any Joint Owner) die during the Payout Phase and you are not the Annuitant, any payments which are remaining under the Annuity Option selected will continue at least as rapidly as they were being paid at your death. If you die during the Payout Phase, the Beneficiary becomes the Contract Owner.

DEATH OF ANNUITANT

If the Annuitant, who is not a Contract Owner or Joint Owner, dies during the Accumulation Phase, you will become the Annuitant, unless you designate another Annuitant within 30 days of the death of the Annuitant. However, if the Contract Owner is a non-natural person (e.g., a corporation), then the death of the Annuitant will be treated as the death of the Contract Owner, and a new Annuitant may not be named.

If the Annuitant dies after Annuity Payments have begun, the remaining amounts payable, if any, will be as provided for in the Annuity Option selected. The remaining amounts payable will be paid to the Contract Owner at least as rapidly as they were being paid at the Annuitant's death.

10. GUARANTEED VALUE PROTECTION BENEFIT (GVP)

The Guaranteed Value Protection benefit provides a minimum value guarantee at the end of every 10 Contract years as well as the guarantee of a minimum amount available to you after the fifth Contract year, regardless of your Contract value. At time of application, you must select one of the following:

o    The Guaranteed  Principal  Protector  benefit,  or

o    The Guaranteed  Performance  Accumulator  benefit

If you don't make a selection, the Guaranteed Principal Protector benefit will be the GVP benefit.

If the Contract is not owned by a natural person or a trust for the benefit of a natural person, then the GVP benefits are not available. THE GVP BENEFIT MAY NOT BE AVAILABLE IN YOUR STATE. IN SOME STATES, THE GUARANTEED PERFORMANCE ACCUMULATOR BENEFIT MAY NOT BE AVAILABLE WITH ALL DEATH BENEFIT OPTIONS. CHECK WITH YOUR REGISTERED REPRESENTATIVE REGARDING AVAILABILITY.

You cannot change this selection after the Contract is issued. You can terminate your GVP within 30 days after the first Contract anniversary, the tenth Contract anniversary and every ten years after that. You will also be able to terminate your GVP benefit within 30 days of an increase in the GVP percentage charge cap which would take place at the next Contract anniversary. If you do so, your GVP charge will no longer be assessed. If you had selected the Guaranteed Performance Accumulator, and the benefit has terminated, your mortality and expense risk charge will decrease to 1.50% with the Return of Principal GMDB or 1.80% with the Double Principal GMDB or 1.70% with the Earnings Protection GMDB.

Please refer to the endorsements to your Contract for the specific terms and conditions of the Guaranteed Principal Protector benefit and the Guaranteed Performance Accumulator benefit.

You can elect to be in the Dimensions Asset Allocation Model. The percentages for each investment class can be found in the application. This can be built to fit your investment profile. You can also choose the Portfolios within the same Investment Class that best suit your needs. Quarterly rebalancing automatically occurs on March 20, June 20, September 20 and December 20 to maintain your allocations within the model. If these days do not fall on a business day, the rebalancing will take place on the next business day.

We can change the percentages within the Dimensions Asset Allocation Model. You will be notified of this change if your current model needs to be adjusted to fit the new model.

Currently, there are six Investment Classes into one of which each Portfolio is assigned. The number and description of these classes can be changed in the future. These Investment Classes are as follows:

Investment Class                                     Portfolio
----------------                                     -----------
Aggressive Growth                           AIM V.I. Capital Appreciation Fund
                                            Alger American Leveraged AllCap Portfolio
                                            Alger American Small Capitalization Portfolio
                                            Franklin Small Cap Fund
                                            Seligman Global Technology Portfolio
                                            Seligman Small-Cap Value Portfolio

International Growth                        AIM V.I. International Equity Fund
                                            J.P. Morgan International Opportunities Portfolio
                                            Mutual Discovery Securities Fund
                                            Oppenheimer Global Securities Fund/VA
                                            SP Jennison International Growth Portfolio
                                            Templeton Developing Markets Securities Fund
                                            Templeton Growth Securities Fund
                                            Templeton Pacific Growth Securities Fund
                                            USAllianz VIP Global Opportunities Fund

Domestic Growth                             AIM V.I. Growth Fund
                                            AIM V.I. Value Fund
                                            Alger American Growth Portfolio
                                            Alger American MidCap Growth Portfolio
                                            Davis VA Financial Portfolio





                                            Davis VA Value Portfolio
                                            SP Strategic Partners Focused Growth Portfolio
                                            USAllianz VIP Growth Fund
                                            Van Kampen LIT Enterprise Portfolio

Growth and Income                           Davis VA Real Estate Portfolio
                                            Franklin Growth and Income Securities Fund
                                            Franklin Rising Dividends Securities Fund
                                            J.P. Morgan U.S. Disciplined Equity Portfolio
                                            Mutual Shares Securities Fund
                                            Oppenheimer Main Street Growth & Income Fund/VA
                                            PIMCO VIT StocksPLUS Growth and Income Portfolio
                                            USAllianz VIP Diversified Assets Fund
                                            Van Kampen LIT Growth and Income Portfolio

Bonds                                       Franklin U.S. Government Fund
                                            Oppenheimer High Income Fund/VA
                                            PIMCO VIT High Yield Bond Portfolio
                                            PIMCO VIT Total Return Bond Portfolio

Conservative Fixed Income.                  USAllianz VIP Fixed Income Fund
                                            USAllianz VIP Money Market Fund
                                            Fixed Account

You can change your percentages within the requirements of the Dimensions Asset Allocation Model. You can also terminate your participation in the Dimensions Asset Allocation Model. If you do not select the Dimensions Asset Allocation Model at the time that the Contract is issued, you will not be able to change to this model at a later date.

If you selected the Dimensions Asset Allocation Model, you can make transfers among the Portfolios within each Investment Class. If you make a transfer, Rebalancing will be done according to your original allocations unless you request a change in asset allocation. If you transfer money from a Portfolio in an Investment Class to a Portfolio in another Investment Class, you will have moved out of the Dimensions Asset Allocation Model.

You have 60 calendar days to return to the Dimensions Asset Allocation Model. After the 60 day period, you will not be able to get into the Dimensions Asset Allocation Model again.

Your GVP charges are lower if you are using the Dimensions Asset Allocation Model. If you move out of the Dimensions Asset Allocation Model, you will be notified of the transaction and increase in the GVP charge. The increased charge will be effective immediately, if applicable (see Section 5 - Guaranteed Value Protection Benefit Charge).

If you selected the Dimensions Asset Allocation Model, you will not be able to participate in the Dollar Cost Averaging Program or Flexible Rebalancing Program.

Guaranteed Principal Protector Benefit (GP Protection)

The Guaranteed Principal Protector provides the following benefits after the fifth Contract year:

(1) Each year, you may take up to 20% of your Net Adjusted Purchase Payment in partial withdrawals (without any withdrawal charges), until your GVP guarantee account is exhausted;

(2) You can choose to start receiving income from any of the life income Annuity Options (Options 1 to 5) or a period certain income under the fixed Annuity Option 6, with the amount available to purchase the option equal to at least your GVP guarantee account (or 105% of your GVP
      Guarantee account, if a lifetime Annuity Option is selected), less applicable premium taxes and pro-rata GVP charges;

(3) On the tenth anniversary and every ten years after that, your Contract value will be increased to the GVP guarantee account amount, if greater.

Your GVP guarantee account is established on the fifth Contract anniversary with an amount equal to the Net Adjusted Purchase Payment at that time. This account is then reduced by "GVP adjusted partial withdrawals", calculated in the same manner as the "adjusted partial withdrawals" except that the greater of the Contract value and the GVP guarantee account is used in place of the death benefit in the calculation (See Section 9 - Death Benefit).

The following example is to help you understand how the Guaranteed Principal Protector benefit is determined. The facts assumed in the example are purely hypothetical and are for illustration purposes only.


Example:

o    You purchased a Contract with a payment of $100,000 on January 1, 2001

o On January 1, 2006, your Contract value increases to $150,000. You take a partial withdrawal of $25,000, leaving a Contract value of $125,000.

o    On January 1, 2011, your Contract value is $50,000.

On January 1, 2011, your GVP guarantee account is calculated as follows:

Your GVP guarantee account on the 5th Contract anniversary            $100,000

Minus "GVP adjusted partial withdrawals"
         As calculated in the Return of Principal GMDB Example:         25,000

Resulting in                                                          $ 75,000
                                                                     =========

Because this value is greater than your Contract value, your Contract value is increased to $75,000 on January 1, 2011.

Guaranteed Performance Accumulator Benefit

The Guaranteed Performance Accumulator Benefit provides the following benefits after the fifth Contract year:

(1) Each year, you may take up to 20% of your GVP value in partial withdrawals without any withdrawal charges, until your GVP guarantee account is exhausted. After the tenth Contract year, and after you have taken 20% of your GVP value in partial withdrawals, you can also take up to 20% of the earnings of the previous Contract year without reducing your GVP guarantee account.

(2) You can choose to start receiving income from any of the life income Annuity Options (Options 1 to 5) or a period certain income under the fixed Annuity Option 6, with the amount available to purchase the option equal to at least your GVP guarantee account (or 105% of your GVP guarantee account, if a lifetime Annuity Option is selected), less applicable premium taxes and pro-rata GVP charges.

(3) On the tenth anniversary and every 10 years after that, your Contract value will be increased to the value of your GVP guarantee account, if greater.

(4) If, however, your Contract value on the tenth anniversary is greater than the GVP guarantee account (prior to adjustment), your GVP guarantee account and your GVP value will be increased to the Contract value.

(5) On the twentieth anniversary (and every 10 year anniversary after that), your GVP guarantee account, your GVP value and your Contract value will be increased to twice the excess of your total Purchase Payments over your "GVP adjusted partial withdrawals", if this amount is greater.

Your GVP value and your GVP guarantee account are established on the fifth Contract anniversary with an amount equal to the Net Adjusted Purchase Payments at that time. This account is then reduced by "GVP adjusted partial withdrawals" and increased as indicated in (4) and (5) above. The "GVP adjusted partial withdrawals" are calculated in the same manner as the "adjusted partial withdrawals" except that the greater of the Contract Value or the Guaranteed Performance Accumulator benefit is used in place of the death benefit in the calculation.

The following example is to help you understand how the Guaranteed Performance Accumulator benefit is determined. The facts assumed in the example are purely hypothetical and are for illustration purposes only.


Example:

o You purchased a Contract with a payment of $100,000 on January 1, 2001.

o On January 1, 2011, your Contract value is $150,000.

o On January 1, 2012, January 1, 2013, and January 1, 2014, you take a partial withdrawal of $30,000

o On January 1, 2021, your Contract value is $50,000.




Your GVP guarantee  account and your GVP value on January 1, 2011 is
the greater of your Purchase Payment or your Contract value at that time               $150,000

Your GVP guarantee account on January 1, 2021 is

         Your GVP guarantee account on January 1, 2011                                 $150,000

         Minus  "GVP  adjusted  partial  withdrawals"  Calculated  as 3 x 30,000
         (unadjusted because each withdrawal
         Is equal to 30,000 = 20% of the GVP value)                                    $ 90,000

         Resulting in                                                                  $ 60,000.


On January 1, 2021, we determine if we should increase your Contract value.

         Your Purchase Payments                                                         $100,000

         Minus "GVP adjusted partial withdrawals" as above                                90,000

         Resulting in                                                                     10,000

         Twice that result is                                                             20,000

Your Contract value on January 1, 2021 of $50,000 is increased to the greater of $20,000 or the GVP guarantee account of $60,000, resulting in a Contract value of $60,000.


11.OTHER INFORMATION
-------------------------------------------------------------------------------
ALLIANZ LIFE

Allianz Life Insurance Company of North America (Allianz Life), 1750 Hennepin Avenue, Minneapolis, Minnesota 55403, was organized under the laws of the state of Minnesota in 1896. Allianz Life offers fixed and variable life insurance and annuities and group life, accident and health insurance. Allianz Life is licensed to do direct business in 49 states and the District of Columbia. Allianz Life is a wholly-owned subsidiary of Allianz Versicherungs-AG Holding.

THE SEPARATE ACCOUNT

Allianz Life established a separate account named Allianz Life Variable Account B (Separate Account) to hold the assets that underlie the Contracts, except assets allocated to the Fixed Account. The Board of Directors of Allianz Life adopted a resolution to establish the Separate Account under Minnesota insurance law on May 31, 1985. Allianz Life has registered the Separate Account with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is divided into Variable Options (also known as sub-accounts). Each Variable Option invests in one Portfolio. The obligations under the Contracts are obligations of Allianz Life.

The assets of the Separate Account are held in Allianz Life's name on behalf of the Separate Account and legally belong to Allianz Life. However, those assets that underlie the variable Contracts are not chargeable with liabilities arising out of any other business Allianz Life may conduct. All the income, gains and losses (realized or unrealized) resulting from these assets are credited to or charged against the Contracts and not against any other contracts Allianz Life may issue.

DISTRIBUTION

USAllianz Investor Services, LLC (formerly NALAC Financial Plans, LLC), 1750 Hennepin Avenue, Minneapolis, Minnesota 55403, acts as the distributor of the Contracts. USAllianz Investor Services LLC, is a wholly-owned subsidiary of Allianz Life.

Commissions   will  be  paid  to   broker/dealers   who  sell   the   Contracts.
Broker/dealers will be paid commissions up to 7.75% of Purchase Payments. Sometimes, Allianz Life enters into an agreement with the broker/dealer to pay the broker/dealer commissions as a combination of a certain amount of the commission at the time of sale and a trail commission (which when totaled could exceed 7.75% of Purchase Payments). In addition, Allianz Life may pay certain sellers for other services not directly related to the sale of the Contracts (such as special marketing support allowances). Commissions may be recovered from a broker/dealer if a withdrawal occurs within 12 months of a Purchase Payment.

ADMINISTRATION

Allianz Life has hired Delaware Valley Financial Services, Inc. (DVFS), 300 Berwyn Park, Berwyn, Pennsylvania, to perform certain administrative services regarding the Contracts. The administrative services include issuance of the Contracts and maintenance of Contract Owner's records.

FINANCIAL STATEMENTS

The consolidated financial statements of Allianz Life and the Separate Account have been included in the Statement of Additional Information.


TABLE OF CONTENTS

OF THE STATEMENT OF
ADDITIONAL INFORMATION
-------------------------------------------------------------------------------

Insurance Company                                2

Experts                                          2

Legal Opinions                                   2

Distributor                                      2

Reduction or Elimination of the
Withdrawal Charge                                2

Calculation of Performance Data                  3

Federal Tax Status                               9

Annuity Provisions                              16

Mortality and Expense Risk Guarantee            17

Financial Statements                            17



APPENDIX

VARIABLE OPTION INVESTMENT OBJECTIVES

The investment objectives for each Portfolio are listed below. Additional important information about each Portfolio's investment policies, strategies and risks can be found in the fund prospectuses. Copies of these prospectuses will be sent to you with your Contract. You should read the fund prospectuses carefully and keep them for future reference. The investment return and principal value for each Portfolio will fluctuate with market conditions, and you may have a gain or loss when units are sold.

AIM VARIABLE INSURANCE FUNDS:

The AIM Variable Insurance Funds that are available under the contract are listed below. AIM Advisors, Inc., established in 1976, serves as the fund's investment advisor and currently advises or manages over 120 investment portfolios. The investment objective of each AIM fund listed below may be changed by the Board of Trustees without shareholder approval.

AIM V.I. Capital Appreciation Fund

The fund's investment objective is growth of capital. The fund seeks to meet its objective by investing principally in common stocks of companies the portfolio managers believe are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth.

AIM V.I. Growth Fund

The fund's investment objective is to seek growth of capital. The fund seeks to meet its objective by investing principally in seasoned and better capitalized companies considered to have strong earnings momentum.

AIM V.I. International Equity Fund

The fund's investment objective is to provide long-term growth of capital. The fund seeks to meet its objective by investing in a diversified portfolio of international equity securities whose issuers are considered to have strong earnings momentum.

AIM V.I. Value Fund

The fund's investment objective is to achieve long-term growth of capital. Income is a secondary objective. The fund seeks to achieve its objectives by investing primarily in equity securities judged by the fund's investment advisor to be undervalued relative to the investment advisor's appraisal of the current or projected earnings of the companies issuing the securities, or relative to current market values of assets owned by the companies issuing the securities or relative to the equity market generally.

THE ALGER AMERICAN FUND:

The Alger American Funds that are available under the contract are listed below. Fred Alger Management, Inc., established in 1964, serves as the fund's investment advisor. As of 12/31/99 they manage investments totaling $10.69 billion in mutual fund assets as well as $6.75 billion in other assets.

Alger American Growth Portfolio

The fund seeks long-term capital appreciation. It invests primarily in equity securities, such as common or preferred stocks, which are listed on U.S. exchanges or in the over-the-counter market. The Portfolio invests primarily in "growth" stocks which focus on growing companies that generally have broad product lines, markets, financial resources and depth of management.

Alger American Leveraged AllCap Portfolio.

The fund seeks long-term capital appreciation. It invests primarily in equity securities, such as common or preferred stocks, which are listed on U.S. exchanges or in the over-the-counter market. The portfolio invests primarily in "growth" stocks which, under normal circumstances, includes the equity
securities  of  companies  of  any  size  which  demonstrate   promising  growth
potential.

Alger American MidCap Growth Portfolio

The fund seeks long-term capital appreciation. It invests primarily in equity securities, such as common or preferred stocks, which are listed on U.S. exchanges or in the over-the-counter market. The portfolio invests primarily in "growth" stocks which focus on midsize companies with promising growth potential.

Alger American Small Capitalization Portfolio

The fund seeks long-term capital appreciation. It invests primarily in equity securities, such as common or preferred stocks, which are listed on U.S. exchanges or in the over-the-counter market. The portfolio invests primarily in "growth" stocks which focus on small, fast-growing companies that offer
innovative   products,   services  or  technologies   to  a  rapidly   expanding
marketplace.


DAVIS VARIABLE ACCOUNT FUND, INC.:

Davis Selected Advisers, L.P. serves as the investment adviser for each of the Davis Funds available under this contract. Each of the Davis Funds is managed using the Davis investment philosophy, which stresses a back-to-basics approach using extensive research to buy growing companies at value prices and holding on to them for the long term. The three Davis funds listed below were first offered to the public on July 1, 1999.

Davis VA Financial Portfolio

The Portfolio's investment objective is growth of capital. The fund invests primarily in common stock of financial companies. During normal market conditions, at least 65% of the fund's assets are invested in companies that are "principally engaged" in financial services.

Davis VA Real Estate Portfolio

The Portfolio's investment objective is total return through a combination of growth and income. During normal market conditions, at least 65% of the fund's assets are invested in "real estate securities," which are securities issued by companies that are "principally engaged" in the real estate industry. The fund does not invest directly in real estate.

Davis VA Value Portfolio

The Portfolio's investment objective is growth of capital. The fund invests primarily in common stock of U.S. companies with market capitalizations of at least $5 billion, which Davis believes are of high quality and whose shares are selling at attractive prices. Stocks are selected with the intention of holding them for the long term.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST:

Franklin Templeton Variable Insurance Products Trust, formerly Franklin Valuemark Funds, currently consists of 29 separate funds, offering a wide variety of investment choices. Each fund generally has two classes of shares, class 1 and class 2. The funds are generally only available as investment options in variable annuity or variable life insurance contracts. The fund's investment managers and their affiliates manage over $229 billion in assets. The Franklin Templeton portfolios available under this contract are listed below.

Franklin Growth and Income Securities Fund

The fund's principal investment goal is capital appreciation. It's secondary goal is to provide current income. Under normal market conditions, the fund will invest at least 65% of its total assets in a broadly diversified portfolio of equity securities that the fund's manager considers to be financially strong, but undervalued by the market.

Franklin Rising Dividends Securities Fund

The fund's investment goal is long-term capital appreciation. The fund will invest primarily in the commons stocks of financially sound companies that have paid consistently rising dividends.

Franklin Small Cap Fund

The fund's investment goal is long-term capital growth. Under normal market conditions, the fund will invest at least 65% of its total assets in the equity securities of U.S. small capitalization (small cap) companies.

Franklin U.S. Government Fund

The fund's investment goal is income. Under normal market conditions, the fund will invest in a portfolio limited to U.S. Government securities, primarily fixed and variable rate mortgage-backed securities.

Mutual Discovery Securities Fund

The fund's investment goal is capital appreciation. Under normal market conditions, the fund will invest at least 65% of its total assets in equity securities of companies of any nation that the manager believes are available at market prices less than their value based on certain recognized or objective criteria (intrinsic value).

Mutual Shares Securities Fund

The fund's principal investment goal is capital appreciation with income as a secondary goal. Under normal market conditions, the fund will invest at least 65% of its total assets in equity securities of companies that the manager believes are available at market prices less than their value based on certain recognized or objective criteria (intrinsic value).

Templeton Developing Markets Securities Fund

The fund's investment goal is long-term capital appreciation. Under normal market conditions, the fund will invest at least 65% of its total assets in emerging market equity securities. Emerging market countries are typically located in the Asia-Pacific region, Eastern Europe, Central and South America, and Africa.

Templeton Growth Securities Fund

The fund's investment goal is long-term capital growth. Under normal market conditions, the fund will invest at least 65% of its total assets in the equity securities of companies located anywhere in the world, including those in the U.S. and emerging markets.

Templeton Pacific Growth Securities Fund

The fund's investment goal is long-term capital growth. Under normal market conditions, the fund will invest at least 65% of its total assets in equity securities that trade in Pacific Rim markets, some of which may be considered emerging markets, and are issued by companies that have their principal activities in the Pacific Rim.


JP MORGAN SERIES TRUST II:

J.P. Morgan Investment Management Inc. serves as the investment adviser for each of the J.P. Morgan Series Trust II funds available under this contract. J.P. Morgan employs over 380 analysts and portfolio managers around the world and has approximately $373 billion in assets under management, as of September 30, 2000, including assets managed by J.P. Morgan Investment Management, Inc.

J.P. Morgan International Opportunities Portfolio

The portfolio's goal is to provide high total return from a portfolio of equity securities of foreign companies. This goal can be changed only with shareholder approval. The portfolio's assets are invested primarily in companies from developed markets other than the U.S.

J.P. Morgan U.S. Disciplined Equity Portfolio

The portfolio's goal is to provide high total return from a portfolio of selected equity securities. This goal can be changed only with shareholder approval. The portfolio invests primarily in large-and medium-capitalization U.S. companies.


OPPENHEIMER VARIABLE ACCOUNT FUNDS:

Oppenheimer Funds, Inc. has been an investment adviser since 1960 and serves as the investment adviser for each of the Oppenheimer Variable Account Funds available under this contract. They manage more than $120 billion in assets, as of March 31, 2000, including other Oppenheimer funds with more than 5 million shareholder accounts.

Oppenheimer Global Securities Fund/VA

The fund seeks long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special situations that are considered to have appreciation possibilities. The fund invests mainly in common stocks, and can also buy other equity securities including preferred stocks and securities convertible into common stock.

Oppenheimer High Income Fund/VA

The fund seeks a high level of current income from investment in high-yield fixed income securities. The fund invests mainly in a variety of high-yield fixed-income securities of domestic and foreign issuers.

Oppenheimer Main Street Growth & Income Fund/VA

The fund's objective is to seek high total return (which includes growth in the value of its shares as well as current income) from equity and debt securities. The fund invests mainly in common stocks of U.S. companies, and can also invest in other equity securities such as preferred stocks and securities convertible into common stocks.


PIMCO VARIABLE INSURANCE TRUST:

Pacific Investment Management Company LLC (PIMCO), a Delaware limited liability company, serves as the investment adviser for the PIMCO Variable Insurance Trust Portfolios listed below. PIMCO provides investment management and advisory services to private accounts of institutional and individual clients and to mutual funds. As of September 30, 2000, PIMCO had approximately $207 billion in assets under management.

PIMCO VIT High Yield Bond Portfolio

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management. The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% or its assets in a diversified portfolio of high yield securities ("junk bonds") rated below investment grade but rated at least B by Moody's or S&P.

PIMCO VIT StocksPLUS Growth and Income Portfolio

The Portfolio seeks total return which exceeds that of the S&P 500. The Portfolio seeks to achieve its objective by investing under normal circumstances substantially all of its assets in S&P 500 derivatives, backed by a portfolio of Fixed Income Instruments.

PIMCO VIT Total Return Bond Portfolio

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management. The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% or its assets in a diversified portfolio of Fixed Income Instruments of varying maturities.


THE PRUDENTIAL SERIES FUND, INC.

The Prudential Series Fund, Inc. currently consists of 37 separate portfolios. The fund offer two classes of shares, class 1 and class 2. Class 2 shares of the funds listed below are available under this contract and are managed by Prudential Investments Fund Management LLC (PIFM). PIFM has served as the manager and administrator to investment companies since 1987 and as of August 31, 2000, manages assets of approximately $76.4 billion.

SP Jennison International Growth Portfolio

The Portfolio's investment objective is long-term growth of capital. The Portfolio seeks to achieve this objective by investing in equity-related securities of foreign issuers.

SP Strategic Partners Focused Growth Portfolio

The Portfolio's investment objective is long-term growth of capital. This means the Portfolio seeks investments whose price will increase over several years. The Portfolio normally invests at least 65% of its total assets in equity-related securities of U.S. companies that the adviser believes to have strong capital appreciation potential.


SELIGMAN PORTFOLIOS, INC.:

Seligman Portfolios Inc. consists of 15 separate portfolios managed by J.& W. Seligman & Co. Incorporated (Seligman). The Portfolios listed below are available under this contract. Seligman was established in 1864 and currently serves as manager to 20 U.S. registered investment companies, which offer more than 50 investment portfolios with approximately $30 billion is assets as of March 31, 2000.

Seligman Global Technology Portfolio

The Portfolio's objective is long-term capital appreciation. The Portfolio generally invests at least 65% of its assets in equity securities of U.S. and non-U.S. companies with business operations in technology and technology-related industries.

Seligman Small-Cap Value Portfolio

The Portfolio's objective is long-term capital appreciation. The Portfolio generally invests at least 65% of its total assets in the common stocks of "value" companies with small market capitalization (up to $1 billion) at the time of purchase by the Portfolio.


USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST:

Allianz of America, Inc., established in 1976, is the adviser for the funds available under the USAllianz Variable Insurance Products Trust. As of December 31, 1999 they managed more than $21 billion in fixed income, equity and real estate investment. Allianz of America, Inc. is a subsidiary of Allianz AG Holding, one of the world's largest insurance and financial services companies. The following Portfolios are available under this contract and their investment objectives may not be changed without shareholder approval.

USAllianz VIP Diversified Assets Fund

The fund's investment objective is total return consistent with reduction of long-term volatility. The fund normally invests approximately 65% of its total assets in fixed income securities.

USAllianz VIP Fixed Income Fund

The fund's investment objective is to maximize total return with secondary emphasis on income. In pursuit of its objective, the fund normally invests at least 80% of its total assets in fixed income securities rated within the four highest rating categories by a primary credit rating agency.

USAllianz VIP Global Opportunities Fund

The fund's investment objective is long-term growth of capital. In pursuit of its objective, the fund normally invests at least 80% of its total assets in equity securities, which include common stocks, preferred stocks, convertible securities, warrants and rights of U.S. and foreign issuers.

USAllianz VIP Growth Fund

The fund's investment objective is long-term growth of capital. In pursuit of its objective, the fund normally invests at least 80% of its total assets in equity securities, which include common stocks, preferred stocks and convertible securities of U.S. issuers and foreign issuers whose securities are U.S. dollar denominated and are traded on a U.S. Securities market.

USAllianz VIP Money Market Fund

The fund's investment objective is current income consistent with stability of principal. The fund invests substantially all (but not less than 80%) of its total assets in a diversified and liquid portfolio of high quality, money market investments.


VAN KAMPEN LIFE INVESTMENT TRUST:

Van Kampen Asset Management Inc. is the investment adviser for the Portfolios listed below which are offered under the Van Kampen Life Investment Trust. Van Kampen Asset Management Inc. is a wholly owned subsidiary of Van Kampen Investment Inc., a diversified asset management company with more than $90 billion under management or supervision as of December 31, 1999.

Van Kampen LIT Enterprise Portfolio

The Portfolio's investment objective is to seek capital appreciation through investments in securities believed by the Portfolio's investment adviser to have above average potential for capital appreciation. The portfolio seeks to achieve its investment objective by investing primarily in common stocks of "growth" companies focusing on those securities believed to offer a combination of strong business fundamentals at an attractive valuation.

Van Kampen LIT Growth and Income Portfolio

The Portfolio's investment objective is to seek long-term growth of capital and income. The portfolio seeks to achieve its investment objective by investing primarily in income-producing equity securities, including common stocks and convertible securities.







                                     PART B

                       STATEMENT OF ADDITIONAL INFORMATION
                           VARIABLE ANNUITY CONTRACTS
                                    issued by
                         ALLIANZ LIFE VARIABLE ACCOUNT B
                                       and
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                               _____________, 2000

THIS IS NOT A PROSPECTUS. THIS STATEMENT OF ADDITIONAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS FOR THE INDIVIDUAL VARIABLE ANNUITY CONTRACTS WHICH ARE REFERRED TO HEREIN.

THE PROSPECTUS CONCISELY SETS FORTH INFORMATION THAT A PROSPECTIVE INVESTOR OUGHT TO KNOW BEFORE INVESTING. FOR A COPY OF THE PROSPECTUS, CALL OR WRITE THE INSURANCE COMPANY AT: 1750 Hennepin Avenue, Minneapolis, MN 55403-2195, (800) 542-5427.

THIS  STATEMENT  OF  ADDITIONAL   INFORMATION   AND  THE  PROSPECTUS  ARE  DATED
___________, 2000, AND MAY BE AMENDED FROM TIME TO TIME.




Table of Contents

                                                    Page
Insurance Company ....................................2
Experts...............................................2

Legal Opinions........................................2
Distributor ..........................................2
Reduction or Elimination of the
 Withdrawal Charge ...................................2
Calculation of Performance Data ......................3
Federal Tax Status ...................................9
Annuity Provisions ..................................15
Mortality and Expense Risk Guarantee.................16
Financial Statements.................................16


Insurance Company

Allianz Life Insurance Company of North America (the "Insurance Company") is a stock life insurance company organized under the laws of the state of Minnesota in 1896. The Insurance Company is a wholly-owned subsidiary of Allianz
Versicherungs-AG Holding ("Allianz"). Allianz is headquartered in Munich, Germany, and has sales outlets throughout the world. The Insurance Company offers fixed and variable life insurance and annuities, and group life, accident and health insurance.

The Insurance Company is rated A++g by A.M. BEST, an independent analyst of the insurance industry. The financial strength of an insurance company may be relevant in that it may be a reflection as to the ability of a company to make fixed annuity payments from its general account.

Experts

The financial statements of Allianz Life Variable Account B and the consolidated financial statements of the Insurance Company as of and for the year ended December 31, 1999 included in this Statement of Additional Information have been audited by KPMG LLP, independent auditors, as indicated in their reports included in this Statement of Additional Information and are included herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

Legal Opinions

Blazzard, Grodd & Hasenauer, P.C., Westport, Connecticut has provided advice on certain matters relating to the federal securities and income tax laws in connection with the Contracts.

Distributor

USAllianz Investor Services, LLC (formerly NALAC Financial Plans, LLC), a subsidiary of the Insurance Company, acts as the distributor. The offering is on a continuous basis.

Reduction or Elimination of the Withdrawal Charge

The amount of the withdrawal charge on the Contracts may be reduced or eliminated when sales of the Contracts are made to individuals or to a group of individuals in a manner that results in savings of sales expenses. The entitlement to a reduction of the withdrawal charge will be determined by the Insurance Company after examination of the following factors: 1) the size of the group; 2) the total amount of purchase payments expected to be received from the group; 3) the nature of the group for which the Contracts are purchased, and the persistency expected in that group (i.e., the expectation that the Contract owners will continue to hold the Contracts for a certain period of time); 4) the purpose for which the Contracts are purchased and whether that purpose makes it likely that expenses will be reduced; and 5) any other circumstances which the Insurance Company believes to be relevant to determining whether reduced sales or administrative expenses may be expected. None of the reductions in charges for sales is contractually guaranteed.

The withdrawal charge may be eliminated when the Contracts are issued to an officer, director or employee of the Insurance Company or any of its affiliates. The withdrawal charge may be reduced or eliminated when the Contract is sold by an agent of the Insurance Company to any members of his or her immediate family and the commission is waived. In no event will any reduction or elimination of the withdrawal charge be permitted where the reduction or elimination will be unfairly discriminatory to any person.

Calculation of Performance Data

Total Return

From time to time, the Insurance Company may advertise the performance data for the Variable Options in sales literature, advertisements, personalized hypothetical illustrations, and Contract Owner communications. Such data will show the percentage change in the value of an Accumulation Unit based on the performance of a Portfolio over a stated period of time which is determined by dividing the increase (or decrease) in value for that unit by the Accumulation Unit value at the beginning of the period.

Any such performance data will include total return figures for the one, five, and ten year (or since inception) time periods indicated. Such total return figures will reflect the deduction of the mortality and expense risk charge, the operating expenses of the underlying Portfolios and any applicable withdrawal charge, contract maintenance charge and GVP charge ("Standardized Total
Return"). The withdrawal charge, contract maintenance charge and GVP charge deductions are calculated assuming a Contract is fully withdrawn at the end of the reporting period.

The hypothetical value of a Contract purchased for the time periods described will be determined by using the actual Accumulation Unit values for an initial $1,000 purchase payment, and deducting any applicable contract maintenance charges and any applicable GVP charge and withdrawal charge to arrive at the ending hypothetical value. The average annual total return is then determined by computing the fixed interest rate that a $1,000 purchase payment would have to earn annually, compounded annually, to grow to the hypothetical value at the end of the time periods described. The formula used in these calculations is:

                                        n
                                  P(1+T) = ERV

where:

          P    = a hypothetical initial payment of $1,000;

          T    = average annual total return;

          n    = number of years;

          ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the time periods used at the end of such time periods (or fractional portion thereof).

The Insurance Company may also advertise performance data which will be calculated in the same manner as described above but which will not reflect the deduction of the withdrawal charge, the contract maintenance charge and the MVPB charge. The Insurance Company may also advertise cumulative and average total return information over different periods of time. The Company may also present performance information computed on a different basis ("Non-Standardized Total Return").

Cumulative total return is calculated in a similar manner, except that the results are not annualized. Each calculation assumes that no sales load is deducted from the initial $1,000 payment at the time it is allocated to the Portfolios and assumes that the income earned by the investment in the Portfolio is reinvested.

Contract Owners should note that investment results will fluctuate over time, and any presentation of total return for any period should not be considered as a representation of what an investment may earn or what a Contract Owner's total return may be in any future period.

Yield

The USAllianz VIP Money Market Fund - The Insurance Company may advertise yield information for the USAllianz VIP Money Market Fund. The USAllianz VIP Money Market Fund's current yield may vary each day, depending upon, among other things, the average maturity of the underlying Portfolio's investment securities and changes in interest rates, operating expenses, the deduction of the mortality and expense risk charge, the GVP charge and the contract maintenance charge and, in certain instances, the value of the underlying Portfolio's investment securities. The fact that the Portfolio's current yield will fluctuate and that the principal is not guaranteed should be taken into consideration when using the Portfolio's current yield as a basis for comparison with savings accounts or other fixed-yield investments. The yield at any particular time is not indicative of what the yield may be at any other time.

The USAllianz VIP Money Market Fund's current yield is computed on a base period return of a hypothetical Contract having a beginning balance of one Accumulation Unit for a particular period of time (generally seven days). The return is determined by dividing the net change (exclusive of any capital changes) in such

Accumulation Unit by its beginning value, and then multiplying it by 365/7 to get the annualized current yield. The calculation of net change reflects the value of additional shares purchased with the dividends paid by the Portfolio, and the deduction of the mortality and expense risk charge, the GVP charge and contract maintenance charge. The effective yield reflects the effects of compounding and represents an annualization of the current return with all dividends reinvested.

(Effective yield = [(Base Period Return + 1)365/7] - 1.)

For the seven day period ending September 30, 2000, the USAllianz VIP Money Market Fund had a current yield of 3.42% and an effective yield of 3.48% for Contracts with a mortality and expense risk charge of 1.50% and a current yield of 2.92% and an effective yield of 2.96% for Contracts with a mortality and expense risk charge of 2.00%.

Other Variable Options. The Insurance Company may also quote yield in sales literature, advertisements, personalized hypothetical illustrations, and Contract Owner communications for the other Variable Options. Each Variable
Option (other than the USAllianz VIP Money Market Fund) will publish standardized total return information with any quotation of current yield.

The yield computation is determined by dividing the net investment income per Accumulation Unit earned during the period (minus the deduction for the mortality and expense risk charge, GVP charge and contract maintenance charge) by the Accumulation Unit value on the last day of the period and annualizing the resulting figure, according to the following formula:


Yield= 2 [((a-b) + 1)6 - 1] cd where:

          a    = net  investment  income earned during the  period by the
                 Variable Option attributable to shares owned by the Portfolio;

          b    = expenses accrued for the period (net of reimbursements);

          c    = the average  daily  number of  accumulation  units  outstanding during the period;

          d    = the maximum  offering price per  accumulation  unit on the last day of the period.

The above formula will be used in calculating quotations of yield, based on specified 30-day periods (or one month) identified in the sales literature, advertisement, or communication. Yield calculations assume no sales load. The Insurance Company does not currently advertise yield information for any Variable Option (other than the USAllianz VIP Money Market Fund).

Performance Ranking

Total return may be compared to relevant indices, including U.S. domestic and international indices and data from Lipper Analytical Services, Inc., Standard & Poor's Indices, or VARDS(R).

From time to time, evaluation of performance by independent sources may also be used.

Performance Information

Certain Portfolios have been in existence for some time and have investment performance history. In order to show how investment performance of the Portfolios affects Accumulation Unit values, the following performance information was developed.

Effective May 1, 2000, the Templeton Developing Markets Securities Fund (formerly known as the Templeton Developing Markets Fund, a fund of Templeton Variable Series Fund) merged into the Templeton Developing Markets Equity Fund. The performance shown in the charts below reflects the historical performance of the Templeton Developing Markets Equity Fund.

The charts below shows Accumulation Unit performance which assumes that the Accumulation Units were invested in each of the Portfolios for the same periods.

o Chart A is for Contracts with the Return of Premium GMDB and the Guaranteed Principal Protector benefit (based on the lowest mortality and expense risk charge of 1.50%) using the Dimensions Asset Allocation Model (assuming a 2% GVP charge).

O Chart B is for Contracts with the Double Principal GMDB and the Guaranteed Performance Accumulator benefit (based on the highest mortality and expense risk charge of 2.00%) using a self-directed asset allocation method (assuming a 3% GVP charge).

o Chart C is for contracts with the Double Principal GMDB and the Guaranteed Performance Accumulator benefit (based on the highest mortality and expense risk charge of 2.00%) and using the maximum possible GVP charge of 5%.

The performance figures in Column I represent performance figures for the Accumulation Units which reflects the deduction of the mortality and expense risk charge and the operating expenses of the Portfolios. Column II represents performance figures for the Accumulation Units which reflects the mortality and expense risk charge, the GVP charge, the contract maintenance charge, the operating expenses of the Portfolios and assumes that you make a withdrawal at the end of the period (therefore the withdrawal charge is reflected). Past performance does not guarantee future results.

Chart A

Total Return for the periods ended September 30, 2000:                                             HYPOTHETICAL

                                                     Column I                          Column II

-------------------------------------------------------------------------------------------------------------------------
                                Inception    One    Three   Five    Ten    Since     One    Three   Five   Ten    Since
Variable Option                   Date       Year   Year    Year    Year Inception   Year   Year    Year   Year  Inception
-------------------------------------------------------------------------------------------------------------------------

AIM VI Capital  Appreciation    5/5/1993   53.08%  20.09%  18.68%    NA    20.24%  41.92%  16.69%  16.24%    NA    18.41%
AIM VI Growth                   5/5/1993   23.44%  20.45%  20.50%    NA    18.94%  12.88%  17.07%  18.13%    NA    16.94%
AIM VI International  Equity    5/5/1993   15.91%   9.52%  12.71%    NA    12.15%   5.50%   5.91%  10.15%    NA    10.62%
AIM VI Value                    5/5/1993    8.42%  14.80%  15.89%    NA    17.63%   0.32%  12.11%  14.30%    NA    15.34%
Alger  American  Growth         1/9/1989   19.72%  22.24%  20.02%  22.00%  19.65%   9.23%  18.06%  17.50%  20.24%  17.96%
Alger American Leveraged AllCap 1/25/1995  32.95%  34.62%  27.00%    NA    36.27%  22.19%  30.49%  24.47%    NA    33.94%
Alger American MidCap Growth    5/3/1993   50.45%  22.81%  18.75%    NA    23.36%  19.45%  16.70%    NA      NA    21.16%
Alger American Small
  Capitalization               9/21/1988   17.20%  10.47%   8.30%  16.25%  16.72%   6.76%   6.89%   6.12%  14.80%  15.31%
Davis VA Financial*             7/1/1999   28.90%    NA      NA      NA    11.36%  18.22%    NA      NA      NA     5.26%
Davis VA Real Estate *          7/1/1999   15.95%    NA      NA      NA     2.88%   5.53%    NA      NA      NA    -2.88%
Davis VA Value *                7/1/1999   19.32%    NA      NA      NA     7.04%   8.83%    NA      NA      NA     1.34%
Franklin Growth and Income Securities
   (formerly known as the Franklin
   Growth and Income Fund)     1/24/1989   10.53%   6.40%  12.03%  11.99%   9.32%   0.50%   3.55%   9.97%  10.65%   8.17%
Franklin Rising Dividends
  Securities                   1/27/1992    2.39%  -0.32%  10.54%    NA     7.94%  -5.71%  -2.84%   8.88%    NA     7.10%
Franklin Small Cap             11/1/1995   69.74%  22.44%    NA      NA    24.87%  58.25%  19.06%    NA      NA    22.34%
Franklin U.S. Government       3/14/1989    4.98%   3.58%   4.42%   6.09%   5.89%  -3.12%   1.26%   3.47%   5.37%   5.44%
JP Morgan International
  Opportunities                 1/3/1995    3.15%   4.32%   8.05%    NA     8.12%  -4.95%   1.29%   5.96%    NA     6.72%
JP Morgan US Disciplined Equity 1/3/1995    2.96%   8.97%  15.34%    NA    17.93%  -5.14%   6.12%  13.27%    NA    15.46%
Mutual Discovery Securities    11/8/1996   22.12%   6.18%    NA      NA    10.19%  11.58%  2.48%     NA      NA     7.22%
Mutual Shares Securities       11/8/1996   14.56%   5.53%    NA      NA     9.12%   4.17%   1.81%    NA      NA     6.22%
Oppenheimer Global
  Securities/VA               11/12/1990   46.89%  22.49%  20.46%    NA    14.68%  35.86%  19.13%  18.42%    NA    13.24%
Oppenheimer High Income/VA     4/30/1986    0.72%   0.73%   5.69%  10.54%   9.40%  -7.38%  -1.73%   3.91%   9.16%   8.37%
Oppenheimer Main Street
  Growth & Income/VA            7/5/1995   11.43%   8.19%  19.38%    NA    20.18%   1.11%   4.55%  16.87%    NA    18.36%
PIMCO VIT High Yield Bond      4/30/1998    1.42%     NA     NA      NA     0.89%  -6.68%    NA      NA      NA    -2.15%
PIMCO VIT Stocks PLUS Growth &
  Income                      12/31/1997    9.15%     NA     NA      NA    14.54%   0.50%    NA      NA      NA    10.68%
PIMCO VIT Total Return Bond   12/31/1997    4.98%     NA     NA      NA     3.52%  -3.12%    NA      NA      NA     0.96%
Seligman Global Technology      5/1/1996   47.64%  35.96%    NA      NA    31.29%  36.59%  32.74%    NA      NA    28.95%
Seligman Small-Cap Value        5/1/1998   25.61%     NA     NA      NA    11.35%  15.00%    NA      NA      NA     7.75%
Templeton Developing Markets Securities
  (formerly known as the Templeton
  Developing Markets Fund)     3/15/1994   -6.52% -12.84%  -1.94%    NA    -1.69% -14.62% -16.81%  -4.10%    NA    -3.25%
Templeton Growth Securities (formerly
  known as the Templeton Global





  Growth  Fund)                3/15/1994    5.67%   4.06%  10.07%    NA     9.70%  -2.43%   1.02%   8.07%    NA     8.31%
Templeton Pacific Growth Securities
  (formerly known as the Templeton
  Pacific Growth Fund)         1/27/1992   13.47% -13.51%  -8.77%    NA    -1.80% -21.57% -17.53% -10.97%    NA    -2.59%
USAllianz VIP Diversified
  Assets                        11/12/99     NA       NA     NA      NA     3.85%    NA      NA      NA      NA    -4.25%
USAllianz VIP Fixed Income      11/12/99     NA       NA     NA      NA     2.84%    NA      NA      NA      NA    -5.26%
USAllianz VIP Global
  Opportunities                  1/13/00     NA       NA     NA      NA    -8.71%    NA      NA      NA      NA   -16.81%
USAllianz VIP Growth            11/12/99     NA       NA     NA      NA     4.92%    NA      NA      NA      NA    -3.18%
USAllianz VIP Money Market       1/13/00    3.48%   **Seven Day Effective Yield**   3.48%   **Seven Day Effective Yield**
Van Kampen LIT Enterprise       4/7/1986   13.91%  10.53%  17.49%  16.17%  10.96%   3.53%   6.96%  14.97%  14.26%   9.47%
Van Kampen LIT Growth & Income12/23/1996   17.36%  11.40%    NA      NA    15.20%   6.91%   7.85%    NA      NA    12.27%

Class II shares of the SP Jennison International Growth Portfolio and the SP Strategic Partners Focused Growth Portfolio commenced operations as of December 15, 2000, therefore no performance is shown for these Sub-Accounts.


Chart B

Total Return for the periods ended September 30, 2000:                                           HYPOTHETICAL

                                                     Column I                         Column II
------------------------------------------------------------------------------------------------------------------------
                               Inception    One    Three  Five    Ten    Since       One    Three  Five    Ten   Since
Variable Option                  Date       Year   Year   Year    Year   Inception   Year   Year   Year    Year Inception
------------------------------------------------------------------------------------------------------------------------
AIM VI Capital  Appreciation   5/5/1993   52.32%  19.49%  18.08%    NA    19.64%   39.65%  15.25%  14.92%    NA    17.22%
AIM VI Growth                  5/5/1993   22.83%  19.85%  19.90%    NA    18.35%   11.05%  15.63%  16.80%    NA    15.44%
AIM VI International  Equity   5/5/1993   15.34%   8.97%  12.15%    NA    11.59%    3.78%   4.59%   8.66%    NA     9.46%
AIM VI Value                   5/5/1993    7.88%  14.23%  15.31%    NA    17.04%   -0.22%  11.12%  13.23%    NA    13.65%
Alger  American  Growth        1/9/1989   19.13%  21.63%  19.42%  21.39%  19.05%    7.46%  16.24%  15.95%  18.79%  16.55%
Alger American Leveraged
   AllCap                      1/25/1995  32.28%  33.95%  26.35%    NA    35.59%   20.22%  28.80%  23.00%    NA    32.31%
Alger American MidCap Growth   5/3/1993   49.70%  22.20%  18.16%    NA    22.74%   37.11%  17.99%  15.37%    NA    19.49%
Alger American Small
  Capitalization               9/21/1988  16.62%   9.92%   7.76%  15.67%  16.13%    5.02%   5.56%   4.90%  13.53%  14.05%
Davis VA Financial*             7/1/1999  28.26%    NA      NA      NA    10.80%   16.31%    NA      NA      NA     4.48%
Davis VA Real Estate*           7/1/1999  15.37%    NA      NA      NA     2.37%    3.81%    NA      NA      NA    -3.40%
Davis VA Value*                 7/1/1999  18.72%    NA      NA      NA     6.50%    7.06%    NA      NA      NA     0.80%
Franklin Growth and Income
  Securities                   1/24/1989   9.98%   5.87%  11.47%  11.43%   8.78%    0.00%   3.01%   8.95%   9.66%   7.10%
Franklin Rising Dividends
  Securities                   1/27/1992   1.88%  -0.82%   9.99%    NA     7.40%   -6.22%  -3.36%   7.85%    NA     6.19%
Franklin Small Cap             11/1/1995  68.90%  21.83%    NA      NA    24.25%   55.73%  17.60%    NA      NA    20.71%





Franklin U.S. Government       3/14/1989   4.45%   3.06%   3.89%   5.56%   5.36%   -3.65%   0.72%   2.93%   4.60%   4.80%
JP Morgan International
  Opportunities                 1/3/1995   2.63%   3.80%   7.51%    NA     7.58%   -5.47%   0.38%   4.97%    NA     5.84%
JP Morgan US Disciplined Equity 1/3/1995   2.45%   8.43%  14.76%    NA    17.34%   -5.65%   5.17%  11.98%    NA    13.84%
Mutual Discovery Securities    11/8/1996  21.51%   5.65%    NA      NA     9.65%    9.77%   1.19%    NA      NA     5.81%
Mutual Shares Securities       11/8/1996  13.99%   5.00%    NA      NA     8.58%    2.47%   0.53%    NA      NA     5.36%
Oppenheimer Global
  Securities/VA               11/12/1990  46.16%  21.88%  19.86%    NA    14.11%   33.68%  17.67%  17.08%    NA    12.06%
Oppenheimer High Income/VA     4/30/1986   0.22%   0.22%   5.16%   9.99%   8.86%   -7.88%  -2.26%   2.92%   8.06%   7.45%
Oppenheimer Main Street
  Growth & Income/VA            7/5/1995  10.88%   7.65%  18.79%    NA    19.58%    0.00%   3.43%  15.41%    NA    17.06%
PIMCO VIT High Yield Bond      4/30/1998   0.91%    NA      NA      NA     0.39%   -7.19%    NA      NA      NA    -2.67%
PIMCO VIT Stocks PLUS Growth &
  Income                      12/31/1997   8.60%    NA      NA      NA    13.97%    0.00%    NA      NA      NA     9.24%
PIMCO VIT Total Return Bond   12/31/1997   4.45%    NA      NA      NA     3.00%   -3.65%    NA      NA      NA     0.42%
Seligman Global Technology      5/1/1996  46.91%  35.28%    NA      NA    30.64%   34.40%  31.13%    NA      NA    27.39%
Seligman Small-Cap Value        5/1/1998  24.98%    NA      NA      NA    10.80%   13.14%    NA      NA      NA     6.70%
Templeton Developing Markets
  Securities                   3/15/1994  -6.93% -13.26%  -2.42%    NA    -2.17%  -15.03% -17.58%  -5.01%    NA    -4.21%
Templeton Growth Securities    3/15/1994   5.14%   3.54%   9.52%    NA     9.15%   -2.96%   0.12%   7.07%    NA     7.25%
Templeton Pacific Growth
  Securities                   1/27/1992 -14.10% -14.32%  -9.47%    NA    -2.44%  -22.20% -18.72% -11.91%    NA    -3.56%
USAllianz VIP Diversified
  Assets                        11/12/99    NA      NA      NA      NA     3.40%     NA      NA      NA      NA    -4.70%
USAllianz VIP Fixed Income      11/12/99    NA      NA      NA      NA     2.39%     NA      NA      NA      NA    -5.71%
USAllianz VIP Global
  Opportunities                  1/13/00    NA      NA      NA      NA    -9.01%     NA      NA      NA      NA   -17.11%
USAllianz VIP Growth            11/12/99    NA      NA      NA      NA     4.46%     NA      NA      NA      NA    -3.64%
USAllianz VIP Money Market       1/13/00   2.96%   **Seven Day Effective Yield**    2.96%   **Seven Day Effective Yield**
Van Kampen LIT Enterprise       4/7/1986  13.34%   9.98%  16.91%  15.59%  10.41%    1.84%   5.62%  13.42%  12.88%   8.26%
Van Kampen LIT Growth & Income12/23/1996  16.77%  10.85%    NA      NA    14.62%    5.17%   6.50%    NA      NA    10.82%

Class II shares of the SP Jennison International Growth Portfolio and the SP Strategic Partners Focused Growth Portfolio commenced operations as of December 15, 2000, therefore no performance is shown for these Sub-Accounts.

Chart C

Total Return for the periods ended September 30, 2000:                                           HYPOTHETICAL

                                                     Column I                         Column II
-------------------------------------------------------------------------------------------------------------------------
                               Inception    One    Three  Five    Ten    Since       One     Three  Five   Ten   Since
Variable Option                  Date       Year   Year   Year    Year   Inception   Year    Year   Year   Year  Inception
-------------------------------------------------------------------------------------------------------------------------
AIM VI Capital  Appreciation   5/5/1993   52.32%  19.49%  18.08%    NA    19.64%   36.61%  13.59%  13.46%    NA    15.91%
AIM VI Growth                  5/5/1993   22.83%  19.85%  19.90%    NA    18.35%    8.59%  13.96%  15.32%    NA    13.82%
AIM VI International  Equity   5/5/1993   15.34%   8.97%  12.15%    NA    11.59%    1.47%   3.06%   6.80%    NA     8.24%
AIM VI Value                   5/5/1993    7.88%  14.23%  15.31%    NA    17.04%   -0.22%  10.31%  12.26%    NA    11.62%
Alger  American  Growth        1/9/1989   19.13%  21.63%  19.42%  21.39%  19.05%    5.08%  14.57%  14.47%  17.31%  14.90%
Alger American Leveraged
   AllCap                      1/25/1995  32.28%  33.95%  26.35%    NA    35.59%   17.58%  26.96%  21.44%    NA    30.37%
Alger American MidCap Growth   5/3/1993   49.70%  22.20%  18.16%    NA    22.74%   34.12%  16.29%  13.90%    NA    17.36%
Alger American Small
  Capitalization               9/21/1988  16.62%   9.92%   7.76%  15.67%  16.13%    2.69%   4.01%   3.84%  12.26%  12.72%
Davis VA Financial*             7/1/1999  28.26%    NA      NA      NA    10.80%   13.75%    NA      NA      NA     4.03%
Davis VA Real Estate*           7/1/1999  15.37%    NA      NA      NA     2.37%    1.51%    NA      NA      NA    -3.40%
Davis VA Value*                 7/1/1999  18.72%    NA      NA      NA     6.50%    4.69%    NA      NA      NA     0.80%
Franklin Growth and Income
  Securities                   1/24/1989   9.98%   5.87%  11.47%  11.43%   8.78%    0.00%   3.01%   8.48%   8.97%   6.21%
Franklin Rising Dividends
  Securities                   1/27/1992   1.88%  -0.82%   9.99%    NA     7.40%   -6.22%  -3.36%   6.93%    NA     5.43%
Franklin Small Cap             11/1/1995  68.90%  21.83%    NA      NA    24.25%   52.36%  15.91%    NA      NA    18.68%
Franklin U.S. Government       3/14/1989   4.45%   3.06%   3.89%   5.56%   5.36%   -3.65%   0.72%   2.93%   4.28%   4.67%
JP Morgan International
  Opportunities                 1/3/1995   2.63%   3.80%   7.51%    NA     7.58%   -5.47%  -0.36%   4.06%    NA     5.44%
JP Morgan US Disciplined Equity 1/3/1995   2.45%   8.43%  14.76%    NA    17.34%   -5.65%   4.40%  10.54%    NA    11.75%
Mutual Discovery Securities    11/8/1996  21.51%   5.65%    NA      NA     9.65%    7.34%  -0.30%    NA      NA     4.48%
Mutual Shares Securities       11/8/1996  13.99%   5.00%    NA      NA     8.58%    0.19%  -0.95%    NA      NA     4.77%
Oppenheimer Global
  Securities/VA               11/12/1990  46.16%  21.88%  19.86%    NA    14.11%   30.76%  15.98%  15.59%    NA    10.93%
Oppenheimer High Income/VA     4/30/1986   0.22%   0.22%   5.16%   9.99%   8.86%   -7.88%  -2.26%   2.32%   7.07%   6.69%
Oppenheimer Main Street
  Growth & Income/VA            7/5/1995  10.88%   7.65%  18.79%    NA    19.58%    0.00%   2.66%  13.94%    NA    15.64%
PIMCO VIT High Yield Bond      4/30/1998   0.91%    NA      NA      NA     0.39%   -7.19%    NA      NA      NA    -2.67%
PIMCO VIT Stocks PLUS Growth &
  Income                      12/31/1997   8.60%    NA      NA      NA    13.97%    0.00%    NA      NA      NA     7.50%
PIMCO VIT Total Return Bond   12/31/1997   4.45%    NA      NA      NA     3.00%   -3.65%    NA      NA      NA     0.42%
Seligman Global Technology      5/1/1996  46.91%  35.28%    NA      NA    30.64%   31.47%  29.26%    NA      NA    25.56%
Seligman Small-Cap Value        5/1/1998  24.98%    NA      NA      NA    10.80%   10.64%    NA      NA      NA     6.64%
Templeton Developing Markets
  Securities                   3/15/1994  -6.93% -13.26%  -2.42%    NA    -2.17%  -15.03% -18.22%  -5.85%    NA    -5.16%
Templeton Growth Securities    3/15/1994   5.14%   3.54%   9.52%    NA     9.15%   -2.96%  -0.62%   6.14%    NA     6.21%
Templeton Pacific Growth
  Securities                   1/27/1992 -14.10% -14.32%  -9.47%    NA    -2.44%  -22.20% -19.36% -12.31%    NA    -4.26%
USAllianz VIP Diversified
  Assets                        11/12/99    NA      NA      NA      NA     3.40%     NA      NA      NA      NA    -4.70%
USAllianz VIP Fixed Income      11/12/99    NA      NA      NA      NA     2.39%     NA      NA      NA      NA    -5.71%
USAllianz VIP Global
  Opportunities                  1/13/00    NA      NA      NA      NA    -9.01%     NA      NA      NA      NA   -17.11%
USAllianz VIP Growth            11/12/99    NA      NA      NA      NA     4.46%     NA      NA      NA      NA    -3.64%
USAllianz VIP Money Market       1/13/00   2.96%  **Seven Day Effective Yield**     2.96%   **Seven Day Effective Yield**
Van Kampen LIT Enterprise       4/7/1986  13.34%   9.98%  16.91%  15.59%  10.41%    0.00%   4.22%  11.58%  11.32%   7.16%
Van Kampen LIT Growth & Income12/23/1996  16.77%  10.85%    NA      NA    14.62%    2.84%   4.95%    NA      NA     9.27%

Class II shares of the SP Jennison International Growth Portfolio and the SP Strategic Partners Focused Growth Portfolio commenced operations as of December 15, 2000, therefore no performance is shown for these Sub-Accounts.


Illustration of the Guaranteed Value Protection Benefit
--------------------------------------------------------------------------------

The Insurance  Company may advertise the  Guaranteed  Value  Protection  Benefit
(GVP) through illustrations in sales literature, advertisements, personalized illustrations, and Contract Owner communications. Such illustrations may show the Contract value, full or partial withdrawal values, death benefits, or the GVP guarantee accounts, assuming the historical performance data of specific Portfolios or using a hypothetical return (which return will not exceed 12%).

Such values will include the deduction of mortality and expense risk charges, the operating expenses of any specific Portfolio, and any applicable withdrawal charges, GVP charges and contract maintenance charges. The withdrawal charges, the GVP charges and contract maintenance charges are calculated assuming a Contract is fully surrendered at the end of the Contract year.

The hypothetical values of a Contract purchased for time periods described will be determined by using the Accumulation Unit values for a variable option investing in a specific Portfolio for a stated purchase payment, and deducting any applicable mortality and expense risk charge, contract maintenance charge, GVP charge and withdrawal charge to arrive at the ending hypothetical value. If a hypothetical return is used unrelated to any specific Portfolio, mortality and expense risk charges, contract maintenance charges, and GVP charges will also be deducted from the hypothetical return. Partial withdrawal charges, death benefits, GVP benefits and GVP guarantee accounts are calculated as described in the Contract and Prospectus.

Federal Tax Status


Note: The following description is based upon the Insurance Company's understanding of current federal income tax law applicable to annuities in general. The Insurance Company cannot predict the probability that any changes in such laws will be made. Purchasers are cautioned to seek competent tax advice regarding the possibility of such changes. The Insurance Company does not guarantee the tax status of the Contracts. Purchasers bear the complete risk that the Contracts may not be treated as "annuity contracts" under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described herein may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.

General

Section 72 of the Internal Revenue Code of 1986, as amended ("Code") governs taxation of annuities in general. A Contract Owner is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a lump sum payment or as annuity payments under the Annuity Option elected. For a lump sum payment received as a total withdrawal (total redemption) or death benefit, the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For Non-Qualified Contracts, this cost basis is generally the purchase payments, while for Qualified Contracts there may be no cost basis. The taxable portion of the lump sum payment is taxed at ordinary income tax rates. For annuity payments, a portion of each payment in excess of an exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (adjusted for any period certain or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludible amounts equal the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income rates. For certain types of Qualified Plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code. Contract Owners, annuitants and beneficiaries under the Contracts should seek competent financial advice about the tax consequences of any distributions.

The Insurance Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Insurance Company, and its operations form a part of the Insurance Company.

Diversification

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the Contract as an annuity contract would result in imposition of federal income tax to the Contract Owner with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract. The Code contains a safe harbor provision which provides that annuity contracts such as the Contracts meet the diversification requirements if, as of the end of each quarter, the underlying assets meet the diversification standards for a regulated investment company and no more than fifty-five percent (55%) of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

On March 2, 1989, the Treasury Department issued regulations (Treas. Reg. 1.817-5) which established diversification requirements for the investment portfolios underlying variable contracts such as the Contracts. The regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the regulations, an investment portfolio will be deemed adequately diversified if: (1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments
(3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments.

The Code provides that for purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer."

The Insurance Company intends that all Portfolios underlying the Contracts will be managed by the investment managers in such a manner as to comply with these diversification requirements.

The Treasury Department has indicated that the diversification Regulations do not provide guidance regarding the circumstances in which Contract Owner control of the investments of the Separate Account will cause the Contract Owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the Contract. At this time it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance.

The amount of Contract Owner control which may be exercised under the Contract is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service in which it was held that the policy owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as the Contract Owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the Contract Owner to be considered as the owner of the assets of the Separate Account resulting in the imposition of federal income tax to the Contract Owner with respect to earnings allocable to the Contract prior to receipt of payments under the Contract.

In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling will generally be applied only prospectively. However, if such ruling or guidance was not considered to set forth a new position, it may be applied retroactively resulting in the Contract Owner being retroactively determined to be the owner of the assets of the Separate Account. Due to the uncertainty in this area, the Insurance Company reserves the right to modify the Contract in an attempt to maintain favorable tax treatment.

Multiple Contracts

The Code provides that multiple non-qualified annuity contracts which are issued within a calendar year period to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences, including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a
Section 1035 exchange will be considered issued in the year of the exchange. Contract Owners should consult a tax adviser prior to purchasing more than one non-qualified annuity contract in any calendar year period.

Contracts Owned by Other than Natural Persons

Under Section 72(u) of the Code, the investment earnings on purchase payments for the Contracts will be taxed currently to the Contract Owner if the Owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to Contracts held by a trust or other entity as an agent for a natural person nor to Contracts held by qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

Tax Treatment of Assignments

An assignment or pledge of a Contract may be a taxable event. Contract Owners should therefore consult competent tax advisers should they wish to assign or pledge their Contracts.

Death Benefits/Guaranteed Value Protection Benefits

Any death benefits paid under the Contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate taxes may also apply.

Any amounts credited to the Contract value under a guaranteed value protection benefit in an endorsement to the Contract will be treated for tax purposes as earnings.

If the death benefit endorsements are to be used with a Qualified Contract, such death benefits may be considered by the Internal Revenue Service as "incidental death benefits." The Code imposes limits on the amount of incidental death benefits allowable for qualified contracts, and if the death benefits selected by you are considered to exceed such limits, the provisions of such benefits could result in currently taxable income to the owners of the Qualified Contracts. Furthermore, the Code provides that the assets of an IRA may be not invested in life insurance, but may provide in the case of death during the Accumulation Phase for a death benefit payment equal to the greater of purchase payments or contract value. The Contract offers death benefits which may exceed the greater of Purchase Payments or Contract Value. If these death benefits are determined by the Internal Revenue Service as providing life insurance, the Contract may not qualify as an IRA (including ROTH IRAs). You should consult your tax adviser regarding these features and benefits prior to purchasing a Contract.


Income Tax Withholding

All distributions or the portion thereof which is includible in the gross income of the Contract Owner are subject to federal income tax withholding. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the Contract Owner, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate.

Certain  distributions  from  retirement  plans  qualified  under Section 401 or
Section 403(b) of the Code, which are not directly rolled over to another eligible retirement plan or individual retirement account or individual retirement annuity, are subject to a mandatory 20% withholding for federal income tax. The 20% withholding requirement generally does not apply to: (a) a series of substantially equal payments made at least annually for the life or life expectancy of the participant or joint and last survivor expectancy of the participant and a designated beneficiary, or for a specified period of 10 years or more; or (b) distributions which are required minimum distributions; or (c) the portion of the distributions not includible in gross income (i.e. returns of after-tax contributions); or (d) hardship withdrawals. Participants should consult their own tax counsel or other tax adviser regarding withholding requirements.

Tax Treatment of Withdrawals - Non-Qualified Contracts

Section 72 of the Code governs treatment of distributions from annuity contracts. It provides that if the contract value exceeds the aggregate purchase payments made, any amount withdrawn will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are includable in gross income. It further provides that a ten percent (10%) penalty will apply to the income portion of any distribution. However, the penalty is not imposed on amounts received: (a) after the taxpayer reaches age 59 1/2 ; (b) after the death of the Contract Owner; (c) if the taxpayer is totally disabled (for this purpose disability is as defined in Section 72(m)(7) of the Code); (d) in a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his beneficiary; (e) under an immediate annuity; or (f) which are allocable to purchase payments made prior to August 14, 1982.

With respect to (d) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

A partial liquidation (withdrawal) during the Payout Phase may result in the modification of the series of Annuity Payments made after such liquidation and therefore could result in the imposition of the 10% penalty tax and interest for the period as described above unless another exception to the penalty tax applies. You should obtain competent tax advice before you make any liquidations from your Contract.

The above information does not apply to Qualified Contracts. However, separate tax withdrawal penalties and restrictions may apply to such Qualified Contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts.") Qualified Plans

Qualified Plans

The Contracts offered by the Prospectus are designed to be suitable for use under various types of Qualified Plans. Because of the minimum purchase payment requirements, these Contracts may not be appropriate for some periodic payment retirement plans. Taxation of participants in each Qualified Plan varies with the type of plan and terms and conditions of each specific plan. Contract Owners, Annuitants and beneficiaries are cautioned that benefits under a Qualified Plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into the Insurance Company's administrative procedures. The Company is not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a Contract, unless the Company specifically consents to be bound. Contract Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law.

A Qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a Qualified plan that is tax deferred. However, the contract has features and benefits other than tax deferral that may make it an appropriate investment for a Qualified plan. Following are general descriptions of the types of Qualified Plans with which the Contracts may be used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding Qualified Plans are very complex and will have differing applications, depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a Qualified Plan.


On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The Contracts sold by the Insurance Company in connection with Qualified Plans will utilize annuity tables which do not differentiate on the basis of sex. Such annuity tables will also be available for use in connection with certain non-qualified deferred compensation plans.

Contracts issued pursuant to Qualified Plans include special provisions restricting Contract provisions that may otherwise be available and described in this Statement of Additional Information. Generally, Contracts issued pursuant to Qualified Plans are not transferable except upon withdrawal or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to withdrawals from Qualified Contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts.")

a.  Tax-Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Such contributions are not includible in the gross income of the employee until the employee receives distributions from the Contract. The amount of contributions to the tax-sheltered annuity is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. (See "Tax Treatment of Withdrawals - Qualified Contracts" and "Tax-Sheltered Annuities - Withdrawal Limitations.") Employee loans are not allowed under these Contracts. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

b.  Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which may be deductible from the individual's taxable income. These IRAs are subject to limitations on eligibility, contributions, transferability and distributions. (See "Tax Treatment of Withdrawals - Qualified Contracts.") Under certain conditions, distributions from other IRAs and other Qualified Plans may be rolled over or transferred on a tax-deferred basis into an IRA. Sales of Contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of Contracts to be qualified as Individual Retirement Annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

   Roth IRAs

Section 408A of the Code provides that beginning in 1998, individuals may purchase a new type of non-deductible IRA, known as a Roth IRA. Purchase payments for a Roth IRA are limited to a maximum of $2,000 per year and are not deductible from taxable income. Lower maximum limitations apply to individuals with adjusted gross incomes between $95,000 and $110,000 in the case of single taxpayers, between $150,000 and $160,000 in the case of married taxpayers filing joint returns, and between $0 and $10,000 in the case of married taxpayers filing separately. An overall $2,000 annual limitation continues to apply to all of a taxpayer's IRA contributions, including Roth IRA and non-Roth IRAs.

Qualified distributions from Roth IRAs are free from federal income tax. A qualified distribution requires that an individual has held the Roth IRA for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on the individual's death or disability, or as a qualified first-time home purchase, subject to a $10,000 lifetime maximum, for the individual, a spouse, child, grandchild, or ancestor. Any distribution which is not a qualified distribution is taxable to the extent of earnings in the distribution. Distributions are treated as made from contributions first and therefore no distributions are taxable until distributions exceed the amount of contributions to the Roth IRA. The 10% penalty tax and the regular IRA exceptions to the 10% penalty tax apply to taxable distributions from a Roth IRA.

Amounts may be rolled over from one Roth IRA to another Roth IRA. Furthermore, an individual may make a rollover contribution from a non-Roth IRA to a Roth IRA, unless the individual has adjusted gross income over $100,000 or the individual is a married taxpayer filing a separate return. The individual must pay tax on any portion of the IRA being rolled over that represents income or a previously deductible IRA contribution. However, for rollovers in 1998, the individual may pay that tax ratably over the four taxable year periods beginning with tax year 1998. Purchasers of Contracts to be qualified as a Roth IRA should obtain competent tax advice as to the tax treatment and suitability of such an investment.

c.  Pension and Profit-Sharing Plans

Sections 401(a) and 401(k) of the Code permit employers, including self-employed individuals, to establish various types of retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includible in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary, depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions and withdrawals. Participant loans are not allowed under the Contracts purchased in connection with these Plans. (See "Tax Treatment of Withdrawals - Qualified Contracts.") Purchasers of Contracts for use with Pension or Profit-Sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

Tax Treatment of Withdrawals - Qualified Contracts

In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a Qualified Contract. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including Contracts issued and qualified under Code Sections 401 (Pension and Profit-Sharing Plans), 403(b) (Tax-Sheltered Annuities) and 408 and 408A (Individual Retirement Annuities). To the extent amounts are not includible in gross income because they have been properly rolled over to an IRA or to another eligible Qualified Plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the Contract Owner or Annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the Contract Owner or Annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the Contract Owner or Annuitant (as applicable) or the joint lives (or joint life expectancies) of such Contract Owner or Annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a Contract Owner or Annuitant (as applicable) who has separated from service after he or she has attained age 55; (e) distributions made to the Contract Owner or Annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the Contract Owner or Annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions made on account of an IRS levy on the Qualified Contract; (h) distributions from an Individual Retirement Annuity for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Contract Owner or Annuitant (as applicable) and his or her spouse and dependents if the Contract Owner or Annuitant (as applicable) has received unemployment compensation for at least 12 weeks (this exception no longer applies after the Contract Owner or Annuitant (as applicable) has been re-employed for at least 60 days); (i) distributions from an Individual Retirement Annuity made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the qualified higher education expenses (as defined in Section 72(t)(7) of the Code) of the Owner or Annuitant (as applicable) for the taxable year; and (j) distributions from an Individual Retirement Annuity made to the Owner or Annuitant (as applicable) which are qualified first-time home buyer distributions (as defined in Section 72(t)(8) of the Code). The exceptions stated in items (d) and (f) above do not apply in the case of an Individual Retirement Annuity. The exception stated in item (c) applies to an Individual Retirement Annuity without the requirement that there be a separation from service.

With respect to (c) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

A partial liquidation (withdrawal) during the Payout Phase may result in the modification of the series of Annuity Payments made after such liquidation and therefore could result in the imposition of the 10% penalty tax and interest for the period as described above unless another exception to the penalty tax applies. You should obtain competent tax advice before you make any liquidations from your Contract.

Generally, distributions from a Qualified Plan must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2, or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an Individual Retirement Annuity. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Tax-Sheltered Annuities - Withdrawal Limitations

The Code limits the withdrawal of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Section 403(b)(11) of the Code) to circumstances only when the Contract Owner: (1) attains age 59 1/2;
(2) separates from service; (3) dies; (4) becomes disabled (within the meaning of Section 72(m)(7) of the Code); or (5) in the case of hardship. However, withdrawals for hardship are restricted to the portion of the Contract Owner's Contract Value which represents contributions by the Contract Owner and does not include any investment results. The limitations on withdrawals became effective on January 1, 1989 and apply only to salary reduction contributions made after December 31, 1988, and to income attributable to such contributions and to income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers and transfers between certain Qualified Plans. Contract Owners should consult their own tax counsel or other tax adviser regarding any distributions.

Annuity Provisions


Fixed Annuity Payout

A fixed annuity is an annuity with payments which are guaranteed as to dollar amount by the Insurance Company and do not vary with the investment experience of a Portfolio. The Fixed Account value on the day immediately preceding the Income Date will be used to determine the Fixed Annuity monthly payment. The monthly Annuity Payment will be based upon the Contract Value at the time of annuitization, the Annuity Option selected, the age of the Annuitant and any joint Annuitant and the sex of the Annuitant and joint Annuitant where allowed.

Variable Annuity Payout

A variable annuity is an annuity with payments which: (1) are not predetermined as to dollar amount; and (2) will vary in amount with the net investment results of the applicable Portfolio(s).

Annuity Unit Value

On the Income Date, a fixed number of Annuity Units will be purchased as follows:

The first Annuity Payment is equal to the Adjusted Contract Value, divided first by $1,000 and then multiplied by the appropriate Annuity Payment amount for each $1,000 of value for the Annuity Option selected. In each Variable Option the fixed number of Annuity Units is determined by dividing the amount of the initial Annuity Payment determined for each Variable Option by the Annuity Unit value on the Income Date. Thereafter, the number of Annuity Units in each Variable Option remains unchanged unless the Contract Owner elects to transfer between Variable Options. All calculations will appropriately reflect the Annuity Payment frequency selected.

On each subsequent Annuity Payment date, the total Annuity Payment is the sum of the Annuity Payments for each Variable Option. The Annuity Payment in each Variable Option is determined by multiplying the number of Annuity Units then allocated to such Variable Option by the Annuity Unit value for that Variable

Option. On each subsequent valuation date, the value of an Annuity Unit is determined in the following way:

First: The Net Investment Factor is determined as described in the Prospectus under "Purchase - Accumulation Units."

Second: The value of an Annuity Unit for a valuation period is equal to:

a. the value of the Annuity Unit for the immediately preceding valuation period.

b.  multiplied by the Net Investment Factor for the current valuation period;

c. divided by the Assumed Net Investment Factor (see below) for the valuation period.

The Assumed Net Investment Factor is equal to one plus the Assumed Investment Return which is used in determining the basis for the purchase of an Annuity, adjusted to reflect the particular Valuation Period. The Assumed Investment Return that the Insurance Company will use is either 3%, 5% or 7%, based on the Contract Owner's selection and any applicable state laws.

Mortality and Expense Risk Guarantee


The Insurance Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality and expense experience.

Financial Statements


The audited consolidated financial statements of the Insurance Company as of and for the year ended December 31, 1999, included herein should be considered only as bearing upon the ability of the Insurance Company to meet its obligations under the Contracts. The audited financial statements of the Separate Account as of and for the year ended December 31, 1999 and the unaudited financial statements of the Separate Account as of and for the period ended September 30, 2000 are also included herein.





                                        ALLIANZ LIFE VARIABLE ACCOUNT B
                                                       of
                                ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                                               Financial Statements
                                               September 30, 2000
                                                     (Unaudited)


ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements

STATEMENTS OF ASSETS AND LIABILITIES
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   AIM V.I.                               AIM V.I.
                                             CAPITAL APPRECIATION      AIM V.I.     INTERNATIONAL EQUITY      AIM V.I.
                                                     FUND             GROWTH FUND           FUND             VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                 $4,081        -    56,344         -     1,627        -     2,617         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                     4,081        -    56,344         -     1,627        -     2,617         -
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     1        -         5         -         1        -        (1)        -
  USAllianz Alterity Enhanced                        1        -         1         -         -        -         1         -
  USAllianz Alterity Optional                        1        -         2         -         1        -         2         -
  USAllianz Rewards Traditional                      4        -         2         -         -        -         3         -
  USAllianz Rewards Enhanced                        (2)       -        (2)        -         -        -         1         -
  Valuemark II & III                                 -        -         7         -         -        -         -         -
  Valuemark IV                                       -        -         6         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    5        -        21         -         2        -         6         -
Net assets                                      $4,076        -    56,323         -     1,625        -     2,611         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $578        -     1,137         -       326        -       358         -
  USAllianz Alterity Enhanced (note 7)             132        -       273         -        29        -       179         -
  USAllianz Alterity Optional (note 7)             503        -       460         -       218        -       430         -
  USAllianz Rewards Traditional (note 8)         2,287        -     1,112         -       830        -     1,213         -
  USAllianz Rewards Enhanced (note 8)              576        -       853         -       222        -       431         -
  Valuemark II and III (note 5)                      -        -    29,006         -         -        -         -         -
  Valuemark IV (note 5)                              -        -    23,311         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        -         -       171         -        -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $4,076        -    56,323         -     1,625        -     2,611         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                 100        -     1,708         -        67        -        84         -
 Investments at Cost                            $4,039        -    57,343         -     1,757        -     2,809         -

See accompanying  notes to unaudited  financial statements.


                         ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                                         ALGER              ALGER          ALGER AMERICAN
                                                     ALGER             AMERICAN           AMERICAN      SMALL CAPITALIZATION
                                             AMERICAN GROWTH FUNDLEVERAGED ALLCAP FUNDMIDCAP GROWTH FUND      PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                $40,836        -    26,156         -     2,609        -       506         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    40,836        -    26,156         -     2,609        -       506         -
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -        (1)        -         2        -         -         -
  USAllianz Alterity Enhanced                        1        -         1         -         1        -         -         -
  USAllianz Alterity Optional                        1        -        (1)        -        (2)       -        (2)        -
  USAllianz Rewards Traditional                      4        -         2         -         2        -         -         -
  USAllianz Rewards Enhanced                        (2)       -         1         -         2        -        (3)        -
  Valuemark II & III                                (3)       -         6         -         -        -         -         -
  Valuemark IV                                      (6)       -         6         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   (5)       -        14         -         5        -        (5)        -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                     $40,841        -    26,142         -     2,604        -       511         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $397        -       508         -       531        -        70         -
  USAllianz Alterity Enhanced (note 7)             151        -       295         -       243        -        36         -
  USAllianz Alterity Optional (note 7)             282        -       343         -       330        -       167         -
  USAllianz Rewards Traditional (note 8)         2,014        -     1,187         -       771        -       131         -
  USAllianz Rewards Enhanced (note 8)              467        -       366         -       729        -       107         -
  Valuemark II and III (note 5)                 21,228        -    12,236         -         -        -         -         -
  Valuemark IV (note 5)                         16,164        -    11,169         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)     138         -        38         -        -         -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $40,841        -    26,142         -     2,604        -       511         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                 737        -       526         -        77        -        17         -
 Investments at Cost                           $45,230        -    30,168         -     2,587        -       585         -

         See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   DAVIS VA            DAVIS VA           DAVIS VA            FRANKLIN
                                                   FINANCIAL          REAL ESTATE           VALUE         AGGRESSIVE GROWTH
                                                   PORTFOLIO           PORTFOLIO          PORTFOLIO        SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                   $729        -     1,248         -     1,493        -     9,897         -
---------------------------------------------------------------------------------------------------------------------------
  Total assets                                     729        -     1,248         -     1,493        -     9,897         -
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -        (1)        -         1        -         -         -
  USAllianz Alterity Enhanced                       (3)       -         -         -         3        -         -         -
  USAllianz Alterity Optional                        -        -         2         -         2        -         -         -
  USAllianz Rewards Traditional                      -        -         1         -         1        -         -         -
  USAllianz Rewards Enhanced                         1        -         -         -         1        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         6         -
  Valuemark IV                                       -        -         -         -         -        -         6         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
Valuemark Charter Enhanced                           -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   (2)       -         2         -         8        -        12         -
Net assets                                        $731        -     1,246         -     1,485        -     9,885         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $223        -       119         -       151        -         -         -
  USAllianz Alterity Enhanced (note 7)               4        -        14         -        58        -         -         -
  USAllianz Alterity Optional (note 7)               2        -       524         -       488        -         -         -
  USAllianz Rewards Traditional (note 8)           160        -       489         -       439        -         -         -
  USAllianz Rewards Enhanced (note 8)              342        -       100         -       349        -         -         -
  Valuemark II and III (note 5)                      -        -         -         -         -        -     6,588         -
  Valuemark IV (note 5)                              -        -         -         -         -        -     3,263         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        -         -         -         -        -         -        34        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                     $731        -     1,246         -     1,485        -     9,885         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                  63        -       123         -       135        -       831         -
 Investments at Cost                              $660        -     1,239         -     1,504        -     9,806         -

        See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                             GLOBAL COMMUNICATIONSGLOBAL HEALTH CARE  GROWTH AND INCOME      HIGH INCOME
                                                SECURITIES FUND     SECURITIES FUND         FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value               $669,578      686    37,998       385   734,877    1,351   195,042       447
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   669,578      686    37,998       385   734,877    1,351   195,042       447
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        1         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               173        -         7         -       308        -        41         -
  Valuemark IV                                       7        -         6         -        11        -         9         -
  Valuemark Charter Traditional                      -        4         -         2         -       10         -         4
  Valuemark Charter Enhanced                         -        4         -         1         -        6         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  180        8        13         3       319       17        50         5
Net assets                                    $669,398      678    37,985       382   734,558    1,334   194,992       442
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)      $     -        -         -         -         -      107         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -         -         -      119         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -      149         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -      121         -         -
  Valuemark II and III (note 5)                611,351        -    22,938         -   588,806        -   130,094         -
  Valuemark IV (note 5)                         53,670        -    15,047         -   135,728        -    63,835         -
  Valuemark Charter Traditional (note 6)             -      402         -       241         -      388         -       373
  Valuemark Charter Enhanced (note 6)                -      276         -       141         -      450         -        69
 Contracts in annuity payment period (note 2)    4,377        -         -         -    10,024        -     1,063         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $669,398      678    37,985       382   734,558    1,334   194,992       442
 Investment Shares                              39,809       41     2,207        22    44,270       82    20,727        48
 Investments at Cost                          $684,414      787    26,629       281   708,383    1,343   249,185       465

               See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                               INCOME SECURITIES   LARGE CAP GROWTH     MONEY MARKET      NATURAL RESOURCES
                                                     FUND           SECURITIES FUND         FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value               $621,361    1,505   446,421     1,413   251,281   12,613    43,280        84
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   621,361    1,505   446,421     1,413   251,281   12,613    43,280        84
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               334        -        85         -       165        -         7         -
  Valuemark IV                                       9        -        13         -         7        -         6         -
  Valuemark Charter Traditional                      -       17         -        12         -       89         -         1
  Valuemark Charter Enhanced                         -        3         -         6         -        -         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  343       20        98        18       172       89        13         2
Net assets                                    $621,018    1,485   446,323     1,395   251,109   12,524    43,267        82
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:             $     -        -         -         -         -        -         -         -
  USAllianz Alterity Traditional (note 7)            -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -         -
  Valuemark II and III (note 5)                514,503        -   251,167         -   186,965        -    34,475         -
  Valuemark IV (note 5)                        100,150        -   186,223         -    62,209        -     8,754         -
  Valuemark Charter Traditional (note 6)             -    1,233         -       873         -   12,524         -        69
  Valuemark Charter Enhanced (note 6)                -      252         -       522         -        -         -        13
 Contracts in annuity payment period (note 2)     6,365         -     8,933         -    1,935       -        38         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $621,018    1,485   446,323     1,395   251,109   12,524    43,267        82
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                              42,501      103    19,176        61   251,281   12,613     3,123         6
 Investments at Cost                          $637,504    1,497   309,583     1,350   251,237   12,614    35,430        66

                   See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                                  REAL ESTATE RISING DIVIDENDS SECURITIESS & P 500 INDEX      SMALL CAP
                                                     FUND                FUND               FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value               $144,913      758   303,651       701    42,444        -   461,130     3,599
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   144,913      758   303,651       701    42,444        -   461,130     3,599
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         1
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         1
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         3
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         1
  Valuemark II & III                                18        -       134         -         7        -       284         -
  Valuemark IV                                       6        -         8         -         6        -        12         -
  Valuemark Charter Traditional                      -        6         -         6         -        -         -        12
  Valuemark Charter Enhanced                         -        2         -         2         -        -         -         2
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   24        8       142         8        13        -       296        20
Net assets                                    $144,889      750   303,509       693    42,431        -   460,834     3,579
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)      $     -        -         -         1         -        -         -       635
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         -       150
  USAllianz Alterity Optional (note 7)               -        -         -         7         -        -         -       347
  USAllianz Rewards Traditional (note 8)             -        -         -       152         -        -         -     1,367
  USAllianz Rewards Enhanced (note 8)                -        -         -        53         -        -         -       433
  Valuemark II and III (note 5)                107,885        -   237,067         -    24,723        -   283,763         -
  Valuemark IV (note 5)                         36,125        -    62,914         -    17,659        -   170,183         -
  Valuemark Charter Traditional (note 6)             -      601         -       284         -        -         -       395
  Valuemark Charter Enhanced (note 6)                -      149         -       196         -        -         -       252
 Contracts in annuity payment period (note 2)       879       -     3,528         -       49         -     6,888         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $144,889      750   303,509       693    42,431        -   460,834     3,579
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                               8,626       45    25,887        60     4,050        -    17,277       135
 Investments at Cost                          $149,918      708   349,161       726    42,215        -   298,734     3,561

            See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                             TECHNOLOGY SECURITIES  U.S. GOVERNMENT   VALUE SECURITIES       ZERO COUPON
                                                     FUND                FUND               FUND             FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                 $9,621        -   389,055     2,668    15,146      166    45,762         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                     9,621        -   389,055     2,668    15,146      166    45,762         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         1         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         1         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 5        -        18         -        46        -         7         -
  Valuemark IV                                       6        -         8         -         5        -         5         -
  Valuemark Charter Traditional                      -        -         -        25         -        2         -         -
  Valuemark Charter Enhanced                         -        -         -         4         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   11        -        26        31        51        2        12         -
Net assets                                      $9,610        -   389,029     2,637    15,095      164    45,750         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -        -         -        53         -        -         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -        13         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -       388         -        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -       824         -        -         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -        12         -        -         -         -
  Valuemark II and III (note 5)                  4,987        -   320,545         -     7,694        -    41,246         -
  Valuemark IV (note 5)                          4,592        -    68,067         -     7,030        -     4,484         -
  Valuemark Charter Traditional (note 6)             -        -         -       935         -      140         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -       412         -       24         -         -
 Contracts in annuity payment period (note 2)       31         -       417         -      371         -        20        -
--------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $9,610        -   389,029     2,637    15,095      164    45,750         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                 791        -    30,877       212     1,670       18     3,531         -
 Investments at Cost                            $9,201        -   402,036     2,708    13,407      150    49,094         -

              See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN          J.P. MORGAN         J.P. MORGAN
                                                  ZERO COUPON         ZERO COUPONINTERNATIONAL OPPORTUNITIESU.S. DISCIPLINED
                                                  FUND - 2005         FUND - 2010         PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                $51,445        -    50,874         -       307        -       536         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    51,445        -    50,874         -       307        -       536         -
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 7        -         7         -         -        -         -         -
  Valuemark IV                                       6        -         6         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   13        -        13         -         -        -         -         -
Net assets                                     $51,432        -    50,861         -       307        -       536         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)       $    -        -         -         -       191        -        25         -
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         5        -        63         -
  USAllianz Alterity Optional (note 7)               -        -         -         -        11        -        43         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -        32        -       228         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -        68        -       177         -
  Valuemark II and III (note 5)                 39,157        -    35,945         -         -        -         -         -
  Valuemark IV (note 5)                         12,272        -    14,905         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        3         -        11         -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $51,432        -    50,861         -       307        -       536         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                               3,418       -      3,360        -         25        -        33         -
 Investments at Cost                           $52,511       -     53,934        -        324       -        556         -

           See accompanying  notes to unaudited  financial statements.


ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                    MUTUAL              MUTUAL           OPPENHEIMER         OPPENHEIMER
                                             DISCOVERY SECURITIES  SHARES SECURITIES  GLOBAL SECURITIES      HIGH INCOME
                                                     FUND                FUND              FUND/VA             FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value               $182,151      784   367,080     2,026     2,599        -       906         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   182,151      784   367,080     2,026     2,599        -       906         -
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        1         -         -         1        -         2         -
  USAllianz Alterity Enhanced                        -        -         -         1         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         1        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         3        -         1         -
  USAllianz Rewards Enhanced                         -        -         -         -        (3)       -         -         -
  Valuemark II & III                               219        -       274         -         -        -         -         -
  Valuemark IV                                      10        -        15         -         -        -         -         -
  Valuemark Charter Traditional                      -        4         -        13         -        -         -         -
  Valuemark Charter Enhanced                         -        2         -         4         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  229        7       289        18         2        -         3         -
Net assets                                    $181,922      777   366,791     2,008     2,597        -       903         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)      $     -      139         -       285       354        -       301         -
  USAllianz Alterity Enhanced (note 7)               -       59         -       130       185        -         2         -
  USAllianz Alterity Optional (note 7)               -       23         -        69       335        -         -         -
  USAllianz Rewards Traditional (note 8)             -       64         -        13     1,489        -       588         -
  USAllianz Rewards Enhanced (note 8)                -        9         -        56       234        -        12         -
  Valuemark II and III (note 5)                 71,436        -   131,182         -         -        -         -         -
  Valuemark IV (note 5)                        105,672        -   229,102         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -      255         -     1,066         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -      228         -       389         -        -         -         -
  Contracts in annuity payment period (note 2)    4,814     -     6,507         -           -         -        -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $181,922      777   366,791     2,008     2,597        -       903         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                              12,738       55    27,171       150        83        -        94         -
 Investments at Cost                          $151,132      735   318,726     1,924     2,677        -       902         -

           See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                  OPPENHEIMER          PIMCO VIT          PIMCO VIT           PIMCO VIT
                                             MAIN STREET GROWTH &   HIGH YIELD BOND   STOCKSPLUS GROWTH   TOTAL RETURN BOND
                                                INCOME FUND/VA         PORTFOLIO    AND INCOME PORTFOLIO      PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                 $3,881        -       419         -       530        -     1,236         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                     3,881        -       419         -       530        -     1,236        -
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     5        -         2         -         -        -         2         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         1         -
  USAllianz Alterity Optional                        -        -         5         -         -        -         1         -
  USAllianz Rewards Traditional                      5        -         2         -         -        -         -         -
  USAllianz Rewards Enhanced                        (4)       -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -        -
  Valuemark Charter Enhanced                         -        -         -         -         -       -          -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    6        -         9         -         -        -         4        -
Net assets                                      $3,875        -       410         -       530        -     1,232        -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $877        -        97         -        68        -       167         -
  USAllianz Alterity Enhanced (note 7)              98        -        39         -         7        -        22         -
  USAllianz Alterity Optional (note 7)             169        -       261         -        83        -        98         -
  USAllianz Rewards Traditional (note 8)         2,270        -        13         -       203        -       917         -
  USAllianz Rewards Enhanced (note 8)              461        -         -         -       169        -        28         -
  Valuemark II and III (note 5)                      -        -         -         -         -        -         -         -
  Valuemark IV (note 5)                              -        -         -         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $3,875        -       410         -       530        -     1,232         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                 165        -        48         -        41        -       129         -
 Investments at Cost                            $3,953        -       423         -       553        -     1,231         -

        See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   SELIGMAN            SELIGMAN           TEMPLETON           TEMPLETON
                                               GLOBAL TECHNOLOGY    SMALL-CAP VALUE    ASSET STRATEGY    DEVELOPING MARKETS
                                                     FUND                FUND               FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                 $3,585        -     1,009         -    44,303       62   107,584       546
---------------------------------------------------------------------------------------------------------------------------
Total assets                                     3,585        -     1,009         -    44,303       62   107,584       546
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     5        -        (2)        -         -        -         -        -
  USAllianz Alterity Enhanced                        1        -         -         -         -        -         -        -
  USAllianz Alterity Optional                        1        -         -         -         -        -         -        -
  USAllianz Rewards Traditional                      2        -         1         -         -        -         -        -
  USAllianz Rewards Enhanced                        (1)       -         -         -         -        -         -        -
  Valuemark II & III                                 -        -         -         -        98        -        64         -
  Valuemark IV                                       -        -         -         -         6        -         7         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         9
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    8        -        (1)        -       104        -        71        10
Net assets                                      $3,577        -     1,010         -    44,199       62   107,513       536
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)       $1,086        -       173         -         -        -         -        48
  USAllianz Alterity Enhanced (note 7)             332        -         6         -         -        -         -         9
  USAllianz Alterity Optional (note 7)             341        -        80         -         -        -         -        67
  USAllianz Rewards Traditional (note 8)         1,101        -       694         -         -        -         -        55
  USAllianz Rewards Enhanced (note 8)              717        -        57         -         -        -         -        -
  Valuemark II and III (note 5)                      -        -         -         -    26,973        -    77,752         -
  Valuemark IV (note 5)                              -        -         -         -    15,776        -    28,951         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -       33         -       243
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -       29         -       114
 Contracts in annuity payment period (note 2)        -         -         -         -    1,450        -       810         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $3,577        -     1,010         -    44,199       62   107,513       536
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                 137        -       104         -     2,349        3    18,941        97
 Investments at Cost                            $3,993        -     1,000         -    47,016       66   130,907       591

              See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   TEMPLETON           TEMPLETON          TEMPLETON           TEMPLETON
                                                 GLOBAL INCOME     GROWTH SECURITIESINTERNATIONAL SECURITIESINTERNATIONAL SMALLER
                                                SECURITIES FUND          FUND               FUND           COMPANIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                $58,421      523   524,750     1,938   542,648    4,111    20,592       168
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    58,421      523   524,750     1,938   542,648    4,111    20,592       168
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         1         -        -         -        -
  USAllianz Alterity Enhanced                        -        -         -         1         -        -         -        -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -        -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -        -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -        -
  Valuemark II & III                                 7        -       364         -       237        -        23         -
  Valuemark IV                                       6        -        12         -         9        -         6         -
  Valuemark Charter Traditional                      -        6         -        27         -       68         -         7
  Valuemark Charter Enhanced                         -        -         -         6         -        6         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   13        6       376        35       246       74        29         8
Net assets                                     $58,408      517   524,374     1,903   542,402    4,037    20,563       160
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)        $   -        -         -       133         -        -         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -       124         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -       145         -        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -        83         -        -         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -       118         -        -         -         -
  Valuemark II and III (note 5)                 49,716        -   360,195         -   452,283        -    10,166         -
  Valuemark IV (note 5)                          8,564        -   155,766         -    86,934        -     9,826         -
  Valuemark Charter Traditional (note 6)             -      512         -       917         -    3,592         -        12
  Valuemark Charter Enhanced (note 6)                -        5         -       383         -      445         -       148
 Contracts in annuity payment period (note 2)      128        -     8,413         -     3,185        -       571         -
--------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $58,408      517   524,374     1,903   542,402    4,037    20,563       160
--------------------------------------------------------------------------------------------------------------------------
 Investment Shares                               5,419       49    40,303       149    29,380      224     1,875        15
 Investments at Cost                           $67,927      559   518,663     2,004   610,337    4,231    20,482       168

           See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   TEMPLETON           USALLIANZ          USALLIANZ           USALLIANZ
                                                PACIFIC GROWTH  VIP DIVERSIFIED ASSETSVIP FIXED INCOMEVIP GLOBAL OPPORTUNITIES
                                                SECURITIES FUND          FUND               FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value                $53,967      152         -     1,904         -    1,044         -        82
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    53,967      152         -     1,904         -    1,044         -        82
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         1         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                28        -         -         6         -        2         -         -
  Valuemark IV                                       6        -         -         -         -        6         -         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   34        2         -         7         -        8         -         -
Net assets                                     $53,933      150         -     1,897         -    1,036         -        82
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)        $   -       18         -       173         -       17         -        33
  USAllianz Alterity Enhanced (note 7)               -        7         -         -         -        5         -         1
  USAllianz Alterity Optional (note 7)               -       11         -         5         -        -         -        18
  USAllianz Rewards Traditional (note 8)             -        -         -        14         -       66         -        20
  USAllianz Rewards Enhanced (note 8)                -       13         -         3         -       12         -        10
  Valuemark II and III (note 5)                 45,591        -         -       868         -      463         -         -
  Valuemark IV (note 5)                          7,886        -         -       834         -      473         -         -
  Valuemark Charter Traditional (note 6)             -        6         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -       95         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)       456       -         -         -        -         -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $53,933      150         -     1,897         -    1,036         -        82
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                               6,638       19         -       186         -      105         -         9
 Investments at Cost                           $58,679      174         -     1,981         -    1,055         -        89

    See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   USALLIANZ           USALLIANZ         VAN KAMPEN          VAN KAMPEN
                                                  VIP GROWTH       VIP MONEY MARKET    LIT ENTERPRISE    LIT GROWTH & INCOME
                                                     FUND                FUND             PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Investments at net asset value             $          -  1,381         -     6,782       773        -       979         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                         -    1,381         -     6,782       773        -       979         -
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -        (2)        -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -        98         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         8         1        -         1         -
  USAllianz Rewards Enhanced                         -        -         -      (105)       (3)       -        (5)        -
  Valuemark II & III                                 -        6         -         -         -        -         -         -
  Valuemark IV                                       -        5         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    -       11         -        (1)       (2)       -        (4)        -
Net assets                                  $          -  1,370         -     6,783       775        -       983         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)   $          -     58         -       462        44        -        68         -
  USAllianz Alterity Enhanced (note 7)               -        2         -        92        35        -        31         -
  USAllianz Alterity Optional (note 7)               -        7         -       197        38        -        40         -
  USAllianz Rewards Traditional (note 8)             -       13         -     5,376       509        -       739         -
  USAllianz Rewards Enhanced (note 8)                -       80         -       656       149        -       105         -
  Valuemark II and III (note 5)                      -      673         -         -         -        -         -         -
  Valuemark IV (note 5)                              -      537         -         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        -         -         -         -        -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity               $        -     1,370         -     6,783       775        -       983         -
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                   -      128         -     6,783        32        -        56         -
 Investments at Cost                        $        -    1,389         -     6,783       803        -       942        -

            See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                                                                                TOTAL
                                                                                                                 ALL
                                                                                                                FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                                          CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Assets:
Total investments at net asset value                                                                  $6,580,278    47,879
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                                                                              22         1
  USAllianz Alterity Enhanced                                                                                  8         3
  USAllianz Alterity Optional                                                                                 14       101
  USAllianz Rewards Traditional                                                                               35        12
  USAllianz Rewards Enhanced                                                                                 (19)     (104)
  Valuemark II & III                                                                                       2,983        14
  Valuemark IV                                                                                               225        11
  Valuemark Charter Traditional                                                                                -       325
  Valuemark Charter Enhanced                                                                                 (2)        53
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                          3,266       416
Net assets                                                                                            $6,577,012    47,463
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)                                                                 $7,849     2,162
  USAllianz Alterity Enhanced (note 7)                                                                     2,239       592
  USAllianz Alterity Optional (note 7)                                                                     5,246     1,403
  USAllianz Rewards Traditional (note 8)                                                                  19,416     8,196
  USAllianz Rewards Enhanced (note 8)                                                                      6,719     1,576
  Valuemark II and III (note 5)                                                                        4,737,663     2,004
  Valuemark IV (note 5)                                                                                1,726,231     1,844
  Valuemark Charter Traditional (note 6)                                                                       -    25,094
  Valuemark Charter Enhanced (note 6)                                                                          -     4,592
 Contracts in annuity payment period (note 2)                                                             71,649         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                                                                         $6,577,012    47,463
---------------------------------------------------------------------------------------------------------------------------
 Investment Shares                                                                                       672,808    21,419
 Investments at Cost                                                                                  $6,421,526    48,002

           See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   AIM V.I.                               AIM V.I.            AIM V.I.
                                             CAPITAL APPRECIATION         AIM       INTERNATIONAL EQUITY        VALUE
                                                     FUND          V.I. GROWTH FUND         FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $     -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     1        -         4         -         1        -        (1)        -
  USAllianz Alterity Enhanced                        1        -         1         -         -        -         -         -
  USAllianz Alterity Optional                        1        -         2         -         1        -         2         -
  USAllianz Rewards Traditional                      4        -         2         -         2        -         3         -
  USAllianz Rewards Enhanced                        (2)       -        (1)        -         -        -         1         -
  Valuemark II & III                                 -        -       215         -         -        -         -         -
  Valuemark IV                                       -        -       182         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -        26         -         -        -         -         -
  Valuemark IV                                       -        -        20         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       5        -       451         -         4        -         5         -
Investment income (loss), net                       (5)       -      (451)        -        (4)       -        (5)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds  -       -         -         -        -         -         -         -
 Realized gains (losses) on sales of investments, net(1)      -        50         -      (1)         -        (2)        -
---------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net         (1)       -        50         -        (1)       -        (2)        -
 Net change in unrealized appreciation
  (depreciation) on investments                     42        -    (1,358)        -      (130)       -      (192)        -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net  41         -   (1,308)         -    (131)         -      (194)       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations$36       -   (1,759)         -    (135)         -      (199)       -
---------------------------------------------------------------------------------------------------------------------------

            See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                                         ALGER         ALGER AMERICAN      ALGER AMERICAN
                                                     ALGER             AMERICAN         MIDCAP GROWTH   SMALL CAPITALIZATION
                                             AMERICAN GROWTH FUNDLEVERAGED ALLCAP FUND    PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares        $         -       -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -        (1)        -         1        -         -         -
  USAllianz Alterity Enhanced                        1        -         1         -         1        -         -         -
  USAllianz Alterity Optional                        1        -        (1)        -        (2)       -        (2)        -
  USAllianz Rewards Traditional                      4        -         2         -         2        -         -         -
  USAllianz Rewards Enhanced                        (2)       -         1         -         2        -        (3)        -
  Valuemark II & III                               160        -       115         -         -        -         -         -
  Valuemark IV                                     122        -       103         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                19        -        14         -         -        -         -         -
  Valuemark IV                                      14        -        12         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     319        -       246         -         4        -        (5)        -
Investment income (loss), net                     (319)       -      (246)        -        (4)       -         5         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                          4,483         -     2,503         -       36         -        57       -
 Realized gains (losses) on sales of investments,
    net                                            (363)        -     (639)         -        -         -        (1)     -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net      4,120        -     1,864         -       36         -        56       -
 Net change in unrealized appreciation
  (depreciation) on investments                 (4,878)        -    (4,668)        -        21        -       (79)        -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net(758)        -    (2,804)         -       57         -       (23)       -
Net increase (decrease) in net assets from
   operations                                  $(1,077)         -   (3,050)         -       53         -       (18)       -
---------------------------------------------------------------------------------------------------------------------------

       See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   DAVIS VA            DAVIS VA           DAVIS VA            FRANKLIN
                                                   FINANCIAL          REAL ESTATE           VALUE         AGGRESSIVE GROWTH
                                                   PORTFOLIO           PORTFOLIO          PORTFOLIO        SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares              $  -        -         2         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -       (1)         -         1        -         -         -
  USAllianz Alterity Enhanced                       (3)       -         -         -         3        -         -         -
  USAllianz Alterity Optional                        -        -         2         -         2        -         -         -
  USAllianz Rewards Traditional                      -        -         1         -         1        -         -         -
  USAllianz Rewards Enhanced                         1        -         -         -         1        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -        16         -
  Valuemark IV                                       -        -         -         -         -        -         9         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         2         -
  Valuemark IV                                       -        -         -         -         -        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                      (2)       -         2         -         8        -        28         -
Investment income (loss), net                        2        -         -         -        (8)       -       (28)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        -         -         -       -
 Realized gains (losses) on sales of investments, net         2         -       (1)         -        -         -       (3)
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         2         -       (1)         -        -         -       (3)        -
 Net change in unrealized appreciation
  (depreciation) on investments                     68        -         9         -       (11)       -        91         -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net  70         -         8         -      (11)        -        88        -
Net increase (decrease) in net assets from
      operations                                  $ 72         -         8         -      (19)        -        60        -
---------------------------------------------------------------------------------------------------------------------------

         See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                             GLOBAL COMMUNICATIONSGLOBAL HEALTH CARE  GROWTH AND INCOME      HIGH INCOME
                                                SECURITIES FUND     SECURITIES FUND    SECURITIES FUND          FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares         $  13,808       10         8         -    31,400       35     1,032         2
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         1        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                             7,539        -       136         -     5,996        -     1,500         -
  Valuemark IV                                     620        -        94         -     1,332        -       734         -
  Valuemark Charter Traditional                      -        2         -         1         -        5         -         3
  Valuemark Charter Enhanced                         -        2         -         1         -        4         -         1
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               905        -        16         -       720        -       180         -
  Valuemark IV                                      69        -        11         -       149        -        82         -
  Valuemark Charter Traditional                      -        -         -         -         -        1         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                   9,133        4       257         2     8,198       10     2,496         4
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    4,675        6      (249)       (2)   23,202       25    (1,464)       (2)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
    funds                                      166,308       126         -         -   92,228       108         -        -
 Realized gains (losses) on sales of
     investments, net                           25,343       (82)    1,309        39    4,861       (48)  (32,925)     (65)
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net    191,651        44     1,309        39   97,089        60   (32,925)    (65)
 Net change in unrealized appreciation
  (depreciation) on investments               (308,504)    (171)   10,974        96   (53,904)      65    22,880        40
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
     net                                      (116,853)     (127)   12,283       135   43,185       125   (10,045)     (25)
Net increase (decrease) in net assets from
   operations                                $(112,178)     (121)   12,034       133   66,387       150   (11,509)     (27)
---------------------------------------------------------------------------------------------------------------------------

              See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                               INCOME SECURITIES   LARGE CAP GROWTH     MONEY MARKET      NATURAL RESOURCES
                                                     FUND           SECURITIES FUND         FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $62,222      126     1,940         4    11,805      279       283         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                             5,178        -     2,230         -     1,899        -       326         -
  Valuemark IV                                     986        -     1,728         -       623        -        81         -
  Valuemark Charter Traditional                      -       11         -         6         -       55         -         1
  Valuemark Charter Enhanced                         -        2         -         4         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               621        -       268         -       228        -        39         -
  Valuemark IV                                     110        -       193         -        70        -         9         -
  Valuemark Charter Traditional                      -        1         -         1         -        6         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                   6,895       14     4,419        11     2,820       61       455         1
Investment income (loss), net                   55,327      112    (2,479)       (7)    8,985      218      (172)       (1)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                        29,750        61    21,519        53        -         -         -        -
 Realized gains (losses) on sales of investments,
    net                                        (11,884)      (61)   14,132        87        -         -     1,288         2
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net     17,866         -    35,651       140        -         -     1,288        2
 Net change in unrealized appreciation
  (depreciation) on investments                 14,290       93    28,107       (20)       44       (1)    8,427        18
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
     net                                        32,156        93    63,758       120       44        (1)    9,715       20
Net increase (decrease) in net assets from
    operations                                  $87,483       205    61,279       113    9,029       217     9,543      19
---------------------------------------------------------------------------------------------------------------------------

        See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                                  REAL ESTATE      RISING DIVIDENDS     S&P 500 INDEX         SMALL CAP
                                                     FUND           SECURITIES FUND         FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $9,785       39     7,199         8        18        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         1         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         3         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         1         -
  Valuemark II & III                             1,026        -     2,593         -       188        -     2,978         -
  Valuemark IV                                     328        -       667         -       154        -     1,704         -
  Valuemark Charter Traditional                     -         4         -         2         -        -         -         9
  Valuemark Charter Enhanced                         -        1         -         2         -        -         -         2
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               123        -       311         -        23        -       357         -
  Valuemark IV                                      37        -        75         -        17        -       191         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                   1,514        5     3,646         4       382        -     5,235        12
Investment income (loss), net                    8,271       34     3,553         4      (364)       -    (5,235)      (12)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                         5,824        23    56,265        70        -         -    32,851       57
 Realized gains (losses) on sales of investments
    net                                         (6,209)       28   (12,659)     (116)      34         -    55,715       310
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net     (385)       51    43,606       (46)      34         -    88,566        367
 Net change in unrealized appreciation
  (depreciation) on investments                 24,007       51   (34,965)       53      (157)       -   (56,780)     (246)
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
     net                                        23,622       102     8,641         7     (123)        -    31,786      121
Net increase (decrease) in net assets from
    operations                                 $31,893       136    12,194        11     (487)        -    26,551      109
---------------------------------------------------------------------------------------------------------------------------

  See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                                  TECHNOLOGY        U.S. GOVERNMENT   VALUE SECURITIES       ZERO COUPON
                                                SECURITIES FUND          FUND               FUND             FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares              $  -        -       386         2        56        -        58         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         1         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         1         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                12        -     3,237         -        55        -       446         -
  Valuemark IV                                      11        -       693         -        59        -        50         -
  Valuemark Charter Traditional                      -        -         -        11         -        1         -         -
  Valuemark Charter Enhanced                         -        -         -         3         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 1        -       388         -         7        -        54         -
  Valuemark IV                                       1        -        78         -         7        -         6         -
  Valuemark Charter Traditional                      -        -         -         1         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                      25        -     4,398        15       128        1       556         -
Investment income (loss), net                      (25)       -    (4,012)      (13)      (72)      (1)     (498)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        -         -       551         -
 Realized gains (losses) on sales of investments, net42        -    (8,992)      (94)     287        (5)   (1,457)        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         42        -    (8,992)      (94)     287        (5)     (906)       -
 Net change in unrealized appreciation
  (depreciation) on investments                    420         -    36,344       210     1,838       17     3,045        -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net  462        -    27,352       116    2,125        12     2,139        -
Net increase (decrease) in net assets from
         operations                                $437         -    23,340       103    2,053        11     1,641       -
---------------------------------------------------------------------------------------------------------------------------

      See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN          J.P. MORGAN         J.P. MORGAN
                                                  ZERO COUPON         ZERO COUPONINTERNATIONAL OPPORTUNITIESU.S. DISCIPLINED EQUITY
                                                  FUND - 2005         FUND - 2010         PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares             $  52        -        55         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               392        -       359         -         -        -         -         -
  Valuemark IV                                     122        -       151         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                47        -        43         -         -        -         -         -
  Valuemark IV                                      14        -        17         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     575        -       570         -         -        -         -         -
Investment income (loss), net                     (523)       -      (515)        -         -        -         -         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
 funds                                            1,445       -       861         -        -         -         1         -
 Realized gains (losses) on sales of investments,
   net                                             (688)       -    (3,632)        -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net        757        -    (2,771)        -        -         -         1        -
 Net change in unrealized appreciation
  (depreciation) on investments                   2,628        -     7,293         -       (17)       -       (20)        -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net3,385        -     4,522         -      (17)        -       (19)       -
Net increase (decrease) in net assets from
  operations                                     $2,862         -     4,007         -      (17)        -       (19)      -
---------------------------------------------------------------------------------------------------------------------------

          See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                                  TECHNOLOGY        U.S. GOVERNMENT   VALUE SECURITIES       ZERO COUPON
                                                SECURITIES FUND          FUND               FUND             FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares              $  -        -       386         2        56        -        58         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         1         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         1         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                12        -     3,237         -        55        -       446         -
  Valuemark IV                                      11        -       693         -        59        -        50         -
  Valuemark Charter Traditional                      -        -         -        11         -        1         -         -
  Valuemark Charter Enhanced                         -        -         -         3         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 1        -       388         -         7        -        54         -
  Valuemark IV                                       1        -        78         -         7        -         6         -
  Valuemark Charter Traditional                      -        -         -         1         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                      25        -     4,398        15       128        1       556         -
Investment income (loss), net                      (25)       -    (4,012)      (13)      (72)      (1)     (498)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        -         -       551        -
 Realized gains (losses) on sales of investments,
   net                                              42         -    (8,992)      (94)     287        (5)   (1,457)       -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net        42         -    (8,992)      (94)     287        (5)     (906)       -
 Net change in unrealized appreciation
  (depreciation) on investments                    420        -    36,344       210     1,838       17     3,045         -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net 462         -    27,352       116    2,125        12     2,139        -
Net increase (decrease) in net assets from
      operations                                  $437         -    23,340       103    2,053        11     1,641        -
---------------------------------------------------------------------------------------------------------------------------

        See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   FRANKLIN            FRANKLIN          J.P. MORGAN         J.P. MORGAN
                                                  ZERO COUPON         ZERO COUPONINTERNATIONAL OPPORTUNITIESU.S. DISCIPLINED EQUITY
                                                  FUND - 2005         FUND - 2010         PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares             $  52        -        55         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               392        -       359         -         -        -         -         -
  Valuemark IV                                     122        -       151         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                47        -        43         -         -        -         -         -
  Valuemark IV                                      14        -        17         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     575        -       570         -         -        -         -         -
Investment income (loss), net                     (523)       -      (515)        -         -        -         -         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
    funds                                         1,445       -       861         -        -         -         1         -
 Realized gains (losses) on sales of investments,
    net                                            (688)       -    (3,632)        -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         757       -    (2,771)        -        -         -         1        -
 Net change in unrealized appreciation
  (depreciation) on investments                    2,628       -     7,293         -       (17)       -       (20)        -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net 3,385        -     4,522         -      (17)        -       (19)       -
Net increase (decrease) in net assets from
    operations                                    $2,862         -     4,007         -      (17)        -       (19)      -
---------------------------------------------------------------------------------------------------------------------------

          See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                    MUTUAL              MUTUAL           OPPENHEIMER         OPPENHEIMER
                                             DISCOVERY SECURITIES  SHARES SECURITIES  GLOBAL SECURITIES      HIGH INCOME
                                                     FUND                FUND              FUND/VA             FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $5,606       14    10,729        37         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     1        -         -         -         1        -         2         -
  USAllianz Alterity Enhanced                        -        -         1         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         1        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         3        -         1         -
  USAllianz Rewards Enhanced                         -        -         -         -        (3)       -         -         -
  Valuemark II & III                               825        -     1,433         -         -        -         -         -
  Valuemark IV                                   1,085        -     2,327         -         -        -         -         -
  Valuemark Charter Traditional                      -        2         -         8         -        -         -         -
  Valuemark Charter Enhanced                         -        2         -         3         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                99        -       172         -         -        -         -         -
  Valuemark IV                                     121        -       261         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         1         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                   2,131        4     4,194        12         2        -         3         -
Investment income (loss), net                    3,475       10     6,535        25        (2)       -        (3)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                            -         -     9,289        33        -         -         -         -
 Realized gains (losses) on sales of investments,
       net                                       5,113        22     8,825         4       (3)        -         -         -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net     5,113        22    18,114        37       (3)        -         -        -
 Net change in unrealized appreciation
  (depreciation) on investments                  5,045        1    (1,872)       60       (78)       -         4         -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
     net                                        10,158        23    16,242        97      (81)        -         4        -
Net increase (decrease) in net assets from
    operations                                  $13,633        33    22,777       122      (83)        -         1        -
---------------------------------------------------------------------------------------------------------------------------

          See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                  OPPENHEIMER          PIMCO VIT          PIMCO VIT           PIMCO VIT
                                             MAIN STREET GROWTH &   HIGH YIELD BOND STOCKS PLUS GROWTH &  TOTAL RETURN BOND
                                                INCOME FUND/VA         PORTFOLIO      INCOME PORTFOLIO        PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                        <C
Investment income:
 Dividends reinvested in fund shares           $     -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     4        -         1         -         -        -         1         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         1         -
  USAllianz Alterity Optional                        -        -         1         -         -        -         5         -
  USAllianz Rewards Traditional                      4        -         2         -         -        -         -         -
  USAllianz Rewards Enhanced                        (3)       -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     1        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         1         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       6        -         4         -         -        -         8         -
Investment income (loss), net                       (6)       -        (4)        -         -        -        (8)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        -         -         -        -
 Realized gains (losses) on sales of investments, net-         -         1         -        1         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         -         -         1         -        1         -         -        -
 Net change in unrealized appreciation
  (depreciation) on investments                    (72)       -        (5)        -       (23)       -         5         -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net (72)         -       (4)         -     (22)         -         5        -
Net increase (decrease) in net assets from
     operations                            $       (78)        -        (8)       -       (22)        -          (3)      -
---------------------------------------------------------------------------------------------------------------------------

         See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   SELIGMAN            SELIGMAN           TEMPLETON           TEMPLETON
                                               GLOBAL TECHNOLOGY    SMALL-CAP VALUE    ASSET STRATEGY    DEVELOPING MARKETS
                                                     FUND                FUND               FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares             $   -        -         -         -        80        -     1,249         3
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     4        -        (2)        -         -        -         -         -
  USAllianz Alterity Enhanced                        1        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        1        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      2        -         1         -         -        -         -         -
  USAllianz Rewards Enhanced                        (1)       -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -       307        -     1,013         -
  Valuemark IV                                       -        -         -         -       176        -       362         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         4
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -        37        -       122         -
  Valuemark IV                                       -        -         -         -        20        -        41         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       7        -        (1)        -       540        -     1,538         5
Investment income (loss), net                       (7)       -         1         -      (460)       -      (289)       (2)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        -         -         -         -
 Realized gains (losses) on sales of investments, net(4)        -         1         -     (590)       (1)   (4,718)     228
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         (4)        -         1         -     (590)       (1)   (4,718)      228
 Net change in unrealized appreciation
  (depreciation) on investments                   (408)       -        10         -    (1,099)      (2)  (34,509)      (63)
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net(412)        -        11         -   (1,689)       (3)  (39,227)      165
Net increase (decrease) in net assets from
                                  operations     $(419)        -        12         -   (2,149)       (3)  (39,516)      163
---------------------------------------------------------------------------------------------------------------------------

              See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   TEMPLETON           TEMPLETON          TEMPLETON           TEMPLETON
                                                 GLOBAL INCOME     GROWTH SECURITIESINTERNATIONAL SECURITIESINTERNATIONAL SMALLER
                                                SECURITIES FUND          FUND               FUND           COMPANIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $   105        1    10,493        23       397        2       406         3
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         1         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         1         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               552        -     3,976         -     4,971        -       120         -
  Valuemark IV                                      95        -     1,646         -       913        -       103         -
  Valuemark Charter Traditional                      -        4         -        13         -       31         -         4
  Valuemark Charter Enhanced                         -        -         -         3         -        4         -         1
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                66        -       477         -       596        -        14         -
  Valuemark IV                                      11        -       184         -       102        -        12         -
  Valuemark Charter Traditional                      -        -         -         1         -        4         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     724        4     6,285        17     6,582       39       249         5
Investment income (loss), net                     (619)      (3)    4,208         6    (6,185)     (37)      157        (2)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
    funds                                           -         -    69,123       158  173,358       895         -         -
 Realized gains (losses) on sales of investments,
     net                                        (3,337)       (1)    9,550        24   (2,381)     (340)      229       235
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net    (3,337)       (1)   78,673       182  170,977       555       229       235
 Net change in unrealized appreciation
  (depreciation) on investments                  1,489      (14) (113,471)     (112) (215,681)    (240)     (396)       (2)
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
      net                                       (1,848)      (15)  (34,798)       70  (44,704)      315      (167)      233
Net increase (decrease) in net assets from
    operations                                 $(2,467)      (18)  (30,590)       76  (50,889)      278       (10)      231
---------------------------------------------------------------------------------------------------------------------------

              See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   TEMPLETON           USALLIANZ          USALLIANZ           USALLIANZ
                                                PACIFIC GROWTH  VIP DIVERSIFIED ASSETSVIP FIXED INCOMEVIP GLOBAL OPPORTUNITIES
                                                SECURITIES FUND          FUND               FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $    86        -         -        56         -       28         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         1         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               574        -         -        13         -        2         -         6
  Valuemark IV                                     104        -         -         -         -        5         -         4
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                69        -         -         2         -        -         -         1
  Valuemark IV                                      12        -         -         -         -        1         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     759        2         -        16         -        8         -        11
Investment income (loss), net                     (673)      (2)        -        40         -       20         -       (11)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                             -         -         -         -        -         -         -        -
 Realized gains (losses) on sales of investments,
   net                                          (5,441)       86         -        (5)       -        18         -         -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net    (5,441)       86         -        (5)       -        18         -         -
 Net change in unrealized appreciation
  (depreciation) on investments                 (9,213)     (23)        -       (79)        -       (8)        -        (7)
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
     net                                        (14,654)       63         -       (84)       -        10         -       (7)
Net increase (decrease) in net assets from
     operations                                 $(15,327)       61         -       (44)       -        30         -      (18)
---------------------------------------------------------------------------------------------------------------------------

      See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                   USALLIANZ           USALLIANZ         VAN KAMPEN          VAN KAMPEN
                                                  VIP GROWTH       VIP MONEY MARKET    LIT ENTERPRISE    LIT GROWTH & INCOME
                                                     FUND                FUND             PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares               $ -        4         -         4         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -        (1)        -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -        88         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         7         1        -         1         -
  USAllianz Rewards Enhanced                         -        -         -       (94)       (3)       -        (4)        -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:-
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -        10         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         1         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -       (11)        -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       -        -         -         -        (2)       -        (3)        -
Investment income (loss), net                        -        4         -         4         2        -         3         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        1         -         -        -
 Realized gains (losses) on sales of investments, net-         7         -        (1)       -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         -         7         -        (1)       1         -         -        -
 Net change in unrealized appreciation
  (depreciation) on investments                      -      (22)        -        (1)      (30)       -        37         -
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net   -       (15)        -        (2)     (29)        -        37        -
Net increase (decrease) in net assets from
     operations                                    $ -       (11)        -         2      (27)        -        40       29
---------------------------------------------------------------------------------------------------------------------------

                    See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                                                                                TOTAL
                                                                                                                 ALL
                                                                                                                FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                                          CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares                                                                    $169,260       680
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                                                                              18         -
  USAllianz Alterity Enhanced                                                                                  9         -
  USAllianz Alterity Optional                                                                                 17        88
  USAllianz Rewards Traditional                                                                               40         7
  USAllianz Rewards Enhanced                                                                                 (15)      (94)
  Valuemark II & III                                                                                      50,367        21
  Valuemark IV                                                                                            17,364         9
  Valuemark Charter Traditional                                                                                -       178
  Valuemark Charter Enhanced                                                                                   -        37
 Administrative charges:
  USAllianz Alterity Traditional                                                                               1         -
  USAllianz Alterity Enhanced                                                                                  -         -
  USAllianz Alterity Optional                                                                                  1        10
  USAllianz Rewards Traditional                                                                                -         1
  USAllianz Rewards Enhanced                                                                                   -       (11)
  Valuemark II & III                                                                                       6,044         3
  Valuemark IV                                                                                             1,947         1
  Valuemark Charter Traditional                                                                                -        17
  Valuemark Charter Enhanced                                                                                   -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                            75,793       267
Investment income (loss), net                                                                             93,467       413
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds                                                     666,453     1,584
 Realized gains (losses) on sales of investments, net                                                     30,852       271
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net                                                             697,305     1,855
 Net change in unrealized appreciation
  (depreciation) on investments                                                                         (675,402)     (307)
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net                                                        21,903     1,548
Net increase (decrease) in net assets from operations                                                   $115,370     1,961
---------------------------------------------------------------------------------------------------------------------------

         See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE  NINE-MONTH  PERIOD ENDED  SEPTEMBER 30, 2000  (UNAUDITED)  AND THE YEAR
ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       AIM V.I.                                  AIM V.I.
                                               CAPITAL APPRECIATION FUND                        GROWTH FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (5)       -           -       -        (451)       3           -       -
  Realized gains (losses) on investments, net (1)      -           -        -          50     205            -       -
  Net change in unrealized appreciation
   (depreciation) on investments              42        -           -       -      (1,358)     359           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
    operations                                36       -           -        -      (1,759)    567           -        -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        3,734        -           -       -       6,088       77           -       -
  Transfers between funds                    190        -           -       -      46,673    9,294           -       -
  Surrenders and terminations                (34)       -           -       -      (4,461)     (79)          -       -
  Rescissions                                (34)       -           -       -        (225)       -           -       -
  Bonus                                      177        -           -       -         105        -           -       -
  Other transactions (note 2)                  7        -           -       -          43        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                4,040        -           -       -      48,223    9,292           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          4,076        -           -       -      46,464    9,859           -       -
Net assets at beginning of period              -        -           -       -       9,859        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $4,076        -           -       -      56,323    9,859           -       -
---------------------------------------------------------------------------------------------------------------------------

     See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       AIM V.I.                                  AIM V.I.
                                               INTERNATIONAL EQUITY FUND                        VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (4)       -           -       -          (5)       -           -       -
  Realized gains (losses) on investments, net (1)       -           -        -          (2)      -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (130)      -           -       -        (192)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
    operations                               (135)      -        -           -       (199)        -           -      -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,528        -           -       -       2,577        -           -       -
  Transfers between funds                    177        -           -       -         190        -           -       -
  Surrenders and terminations                 (9)       -           -       -         (18)       -           -       -
  Rescissions                                 (5)       -           -       -         (31)       -           -       -
  Bonus                                       65        -           -       -          92        -           -
  Other transactions (note 2)                  4        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                1,760        -           -       -       2,810        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          1,625        -           -       -       2,611        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $1,625        -           -       -       2,611        -           -       -
---------------------------------------------------------------------------------------------------------------------------

             See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                    ALGER AMERICAN                            ALGER AMERICAN
                                                      GROWTH FUND                          LEVERAGED ALLCAP FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(319)     (10)          -       -        (246)      (6)          -       -
  Realized gains (losses) on investments,
     net                                    4,120       -       -           -       1,864        17          -        -
  Net change in unrealized appreciation
   (depreciation) on investments          (4,878)     484           -       -      (4,668)     656           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
    operations                            (1,077)    474           -        -      (3,050)    667            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        4,298      221           -       -       3,232        9           -       -
  Transfers between funds                 30,433    9,751           -       -      20,978    6,843           -       -
  Surrenders and terminations             (3,355)     (13)          -       -      (2,574)     (18)          -       -
  Rescissions                                (72)       -           -       -         (57)       -           -       -
  Bonus                                      158        -           -       -          88        -           -       -
  Other transactions (note 2)                 23        -           -       -          24        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions               31,485    9,959           -       -      21,691    6,834           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         30,408   10,433           -       -      18,641    7,501           -       -
Net assets at beginning of period         10,433        -           -       -       7,501        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $40,841   10,433           -       -      26,142    7,501           -       -
---------------------------------------------------------------------------------------------------------------------------

        See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                    ALGER AMERICAN                            ALGER AMERICAN
                                                MIDCAP GROWTH PORTFOLIO               SMALL CAPITALIZATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (4)       -           -       -           5        -           -       -
  Realized gains (losses) on investments, net 36       -           -        -          56       -            -       -
  Net change in unrealized appreciation
   (depreciation) on investments              21        -           -       -         (79)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
     operations                               53       -           -        -         (18)      -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        2,229        -           -       -         436        -           -       -
  Transfers between funds                    288        -           -       -          82        -           -       -
  Surrenders and terminations                (35)       -           -       -          (2)       -           -       -
  Rescissions                                 (6)       -           -       -           -        -           -       -
  Bonus                                       73        -           -       -          13        -           -       -
  Other transactions (note 2)                  2        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                2,551        -           -       -         529        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          2,604        -           -       -         511        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $2,604        -           -       -         511        -           -       -
---------------------------------------------------------------------------------------------------------------------------


     See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       DAVIS VA                                  DAVIS VA
                                                  FINANCIAL PORTFOLIO                      REAL ESTATE PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  2        -           -       -           -        -           -       -
  Realized gains (losses) on investments, net  2       -           -        -          (1)      -            -       -
  Net change in unrealized appreciation
   (depreciation) on investments              68        -           -       -           9        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets fro
      operations                              72       -           -        -           8       -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          573        -           -       -       1,407        -           -       -
  Transfers between funds                     81        -           -       -          51        -           -       -
  Surrenders and terminations                (17)       -           -       -         (18)       -           -       -
  Rescissions                                  -        -           -       -        (242)       -           -       -
  Bonus                                       22        -           -       -          40        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  659        -           -       -       1,238        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            731        -           -       -       1,246        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $731        -           -       -       1,246        -           -       -
---------------------------------------------------------------------------------------------------------------------------


See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       DAVIS VA                                  FRANKLIN
                                                    VALUE PORTFOLIO                  AGGRESSIVE GROWTH SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $  (8)       -           -       -         (28)       -           -       -
  Realized gains (losses) on investments, net  -       -           -        -          (3)       -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (11)       -           -       -          91        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
    operations                               (19)      -           -        -          60       -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,451        -           -       -         391        -           -       -
  Transfers between funds                     74        -           -       -       9,525        -           -       -
  Surrenders and terminations                 (5)       -           -       -         (92)       -           -       -
  Rescissions                                (57)       -           -       -           -        -           -       -
  Bonus                                       41        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                1,504        -           -       -       9,824        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          1,485        -           -       -       9,884        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $1,485        -           -       -       9,884        -           -       -
---------------------------------------------------------------------------------------------------------------------------

            See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                            FRANKLIN GLOBAL COMMUNICATIONS                FRANKLIN GLOBAL HEALTH
                                                    SECURITIES FUND                        CARE SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $4,675   19,074           6       8        (249)    (110)         (2)      -
  Realized gains (losses) on investments,
     net                                 191,651     130,766      44          23    1,309        (444)     39         -
  Net change in unrealized appreciation
   (depreciation) on investments        (308,504) 108,627        (171)     70      10,974     (413)         96       8
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
     from operations                    (112,178) 258,467        (121)     101      12,034    (967)        133       8
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        4,096    7,189         257     416         790      605         149      79
  Transfers between funds                 17,794  (11,957)         59     (27)     17,423    5,476          24      (4)
  Surrenders and terminations           (142,945)(254,941)         (5)     (2)     (2,815)  (3,102)         (3)      -
  Rescissions                               (463)    (402)          -       -         (43)      (4)         (4)      -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                170      477           -       -          (4)      (4)          -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions             (121,347)(259,634)        311     387      15,351    2,971         166      75
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (233,525)  (1,167)        190     488      27,385    2,004         299      83
Net assets at beginning of period        902,924  904,091         488       -      10,600    8,596          83       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $669,399  902,924         678     488      37,985   10,600         382      83
---------------------------------------------------------------------------------------------------------------------------

   See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       FRANKLIN                                  FRANKLIN
                                                GROWTH AND INCOME FUND                       HIGH INCOME FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $23,202   24,294          25      16      (1,464)  72,685          (2)    104
  Realized gains (losses) on investments,
     net                                  97,089     180,951      60          35  (32,925)     (2,133)    (65)     (47)
  Net change in unrealized appreciation
   (depreciation) on investments         (53,904)(203,466)         65     (57)     22,880  (74,035)         40     (58)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                       66,387   1,779         150       (6)    (11,509) (3,483)        (27)      (1)
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        4,124   19,789         740   1,433       1,688    9,648         300     226
  Transfers between funds                (48,513)   2,508         (20)     (6)    (25,941) (15,589)       (229)    274
  Surrenders and terminations           (164,230)(350,638)       (311)   (638)    (53,888)(111,758)        (49)    (52)
  Rescissions                               (187)    (841)        (22)      -        (204)  (1,076)          -       -
  Bonus                                        -        -          14       -           -        -           -       -
  Other transactions (note 2)                658      663           -       -         178      450           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions             (208,148)(328,519)        401     789     (78,166)(118,325)         22     448
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (141,761)(326,740)        551     783     (89,675)(121,808)         (5)    447
Net assets at beginning of period        876,3201,203,060         783       -     284,668  406,476         447       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $734,559  876,320       1,334     783     194,993  284,668         442     447
---------------------------------------------------------------------------------------------------------------------------

     See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       FRANKLIN                                  FRANKLIN
                                                INCOME SECURITIES FUND               LARGE CAP GROWTH SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $55,327   62,233         112      39      (2,479)  (3,045)         (7)     (4)
  Realized gains (losses) on investments
     net                                   17,866      45,777       -          16   35,651  14,374         140       94
  Net change in unrealized appreciation
   (depreciation) on investments          14,290 (135,753)         93     (85)     28,107   74,106         (20)     84
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                       87,483 (27,743)        205      (30)     61,279  85,435           113     174
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        2,780   13,764         288   1,302       4,772   13,426         579   1,518
  Transfers between funds                (47,325) (63,205)        (25)     29      60,343  176,862         335      42
  Surrenders and terminations           (139,195)(306,495)       (281)     (3)    (58,690)(101,959)       (168)   (924)
  Rescissions                               (543)  (1,138)          -       -        (265)    (311)          -    (274)
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                207      831           -       -         543      409           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions             (184,076)(356,243)        (18)  1,328       6,703   88,427         746     362
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (96,593)(383,986)        187   1,298      67,982  173,862         859     536
Net assets at beginning of period        717,6111,101,597       1,298       -     378,340  204,478         536       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $621,018  717,611       1,485   1,298     446,322  378,340       1,395     536
---------------------------------------------------------------------------------------------------------------------------

          See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       FRANKLIN                         FRANKLIN NATURAL RESOURCES
                                                   MONEY MARKET FUND                          SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $8,985   11,206         218      83        (172)      66          (1)      1
  Realized gains (losses) on investments,
     net                                     -           -        -         -       1,288    (9,180)        2       (11)
  Net change in unrealized appreciation
   (depreciation) on investments              44        -          (1)      -       8,427   20,689          18       1
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
    operations                             9,029  11,206         217       83       9,543  11,575           19      (9)
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        8,988   20,759       3,024   8,461         486      774           2      61
  Transfers between funds                 26,810  219,635      (1,872)    132       1,159   (4,496)         (7)     16
  Surrenders and terminations           (135,128)(302,030)       (187)   (103)     (7,308) (10,569)          -       -
  Rescissions                             (1,046)    (236)          -       -           -     (122)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)              5,163    7,023       2,769       -           5        9           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (95,212) (54,849)      3,734   8,490      (5,658) (14,404)         (5)     77
Increase (decrease) in net assets        (86,183) (43,643)      3,951   8,573       3,885   (2,829)         14      68
Net assets at beginning of period        337,292  380,935       8,573       -      39,382   42,211          68       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $251,109  337,292      12,524   8,573      43,267   39,382          82      68
---------------------------------------------------------------------------------------------------------------------------

        See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       FRANKLIN                                  FRANKLIN
                                                   REAL ESTATE FUND                  RISING DIVIDENDS SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $ 8,271   14,093          34       4       3,553      968           4       2
  Realized gains (losses) on investments,
     net                                   (385)     22,522        51       7      43,606     121,634     (46)       52
  Net change in unrealized appreciation
   (depreciation) on investments          24,007  (51,341)         51       -     (34,965)(184,821)         53     (77)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                       31,893  (14,726)        136       11      12,194 (62,219)         11     (23)
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,990    2,486         239     294       1,622    8,831         273     569
  Transfers between funds                 (7,849) (33,804)        (63)    138     (40,457) (38,314)          5       1
  Surrenders and terminations            (28,960) (71,155)         (5)      -     (76,297)(185,182)       (132)     (1)
  Rescissions                               (105)    (290)          -       -        (169)    (427)        (20)      -
  Bonus                                        -        -           -       -           -        -          10       -
  Other transactions (note 2)                 50       72           -       -         192      336           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (34,874)(102,691)        171     432    (115,109)(214,756)        136     569
Increase (decrease) in net assets         (2,981)(117,417)        307     443    (102,915)(276,975)        147     546
Net assets at beginning of period        147,870  265,287         443       -     406,424  683,399         546       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $144,889  147,870         750     443     303,509  406,424         693     546
---------------------------------------------------------------------------------------------------------------------------

    See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                   FRANKLIN S&P 500                              FRANKLIN
                                                      INDEX FUND                              SMALL CAP FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(364)     (14)          -       -      (5,235)  (2,935)        (12)     (2)
  Realized gains (losses) on investments,
      net                                     34           -       -           -   88,566   15,548        367        3
  Net change in unrealized appreciation
   (depreciation) on investments            (157)     386           -       -     (56,780) 211,659        (246)    284
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
     from operations                        (487)    372           -        -      26,551  224,272         109     285
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,771      279           -       -       6,160    6,050       2,719     238
  Transfers between funds                 31,841   13,708           -       -      27,996   15,164       1,457     460
  Surrenders and terminations             (4,868)    (191)          -       -     (63,080) (82,185)       (407)      -
  Rescissions                                (45)       -           -       -        (168)    (195)        (47)      -
  Bonus                                        -        -           -       -           -        -         101       -
  Other transactions (note 2)                 50        -           -       -          75      414      (1,336)      -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions               28,750   13,796           -       -     (29,017) (60,752)      2,487     698
Increase (decrease) in net assets         28,263   14,168           -       -      (2,466) 163,520       2,596     983
Net assets at beginning of period         14,168        -           -       -     463,300  299,780         983       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $42,431   14,168           -       -     460,834  463,300       3,579     983
---------------------------------------------------------------------------------------------------------------------------


           See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                  FRANKLIN TECHNOLOGY                    FRANKLIN U.S. GOVERNMENT
                                                    SECURITIES FUND                                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $(25)       -           -       -      (4,012)  66,246         (13)    243
  Realized gains (losses) on investments,
    net                                       42           -       -           -   (8,992)      3,396     (94)     (20)
  Net change in unrealized appreciation
   (depreciation) on investments             420        -           -       -      36,344  (82,778)        210    (250)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                          437       -           -        -      23,340 (13,136)         103     (27)
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          290        -           -       -       2,175   10,213       1,280   1,811
  Transfers between funds                  9,226        -           -       -     (14,885)    (634)       (651)    357
  Surrenders and terminations               (258)       -           -       -     (81,599)(173,064)        (17)   (277)
  Rescissions                                (85)       -           -       -        (471)  (1,184)          -       -
  Bonus                                        -        -           -       -           -        -          58       -
  Other transactions (note 2)                  -        -           -       -         181      489           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                9,173        -           -       -     (94,599)(164,180)        670   1,891
Increase (decrease) in net assets          9,610        -           -       -     (71,259)(177,316)        773   1,864
Net assets at beginning of period              -        -           -       -     460,288  637,604       1,864       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $9,610        -           -       -     389,029  460,288       2,637   1,864
---------------------------------------------------------------------------------------------------------------------------

     See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                    FRANKLIN VALUE                               FRANKLIN
                                                    SECURITIES FUND                       ZERO COUPON FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $(72)    (133)         (1)     (1)       (498)   9,221           -       -
  Realized gains (losses) on investments,
     net                                      287    (411)         (5)         (7)    (906)   1,927          -       -
  Net change in unrealized appreciation
   (depreciation) on investments           1,838      309          17       -       3,045  (10,114)          -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
     from operations                       2,053    (235)         11       (8)      1,641   1,034            -       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          327    1,041           4     396         150      523           -       -
  Transfers between funds                  1,763    4,224          20      (1)     (3,052)     486           -       -
  Surrenders and terminations             (2,677)  (3,083)          -    (258)    (12,374) (20,950)          -       -
  Rescissions                                (31)      (2)          -       -           -      (12)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)              3,046        4           -       -          16      120           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                2,428    2,184          24     137     (15,260) (19,833)          -       -
Increase (decrease) in net assets          4,481    1,949          35     129     (13,619) (18,799)          -       -
Net assets at beginning of period         10,614    8,665         129       -      59,369   78,168           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $15,095   10,614         164     129      45,750   59,369           -       -
---------------------------------------------------------------------------------------------------------------------------

              See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       FRANKLIN                                  FRANKLIN
                                                ZERO COUPON FUND - 2005                   ZERO COUPON FUND - 2010
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(523)   7,179          -       -        (515)   7,708            -       -
  Realized gains (losses) on investments,
       net                                    757   1,779         -           -   (2,771)     2,444          -       -
  Net change in unrealized appreciation
   (depreciation) on investments           2,628  (14,138)          -       -       7,293  (21,090)          -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
     from operations                        2,862  (5,180)          -        -       4,007 (10,938)         -        -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                           95    1,800           -       -         456    2,617           -       -
  Transfers between funds                 (2,306)   2,677           -       -      (3,992)   4,159           -       -
  Surrenders and terminations             (8,639) (15,202)          -       -     (10,330) (20,612)          -       -
  Rescissions                                  -     (104)          -       -          (2)     (91)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                 (9)     160           -       -          (5)     235           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (10,859) (10,669)          -       -     (13,873) (13,692)          -       -
Increase (decrease) in net assets         (7,997) (15,849)          -       -      (9,866) (24,630)          -       -
Net assets at beginning of period         59,429   75,278           -       -      60,727   85,357           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $51,432   59,429           -       -      50,861   60,727           -       -
---------------------------------------------------------------------------------------------------------------------------

         See accompanying  notes to unaudited  financial    statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                      J.P. MORGAN                               J.P. MORGAN
                                         INTERNATIONAL OPPORTUNITIES PORTFOLIO       U.S. DISCIPLINED EQUITY PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -           -       -           -        -           -       -
  Realized gains (losses) on investments, net  -        -            -      -        1           -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (17)       -           -       -         (20)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                          (17)      -           -        -         (19)      -            -       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          285        -           -       -         500        -           -       -
  Transfers between funds                     34        -           -       -          33        -           -       -
  Surrenders and terminations                  -        -           -       -          (1)       -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        5        -           -       -          23        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  324        -           -       -         555        -           -       -
Increase (decrease) in net assets            307        -           -       -         536        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $307        -           -       -         536        -           -       -
---------------------------------------------------------------------------------------------------------------------------

         See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                   MUTUAL DISCOVERY                            MUTUAL SHARES
                                                    SECURITIES FUND                           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $3,475    2,765          10       4       6,535    5,047          25       6
  Realized gains (losses) on investments,
    net                                    5,113         877      22           -   18,114      10,361      37       (2)
  Net change in unrealized appreciation
   (depreciation) on investments           5,045   33,265           1      48      (1,872)  32,828          60      41
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
     from operations                       13,633  36,907          33       52      22,777  48,236         122      45
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,094    4,740         407     385       3,108   12,231         955     989
  Transfers between funds                  2,258  (12,243)         77       2     (24,619)   6,540          23     (28)
  Surrenders and terminations            (25,737) (50,318)       (139)    (28)    (53,083)(100,497)        (70)    (31)
  Rescissions                                (19)    (231)        (14)      -      (1,869)    (809)          -       -
  Bonus                                        -        -           2       -           -        -           3       -
  Other transactions (note 2)                199      210           -       -          91      636           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (22,205) (57,842)        333     359     (76,373) (81,899)        911     930
Increase (decrease) in net assets         (8,572) (20,935)        366     411     (53,596) (33,663)      1,033     975
Net assets at beginning of period        190,494  211,429         411       -     420,387  454,050         975       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $181,922  190,494         777     411     366,791  420,387       2,008     975
---------------------------------------------------------------------------------------------------------------------------

      See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                  OPPENHEIMER GLOBAL                            OPPENHEIMER
                                                  SECURITIES FUND/VA                        HIGH INCOME FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (2)       -           -       -          (3)       -           -       -
  Realized gains (losses) on investments, net (3)          -       -           -        -           -       -        -
  Net change in unrealized appreciation
   (depreciation) on investments             (78)       -           -       -           4        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                           (83)      -           -        -           1       -            -       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        2,316        -           -       -         858        -           -       -
  Transfers between funds                    280        -           -       -          21        -           -       -
  Surrenders and terminations                 (8)       -           -       -         (19)       -           -       -
  Rescissions                                (17)       -           -       -           -        -           -       -
  Bonus                                      107        -           -       -          42        -           -       -
  Other transactions (note 2)                  2        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                2,680        -           -       -         902        -           -       -
Increase (decrease) in net assets          2,597        -           -       -         903        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $2,597        -           -       -         903        -           -       -
---------------------------------------------------------------------------------------------------------------------------

       See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                      OPPENHEIMER                                PIMCO VIT
                                          MAIN STREET GROWTH & INCOME FUND/VA              HIGH YIELD PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (6)       -           -       -          (4)       -           -       -
  Realized gains (losses) on investments, net  -           -       -        -           1        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (72)       -           -       -          (5)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                          (78)      -           -        -          (8)      -            -       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        3,339        -           -       -         378        -           -       -
  Transfers between funds                    493        -           -       -          39        -           -       -
  Surrenders and terminations                (13)       -           -       -           -        -           -       -
  Rescissions                                (36)       -           -       -           -        -           -       -
  Bonus                                      170        -           -       -           1        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                3,953        -           -       -         418        -           -       -
Increase (decrease) in net assets          3,875        -           -       -         410        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $3,875        -           -       -         410        -           -       -
---------------------------------------------------------------------------------------------------------------------------

             See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       PIMCO VIT                                 PIMCO VIT
                                        STOCKSPLUS GROWTH AND INCOME PORTFOLIO          TOTAL RETURN BOND PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -           -       -       (8)       -           -       -
  Realized gains (losses) on investments, net  1         -          -       -        -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (23)       -           -       -         5        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                           (22)      -           -        -         (3)      -            -       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          523        -           -       -       1,030        -           -       -
  Transfers between funds                     28        -           -       -         147        -           -       -
  Surrenders and terminations                  -        -           -       -          (5)       -           -       -
  Rescissions                                (18)       -           -       -           -        -           -       -
  Bonus                                       19        -           -       -          63        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  552        -           -       -       1,235        -           -       -
Increase (decrease) in net assets            530        -           -       -       1,232        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $530        -           -       -       1,232        -           -       -
---------------------------------------------------------------------------------------------------------------------------

        See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       SELIGMAN                                  SELIGMAN
                                                GLOBAL TECHNOLOGY FUND                     SMALL-CAP VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (7)       -           -       -           1        -           -       -
  Realized gains (losses) on investments, net (4)       -           -       -           1        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments            (408)       -           -       -          10        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                          (419)      -           -        -          12       -            -       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        3,600        -           -       -         958        -           -       -
  Transfers between funds                    388        -           -       -          (7)       -           -       -
  Surrenders and terminations                (38)       -           -       -          (5)       -           -       -
  Rescissions                                (58)       -           -       -          (1)       -           -       -
  Bonus                                       97        -           -       -          53        -           -       -
  Other transactions (note 2)                  7        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                3,996        -           -       -         998        -           -       -
Increase (decrease) in net assets          3,577        -           -       -       1,010        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $3,577        -           -       -       1,010        -           -       -
---------------------------------------------------------------------------------------------------------------------------

        See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                      TEMPLETON                            TEMPLETON DEVELOPING
                                                  ASSET STRATEGY FUND                     MARKETS SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(460)   3,412           -       3        (289)     947          (2)     (2)
  Realized gains (losses) on investments,
    net                                     (590)      4,511      (1)          3   (4,718) (14,723)        228       263
  Net change in unrealized appreciation
   (depreciation) on investments          (1,099)  (4,595)         (2)     (2)    (34,509)  81,897         (63)     18
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                        (2,149)  3,328          (3)       4     (39,516) 68,121         163     279
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          790    2,689          30      49       1,488    3,440         370     286
  Transfers between funds                 (4,445)  (9,378)        (17)     (1)     (6,700)  (9,648)       (304)   (223)
  Surrenders and terminations             (7,926) (15,871)          -       -     (26,754) (38,588)        (32)      -
  Rescissions                                (39)     (18)          -       -        (165)    (160)         (6)      -
  Bonus                                        -        -           -       -           -        -           3       -
  Other transactions (note 2)                 76       82           -       -          63      144           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (11,544) (22,496)         13      48     (32,068) (44,812)         31      63
Increase (decrease) in net assets        (13,693) (19,168)         10      52     (71,584)  23,309         194     342
Net assets at beginning of period         57,892   77,060          52       -     179,097  155,788         342       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $44,199   57,892          62      52     107,513  179,097         536     342
---------------------------------------------------------------------------------------------------------------------------

    See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                   TEMPLETON GLOBAL                              TEMPLETON
                                                INCOME SECURITIES FUND                    GROWTH SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(619)   6,830          (3)     19       4,208    5,264           6       3
  Realized gains (losses) on investments,
     net                                   (3,337)     (2,393)     (1)          -   78,673     101,368     182      317
  Net change in unrealized appreciation
   (depreciation) on investments           1,489  (12,888)        (14)    (22)   (113,471)  10,044        (112)     45
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
     from operations                      (2,467) (8,451)        (18)      (3)    (30,590)  116,676         76     365
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          336    1,398         108     458       4,528   16,744         842   2,020
  Transfers between funds                 (4,848)  (8,236)          -     (14)     (8,011) (13,275)       (146)   (128)
  Surrenders and terminations            (15,751) (39,664)        (14)      -    (108,840)(161,240)       (175)   (873)
  Rescissions                               (140)    (419)          -       -        (116)    (482)        (27)    (59)
  Bonus                                        -        -           -       -           -        -           8       -
  Other transactions (note 2)                 54       42           -       -          52      420           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (20,349) (46,879)         94     444    (112,387)(157,833)        502     960
Increase (decrease) in net assets        (22,816) (55,330)         76     441    (142,977) (41,157)        578   1,325
Net assets at beginning of period         81,224  136,554         441       -     667,351  708,508       1,325       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $58,408   81,224         517     441     524,374  667,351       1,903   1,325
---------------------------------------------------------------------------------------------------------------------------

     See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       TEMPLETON                          TEMPLETON INTERNATIONAL
                                             INTERNATIONAL SECURITIES FUND                SMALLER COMPANIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $(6,185)  32,620         (37)    114         157      341          (2)     (3)
  Realized gains (losses) on investments,
     net                                  170,977  79,885         555     926          229   (948)          235      137
  Net change in unrealized appreciation
   (depreciation) on investments        (215,681)   51,890        (240)    120        (396)   4,893          (2)      2
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                       (50,889)  164,395         278    1,160         (10)  4,286       231       136
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        2,633    5,997         459   2,908         309      527         133      52
  Transfers between funds                 (7,555) (63,759)      1,706    (870)      1,859   (1,842)       (231)   (133)
  Surrenders and terminations           (128,896)(277,851)       (218)      -      (3,862)  (4,601)        (22)      -
  Rescissions                               (450)  (2,015)         (6)      -         (32)      (6)         (6)      -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                137    1,165      (1,380)      -          20       39           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions             (134,131)(336,463)        561   2,038      (1,706)  (5,883)       (126)    (81)
Increase (decrease) in net assets       (185,020)(172,068)        839   3,198      (1,716)  (1,597)        105      55
Net assets at beginning of period        727,422  899,490       3,198       -      22,279   23,876          55       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $542,402  727,422       4,037   3,198      20,563   22,279         160      55
---------------------------------------------------------------------------------------------------------------------------

    See accompanying  notes to unaudited  financial       statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                       TEMPLETON                               USALLIANZ VIP
                                            PACIFIC GROWTH SECURITIES FUND                DIVERSIFIED ASSETS FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(673)    (393)         (2)      -           -        -          40       -
  Realized gains (losses) on investments,
       net                                (5,441)     (3,508)      86      38           -        -          (5)      -
  Net change in unrealized appreciation
   (depreciation) on investments          (9,213)  33,561         (23)      1           -        -         (79)      1
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
                 from operations         (15,327) 29,660          61       39           -       -          (44)      1
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          669    1,373         131     104           -        -         302       -
  Transfers between funds                 (4,676)  (3,365)       (111)    (32)          -        -       1,662     102
  Surrenders and terminations            (15,698) (30,514)        (37)      -           -        -        (127)      -
  Rescissions                                (26)     (39)         (6)      -           -        -           -       -
  Bonus                                        -        -           1       -           -        -           1       -
  Other transactions (note 2)                 46       32           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (19,684) (32,513)        (22)     72           -        -       1,838     102
Increase (decrease) in net assets        (35,011)  (2,853)         39     111           -        -       1,794     103
Net assets at beginning of period         88,945   91,798         111       -           -        -         103       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $53,934   88,945         150     111           -        -       1,897     103
---------------------------------------------------------------------------------------------------------------------------

       See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                     USALLIANZ VIP                             USALLIANZ VIP
                                                   FIXED INCOME FUND                     GLOBAL OPPORTUNITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -          20       -           -        -         (11)      -
  Realized gains (losses) on investments, net  -           -      18           -        -           -       -        -
  Net change in unrealized appreciation
   (depreciation) on investments               -        -          (8)     (2)          -        -          (7)      -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                             -       -          30       (2)          -       -          (18)     -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                            -        -          95       -           -        -          90       -
  Transfers between funds                      -        -         889     131           -        -           8       -
  Surrenders and terminations                  -        -        (112)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        -        -           5       -           -        -           2       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                    -        -         877     131           -        -         100       -
Increase (decrease) in net assets              -        -         907     129           -        -          82       -
Net assets at beginning of period              -        -         129       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $  -        -       1,036     129           -        -          82       -
---------------------------------------------------------------------------------------------------------------------------

             See accompanying  notes to unaudited  financial  statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                     USALLIANZ VIP                             USALLIANZ VIP
                                                      GROWTH FUND                            MONEY MARKET FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -           4       -           -        -           4       -
  Realized gains (losses) on investments, net  -           -       7           -        -        -        (1)       -
  Net change in unrealized appreciation
   (depreciation) on investments               -        -         (22)     14           -        -          (1)      -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
                 from operations               -       -         (11)      14           -       -            2       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                            -        -         193       -           -        -       8,819       -
  Transfers between funds                      -        -         909     325           -        -      (2,190)      -
  Surrenders and terminations                  -        -         (73)     (8)          -        -          (4)      -
  Rescissions                                  -        -           -       -           -        -        (242)      -
  Bonus                                        -        -           5       -           -        -         398       -
  Other transactions (note 2)                  -        -          16       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                    -        -       1,050     317           -        -       6,781       -
Increase (decrease) in net assets              -        -       1,039     331           -        -       6,783       -
Net assets at beginning of period              -        -         331       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $  -        -       1,370     331           -        -       6,783       -
---------------------------------------------------------------------------------------------------------------------------

             See accompanying  notes to unaudited  financial   statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                    VAN KAMPEN LIT                            VAN KAMPEN LIT
                                                 ENTERPRISE PORTFOLIO                    GROWTH & INCOME PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  2        -           -       -           3        -           -       -
  Realized gains (losses) on investments, net  1        -           -       -            -        -          -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (30)       -           -       -          37        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
     from operations                         (27)      -           -        -          40       -            -       -
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          671        -           -       -         823        -           -       -
  Transfers between funds                    101        -           -       -          88        -           -       -
  Surrenders and terminations                 (6)       -           -       -          (2)       -           -       -
  Rescissions                                  -        -           -       -         (11)       -           -       -
  Bonus                                       34        -           -       -          45        -           -       -
  Other transactions (note 2)                  2        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  802        -           -       -         943        -           -       -
Increase (decrease) in net assets            775        -           -       -         983        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $775        -           -       -         983        -           -       -
---------------------------------------------------------------------------------------------------------------------------

     See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                                                              TOTAL ALL FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                        CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                                                                     2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net                                                   $ 93,467  345,556        413     637
  Realized gains (losses) on investments, net                                      697,305  704,602      1,855   1,827
  Net change in unrealized appreciation
   (depreciation) on investments                                                  (675,402)(129,779)      (307)    184
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations                              115,370  920,379      1,961   2,648
 Contract transactions - All Products (See Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                                                                100,940  169,240     22,788  24,055
  Transfers between funds                                                           53,686  187,582      1,308     542
  Surrenders and terminations                                                   (1,390,545)(2,732,370)  (2,588) (3,198)
  Rescissions                                                                       (7,553) (10,614)      (400)   (333)
  Bonus                                                                              1,533        -        611       -
  Other transactions (note 2)                                                       11,371   14,458         69       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                                                     (1,230,569)(2,371,704)  21,788  21,066
Increase (decrease) in net assets                                               (1,115,199)(1,451,325)  23,749  23,714
Net assets at beginning of period                                                7,692,2109,143,535     23,714       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                                                     $6,577,0117,692,210     47,463  23,714
---------------------------------------------------------------------------------------------------------------------------

     See accompanying  notes to unaudited  financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements
September 30, 2000 (unaudited)

1. Organization
Allianz Life Variable Account B (Variable Account) is a segregated investment account of Allianz Life Insurance Company of North America (Allianz Life) and is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 (as amended). The Variable Account was established on May 31, 1985 and commenced operations January 24, 1989. Accordingly, it is an accounting entity wherein all segregated account transactions are reflected.

The Variable Account's assets are the property of Allianz Life and are held for the benefit of the owners and other persons entitled to payments under variable annuity contracts issued through the Variable Account and underwritten by Allianz Life. The assets of the Variable Account, equal to the reserves and other liabilities of the Variable Account, are not chargeable with liabilities that arise from any other business which Allianz Life may conduct.

The Variable Account's sub-accounts may invest, at net asset values, in one or more of select portfolios of AIM Variable Insurance Funds, Inc., The Alger American Fund, Davis Variable Account Fund, Inc., Franklin Templeton Variable Insurance Products Trust (formerly, Franklin Valuemark Funds), J.P. Morgan Series Trust II, Oppenheimer Variable Account Funds, PIMCO Insurance Trust, Seligman Portfolios, Inc., USAllianz Variable Insurance Products Trust, and Van Kampen Life Investment Trust, in accordance with the selection made by the contract owner. Not all portfolios are available as investment options for the products which comprise the Variable Account. The investment advisers for each portfolio are listed in the following table.

Portfolio                                        Investment Adviser
-------------------------------------------------------------------
AIM VI Capital Appreciation Fund                 AIM Advisors, Inc.
AIM VI Growth Fund                               AIM Advisors, Inc.
AIM VI International Equity Fund                 AIM Advisors, Inc.
AIM VI Value Fund                                AIM Advisors, Inc.
Alger American Growth Portfolio                  Fred Alger Management, Inc.
Alger American Leveraged AllCap Portfolio        Fred Alger Management, Inc.
Alger American MidCap Growth Portfolio           Fred Alger Management, Inc.
Alger American Small Capitalization Portfolio    Fred Alger Management, Inc.
Davis VA Financial Portfolio                     Davis Selected Advisers, LP
Davis VA Real Estate Portfolio                   Davis Selected Advisers, LP
Davis VA Value Portfolio                         Davis Selected Advisers, LP
Franklin Aggressive Growth Securities Fund       Franklin Advisory Services, LLC
Franklin Global Communications Securities Fund   Franklin Advisers, Inc.
Franklin Global Health Care Securities Fund      Franklin Advisers, Inc.
Franklin Growth and Income Fund                  Franklin Advisers, Inc.
Franklin High Income Fund                        Franklin Advisers, Inc.
Franklin Income Securities Fund                  Franklin Advisers, Inc.
Franklin Large Cap Growth Securities Fund        Franklin Advisers, Inc.
Franklin Money Market Fund                       Franklin Advisers, Inc.
Franklin Natural Resources Securities Fund       Franklin Advisers, Inc.
Franklin Real Estate Fund                        Franklin Advisers, Inc.
Franklin Rising Dividends Securities Fund        Franklin Advisory Services, LLC
Franklin S&P 500 Index Fund                      Franklin Advisers, Inc.
Franklin Small Cap Fund                          Franklin Advisers, Inc.
Franklin Technology Securities Fund              Franklin Advisers, Inc.
Franklin U.S. Government Fund                    Franklin Advisory Services, LLC
Franklin Value Securities Fund                   Franklin Advisory Services, LLC
Franklin Zero Coupon - 2000 Fund                 Franklin Advisers, Inc.
Franklin Zero Coupon - 2005 Fund                 Franklin Advisers, Inc.
Franklin Zero Coupon - 2010 Fund                 Franklin Advisers, Inc.

ALLIANZ LIFE VARIABLE ACCOUNT B

of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

1. Organization (Continued)
Portfolio (Continued)                                    Investment Adviser (Continued)
---------------------------------------------------------------------------------------
J.P. Morgan International Opportunities Portfolio        J.P. Morgan Investment Management Inc.
J.P. Morgan US Disciplined Equity Portfolio              J.P. Morgan Investment Management Inc.
Mutual Discovery Securities Fund                         Franklin Mutual Advisers, LLC
Mutual Shares Securities Fund                            Franklin Mutual Advisers, LLC
Oppenheimer Global Securities Fund/VA                    OppenheimerFunds, Inc.
Oppenheimer High Income Fund/VA                          OppenheimerFunds, Inc.
Oppenheimer Main Street Growth & Income Fund/VA          OppenheimerFunds, Inc.
PIMCO VIT High Yield Bond Portfolio                      Pacific Investment Management Company
PIMCO VIT StocksPLUS Growth and Income Portfolio         Pacific Investment Management Company
PIMCO VIT Total Return Bond Portfolio                    Pacific Investment Management Company
Seligman Global Technology Fund                          J & W Seligman & Co. Inc.
Seligman Small Cap Value Fund                            J & W Seligman & Co. Inc.
Templeton Asset Strategy Fund                            Templeton Global Advisors Limited
Templeton Developing Markets Securities Fund             Templeton Asset Management Ltd.
Templeton Global Income Securities Fund                  Franklin Advisers, Inc.
Templeton Growth Securities Fund                         Templeton Global Advisors Limited
Templeton International Securities Fund                  Franklin Advisers, Inc.
Templeton International Smaller Companies Fund           Templeton Investment Counsel, Inc.
Templeton Pacific Growth Securities Fund                 Franklin Advisers, Inc.
USAllianz VIP Diversified Assets Fund                    Allianz of America, Inc.
USAllianz VIP Fixed Income Fund                          Allianz of America, Inc.
USAllianz VIP Global Opportunities Fund                  Allianz of America, Inc.
USAllianz VIP Growth Fund                                Allianz of America, Inc.
USAllianz VIP Money Market Fund                          Allianz of America, Inc.
Van Kampen LIT Enterprise Portfolio                      Van Kampen Asset Management, Inc.
Van Kampen LIT Enterprise Portfolio                      Van Kampen Asset Management, Inc.

2. Significant Accounting Policies

Certain of the Franklin Templeton and USAllianz Variable Insurance Products Trust portfolios have class 2 shares which are available to Valuemark Charter, USAllianz Alterity and USAllianz Rewards contract owners.


Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Investments
Investments of the Variable Account are valued daily at market value using net asset values provided by the investment advisers of the portfolios.

ALLIANZ LIFE VARIABLE ACCOUNT B

of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

2. Significant Accounting Policies  (Continued)

Realized investment gains include realized gain distributions received from the respective portfolios and gains on the sale of portfolio shares as determined by the average cost method. Realized gain distributions are reinvested in the respective portfolios. Dividend distributions received from the portfolios are reinvested in additional shares of the portfolios and are recorded as income to the Variable Account on the ex-dividend date.

Two Fixed Account investment options are available to deferred annuity contract owners. A Flexible Fixed Option is available to all deferred annuity contract owners and a Dollar Cost Averaging Option is available to Valuemark II, Valuemark III, Valuemark IV, and USAllianz Alterity deferred annuity contract owners. These accounts are comprised of equity and fixed income investments which are part of the general assets of Allianz Life. The liabilities of the Fixed Accounts are part of the general obligations of Allianz Life and are not included in the Variable Account. The guaranteed minimum rate of return on the Fixed Accounts is 3%.

On November 12, 1999, the AIM VI Growth Fund, Alger American Growth Fund, Alger American Leveraged AllCap Fund, Franklin S&P 500 Index Fund, USAllianz VIP Diversified Assets Fund, USAllianz VIP Fixed Income Fund, and USAllianz VIP Growth Fund were added as available investment options.

On February 1, 2000, the funds in the following table were added as available investment options for USAllianz Alterity.

AIM VI Capital Appreciation Fund                     Oppenheimer High Income Fund/VA
AIM VI International Equity Fund                     Oppenheimer Main Street Growth and Income Fund/VA
AIM VI Value Fund                                    PIMCO VIT High Yield Bond Portfolio
Alger American MidCap Growth Portfolio               PIMCO VIT StocksPLUS Growth and Income Portfolio
Alger American Small Capitalization Portfolio        PIMCO VIT Total Return Bond Portfolio
Davis VA Financial Portfolio                         Seligman Global Technology Fund
Davis VA Real Estate Portfolio                       Seligman Small-Cap Value Fund
Davis VA Value Portfolio                             USAllianz VIP Global Opportunities Fund
J.P. Morgan International Opportunities Portfolio    USAllianz VIP Money Market Fund
J.P. Morgan US Disciplined Equity Portfolio          Van Kampen LIT Enterprise Fund
Oppenheimer Global Securities Fund/VA                Van Kampen LIT Growth and Income Fund

On May 1, 2000, the Franklin Aggressive Growth Securities Fund and Franklin Technology Securities Fund were added as available investment options for Valuemark II, III and IV.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

2. Significant Accounting Policies (Continued)

Contracts in Annuity Payment Period
Annuity reserves are computed for currently payable contracts according to the 1983 Individual Annuity Mortality Table, using an assumed investment return
(AIR) equal to the AIR of the specific contracts, either 3%, 5%, or 7%. Charges to annuity reserves for mortality and risk expense are reimbursed to Allianz Life if the reserves required are less than originally estimated. If additional reserves are required, Allianz Life reimburses the account.


Premium Bonus
A premium bonus is awarded to the contract owner of the USAllianz Rewards product at the time of deposit. The bonus paid is based on the following schedule.

Net Deposit               Bonus Paid
------------------------------------
$15,000 to 24,999             4%
$25,000 to 99,999             5%
$100,000 to 999,999           6%
$1,000,000 to 4.999 million   7%
$5,000,000 or more            8%

The bonus is vested over three years, therefore if the contract owner surrenders the policy before the full vesting period a portion of the bonus can be lost. The accumulated gain/loss on the bonus is 100% vested as it is earned. The vesting rates are presented in the following schedule.

Months following Deposit Amount Vested
--------------------------------------
0 to 12                       0%
13 to 24                      35%
25 to 36                      70%
37+                          100%

Expenses


Asset Based Expenses
A mortality and expense risk charge and an administrative charge are deducted from the Variable Account on a daily basis. The charges, on an annual basis, are summarized in the following table.

                            Mortality and Expense         Administrative
Contract                         Risk Charge                  Charge
--------------------------------------------------------------------
USAllianz Alterity - Traditional    1.25%                      0.15%
USAllianz Alterity - Optional       1.55%                      0.15%
USAllianz Alterity - Enhanced       1.75%                      0.15%
USAllianz Rewards - Traditional     1.50%                      0.15%
USAllianz Rewards - Enhanced        1.70%                      0.15%
Valuemark II                        1.25%                      0.15%
Valuemark III                       1.25%                      0.15%
Valuemark IV                        1.34%                      0.15%
Valuemark Charter - Traditional     1.00%                      0.15%
Valuemark Charter - Enhanced        1.20%                      0.15%
Valuemark Income Plus               1.25%                      0.15%

ALLIANZ LIFE VARIABLE ACCOUNT B

of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


2. Significant Accounting Policies (Continued)


Contract Based Expenses
A contract maintenance charge is paid by the contract owner annually from each deferred annuity contract by liquidating contract units at the end of the contract year and at the time of full surrender. The amount of the charge is $30 each year for Valuemark II, Valuemark III, and Valuemark IV contracts and $40 for Valuemark Charter, USAllianz Alterity and USAllianz Rewards contracts. Contract maintenance charges paid by the contract owners during the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999 were $2,562,171 and $4,426,312, respectively. These contract charges are reflected in the Statements of Changes in Net Assets as other transactions.

A contingent deferred sales charge is deducted from the contract value at the time of surrender on Valuemark II, Valuemark III, Valuemark IV, USAllianz Alterity and USAllianz Rewards deferred annuity contracts. The amount of the contingent deferred sales charge is shown below.

                                           Contingent Deferred Sales Charge

             _______________________________________________________________________________________
----------------------------------------------------------------------------------------------------
Years Since
  Payment    Valuemark II         Valuemark III      Valuemark IV   USAllianz Alterity    USAllianz Rewards
-----------------------------------------------------------------------------------------------------------

    0-1            5%                 6%                  6%                 7%                  8.5%
    1-2            5%                 5%                  6%                 6%                  8.5%
    2-3            4%                 4%                  6%                 5%                  8.5%
    3-4            3%                 3%                  5%                 4%                  8.5%
    4-5           1.5%               1.5%                 4%                 3%                   8%
    5-6            0%                 0%                  3%                 0%                   7%
    6-7             -                  -                  2%                  -                   5%
    7-8             -                  -                  0%                  -                   4%
    8-9             -                  -                   -                  -                   3%
   9-10             -                  -                   -                  -                   0%
    10+             -                  -                   -                  -                    -

Total contingent deferred sales charges paid by the contract owners during the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999 were $8,450,269 and $16,657,195, respectively.

A systematic withdrawal plan is available to Valuemark II, Valuemark III, Valuemark IV, USAllianz Alterity, and USAllianz Rewards deferred annuity contract owners which allows a portion of the contract value to be withdrawn without incurring a contingent deferred sales charge. The exercise of the systematic withdrawal plan in any contract year replaces the penalty free privilege for that year.

Currently, twelve transfers are permitted each contract year. Thereafter, the fee is $25 per transfer for all products, or 2% of the amount transferred, if less, for Valuemark II, Valuemark III, and Valuemark IV. Currently, transfers associated with any dollar cost averaging program are not counted. Total transfer charges paid by the contract owners during the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999 were $111,910 and $153,188, respectively. Transfer charges are reflected in the Statements of Changes in Net Assets as other transactions. Net transfers from the Fixed Accounts for the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999 were $54,994,115 and $188,123,947, respectively.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


2. Significant Accounting Policies (Continued)

Premium taxes or other taxes payable to a state or other governmental entity will be charged against the contract values. Allianz Life may, in its sole discretion, pay taxes when due and deduct that amount from the contract value at a later date. Payment at an earlier date does not waive any right Allianz Life may have to deduct such amounts at a later date.

A rescission is defined as a contract that is returned to the Company by the Contract Owner and canceled within the free-look period, generally within 10 days.

 3. Federal Income Taxes

Operations of the Variable Account form a part of, and are taxed with, operations of Allianz Life, which is taxed as a life insurance company under the Internal Revenue Code.

Allianz Life does not expect to incur any federal income taxes in the operation of the Variable Account. If, in the future, Allianz Life determines that the Variable Account may incur federal income taxes, it may then assess a charge against the Variable Account for such taxes..

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

 4. Purchases and Sales of Investments (in thousands)

 The cost of purchases and proceeds from sales of investment for the nine-month period ended September 30, 2000 (unaudited) are as follows:.


                                                              Cost of              Proceeds from
                                                             Purchases                 Sales

                                                         ______________          ______________
-----------------------------------------------------------------------------------------------
Aim V.I. Capital Appreciation Fund                      $       4,039          $           60
Aim V.I. Growth Fund                                           57,343                   3,728
Aim V.I. International Equity Fund                              1,757                      36
Aim V.I. Value Fund                                             2,809                      59
Alger American Growth Portfolio                                45,230                   9,131
Alger American Leveraged AllCap Portfolio                      30,168                   9,985
Alger American MidCap Growth Portfolio                          2,587                       8
Alger American Small Capitalization Portfolio                     585                       4
Davis VA Financial Portfolio                                      660                      23
Davis VA Real Estate Portfolio                                  1,239                     262
Davis VA Value Portfolio                                        1,504                     130
Franklin Aggressive Growth Securities Fund                      9,806                     916
Franklin Global Communications Securities Fund                685,201                 145,690
Franklin Global Health Care Securities Fund                    26,909                    9,716
Franklin Growth and Income Securities Fund                    709,726                 226,012
Franklin High Income Fund                                     249,650                 125,757
Franklin Income Securities Fund                               639,000                 195,357
Franklin Large Cap Growth Securities Fund                     310,932                  55,737
Franklin Money Market Fund                                    263,851               1,026,397
Franklin Natural Resources Securities Fund                     35,496                  23,489
Franklin Real Estate Fund                                     150,626                  45,583
Franklin Rising Dividends Securities Fund                     349,886                 122,656
Franklin S&P 500 Index Fund                                    42,215                  12,024
Franklin Small Cap Fund                                       302,295                 192,503
Franklin Technology Securities Fund                             9,201                     788
Franklin U.S. Government Fund                                 404,744                 107,618

ALLIANZ LIFE VARIABLE ACCOUNT B

of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

 4. Purchases and Sales of Investments (in thousands) (continued)

                                                              Cost of              Proceeds from
                                                             Purchases                 Sales
                                                         ______________          ______________
-----------------------------------------------------------------------------------------------
Franklin Value Securities Fund                            $    13,556            $      8,976
Franklin Zero Coupon - 2000                                    49,094                  15,877
Franklin Zero Coupon - 2005                                    52,511                  13,027
Franklin Zero Coupon - 2010                                    53,934                  29,902
J.P. Morgan International Opportunities Fund                      324                       3
J.P. Morgan U.S. Disciplined Equity Fund                          556                        1
Mutual Discovery Securities Fund                              151,867                  30,840
Mutual Shares Securities Fund                                 320,650                  87,482
Oppenheimer Global Securities Fund/VA                           2,677                      52
Oppenheimer High Income Fund/VA                                   902                      31
Oppenheimer Main Street Growth and Income Fund/VA               3,953                      44
PIMCO VIT High Yield Bond Portfolio                               423                       9
PIMCO VIT StocksPLUS Growth and Income Portfolio                  553                      45
PIMCO VIT Total Return Bond Portfolio                           1,231                      15
Seligman Global Technology Fund                                 3,993                      74
Seligman Small-Cap Value Fund                                   1,000                      36
Templeton Asset Strategy Fund                                  47,081                  13,274
Templeton Developing Markets Securities Fund                  131,498                 129,116
Templeton Global Income Securities Fund                        68,486                  22,241
Templeton Growth Securities Fund                              520,668                 205,624
Templeton International Securities Fund                       614,568                 447,941
Templeton International Smaller Companies  Fund                20,650                  62,899
Templeton Pacific Growth Securities Fund                       58,853                 292,710
USAllianz VIP Diversified Assets Fund                           1,981                     174
USAllianz VIP Fixed Fund                                        1,055                   8,301
USAllianz VIP Global Opportunities Fund                            89                       4
USAllianz VIP Growth Fund                                       1,389                     190
USAllianz VIP Money Market Fund                                 6,783                   2,600
Van Kampen LIT Enterprise Portfolio                               803                       6
Van Kampen LIT Growth and Income Portfolio                        942                      12
                                                         ______________          ______________
-----------------------------------------------------------------------------------------------
Total                                                     $ 6,469,528            $  3,685,169
                                                         ______________          ______________
-----------------------------------------------------------------------------------------------
                                                         ______________          ______________
-----------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

5. CONTRACT TRANSACTIONS - Valuemark II, III, and IV Accumulation DOLLAR AND Unit Activity (In thousands)

Transactions in dollars and units for each fund for the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999 were as follows:

                                                                                                                   FRANKLIN
                                                   AIM V.I.        ALGER AMERICAN       ALGER AMERICAN   AGGRESSIVE GROWTH
                                                  GROWTH FUND        GROWTH FUND     LEVERAGED ALLCAP FUNDSECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                                Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III Contract transactions - 1999:
 Purchase payments                            $   27         3    $     6        1     $   1        -    $  -          -
 Transfers between funds                       5,530       529      5,632      539       3,765     341        -        -
 Surrenders and terminations                     (61)       (6)        (3)      -         (9)       (1)       -        -
 Rescissions                                      -         -          -        -         -         -         -        -
 Bonus                                            -         -          -        -         -         -         -        -
 Other transactions                               -         -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $5,496       526    $ 5,635      540     $3,757      340   $  -          -
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):


 PURCHASE PAYMENTS                            $  785        67    $   281       25     $ 192        15   $    27        2
 Transfers between funds                       26,518     2,260     17,769    1,595      11,213     819       6,684   561
 Surrenders and terminations                   (2,836)    (253)     (2,032)   (192)      (1,439)    (119)     (79)    (7)
 Rescissions                                    (165)      (14)       (11)      (1)       -         -         -        -
 Bonus                                            -         -          -        -         -         -         -        -
 Other transactions                               (3)       -           2       -          4        -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $24,299     2,060   $16,009     1,427   $9,970      715    $6,632     556
---------------------------------------------------------------------------------------------------------------------------

     Valuemark IV Contract transactions - 1999:
 Purchase payments                            $   50         5    $   215       20     $   8         1   $  -          -
 Transfers between funds                       3,764       360      4,119      396       3,078     277        -        -
 Surrenders and terminations                     (18)       (2)       (10)      (1)       (9)       (1)       -        -

 RESCISSIONS                                      -         -          -        -         -         -         -        -
 Bonus                                            -         -          -        -         -         -         -        -
 Other transactions                               -         -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $3,796       363    $ 4,324      415     $3,077      277   $  -         -
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $1,568       136    $   873       78     $ 576        45   $   364       32
 Transfers between funds                       19,925     1,717     12,412    1,123      9,433     733     2,841      245
 Surrenders and terminations                   (1,608)   (140)     (1,310)   (118)      (1,114)    (92)      (13)     (1)
 Rescissions                                      (1)       -          -        -         -         -         -        -
 Bonus                                            -         -          -        -         -         -         -        -

 OTHER TRANSACTIONS                               41         4         14        1        15         1        -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                             $19,925      1,717  $11,989     1,084   $8,910      687      $3,192      276
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

5. CONTRACT  TRANSACTIONS  - Valuemark II, III, and IV  Accumulation  DOLLAR AND
Unit Activity (In thousands) (CONTINUED)

Franklin Global                                 Franklin Global       Franklin             Franklin
                                                Communications       Health Care           Growth and         High
                                                Securities Fund    Securities Fund        Income Fund       Income Fund
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III Contract transactions - 1999:
 Purchase payments                            $ 3,272       96    $   103       11   $ 8,279       191   $ 1,791       69
 Transfers between funds                       (24,958)   (870)     3,399      351     (16,044)   (589)    (18,484)  (851)


 SURRENDERS AND TERMINATIONS                   (250,550)  (8,394)   (2,835)   (314) (331,869)    (12,443) (100,108)  (4,711)
 Rescissions                                     (386)     (12)        (2)      -       (714)      (27)     (186)      (9)
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                               476       16         (3)      -        585        22       173        8
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(272,146)  (9,164)    $662       48    $(339,763) (12,846) $(116,814) (5,494)
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,968       43    $   144       11   $ 2,256        64   $   644       25
 Transfers between funds                        6,981      126      11,530     892     (39,923)  (1,547)   (15,508)  (747)


 SURRENDERS AND TERMINATIONS                   (138,194)  (3,608)   (2,048)   (159) (150,485)    (5,707)   (45,644)  (2,211)
 Rescissions                                     (394)     (10)       (43)      (3)     (151)       (6)      (43)      (2)
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                               168        5         (5)      -        593        22        96        5
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                              $(129,470)   (3,444) $9,578     741     $(187,710)  (7,174) $(60,454) (2,930)
---------------------------------------------------------------------------------------------------------------------------

     Valuemark IV Contract transactions - 1999:
 Purchase payments                            $ 3,917      118    $   502       55   $11,510       390   $ 7,857      366


 TRANSFERS BETWEEN FUNDS                       13,001      433      2,077      220     18,552      696     2,895      140
 Surrenders and terminations                    (4,391)   (138)      (267)     (30)    (18,769)   (699)    (11,650)  (550)
 Rescissions                                      (16)      (1)        (2)      -       (127)       (5)     (890)     (42)
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                                 1       -          -        -         78         3       277       13
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $12,512      412    $ 2,310      245   $11,244       385   $(1,511)     (73)
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 2,128       56    $   646       48   $ 1,868        71   $ 1,044       51


 TRANSFERS BETWEEN FUNDS                       10,813      271      5,893      445     (8,590)    (345)    (10,433)  (506)
 Surrenders and terminations                   (4,751)    (127)      (767)     (60)    (13,745)   (530)    (8,244)   (405)
 Rescissions                                      (69)      (2)        -        -        (36)       (2)     (161)      (8)
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                                 2       -           1       -         65         2        82        4
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $8,123      198    $5,773      433     $(20,438)   (804)  $(17,712)   (864)
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


                                                  Franklin          Franklin Large        Franklin          Franklin
                                                   Income            Cap Growth          Money Market   Natural Resources
                                               Securities Fund     Securities Fund           Fund         Securities Fund
---------------------------------------------------------------------------------------------------------------------------
                                                Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------


     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $ 4,169      123    $ 3,422      149   $ 7,896       180   $   315       33
 Transfers between funds                      (69,103)  (2,779)   117,374    7,093   194,558    13,480    (5,419)    (549)
 Surrenders and terminations                 (294,539) (11,825)   (81,624)  (4,823) (276,520)  (18,739)   (9,951)    (992)
 Rescissions                                   (1,016)     (41)      (255)     (15)     (187)      (13)      (65)      (6)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                               767       31        151        9     6,553       448        11        1
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(359,722)  (14,491) $39,068    2,413   $(67,700) (4,644)  $(15,109)  (1,513)
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):


 PURCHASE PAYMENTS                            $ 1,405       44    $ 2,088       67   $ 4,722        71   $   104        8
 Transfers between funds                        (36,899)  (1,477)   38,566    1,773    32,572    1,970       663       52
 Surrenders and terminations                    (129,589)  (5,086) (44,201)   (2,002) (119,263)  (7,480)  (6,693)    (540)
 Rescissions                                     (320)     (13)       (34)      (2)     (865)      (58)       -        -
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                               115        5        440       22     4,407       292         7       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                             $(165,288)   (6,527)  $(3,141)  (142)   $(78,426)   (5,205)$ (5,919)  (480)
---------------------------------------------------------------------------------------------------------------------------


     Valuemark IV Contract transactions - 1999:
 Purchase payments                            $ 9,595      367    $10,004      584   $12,863       690   $   459       45
 Transfers between funds                        5,898      239      59,488    3,598    25,077    1,872       923      123
 Surrenders and terminations                   (11,956)   (463)     (20,335)  (1,175)  (25,510)  (1,698)    (618)     (61)
 Rescissions                                     (122)      (5)       (56)      (4)      (49)       (3)      (57)      (5)
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                                64        3        258       16       470        33        (2)      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $ 3,479      141    $49,359     3,019   $12,851      894   $   705      102
---------------------------------------------------------------------------------------------------------------------------

CONTRACT TRANSACTIONS - 2000 (UNAUDITED):
 Purchase payments                            $ 1,375       54    $ 2,684      124   $ 4,266       286   $   382       30
 Transfers between funds                       (10,426)   (428)     21,777    1,013    (5,762)    (401)      496       35
 Surrenders and terminations                   (9,606)    (381)     (14,489)  (668)    (15,865)  (1,063)    (615)     (49)
 Rescissions                                     (223)      (9)      (231)     (11)     (181)      (12)       -        -
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                                92        4        103        5       756        51        (2)      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                             $(18,788)    (760)     $9,844      463    $(16,786)   (1,139)   $261      16
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

Franklin                                           Franklin           Franklin             Franklin
                                                 Real Estate      Rising Dividends          S&P 500         Small Cap
                                                     Fund          Securities Fund        Index Fund           Fund
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------


     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $   790       29    $ 2,867      105   $     5         -   $ 1,798       96
 Transfers between funds                       (29,234)  (1,316)   (38,032)  (1,898)   7,594       745     8,311       38
 Surrenders and terminations                   (66,788)  (2,940)   (174,156) (8,633)    (181)      (18)   (72,615)  (4,346)
 Rescissions                                     (283)     (13)      (316)     (16)        -         -      (139)      (8)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                46        2        221       11         -         -       302       18
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(95,469)  (4,238)  $(209,416) (10,431)$ 7,418       727   $(62,343)  (4,202)
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   381       15    $   928       38   $   489        45   $ 2,037       56
 Transfers between funds                       (6,051)    (277)    (29,717)  (1,582)  20,812     2,001    14,220      441
 Surrenders and terminations                   (26,413)  (1,124)   (69,484)  (3,663)  (3,790)     (367)   (52,185)  (1,722)
 Rescissions                                      (85)      (4)      (140)      (7)      (43)       (4)      (66)      (2)
 Bonus                                              -        -          -        -         -         -         -        -


 OTHER TRANSACTIONS                                54        2        172        9        27         3        88        3
---------------------------------------------------------------------------------------------------------------------------

Total Net Contract Transactions - 2000
    (unaudited):                             $(32,114)   (1,388) $(98,241)  (5,205)  $17,496    1,678   $(35,906)  (1,224)
---------------------------------------------------------------------------------------------------------------------------

     Valuemark IV Contract transactions - 1999:
 Purchase payments                            $ 1,696       73    $ 5,964      284   $   274        26   $ 4,252      243
 Transfers between funds                       (4,570)    (216)      (282)     (31)    6,114       601     6,853      269
 Surrenders and terminations                   (4,367)    (191)    (11,026)   (544)      (10)       (1)   (9,570)    (546)
 Rescissions                                       (7)       -       (111)      (6)        -         -       (56)      (4)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                26        1        115        6         -         -       112        6
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(7,222)    (333)   $(5,340)    (291)   $6,378       626   $ 1,591      (32)
---------------------------------------------------------------------------------------------------------------------------


Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,609       68    $   694       37   $ 1,282       124   $ 4,123      141
 Transfers between funds                       (1,798)     (90)    (10,740)   (588)   11,029     1,070    13,776      446
 Surrenders and terminations                   (2,547)    (109)    (6,813)    (364)   (1,078)     (104)   (10,895)   (364)
 Rescissions                                      (20)      (1)       (29)      (2)       (2)        -      (102)      (4)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                (4)       -         20        1        23         2       (13)      (1)
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                              $(2,760)    (132)   $(16,868)  (916)    $11,254    1,092   $6,889       218
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                   Franklin          Franklin             Franklin             Franklin
                                                  Technology       U.S. Government           Value          Zero Coupon
                                               Securities Fund          Fund            Securities Fund     Fund - 2000
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------

     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $  -          -     $ 2,444      130   $   326        12   $   183        9
 Transfers between funds                           -        -     (16,017)    (857)    2,439       332    (1,531)     (74)
 Surrenders and terminations                       -        -    (165,246)  (8,796)   (2,562)     (336)  (20,544)    (989)
 Rescissions                                       -        -      (1,028)     (55)       (1)       -         (4)      -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -         294       16        (2)       -        117        6
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   -          -     $(179,553)  (9,562) $  200         8   $(21,779)  (1,048)
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):

 PURCHASE PAYMENTS                            $    33        3    $ 1,259       67   $    71         4   $   147        7
 Transfers between funds                        5,044      432    (13,577)    (725)       45        17    (2,168)    (102)
 Surrenders and terminations                     (185)     (15)   (75,487)  (3,991)   (2,229)     (275)  (11,757)    (551)
 Rescissions                                      (85)      (8)       (91)      (5)      (30)       (4)        -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -        124        7     3,038       403        16        1
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                                $4,807       412    $(87,772)  (4,647)  $ 895       145    $(13,762)  (645)
---------------------------------------------------------------------------------------------------------------------------

     Valuemark IV Contract transactions - 1999:

 PURCHASE PAYMENTS                            $     -       -     $ 7,769      407   $   715        80   $   340       16
 Transfers between funds                            -       -      15,383      826     1,785       221     2,017       98
 Surrenders and terminations                        -       -      (7,818)    (418)     (521)      (66)     (406)     (20)
 Rescissions                                        -       -        (156)      (8)       (1)       -         (8)     -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -       -         195       10         6         1         3      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $  -          -     $15,373      817    $1,984       236   $ 1,946       94
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):

 PURCHASE PAYMENTS                            $   257       23    $   916       49   $   256        32   $     3        -
 Transfers between funds                        4,182      364     (1,308)     (69)    1,718       219      (884)     (42)
 Surrenders and terminations                      (73)      (7)    (6,112)    (325)     (448)      (56)     (617)     (29)
 Rescissions                                        -        -       (380)     (20)       (1)        -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -         57        3         8         1         -        -
---------------------------------------------------------------------------------------------------------------------------

Total Net Contract Transactions - 2000
   (unaudited):                                 $4,366     380    $(6,827)   (362)    $1,533      196    $(1,498)     (71)
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                   FRANKLIN            FRANKLIN            MUTUAL              MUTUAL
                                                 ZERO COUPON         ZERO COUPON           DISCOVERY          SHARES
                                                 FUND - 2005         FUND - 2010        SECURITIES FUND   SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III Contract transactions - 1999:
 Purchase payments                            $   215        9    $   206        8   $   889        56   $ 2,270      134
 Transfers between funds                         (950)     (40)       225        1    (9,239)     (849)      261      (64)
 Surrenders and terminations                   (14,198)   (595)   (19,296)    (749)  (37,626)   (3,134)  (73,031)  (5,759)
 Rescissions                                      (15)      (1)        (7)      -        (62)       (5)     (653)     (52)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                71        3        230        9       110        10       389       31
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(14,877)   (624)   $(18,642)   (731)   $(45,928) (3,922)  $(70,764)  (5,710)
---------------------------------------------------------------------------------------------------------------------------


Contract transactions - 2000 (unaudited):
 Purchase payments                            $    59        2    $    56        2   $   410        23   $   850       51
 Transfers between funds                       (1,887)     (81)    (2,464)    (106)    3,124       183    (8,504)    (659)
 Surrenders and terminations                   (7,900)    (335)    (9,213)    (369)  (16,924)   (1,148)  (32,285)  (2,399)
 Rescissions                                        -        -          -        -        (2)        -    (1,665)    (126)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                (8)       -         (6)       -        14         1        20        2
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
         (unaudited):                          $(9,736)    (414)  $(11,627)  (473)  $(13,378)    (941)   $(41,585)  (3,131)
---------------------------------------------------------------------------------------------------------------------------
Valuemark IV

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $ 1,585       66    $ 2,411       92   $ 3,851       317   $ 9,961      780
 Transfers between funds                        3,627      152      3,934      152    (3,004)     (273)    6,279      461
 Surrenders and terminations                   (1,004)     (43)    (1,316)     (51)  (12,692)   (1,040)  (27,466)  (2,158)
 Rescissions                                      (89)      (4)       (84)      (3)     (169)      (14)     (156)     (12)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                89        4          5       -        100         8       247       19
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $ 4,208      175    $ 4,950      190    $(11,914) (1,002)  $(11,135)   (910)
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):

 PURCHASE PAYMENTS                            $    36        2    $   400       16   $   684        48   $ 2,258      169
 Transfers between funds                         (419)     (19)    (1,528)     (60)     (866)      (59)  (16,115)  (1,235)
 Surrenders and terminations                     (739)     (32)    (1,117)     (45)   (8,813)     (614)  (20,798)  (1,566)
 Rescissions                                        -        -         (2)       -       (17)       (1)     (204)     (16)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                (1)       -          1        -       185        13        71        6
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                               $(1,123)    (49)    $(2,246)     (89)     $(8,827)   (613)   $(34,788)(2,642)
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                   Templeton        Templeton            Templeton          Templeton
                                                Asset Strategy   Developing Markets      Global Income        Growth
                                                     Fund          Securities Fund      Securities Fund  Securities Fund
---------------------------------------------------------------------------------------------------------------------------
                                                Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $   577       21    $ 1,065      106   $   372        22   $ 3,910      176
 Transfers between funds                        (8,133)   (601)    (9,812)  (1,139)   (8,997)     (528)  (21,594)  (1,329)
 Surrenders and terminations                    (13,638)  (974)   (35,896)  (3,728)  (38,030)   (2,221) (143,382)  (8,200)
 Rescissions                                      (16)      (1)      (154)     (15)     (414)      (25)     (338)     (19)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                43        3        131       13        37         2       309       18
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(21,167)   (1,552) $(44,666)   (4,763) $(47,032)  (2,750) $(161,095) (9,354)
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   233       12    $   448       34   $   219        13   $ 1,804       87


 TRANSFERS BETWEEN FUNDS                       (1,824)    (126)    (7,057)    (646)   (4,046)     (270)  (10,045)    (551)
 Surrenders and terminations                   (6,388)    (439)   (23,363)  (2,157)  (14,565)     (870)  (93,707)  (4,981)
 Rescissions                                      (39)      (3)      (129)     (11)      (76)       (5)      (46)      (3)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                47        3         49        4        46         3        26        1
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $(7,971)    (553)   $(30,052)  (2,776)  $(18,422)  (1,129) $ (101,968)(5,447)
---------------------------------------------------------------------------------------------------------------------------

     Valuemark IV Contract transactions - 1999:
 Purchase payments                            $ 2,112      146    $ 2,375      232   $ 1,026        58   $12,834      706


 TRANSFERS BETWEEN FUNDS                        (1,245)    (90)       164        1       761        44     8,319      454
 Surrenders and terminations                   (2,233)    (147)    (2,692)    (269)   (1,634)      (96)  (17,858)  (1,013)
 Rescissions                                       (2)      -          (6)      (1)       (5)       -       (144)      (9)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                39        3         13        1         5        -        111        6
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(1,329)     (88)   $  (146)     (36)   $  153         6   $ 3,262      144
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   557       40    $ 1,040       94   $   117         7   $ 2,724      147


 TRANSFERS BETWEEN FUNDS                       (2,621)    (189)       357        4      (802)      (49)    2,034      108
 Surrenders and terminations                   (1,538)    (110)    (3,391)    (320)   (1,186)      (74)  (15,133)    (811)
 Rescissions                                        -        -        (36)      (4)      (64)       (4)      (70)      (4)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                29        2         14        1         8         1        26        1
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $(3,573)    (257)   $(2,016)   (225)    $(1,927)   (119)   $(10,419)  (559)
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


                                                 Templeton         Templeton             Templeton       USAllianz VIP
                                                International   International Smaller   Pacific Growth  Diversified Assets
                                                Securities Fund    Companies Fund       Securities Fund       Fund
---------------------------------------------------------------------------------------------------------------------------
                                                   Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $ 2,621      122    $   115        7   $   738        69   $  -         -
 Transfers between funds                      (63,288)  (3,285)    (1,461)    (163)   (6,774)     (499)       88        9
 Surrenders and terminations                 (269,672) (13,737)    (3,584)    (347)  (29,719)   (3,171)       -        -
 Rescissions                                   (1,975)     (99)        (3)      -        (36)       (4)       -        -
 Bonus                                              -        -          -        -         -         -         -      -
 Other transactions                             1,097       56         35        4        11         2        -      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(331,217)  (16,943) $(4,898)   (499)   $(35,780) (3,603)  $    88        9
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,281       47    $   115        7   $   263        23   $    43        4


 TRANSFERS BETWEEN FUNDS                       (11,970)   (511)     1,196      100    (3,776)     (312)      883       77
 Surrenders and terminations                   (122,038)(5,614)    (3,008)    (252)  (14,496)   (1,496)      (70)      (7)
 Rescissions                                     (222)     (10)         -        -       (26)       (3)        -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                               151        7         15        1        41         4         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (
     unaudited):                              $(132,798)  (6,081) $(1,682)   (144)    $(17,994)  (1,784)     $856     74
---------------------------------------------------------------------------------------------------------------------------

     Valuemark IV Contract transactions - 1999:
 Purchase payments                            $ 3,376      160    $   412       41   $   635        65   $  -        -


 TRANSFERS BETWEEN FUNDS                         (471)     (18)      (381)     (46)    3,409       397        14        1
 Surrenders and terminations                    (8,179)   (407)    (1,017)     (97)     (795)      (78)       -        -
 Rescissions                                      (40)      (2)        (3)      -         (3)       -         -        -
  Bonus                                             -        -          -        -         -         -         -      -
 Other transactions                                68        4          4       -         21         2        -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(5,246)    (263)   $  (985)    (102)   $3,267       386   $    14        1
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,352       63    $   194       17   $   406        41   $    80        8


 TRANSFERS BETWEEN FUNDS                        4,415      215        663       57      (900)      (36)      768       76
 Surrenders and terminations                   (6,858)    (319)      (854)     (73)   (1,202)     (127)      (57)      (5)
 Rescissions                                     (228)     (11)       (32)      (3)        -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                               (14)      (1)         5        -         5         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $(1,333)    (53)    $ (24)      (2)     $(1,691)   (122)   $791        79
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


                                                                     USAllianz VIP         USAllianz VIP      Total
                                                                    Fixed Income            Growth             All

                                                                        Fund                 Fund            Funds
---------------------------------------------------------------------------------------------------------------------------
                                                                     Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                                                $  -          -    $  -           - $   50,672    1,967
 Transfers between funds                                              126       13       224        22       456    5,213
 Surrenders and terminations                                           -        -         (8)       (1)(2,528,241) (130,922)
 Rescissions                                                           -        -         -         -     (8,255)    (436)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                    -        -         -         -     12,154      739
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:                           $   126       13   $   216        21 $(2,473,214) (123,439)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                                                $     -        -   $     1         -$   25,743      982
 Transfers between funds                                              394       39       502        48     3,301    3,667
 Surrenders and terminations                                          (64)      (6)      (63)       (6)(1,228,117)(59,151)
 Rescissions                                                            -        -         -         -    (4,771)    (304)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                     -        -         -         -     9,738      805
---------------------------------------------------------------------------------------------------------------------------

TOTAL NET CONTRACT TRANSACTIONS - 2000 (UNAUDITED):                     $ 330       33     $ 440    42$(1,194,106)(54,001)
---------------------------------------------------------------------------------------------------------------------------


     Valuemark IV Contract transactions - 1999:
 Purchase payments                                                $  -          -    $  -           - $   118,568   6,433
 Transfers between funds                                                5        1       101        10   187,684   11,368
 Surrenders and terminations                                           -        -         -         -   (204,137) (12,003)
 Rescissions                                                           -        -         -         -     (2,359)    (128)
  Bonus                                                                 -        -         -         -         -        -
 Other transactions                                                    -        -         -         -      2,305      139
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:                           $     5        1   $   101        10 $   102,061  5,809
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):

 PURCHASE PAYMENTS                                                $     1        -   $    28         3$    36,791   2,140
 Transfers between funds                                              495       50       406        38    50,241    4,113
 Surrenders and terminations                                          (47)      (5)      (10)       (1) (162,453)  (9,094)
 Rescissions                                                            -        -         -         -    (2,089)    (114)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                     -        -        16         2     1,605      103
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                  $ 449       45     $ 440       42$   (75,905) (2,852)
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

6. CONTRACT TRANSACTIONS: - Charter Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)

Transactions in dollars and units for each fund for the nine-month  period ended
September 30, 2000 (unaudited) and the year ended December 31, 1999 were as follows:

                                                 Franklin Global    Franklin Global       Franklin           Franklin
                                                Communications       Health Care          Growth and           High
                                                Securities Fund    Securities Fund        Income Fund     Income Fund
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Charter Traditional

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $   179        6    $    36        4   $ 1,195        44  $    219       10
 Transfers between funds                          (19)      (1)        (6)      (1)      (13)       -        260       12
 Surrenders and terminations                       (1)      -          -        -       (634)      (23)      (49)      (2)
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   159        5    $    30        3   $   548        21   $   430       20
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   210        6    $   106        9   $   148         5   $   216       10


 TRANSFERS BETWEEN FUNDS                           55        1         20        2       (69)       (2)     (229)     (11)
 Surrenders and terminations                       (2)       -          -        -      (292)      (11)      (19)      (1)
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $  263         7    $  126       11     $(213)      (8)    $(32)      (2)
---------------------------------------------------------------------------------------------------------------------------

     Charter Enhanced Contract transactions - 1999:
 Purchase payments                            $   237        7    $    43        5   $   238         9  $      7    -


 TRANSFERS BETWEEN FUNDS                           (8)      -           2       -          7        -         14        1
 Surrenders and terminations                       (1)      -          -        -         (4)       -         (3)     -
 Bonus                                              -        -          -        -         -         -         -        -
 Rescissions                                       -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   228        7    $    45        5    $  241         9   $    18        1
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $    47        1    $    43        4   $   172         7   $    84        4


 TRANSFERS BETWEEN FUNDS                            4        -          4        -       (17)       (1)        -        -
 Surrenders and terminations                       (3)       -         (3)       -        (5)        -       (30)      (1)
 Rescissions                                        -        -         (4)       -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $   48         1    $   40        4     $ 150         6    $54          3
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

6. CONTRACT TRANSACTIONS: - Charter Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(continued)

                                                   Franklin          Franklin Large        Franklin           Franklin
                                                   Income            Cap Growth          Money Market   Natural Resources
                                               Securities Fund     Securities Fund           Fund       Securities Fund
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Charter Traditional

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $ 1,223       48   $  1,393       82   $ 8,404       562   $    57        5
 Transfers between funds                           12        1         42        2       173         7        14      -
 Surrenders and terminations                       (2)      -        (920)     (48)     (103)       (7)       -        -
 Rescissions                                       -        -        (274)     (17)       -         -         -       -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $ 1,233       49   $    241       19    $ 8,474      562   $    71        5
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   159        6    $   257       12   $ 3,024       195   $     2        -


 TRANSFERS BETWEEN FUNDS                          (22)      (1)       332       13    (1,917)     (130)      (11)      (1)
 Surrenders and terminations                     (280)     (11)      (160)      (7)     (125)       (8)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -     2,769       178         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $(143)       (6)    $  429       18     $3,751      235    $(9)        (1)
---------------------------------------------------------------------------------------------------------------------------

     Charter Enhanced Contract transactions - 1999:
 Purchase payments                            $    79        3    $   125        7   $    57         4   $     4     -


 TRANSFERS BETWEEN FUNDS                           17        1         -        -        (41)       (3)        2       -
 Surrenders and terminations                       (1)      -          (4)      -         -         -         -        -
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    95        4    $   121        7    $   16         1   $     6     -
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   129        5    $   322       15   $     -         -   $     -        -


 TRANSFERS BETWEEN FUNDS                           (3)       -          3        -        45         3         4        -
 Surrenders and terminations                       (1)       -         (8)       -       (62)       (4)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $  125         5    $  317       15     $(17)       (1)       $4        -
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

6. CONTRACT TRANSACTIONS: - Charter Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(continued)

                                                    Franklin         Franklin             Franklin           Franklin
                                                 Real Estate      Rising Dividends         Small Cap     U.S. Government
                                                     Fund          Securities Fund           Fund            Fund
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Charter Traditional

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $   281       13    $   355       18   $   190        11   $ 1,598       83
 Transfers between funds                          136        7          2       -        456        21       343       18
 Surrenders and terminations                       -        -          -        -         -         -       (270)     (14)
 Rescissions                                       -        -          -        -         -         -         -       -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   417       20   $    357       18    $  646        32  $  1,671       87
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   129        5    $    52        3   $    59         2   $     6        -


 TRANSFERS BETWEEN FUNDS                          (67)      (3)        21        -     1,090        37      (778)     (40)
 Surrenders and terminations                        -        -       (128)      (7)     (386)      (11)       (1)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -    (1,340)      (47)        -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   62         2    $ (55)      (4)     $(577)     (19)    $(773)       (40)
---------------------------------------------------------------------------------------------------------------------------

     Charter Enhanced Contract transactions - 1999:
 Purchase payments                            $    13        1    $   214       11   $    48         3   $   213       11


 TRANSFERS BETWEEN FUNDS                            2       -          (1)      -          4        -         14        1
 Surrenders and terminations                       -        -          (1)      -         -         -         (7)      -
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    15        1    $   212       11    $   52         3   $   220       12
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   110        5    $     -        -   $   165         5   $   193       10


 TRANSFERS BETWEEN FUNDS                            4        -        (16)      (1)       11         -       (11)      (1)
 Surrenders and terminations                       (5)       -         (1)       -        (1)        -        (9)      -
 Rescissions                                        -        -          -        -         -         -         -       -
 Bonus                                              -        -          -        -         -         -         -       -
 Other transactions                                 -        -          -        -         -         -         -       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $  109         5    $ (17)      (1)     $ 175         5    $173        9
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

6. CONTRACT TRANSACTIONS: - Charter Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(continued)

Franklin                                            Mutual             Mutual              Templeton
                                                     Value            Discovery             Shares        Asset Strategy
                                                Securities Fund    Securities Fund      Securities Fund        Fund
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
 Charter Traditional

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $   374       48    $   262       22   $   895        70   $    34        2
 Transfers between funds                           (1)       -         (2)       -       (34)       (3)        -        -
 Surrenders and terminations                     (258)     (34)       (24)      (2)      (26)       (2)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   115       14    $   236       20    $  835        65   $    34        2
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $     4        -    $    65        4   $   143        11   $     -        -


 TRANSFERS BETWEEN FUNDS                           20        1         24        2        17         1        (2)       -
 Surrenders and terminations                        -        -       (129)      (9)      (37)       (3)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   24         1    $ (40)      (3)     $ 123         9    $(2)          -
---------------------------------------------------------------------------------------------------------------------------

     Charter Enhanced Contract transactions - 1999:
 Purchase payments                            $    22        3    $   123       10   $    94         7   $    15        1


 TRANSFERS BETWEEN FUNDS                            -        -          4        -         6         1        (1)       -
 Surrenders and terminations                        -        -         (4)       -        (5)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    22        3    $   123       10    $   95         8   $    14        1
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    89        6   $   293        23   $    30        2


 TRANSFERS BETWEEN FUNDS                            -        -          6        -       (12)       (1)      (15)      (1)
 Surrenders and terminations                        -        -         (9)      (1)      (32)       (2)        -        -
 Rescissions                                        -        -         (6)       -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $   80        5     $ 249        20       $ 15       1
---------------------------------------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


6. CONTRACT TRANSACTIONS: - Charter Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(continued)

                                                   Templeton         Templeton          Templeton         Templeton
                                              Developing Markets    Global Income           Growth       International
                                               Securities Fund     Securities Fund     Securities Fund  Securities Fund
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Charter Traditional


CONTRACT TRANSACTIONS - 1999:
 Purchase payments                            $   211       21    $   437       25  $  1,732        97   $ 2,640      130
 Transfers between funds                         (225)      -           1       -       (132)        3      (882)      (6)
 Surrenders and terminations                       -        -          -        -       (863)      (46)       -        -
 Rescissions                                       -        -          -        -        (59)       (3)       -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   (14)      21    $   438       25    $  678        51  $  1,758      124
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $   113       10    $   108        6   $   123         7   $   278       13


 TRANSFERS BETWEEN FUNDS                         (310)      (2)         -        -      (170)        -     1,684       99
 Surrenders and terminations                      (28)      (3)       (14)      (1)     (159)       (9)     (187)      (8)
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -    (1,380)     (61)
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                                 $(225)         5    $   94        5     $(206)      (2)    $395      43
---------------------------------------------------------------------------------------------------------------------------

     Charter Enhanced Contract transactions - 1999:
 Purchase payments                            $    75        7    $    21        1   $   288        16   $   268       13


 TRANSFERS BETWEEN FUNDS                            2       -         (15)      (1)        4        -         12        1
 Surrenders and terminations                       -        -          -        -        (10)       (1)       -        -
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    77        7    $     6       -     $  282        15   $   280       14
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $    64        6    $     -        -   $   105         6   $   181        8


 TRANSFERS BETWEEN FUNDS                            4        -          -        -         4         -        22        1
 Surrenders and terminations                       (4)       -          -        -       (15)       (1)      (31)      (1)
 Rescissions                                       (6)      (1)         -        -        (6)        -        (6)       -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $   58         5    $    -        -     $  88         5    $166         8
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

6. CONTRACT TRANSACTIONS: - Charter Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(continued)

                                                                     Templeton           Templeton           Total
                                                               International Smaller    Pacific Growth        All
                                                                   Companies Fund      Securities Fund        Funds
---------------------------------------------------------------------------------------------------------------------------
                                                                     Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Charter Traditional

CONTRACT TRANSACTIONS - 1999:
 Purchase payments                                              $       3       -     $   58         6   $ 21,776   1,307

 Transfers between funds                                             (133)      -        (32)       -        (40)      60
 Surrenders and terminations                                           -        -         -         -     (3,150)    (178)
 Rescissions                                                           -        -         -         -       (333)     (20)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                    -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:                         $    (130)      -     $   26         6   $ 18,253   1,169

---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                                              $      27        2    $    5         -   $ 5,234      306
 Transfers between funds                                             (232)       -      (114)       (2)     (658)     (36)
 Surrenders and terminations                                          (19)      (2)      (33)       (3)   (1,999)     (94)
 Rescissions                                                            -        -         -         -         -        -
 Bonus                                                                  -        -         -         -         -        -

 OTHER TRANSACTIONS                                                     -        -         -         -        49       70
---------------------------------------------------------------------------------------------------------------------------

Total Net Contract Transactions - 2000 (unaudited):             $    (224)       -    $ (142)       (5)  $ 2,626      246
---------------------------------------------------------------------------------------------------------------------------

     Charter Enhanced Contract transactions - 1999:
 Purchase payments                                              $      49        4    $   46         4   $ 2,279      127
 Transfers between funds                                               -        -         -         -         24        1
 Surrenders and terminations                                           -        -         -         -        (40)      (1)
 Rescissions                                                           -        -         -         -         -        -
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                    -        -         -         -         -        -

---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:                         $      49        4    $   46         4   $ 2,263      127

---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                                              $     106        9    $   73         7   $ 2,206      123
 Transfers between funds                                                1        -         3         -        41       (1)
 Surrenders and terminations                                           (3)       -        (4)        -      (226)     (10)
 Rescissions                                                           (6)      (1)       (6)       (1)      (40)      (3)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                     -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):             $      98        8    $   66         6   $ 1,981      109
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands)

Transactions in dollars and units for each fund for the nine-month  period ended
September 30, 2000 (unaudited) were as follows:

                                                 AIM V.I. Capital    AIM V.I.    AIM V.I. International   AIM V.I.
                                               Appreciation Fund     Growth Fund          Equity Fund      Value Fund
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   541       49    $ 1,149       97   $   330        34   $   361       35
 Transfers between funds                           20        2         85        7        39         4        46        5
 Surrenders and terminations                      (13)      (1)        (8)      (1)       (2)        -        (7)      (1)
 Rescissions                                       (3)       -        (22)      (2)       (5)        -       (13)      (1)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

TOTAL NET CONTRACT TRANSACTIONS - 2000
     (UNAUDITED):                               $  545        50    $ 1,204     101     $ 362       38     $387        38

     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $    70        6    $   245       21   $    17         2   $   145       14
 Transfers between funds                           56        5         34        3        14         2        45        5
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -         -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                                 $  126        11    $  279       24     $  31         4    $190       19
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional

CONTRACT TRANSACTIONS - 2000 (UNAUDITED):
 Purchase payments                            $   376       33    $   385       33   $   105        11   $   411       39
 Transfers between funds                          123       11         90        8       135        14        63        6
 Surrenders and terminations                       (2)       -          -        -        (2)        -        (2)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $  497        44    $  475       41     $ 238        25    $472        45
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)


                                                ALGER AMERICAN       ALGER AMERICAN     ALGER AMERICAN MIDCAP  ALGER AMERICAN SMALL
                                               GROWTH PORTFOLIOLEVERAGED ALLCAP PORTFOLIO GROWTH PORTFOLIO  CAPITALIZATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   411       36    $   365       31   $   464        41   $    40        4
 Transfers between funds                           11        1        225       16        56         5        27        3
 Surrenders and terminations                       (1)       -        (18)      (2)      (13)       (1)        -        -
 Rescissions                                       (3)       -        (16)      (1)       (3)        -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          1        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $  418        37    $  557       44     $ 504        45    $67           7
---------------------------------------------------------------------------------------------------------------------------


     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $    85        8    $   259       21   $   178        15   $    22        2
 Transfers between funds                           72        6         47        4        60         5        18        2
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $  157        14    $  306       25     $ 238        20    $40          4
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional Contract transactions - 2000 (unaudited):


 PURCHASE PAYMENTS                            $  131        12    $   308       26     $ 242        21   $   148       16
---------------------------------------------------------------------------------------------------------------------------
 Transfers between funds                          164       15         44        4        82         7        31        3
 Surrenders and terminations                       (3)       -         (1)       -        (1)        -        (2)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $  292        27    $  351       30     $ 323        28    $177         19
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)

                                                                                                             Franklin
                                                   Davis VA           Davis VA             Davis VA        Growth and
                                              Financial Portfolio  Real Estate Portfolio  Value Portfolio Income Fund
---------------------------------------------------------------------------------------------------------------------------
                                                Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------

     ALTERITY TRADITIONAL
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   171       16    $    75        7   $   159        15   $   130        5
 Transfers between funds                           14        1         39        3         9         -         3        -
 Surrenders and terminations                        -        -          -        -        (2)        -       (10)       -
 Rescissions                                        -        -          -        -       (12)       (1)      (22)      (1)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $  185        17    $  114       10     $ 154        14    $101          4
---------------------------------------------------------------------------------------------------------------------------

     Alterity Enhanced Contract transactions - 2000 (unaudited):


 PURCHASE PAYMENTS                            $    3         -    $    13        1     $  82         8   $     -        -
---------------------------------------------------------------------------------------------------------------------------
 Transfers between funds                            1        -          1        -       (24)       (2)        -        -
 Surrenders and terminations                        -        -          -        -        (1)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $    4         -    $   14        1     $  57         6    $    -        -
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $   758       64   $   422        39   $    33        1
 Transfers between funds                            2        -          -        -        70         6        72        3
 Surrenders and terminations                        -        -          -        -         -         -        (3)       -
 Rescissions                                        -        -       (241)     (20)        -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -

 OTHER TRANSACTIONS                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $    2         -    $  517       44     $ 492        45    $102          4
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)

                                                  Franklin              Franklin           Franklin           J.P. Morgan
                                               Rising Dividends       Small Cap         U.S. Government  International Opportunities
                                               Securities Fund          Fund                 Fund           Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                 Dollars  Units    Dollars  Units       Dollars  Units        Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):


 PURCHASE PAYMENTS                            $   39         2    $   564       19     $  39         2   $   191       19
---------------------------------------------------------------------------------------------------------------------------
 Transfers between funds                          (15)      (1)       105        3        10         1         9        1
 Surrenders and terminations                       (2)       -        (12)       -         -         -         -        -
 Rescissions                                      (20)      (1)       (35)      (1)        -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):          $    2         -    $  622       21     $  49         3    $
200                                       20
---------------------------------------------------------------------------------------------------------------------------

     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $   115        4   $    11         1   $     5        -
 Transfers between funds                            -        -         33        1         2         -         1        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -


 OTHER TRANSACTIONS                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

Total Net Contract Transactions - 2000
  (unaudited):                                 $    -         -    $  148        5     $  13         1        $6        -
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional Contract transactions - 2000 (unaudited):
 Purchase payments                            $     7        -    $   215        8   $   257        14   $     -        -
 Transfers between funds                            -        -        121        4       126         7        12        1
 Surrenders and terminations                        -        -         (1)       -        (1)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $    7         -    $  335       12     $ 382        21    $12           1
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)


                                                   J.P. Morgan         Mutual             Mutual             Oppenheimer
                                               U.S. Disciplined       Discovery             Shares      Global Securities
                                               Equity Portfolio    Securities Fund      Securities Fund     Fund/VA
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units       Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $    24        2    $   105        7   $   281        20   $   239       25
 Transfers between funds                            1        -         40        3         -         -       157       14
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -         (8)      (1)        -         -       (12)      (1)
 Bonus                                              -        -          -        -         -         -         -        -


 OTHER TRANSACTIONS                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000
  (unaudited):                                  $   25         2    $  137        9     $ 281        20    $384         38
---------------------------------------------------------------------------------------------------------------------------


     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $    59        6    $    56        4   $   124         9   $   202       21
 Transfers between funds                            6        1          3        -         -         -       (11)      (1)
 Surrenders and terminations                        -        -         (1)       -        (1)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

Total Net Contract Transactions - 2000
    (unaudited):                               $   65         7    $   58        4     $ 123         9    $191          20
---------------------------------------------------------------------------------------------------------------------------



     Alterity Optional Contract transactions - 2000 (unaudited):
 Purchase payments                            $    18        2    $    19        1   $    49         4   $   283       30
 Transfers between funds                           26        3          4        -        18         1        57        6
 Surrenders and terminations                        -        -          -        -         -         -        (1)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $   44         5    $   23        1     $  67         5    $339         36
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)

                                                  Oppenheimer   Oppenheimer             PIMCO VIT            PIMCO VIT
                                                 High Income    Main Street Growth &   High Yield Bond   StockPLUS Growth &
                                                   Fund/VA       Income Portfolio/VA       Portfolio    Income Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                   Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   286       32    $   643       64   $    58         6   $    69        7
 Transfers between funds                           31        3        235       24        48         4         1        -
 Surrenders and terminations                      (15)      (2)         -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

TOTAL NET CONTRACT TRANSACTIONS - 2000
      (UNAUDITED):                              $  302        33    $   878      88     $ 106       10        $70       7

     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    69        7   $    38         4   $     7        1
 Transfers between funds                            2        -         31        3         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                              $    2         -    $  100       10     $  38         4    $    7        1
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional


CONTRACT TRANSACTIONS - 2000 (UNAUDITED):
 Purchase payments                            $     -        -    $    98       10   $   269        28   $    74        7
 Transfers between funds                            -        -         74        7        (9)       (1)       13        1
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                              $    -         -    $  172       17     $ 260        27    $   87        8
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)

                                                   PIMCO VIT        SELIGMAN            SELIGMAN             TEMPLETON
                                                 TOTAL RETURN     GLOBAL TECHNOLOGY     SMALL CAP VALUE  DEVELOPING MARKETS
                                                BOND PORTFOLIO          FUND                 FUND        SECURITIES FUND

---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   120       12    $ 1,211      106   $   165        15   $    53        5
 Transfers between funds                           60        4         97        9        (8)        -        (2)       -
 Surrenders and terminations                        -        -        (17)      (2)        -         -         -        -
 Rescissions                                        -        -        (16)      (1)       (1)        -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $  180        16    $1,275      112     $ 156        15        $51       5
---------------------------------------------------------------------------------------------------------------------------


     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $     9        1    $   282       27   $     4         -   $    10        1
 Transfers between funds                           12        1         82        8         2         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $   21         2    $  364       35     $   6         -       $10         1
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional Contract transactions - 2000 (unaudited):


 PURCHASE PAYMENTS                            $    11        1    $   245       23   $    79         7   $    74        7
 Transfers between funds                           85        8        127       12        (4)        -         2        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
        (unaudited):                            $   96         9    $  372       35     $  75         7    $76          7
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)

                                                   Templeton         Templeton        USAllianz VIP        USAllianz VIP
                                                    Growth         Pacific Growth     Diversified Assets   Fixed Income
                                               Securities Fund     Securities Fund           Fund            Fund
---------------------------------------------------------------------------------------------------------------------------
                                                   Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------


     ALTERITY TRADITIONAL
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   138        7    $    20        2   $   159        16   $    16        2
 Transfers between funds                           19        1          -        -        10         1         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                      (21)      (1)         -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $  136         7    $   20        2     $ 169        17      $16        2
---------------------------------------------------------------------------------------------------------------------------

     Alterity Enhanced Contract transactions - 2000 (unaudited):

 PURCHASE PAYMENTS                            $   126        7    $     8        1   $     -         -   $     5        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                       (1)       -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                              $  125         7    $    8        1     $   -         -       $5         -
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   152        8    $    12        1   $     5         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -

 OTHER TRANSACTIONS                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

Total Net Contract Transactions - 2000
    (unaudited):                               $  152         8    $   12        1     $   5         -    $    -        -
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)


                                                   USAllianz VIP    USAllianz VIP      USAllianz VIP       Van Kampen LIT
                                             Global Opportunities      Growth            Money Market       Enterprise
                                                     Fund               Fund                 Fund          Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):

 PURCHASE PAYMENTS                            $   37         4    $    61        5     $1,186      118   $    44        4
---------------------------------------------------------------------------------------------------------------------------
 Transfers between funds                           11        -          1        -      (692)      (73)        1        -
 Surrenders and terminations                        -        -          -        -         -         -        (5)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                              $   48         4    $   62        5     $ 494        45        $40       4
---------------------------------------------------------------------------------------------------------------------------

     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     2        -   $   133        13   $    32        3
 Transfers between funds                            1        -          -        -       (41)       (4)        4        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -


 OTHER TRANSACTIONS                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

Total Net Contract Transactions - 2000
  (unaudited):                                 $    1         -    $    2        -     $  92         9       $36        3
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional Contract transactions - 2000 (unaudited):
 Purchase payments                            $    19        2    $     8        1   $ 1,053       105   $    40        4
 Transfers between funds                            -        -          -        -      (621)      (62)        -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -      (242)      (24)        -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $   19         2    $    8        1     $ 190        19        $40       4
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


7. Contract transactions: - Alterity Traditional, Enhanced and Optional Accumulation Dollar and Unit Activity (In
thousands) (CONTINUED)

Van Kampen LIT                                                                                                Total
                                                                                        Growth & Income        All
                                                                                          Portfolio          Funds
---------------------------------------------------------------------------------------------------------------------------
                                                                                           Dollars Units Dollars Units
---------------------------------------------------------------------------------------------------------------------------
     Alterity Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $     61         5    $10,005     876
 Transfers between funds                                                                   1         -       694       41
 Surrenders and terminations                                                               -         -      (125)     (10)
 Rescissions                                                                               -         -      (212)     (12)
 Bonus                                                                                     -         -         -        -
 Other transactions                                                                        -         -         1        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                                 $     62         5    $10,363     895
---------------------------------------------------------------------------------------------------------------------------

     Alterity Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $      -         -    $2,416      208
 Transfers between funds                                                                  29         3       480       42
 Surrenders and terminations                                                               -         -        (4)       -
 Rescissions                                                                               -         -         -        -
 Bonus                                                                                     -         -         -        -
 Other transactions                                                                        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                                 $     29         3    $2,892      250
---------------------------------------------------------------------------------------------------------------------------

     Alterity Optional Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $      6         1    $6,312      559
 Transfers between funds                                                                  33         3       940       67
 Surrenders and terminations                                                               -         -       (19)       -
 Rescissions                                                                               -         -      (483)     (44)
 Bonus                                                                                     -         -         -        -
 Other transactions                                                                        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                                 $     39         4    $6,750      582
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)

Transactions in dollars and units for each fund for the nine-month  period ended
September 30, 2000 (unaudited) were as follows:


                                               AIM V.I. Capital       AIM V.I.      AIM V.I. International   AIM V.I.
                                               Appreciation Fund     Growth Fund          Equity Fund       Value Fund
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 2,198      190    $ 1,118       96   $   852        90   $ 1,219      120
 Transfers between funds                           (8)      (1)        13        1       (11)       (1)       36        4
 Surrenders and terminations                      (13)      (1)        (2)       -        (5)       (1)       (7)      (1)
 Rescissions                                      (31)      (3)       (37)      (3)        -         -       (18)      (2)
 Bonus                                            146       13         58        5        52         6        68        7
 Other transactions                                 7        1          5        -         4         -         -        -
---------------------------------------------------------------------------------------------------------------------------

TOTAL NET CONTRACT TRANSACTIONS - 2000
    (UNAUDITED):                                $2,299       199    $ 1,155      99     $ 892       94     $1,298      128

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $   549       48    $   838       72   $   224        24   $   441       43
 Transfers between funds                           (1)       -          8        1         -         -         -        -
 Surrenders and terminations                       (6)      (1)        (7)      (1)        -         -        (2)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                             31        3         47        4        13         1        24        2
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                                $  573        50    $  886       76     $ 237        25    $463       45
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)

                                                Alger American     Alger American    Alger American MidCapAlger American Small
                                               Growth PortfolioLeveraged AllCap PortfolioGrowth PortfolioCapitalization Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                   Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 2,048      180    $ 1,175       99   $   638        53   $   118       13
 Transfers between funds                            5        -         20        2        95         8         6        1
 Surrenders and terminations                       (8)      (1)        (2)       -        (3)        -         -        -
 Rescissions                                      (58)      (5)       (41)      (4)       (3)        -         -        -
 Bonus                                            131       12         67        6        34         3         7        1
 Other transactions                                 7        1          4        -         2         -         -        -
---------------------------------------------------------------------------------------------------------------------------


TOTAL NET CONTRACT TRANSACTIONS - 2000
    (UNAUDITED):                                $2,125       187    $ 1,223     103     $ 763       64     $131       15

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $   469       41    $   357       30   $   707        59   $   108       11
 Transfers between funds                            -        -         (4)       -        (5)        -         -        -
 Surrenders and terminations                       (1)       -          -        -       (18)       (1)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                             27        2         21        2        39         3         6        1
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
      (unaudited):                              $  495        43    $  374       32     $ 723        61    $114       12
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)

                                                                                                             Franklin
                                                   Davis VA           Davis VA             Davis VA         Growth and
                                              Financial PortfolioReal Estate Portfolio  Value Portfolio     Income Fund
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $    76        6    $   451       38   $   461        42   $   143        5
 Transfers between funds                           69        6         11        1        10         1        (9)       -
 Surrenders and terminations                        -        -         (3)       -         -         -         -        -
 Rescissions                                        -        -         (1)       -       (45)       (4)        -        -
 Bonus                                              5        -         35        3        22         2         7        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

TOTAL NET CONTRACT TRANSACTIONS - 2000
    (UNAUDITED):                                $  150        12    $   493      42     $ 448       41     $141        5

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $   323       27    $   110        9   $   327        30   $   114        4
 Transfers between funds                           (5)       -          -        -         9         1         -        -
 Surrenders and terminations                      (17)      (1)       (15)      (1)       (2)        -        (1)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                             17        1          5        -        19         2         7        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                                $  318        27    $  100        8     $ 353        33    $120         4
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)

                                                   Franklin           Franklin             Franklin         J.P. Morgan
                                               Rising Dividends       Small Cap         U.S. GovernmentInternational Opportunities
                                                Securities Fund         Fund                 Fund            Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                   Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   125        7    $ 1,197       40   $   763        39   $    21        2
 Transfers between funds                           15        1         93        3         -         -        12        1
 Surrenders and terminations                        -        -         (7)       -        (6)        -         -        -
 Rescissions                                        -        -        (12)       -         -         -         -        -
 Bonus                                              7        -         77        3        57         3         1        -
 Other transactions                                 -        -          4        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


TOTAL NET CONTRACT TRANSACTIONS - 2000
   (UNAUDITED):                                $  147         8    $ 1,352      46     $ 814       42        $34        3

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $    50        3    $   404       14   $    11         1   $    68        7
 Transfers between funds                            -        -          4        -         -         -         -        -
 Surrenders and terminations                       (1)       -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              3        -         24        1         1         -         4        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $   52         3    $  432       15     $  12         1    $  72        7
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)


                                                  J.P. Morgan          Mutual               Mutual          Oppenheimer
                                               U.S. Disciplined       Discovery             Shares       Global Securities
                                               Equity Portfolio    Securities Fund      Securities Fund       Fund/VA
---------------------------------------------------------------------------------------------------------------------------
                                                      Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   225       21    $    64        4   $    13         1   $ 1,368      143
 Transfers between funds                            -        -          -        -         -         -        77        8
 Surrenders and terminations                        -        -          -        -         -         -        (7)      (1)
 Rescissions                                        -        -          -        -         -         -        (5)      (1)
 Bonus                                             14        1          2        -         -         -        94       10
 Other transactions                                 -        -          -        -         -         -         2        -
---------------------------------------------------------------------------------------------------------------------------


TOTAL NET CONTRACT TRANSACTIONS - 2000
     (UNAUDITED):                              $  239        22    $    66       4     $  13        1     $1,529      159

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $   174       17    $     9        1   $    52         4   $   224       24
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                       (1)       -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              9        1          -        -         3         -        13        1
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $  182        18    $    9        1     $  55         4    $237        25
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)

                                                  Oppenheimer        Oppenheimer           PIMCO VIT         PIMCO VIT
                                                  High Income   Main Street Growth &    High Yield Bond StockPLUS Growth &
                                                    Fund/VA      Income Portfolio/VA       Portfolio     Income Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                   Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   561       63    $ 2,086      205   $    13         1   $   208       20
 Transfers between funds                          (12)      (1)       153       15         -         -        14        1
 Surrenders and terminations                       (4)       -        (12)      (1)        -         -         -        -
 Rescissions                                        -        -        (36)      (4)        -         -       (18)      (2)
 Bonus                                             41        5        145       14         1         -        10        1
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


TOTAL NET CONTRACT TRANSACTIONS - 2000
     (UNAUDITED):                              $  586        67    $ 2,336     229     $  14        1     $214         20

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $    11        1    $   443       44   $     -         -   $   165       16
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -         (1)       -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -         25        3         -         -         9        1
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                              $   12         1    $  467       47     $   -         -    $174         17
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)


                                                   PIMCO VIT          Seligman             Seligman          Templeton
                                                 Total Return     Global Technology     Small Cap Value Developing Markets
                                                Bond Portfolio          Fund                 Fund         Securities Fund
---------------------------------------------------------------------------------------------------------------------------
                                                    Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $   864       85    $ 1,102      105   $   657        52   $    56        5
 Transfers between funds                          (10)      (1)        81        7         3         -         2        -
 Surrenders and terminations                       (5)      (1)        (5)       -        (5)        -         -        -
 Rescissions                                        -        -        (42)      (4)        -         -         -        -
 Bonus                                             62        6         56        5        50         4         3        -
 Other transactions                                 -        -          7        1         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


TOTAL NET CONTRACT TRANSACTIONS - 2000
     (UNAUDITED):                              $  911        89    $ 1,199     114     $ 705       56         $61       5

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $    26        3    $   760       72   $    53         4   $     -        -
 Transfers between funds                            -        -          1        -         -         -         -        -
 Surrenders and terminations                        -        -        (16)      (1)        -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -         41        4         3         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                              $   27         3    $  786       75     $  56         4    $    -        -
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)

                                                   Templeton          Templeton          USAllianz VIP     USAllianz VIP
                                                    Growth         Pacific Growth     Diversified Assets   Fixed Income
                                                Securities Fund    Securities Fund           Fund              Fund
---------------------------------------------------------------------------------------------------------------------------
                                                  Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $    83        4    $     -        -   $    12         1   $    62        6
 Transfers between funds                            1        -          -        -         1         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -        (1)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -          -        -         1         -         4        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------

TOTAL NET CONTRACT TRANSACTIONS - 2000
     (UNAUDITED):                             $   85         4    $     -       -     $  14        1     $   65        6

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $   115        6    $    13        1   $     3         -   $    11        1
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              7        -          1        -         -         -         1        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
     (unaudited):                               $  122         6    $   14        1     $   3         -    $   12       1
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)

                                                 USAllianz VIP      USAllianz VIP        USAllianz VIP    Van Kampen LIT
                                             Global Opportunities      Growth            Money Market       Enterprise
                                                     Fund               Fund                 Fund            Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                Dollars  Units    Dollars  Units   Dollars  Units    Dollars  Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                            $    24        2    $    13        1   $ 5,820       572   $   407       37
 Transfers between funds                           (4)       -          -        -      (825)      (82)       96        9
 Surrenders and terminations                        -        -          -        -        (4)        -        (1)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -          1        -       361        36        25        2
 Other transactions                                 -        -          -        -         -         -         2        -
---------------------------------------------------------------------------------------------------------------------------

TOTAL NET CONTRACT TRANSACTIONS - 2000
     (UNAUDITED):                              $   21         2    $    14       1     $5,352     526     $   529      48

     Rewards Enhanced Contract transactions - 2000 (unaudited):
 Purchase payments                            $    10        1    $    80        7   $   627        62   $   148       13
 Transfers between funds                            -        -          -        -       (11)       (1)        -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -          4        -        37         4         9        1
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
      (unaudited):                             $   11         1    $   84        7     $ 653        65    $  157      14
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

8. Contract transactions: - Rewards Traditional and Enhanced Accumulation Dollar and Unit Activity (In thousands)
(CONTINUED)

                                                                                        Van Kampen LIT         Total
                                                                                        Growth & Income         All
                                                                                           Portfolio           Funds
---------------------------------------------------------------------------------------------------------------------------
                                                                                         Dollars Units Dollars Units
---------------------------------------------------------------------------------------------------------------------------
     Rewards Traditional Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $    662        58    $26,903   2,406
 Transfers between funds                                                                  25         2       (41)     (15)
 Surrenders and terminations                                                              (1)        -      (101)      (7)
 Rescissions                                                                             (11)       (1)     (358)     (33)
 Bonus                                                                                    40         4     1,686      152
 Other transactions                                                                        -         -        44        3
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                                 $    715        63    $28,133   2,506
---------------------------------------------------------------------------------------------------------------------------

     Rewards Enhanced Contract transactions - 2000 (unaudited):

 PURCHASE PAYMENTS                                                                  $     94         9    $8,118      709
 Transfers between funds                                                                   -         -        (4)       1
 Surrenders and terminations                                                              (1)        -       (89)      (6)
 Rescissions                                                                               -         -         -        -
 Bonus                                                                                     5         -       458       37
 Other transactions                                                                        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                                 $     98         9    $8,483      741
---------------------------------------------------------------------------------------------------------------------------

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


9. Unit Values - Valuemark II, III, and IV

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the nine-month period ended September 30, 2000 (unaudited) and each of the four years in the period ended December 31, 1999 follows.

                                     Valuemark II & III                                   Valuemark IV
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                             Ratio of
                        Accumulation                         Expenses     Accumulation                            Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assets  to Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth Fund


SEPTEMBER 30, 2000
       (UNAUDITED)        2,586     $11.217 $    29,006         2.13%       2,080   $11.208      $23,311           2.22%
December 31,
 19991                      526       11.084       5,866         2.13+        363     11.083      4,026            2.22+

Alger American Growth Fund
September 30, 2000
       (unaudited)         1,966      10.798    21,228           2.19        1,498    10.789      16,164           2.28
December 31,
 19991                      540       10.922       5,894         2.19+        415      10.921      4,535           2.28+

Alger American Leveraged AllCap Fund
September 30, 2000
        (unaudited)         1,056      11.587    12,236           2.33        965      11.578      11,169           2.42
December 31,
 19991                      340       12.160       4,137         2.33+        277      12.159       3,364           2.42+

Franklin Aggressive Growth Securities Fund


SEPTEMBER 30, 20006
       (UNAUDITED)          556      11.840     6,588          2.12+          276    11.835       3,263            2.21+

Franklin Global Communications Securities Fund
September 30, 2000 (unaudited)18,241  33.514     611,351         1.91       1,617       33.195    53,670           2.00
December 31,
 1999                    21,687       38.917     844,307         1.91       1,418       38.572    54,724           2.00
 1998                    30,851       28.308     873,319         1.90       1,006       28.082    28,248           1.99
 1997                    39,623       25.818   1,022,994         1.90         310       25.635     7,959           1.99
 1996                    53,086       20.654   1,097,873         1.90           -            -         -          -

Franklin Global Health Care Securities Fund
September 30, 2000 (unaudited)1,374   16.692      22,938         2.22         903       16.656    15,047           2.31
December 31,
 1999                       634        9.615       6,088         2.22         469        9.601     4,512           2.31
 19982                      586       10.610       6,215         2.24+        224       11.000     2,381           2.33+

Franklin Growth and Income Fund
September 30, 2000 (unaudited)20,462  28.776     588,806         1.89       4,767       28.475   135,728           1.98
December 31,
 1999                    27,634       26.147     722,583         1.89       5,570       25.891   144,218           1.98
 1998                    40,480       26.226   1,061,658         1.89       5,185       25.993   134,775           1.98
 1997                    46,962       24.551   1,152,961         1.89       2,376       24.354    57,877           1.98
 1996                    50,027       19.490     977,110         1.90           -            -         -          -

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


9. Unit Values - Valuemark II, III, and IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                              Ratio of
                        Accumulation                         Expenses     Accumulation                            Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assets  to Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands   Net Assets*
---------------------------------------------------------------------------------------------------------------------------

Franklin High Income Fund
September 30, 2000
     (unaudited)         6,562    $ 19.826$   130,094         1.94%        3,254  $ 19.618    $ 63,835             2.03%
December 31,
 1999                     9,493       20.900     198,407         1.94       4,118       20.695    85,209           2.03
 1998                    14,987       21.208     317,865         1.93       4,191       21.020    88,069           2.02
 1997                    18,871       21.312     402,167         1.93       2,202       21.141    46,545           2.02
 1996                    20,736       19.375     402,379         1.94           -            -         -           -

Franklin Income Securities Fund
September 30, 2000
     (unaudited)        18,402      27.959   514,503           1.90        3,620    27.667     100,150             1.99
December 31,
 1999                    24,929       24.323     606,369         1.90       4,380       24.084   105,486           1.99
 1998                    39,420           25.122 990,325         1.89       4,239       24.898   105,543           1.98
 1997                    49,811           25.0651,248,520        1.90       2,094       24.864    52,069           1.99


1996                     57,504       21.708   1,251,844         1.90           -            -         -          -

Franklin Large Cap Growth Securities Fund
September 30, 2000
     (unaudited)        10,723      23.422   251,167           2.17        7,982    23.329     186,223             2.26
December 31,
 1999                    10,867       20.218     219,679         2.17       7,521       20.152   151,537           2.26
 1998                     8,454       15.574     131,652         2.17       4,502       15.537    69,939           2.26
 1997                     5,673       13.130      74,473         2.17       1,967       13.110    25,654           2.26
 19963                    3,722       11.254      42,110         2.17+          -            -         -          -

Franklin Money Market Fund
September 30, 2000
     (unaudited)        12,183      15.346   186,965           1.93        4,096    15.188      62,209             2.02
December 31,
 1999                    17,388       14.860     258,373         1.93       5,236       14.717    77,050           2.02
 1998                    22,032       14.386     316,921         1.85       4,342       14.260    61,911           1.94
 1997                    20,892       13.865     290,904         1.85       3,214       13.756    44,200           1.94
 1996                    28,060       13.359     375,629         1.83           -            -         -          -

Franklin Natural Resources Securities Fund
September 30, 2000
     (unaudited)         2,461      14.010    34,475           2.06          631    13.864       8,754             2.15
December 31,
 1999                     2,940       11.092      32,615         2.06         616       10.983     6,761           2.15
 1998                     4,453        8.505      37,878         2.04         514        8.430     4,332           2.13
 1997                     5,709       11.559      65,992         2.09         304       11.466     3,482           2.18
 1996                     6,998       14.467     101,248         2.05           -            -         -          -

FRANKLIN REAL ESTATE FUND
September 30, 2000
       (unaudited)         4,015      26.868   107,885           1.98        1,359    26.587     36,125            2.07
December 31,
 1999                     5,401       21.386     115,525         1.98       1,490       21.176    31,567           2.07
 1998                     9,639       23.107     222,740         1.94       1,823       22.901    41,773           2.03
 1997                    13,445       28.169     378,751         1.94       1,217       27.944    34,023           2.03
 1996                    12,757       23.668     301,974         1.97           -            -         -          -

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


9. Unit Values - Valuemark II, III, and IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

Franklin Rising Dividends Securities Fund
September 30, 2000
     (unaudited)         12,049    $ 19.675 $ 237,067          2.15%        3,223  $ 19.523   $  62,914            2.24%
December 31,
 1999                    17,252       18.846     325,172         2.15       4,137       18.712    77,429           2.24
 1998                    27,683       21.165     585,952         2.12       4,428       21.034    93,151           2.21
 1997                    33,249       20.074     667,473         2.14       1,991       19.968    39,752           2.23
 1996                    35,569       15.303     545,127         2.16           -            -         -          -

Franklin S&P 500 Index Fund


SEPTEMBER 30, 2000
      (UNAUDITED)         2,404      10.285    24,723           1.95        1,718    10.277      17,659            2.04
December 31,
 19991                      727       10.467       7,613         1.95+        626       10.465     6,555           2.04+

Franklin Small Cap Fund
September 30, 2000
      (unaudited)         9,429      30.095   283,763           2.17        5,680    29.962     170,183            2.26
December 31,
 1999                    10,654       28.353     302,040         2.17       5,460       28.247   154,275           2.26
 1998                    14,856       14.600     216,872         2.17       5,492       14.558    79,977           2.26
 1997                    16,925       14.952     253,045         2.17       2,965       14.923    44,268           2.26
 1996                    12,784       12.913     165,578         2.17           -            -         -          -

Franklin Technology Securities Fund
September 30, 20006
       (unaudited)          413      12.088     4,987          2.33+          380    12.084       4,592            2.42+

Franklin U.S. Government Fund
September 30, 2000 (unaudited)16,289  19.678     320,545         1.91       3,495       19.474    68,067           2.00
December 31,

1999                     20,938       18.574     388,862         1.91       3,857       18.394    70,974           2.00
 1998                    30,500       19.014     579,909         1.90       3,040       18.847    57,334           1.99
 1997                    36,347       17.947     652,317         1.90       1,359       17.805    24,222           1.99
 1996                    44,598       16.650     742,973         1.91           -            -         -          -

Franklin Value Securities Fund
September 30, 2000 (unaudited)872      8.819       7,694         2.21         799        8.799     7,030           2.30
December 31,
 1999                       727        7.736       5,614         2.21         603        7.724     4,657           2.30
 19982                      719        7.717       5,542         2.52+        367        7.713     2,834           2.61+

Franklin Zero Coupon Fund - 2000
September 30, 2000 (unaudited)1,901   21.694      41,246         2.05         209       21.469     4,484           2.14
December 31,
 1999                     2,547       21.023      53,526         2.05         282       20.819     5,831           2.14
 1998                     3,595       20.684      74,353         1.80         188       20.502     3,815           1.89
 1997                     4,523       19.512      88,260         1.80          94       19.358     1,801           1.89
 1996                     5,636       18.475     104,125         1.80           -            -         -           -

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

9. Unit Values - Valuemark II, III, and IV (CONTINUED)

                                     VALUEMARK II & III                                   VALUEMARK IV
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

Franklin Zero Coupon Fund - 2005
September 30, 2000
 (unaudited)              1,598    $ 24.497 $  39,157          2.05%          506  $ 24.246   $  12,272            2.14%
December 31,
 1999                     2,011       23.205      46,679         2.05         555       22.983    12,750           2.14
 1998                     2,635       25.003      65,876         1.80         380       24.786     9,402           1.89
 1997                     2,910       22.532      65,573         1.80         161       22.357     3,585           1.89
 1996                     3,579       20.517      73,434         1.80           -            -         -          -

Franklin Zero Coupon Fund - 2010
September 30, 2000
      (unaudited)         1,380      26.048    35,945           2.05          578    25.777      14,905            2.14
December 31,
 1999                     1,851       24.164      44,759         2.05         668       23.929    15,961           2.14
 1998                     2,582       27.920      72,114         1.80         478       27.674    13,233           1.89
 1997                     2,998       24.740      74,199         1.80         150       24.544     3,676           1.89
 1996                     3,297       21.522      70,969         1.80           -            -         -          -

Mutual Discovery Securities Fund
September 30, 2000
      (unaudited)         4,854      14.717    71,436           2.41        7,205    14.666     105,672            2.50
December 31,
 1999                     5,796       13.701      79,396         2.41       7,820       13.662   106,824           2.50
 1998                     9,718       11.226     109,094         2.40       8,822       11.205    98,842           2.49


1997                      9,940       11.983     119,104         2.46       5,461       11.971    65,375           2.55
 19965                    1,471       10.180      15,074         2.77+          -            -         -          -

Mutual Shares Securities Fund
September 30, 2000
      (unaudited)         9,291      14.120   131,182           2.19       16,283    14.070     229,102            2.28
December 31,
 1999                    12,423       13.237     164,442         2.19      18,924       13.199   249,799           2.28
 1998                    18,133       11.837     214,642         2.17      19,834       11.814   234,337           2.26
 1997                    18,744       11.993     224,796         2.20      11,394       11.981   136,521           2.29
 19965                    2,613       10.330      27,141         2.40+          -            -         -           -

Templeton Asset Strategy Fund
September 30, 2000
      (unaudited)         1,951      13.825    26,973           2.22        1,147    13.757      15,776            2.31
December 31,
 1999                     2,504       14.408      36,071         2.22       1,403       14.347    20,133           2.31
 1998                     4,056       13.589      55,102         2.24       1,491       13.543    20,200           2.33
 1997                     5,229       13.786      72,082         2.34       1,008       13.752    13,864           2.43
 1996                     4,104       12.514      52,117         2.26           -            -         -           -

Templeton Developing Markets Equity Fund
September 30, 2000
      (unaudited)         8,452       9.199    77,752           2.79        3,166     9.145      28,951            2.88
December 31,


1999                     11,226       12.188     136,842         2.79       3,389       12.125    41,093           2.88
 1998                    15,989        7.993     127,804         2.81       3,425        7.958    27,259           2.90
 1997                    23,005       10.340     237,895         2.82       2,663       10.305    27,448           2.91
 1996                    22,423       11.487     259,346         2.89           -            -         -          -

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

9. Unit Values - Valuemark II, III, and IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                             Ratio of
                        Accumulation                         Expenses     Accumulation                            Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

Templeton Global Income Securities Fund
September 30, 2000
      (unaudited)         3,097    $ 16.055$    49,716         2.05%          539  $ 15.887    $  8,564           2.14%
December 31,
 1999                     4,226       16.635      70,284         2.05         657       16.472    10,843           2.14
 1998                     6,976       17.905     124,899         2.03         651       17.746    11,582           2.12
 1997                     9,434       16.957     159,973         2.02         393       16.821     6,620           2.11
 1996                    11,857       16.781     198,968         2.01           -            -         -           -

Templeton Growth Securities Fund
September 30, 2000
      (unaudited)        19,424      18.543   360,195           2.28        8,450    18.434     155,766            2.37


DECEMBER 31,
 1999                    24,872       19.466     484,117         2.28       9,008       19.364   174,453           2.37
 1998                    34,226       16.309     558,162         2.28       8,864       16.238   143,943           2.37
 1997                    41,433       15.176     628,785         2.28       5,525       15.124    83,558           2.37
 1996                    40,327       13.560     550,066         2.33           -            -         -           -

Templeton International Securities Fund
September 30, 2000
      (unaudited)        21,231      21.303   452,283           2.30        4,113    21.138      86,934            2.39
December 31,
 1999                    27,313       23.022     628,777         2.30       4,164       22.858    95,194           2.39
 1998                    44,256       18.437     815,915         2.28       4,427       18.322    81,113           2.37
 1997                    58,179       17.711   1,030,420         2.29       3,122       17.617    55,008           2.38
 1996                    64,375       16.081   1,036,583         2.29           -            -         -          -

Templeton International Smaller Companies Fund
September 30, 2000
      (unaudited)           889      11.434    10,166           2.51          863    11.389       9,826            2.60
December 31,
 1999                     1,034       11.441      11,825         2.51         865       11.403     9,864           2.60
 1998                     1,533        9.364      14,354         2.50         967        9.342     9,037           2.59
 1997                     1,998       10.825      21,626         2.46         792       10.809     8,557           2.55
 19963                    1,388       11.145      15,527         2.18+          -            -         -          -

Templeton Pacific Growth Securities Fund
September 30, 2000
      (unaudited)         5,284       8.628    45,591           2.48          921     8.561       7,886            2.57


DECEMBER 31,
 1999                     7,066       10.915      77,144         2.48       1,041       10.838    11,295           2.57
 1998                    10,669        8.078      86,200         2.50         655        8.028     5,274           2.59
 1997                    15,833        9.431     149,327         2.43         379        9.381     3,566           2.52
 1996                    22,061       14.932     330,159         2.39           -            -         -          -

USAllianz VIP Diversified Assets Fund
September 30, 2000
      (unaudited)            83      10.446       868           2.40           80    10.437         834             2.49
December 31,
 19991                        9       10.170          88         2.40+          1       10.168        15           2.49+

USAllianz VIP Fixed Income Fund
September 30, 2000
      (unaudited)            45      10.334       463           2.15           46    10.325         473            2.24
December 31,
 19991                       13        9.751         124         2.15+          1        9.749         5           2.24+

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

9. Unit Values - Valuemark II, III, and IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

USAllianz VIP Growth Fund
September 30, 2000
      (unaudited)            63    $ 10.612     $ 673           2.30           51  $ 10.604       $ 537            2.39
December 31,
 19991                       21       10.733         226         2.30+         10       10.731       105           2.39+

* For the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999, including the effect of the expenses of the underlying funds.
+ Annualized.
1 Period from  November  12, 1999 (fund  commencement)  to December  31, 1999.
2 Period from May 1, 1998 (fund  commencement) to December 31, 1998.
3 Period from May 1, 1996 (fund  commencement) to December 31, 1996.
5 Period from November 8,1996 (fund  commencement)  to December 31, 1996.
6 Period from May 1, 2000 (fundcommencement) to September 30, 2000.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

10. Unit Values - Valuemark Charter

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999 follows.


                                    VALUEMARK CHARTER TRADITIONAL                           VALUEMARK CHARTER ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                            Ratio of
                        Accumulation                         Expenses     Accumulation                           Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------
Franklin Global Communications Securities Fund
September 30, 2000
      (unaudited)            12    $ 34.358   $   402          1.92%          8  $ 33.576       $ 276            2.12%
December 31, 1999             5       39.861      213          1.92           7       39.011       275           2.12

Franklin Global Health Care Securities Fund
September 30, 2000
      (unaudited)            14      16.710       241           2.22           8    16.630         141            2.42
December 31, 1999             3        9.626       33           2.22           5        9.594        50           2.42

Franklin Growth and Income Fund
September 30, 2000
      (unaudited)            13      29.501       388           1.89           16    28.829         450            2.09
December 31, 1999            21       26.792       545          1.90           9        26.22       238           2.10

Franklin High Income Fund
September 30, 2000
      (unaudited)            18      20.319       373           1.94           3    19.856          69            2.14
December 31, 1999            20       21.405      429           1.94           1       20.949        18           2.14

Franklin Income Securities Fund
September 30, 2000
      (unaudited)            43      28.648     1,233          1.90           9    27.995         252            2.10
December 31, 1999            49       24.923    1,206          1.90           4       24.391        92           2.10

Franklin Large Cap Growth Securities Fund
SEPTEMBER 30, 2000
     (UNAUDITED)             37      23.561       873         2.17           22       23.354       522           2.37
December 31, 1999            19       20.337      392         2.17            7       20.188       144           2.37

Franklin Money Market Fund
September 30, 2000
     (unaudited)            797      15.723    12,524         1.94            -      15.365        -            2.14
December 31, 1999           562       15.225    8,557         1.94           1       14.901        16           2.14

Franklin Natural Resources Securities Fund
September 30, 2000
      (unaudited)             5      14.367       69          2.07            1     14.040          13          2.27
December 31, 1999             5       11.374       62         2.07           -       11.131         6           2.27

Franklin Real Estate Fund
September 30, 2000
      (unaudited)            22      27.542       601         1.98            6    26.914         149           2.18
December 31, 1999            20       21.919      429         1.98           1       21.452        14           2.18

Franklin Rising Dividends Securities Fund
September 30, 2000
      (unaudited)            14      20.001       284         2.15           10    19.660         196           2.35
December 31, 1999            18       19.156      340         2.16          11       18.857       206           2.36

Franklin Small Cap Fund
SEPTEMBER 30, 2000
      (UNAUDITED)            13      30.328       395         2.22           8       30.031       252           2.42
December 31, 1999            32       28.565      904         2.17           3       28.328        79           2.37

Franklin U.S. Government Fund
September 30, 2000
      (unaudited)            46      20.172       935         1.92          21      19.712        412           2.12
December 31, 1999            87       19.049    1,647         1.92          12       18.643       217           2.12

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

10. Unit Values - Valuemark Charter (CONTINUED)

                                Valuemark Charter Traditional                      Valuemark Charter Enhanced
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                             Ratio of
                        Accumulation                         Expenses     Accumulation                            Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

Franklin Value Securities Fund
September 30, 2000
      (unaudited)            16    $  8.831   $      140          2.21%          3     $  8.824     $  24         2.41%
December 31, 1999            14        7.749         108          2.21           3        7.753        21         2.41

Mutual Discovery Securities Fund
SEPTEMBER 30, 2000
                  (UNAUDITED)17      14.796          255         2.41          16       14.681        228         2.61
December 31, 1999            20       13.779         275         2.42          10       13.692        136         2.62

Mutual Shares Securities Fund
September 30, 2000
      (unaudited)            75      14.243        1,066         2.19           28    14.133         389           2.39
December 31, 1999            65       13.362         875         2.19           8       13.278       100           2.39

Templeton Asset Strategy Fund
September 30, 2000
      (unaudited)             2      16.976           33         2.22           2    16.791           29           2.42
December 31, 1999             2       17.693          36         2.22           1    17.527           16           2.42

Templeton Developing Markets Securities Fund
September 30, 2000
      (unaudited)            26       9.323          243         2.96           12     9.202         114           3.16
December 31, 1999            21       12.331         253         2.82           7       12.189        89           3.02

Templeton Global Income Securities Fund
September 30, 2000
      (unaudited)            31      16.454          512         2.06            -    16.079         5             2.26
December 31, 1999            25       17.033         435         2.06           -     16.670         6             2.26

Templeton Growth Securities Fund
SEPTEMBER 30, 2000(UNAUDITED)49      18.764          917         2.28        21       18.520       383             2.48
December 31, 1999            51       19.717       1,012         2.29        15       19.490       313             2.49

Templeton International Securities Fund
September 30, 2000
      (unaudited)           166      21.645        3,592         2.32        21       21.275       445             2.52
December 31, 1999           124       23.368       2,895         2.32        14       23.004       303             2.52

Templeton International Smaller Companies Fund
September 30, 2000
      (unaudited)             1      11.549           12         2.53        13       11.447       148             2.73
December 31, 1999             -       11.547           4         2.53         4       11.462        51             2.73

Templeton Pacific Growth Securities Fund
September 30, 2000
      (unaudited)             1       8.831            6         2.48           11     8.680         95            2.68
December 31, 1999             6       11.121          63         2.51           4      10.948        48            2.71

* For the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999, including the effect of the expenses of the underlying funds.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

11. Unit Values - USAllianz Alterity

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the period from February 1, 2000 (product inception) to September 30, 2000 (unaudited) follows.

                               USALLIANZ ALTERITY TRADITIONAL                      USALLIANZ ALTERITY ENHANCED
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
September 30, 20001
       (unaudited)              50      $ 11.537      $ 578       2.13+%        11     $ 11.498      $ 132         2.63+%
AIM V.I. Growth Fund
September 30, 2000
        (unaudited)            101      11.217        1,137       2.13           24      11.167        273         2.63
AIM V.I. International Equity Fund
September 30, 20001
   (unaudited)                  37         8.831        326       2.37+          3        8.802         29         2.87+
AIM V.I. Value Fund
September 30, 20001
   (unaudited)                  38         9.492        358        2.16+        19        9.461        179         2.66+
Alger American Growth Portfolio
September 30, 2000
         (unaudited)            37      10.798       397           2.19         14        10.750       151         2.69
Alger American Leveraged AllCap Portfolio
SEPTEMBER 30, 2000
   (UNAUDITED)                  44      11.587         508         2.33         26        11.536       295         2.83
Alger American MidCap Growth Portfolio
September 30, 20001
  (unaudited)                   44        12.043        531        2.25+        20        12.003       243         2.75+
Alger American Small Capitalization Portfolio
September 30, 20001
      (unaudited)                8         9.150         70        2.30+         4         9.120        36         2.80+
Davis VA Financial Portfolio
September 30, 20001
       (unaudited)              17        12.817        223        2.40+         -        12.775         4         2.90+
Davis VA Real Estate Portfolio
September 30, 20001
        (unaudited)             10        11.954        119        2.40+         1        11.914        14         2.90+
Davis VA Value Portfolio
September 30, 20001
 (unaudited)                    14        10.837        151        2.40+         5        10.801        58         2.90+
Franklin Growth and Income Securities Fund
September 30, 2000
         (unaudited)             4      28.741       107           2.14            -      27.155        -           2.64
FRANKLIN RISING DIVIDENDS SECURITIES FUND
September 30, 2000
        (unaudited)             -      19.645         1           2.40            -       18.833         -          2.90
Franklin Small Cap Fund
September 30, 2000
         (unaudited)            21      30.038       635           2.47            5      29.332        150         2.97
Franklin U.S. Government Fund
September 30, 2000
   (unaudited)                   3      19.648        53           2.17            1      18.556         13         2.67
J.P. Morgan International Opportunities Portfolio
September 30, 20001
    (unaudited)                  20         9.408        191        2.16+         1        9.377          5         2.66+
J.P. Morgan U.S. Disciplined Portfolio
September 30, 20001
   (unaudited)                    3        10.110         25        2.60+         6       10.076         63         3.10+

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

11. Unit Values - USAllianz Alterity (CONTINUED)

                               USAllianz Alterity Traditional                      USAllianz Alterity Enhanced
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                            RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                           EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETS  TO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*

Mutual Discovery Securities Fund
September 30, 2000
        (unaudited)             9    $ 14.685   $   139        2.66%         4      $ 14.414       $  59          3.16%
Mutual Shares Securities Fund
September 30, 2000
        (unaudited)            20      14.082       285         2.44         9        13.823          130         2.94
Oppenheimer Global Securities Fund/VA
September 30, 20001
  (unaudited)                  38       9.323       354        2.09+        20           9.292        185         2.59+
Oppenheimer High Income Fund/VA
September 30, 20001
     (unaudited)              34        8.981       301        2.15+         -           8.951         2          2.65+
Oppenheimer Main Street Growth & Income Fund/VA
September 30, 20001
      (unaudited)             88        9.924       877        2.18+        10           9.892        98          2.68+
PIMCO VIT High Yield Bond Portfolio
September 30, 20001
      (unaudited)             10        9.695        97        2.15+         4           9.663        39          2.65+
PIMCO VIT StocksPLUS Growth and Income Portfolio
SEPTEMBER 30, 20001
     (UNAUDITED)              7        10.081        68        2.05+         -          10.047          7         2.55+
PIMCO VIT Total Return Bond Portfolio
September 30, 20001
      (unaudited)            16        10.313       167        2.05+         2          10.279         22         2.55+
Seligman Global Technology Fund
September 30, 20001
      (unaudited)           112         9.661     1,086        2.80+        34           9.629        332         3.30+
Seligman Small Cap Value Fund
September 30, 20001
       (unaudited)           14        12.359       173        2.40+         1          12.318         6          2.90+
Templeton Developing Markets Securities Fund
September 30, 2000
       (unaudited)            5         9.199       48           3.21        1           8.910          9         3.71
Templeton Growth Securities Fund
September 30, 2000
      (unaudited)             7        18.480      133           2.53        7          17.900         124        3.03
Templeton Pacific Growth Securities Fund
September 30, 2000
     (unaudited)             2          8.633       18           2.73        1           8.272           7        3.23
USALLIANZ VIP DIVERSIFIED ASSETS FUND
September 30, 2000
     (unaudited)            17         10.446      173           2.40        -          10.399           -        2.90
USAllianz VIP Fixed Income Fund
September 30, 2000
     (unaudited)             -         10.334       17           2.15        -          10.288           5        2.65
USAllianz VIP Global Opportunities Fund
September 30, 20001
     (unaudited)             4         9.135        33        2.91+          -           9.105          1         3.41+
USAllianz VIP Growth Fund
September 30, 2000
     (unaudited)             6        10.612        58           2.30         -         10.565          2         2.80
USAllianz VIP Money Market Fund
September 30, 20001
      (unaudited)           45        10.260    462.086        2.30+         9          10.226         92         2.80+

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

11. Unit Values - USAllianz Alterity (CONTINUED)

                               USAllianz Alterity Traditional                      USAllianz Alterity Enhanced
---------------------------------------------------------------------------------------------------------------------------


                                                             RATIO OF                                             RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                            EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*

Van Kampen LIT Enterprise Portfolio
September 30, 20001
     (unaudited)               4      $ 10.544       $ 44       2.00+%         3        $ 10.510     $ 35           2.50+%

Van Kampen LIT Growth & Income Portfolio
September 30, 20001
      (unaudited)               6        11.741         68        2.15+         3          11.702      31           2.65+

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)


11. Unit Values - USAllianz Alterity (CONTINUED)

                                                                                   USAllianz Alterity Optional
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Ratio of
                                                                          Accumulation                             Expenses
                                                                        Units OutstandingAccumulationNet Assets  to Average
                                                                         (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Capital Appreciation Fund
September 30, 20001 (unaudited)                                                44     $ 11.514     $ 503           2.43+%
AIM V.I. Growth Fund
September 30, 2000 (unaudited)                                                 41       11.187       460           2.43
AIM V.I. International Equity Fund
SEPTEMBER 30, 20001 (UNAUDITED)                                                25         8.814      218           2.67+
AIM V.I. Value Fund
September 30, 20001 (unaudited)                                                45        9.473       430           2.46+
Alger American Growth Portfolio
September 30, 2000 (unaudited)                                                 26       10.769       282           2.49
Alger American Leveraged AllCap Portfolio
September 30, 2000 (unaudited)                                                 30       11.556       343           2.63
Alger American MidCap Growth Portfolio
September 30, 20001 (unaudited)                                                27       12.019       330           2.55+
Alger American Small Capitalization Portfolio
September 30, 20001 (unaudited)                                                18        9.132       167           2.60+
Davis VA Financial Portfolio
September 30, 20001 (unaudited)                                                 -       12.792         2           2.70+
Davis VA Real Estate Portfolio
September 30, 20001 (unaudited)                                                44       11.930       524           2.70+
DAVIS VA VALUE PORTFOLIO
September 30, 20001 (unaudited)                                                45       10.815       488           2.70+
Franklin Growth and Income Securities Fund
September 30, 2000 (unaudited)                                                  4       27.779       119           2.44
Franklin Rising Dividends Securities Fund
September 30, 2000 (unaudited)                                                  -       19.153         7           2.70
Franklin Small Cap Fund
September 30, 2000 (unaudited)                                                 12       29.612       347           2.77
Franklin U.S. Government Fund
September 30, 2000 (unaudited)                                                 20       18.985       388           2.47
J.P. Morgan International Opportunities Portfolio
September 30, 20001 (unaudited)                                                 1        9.389        11           2.46+
J.P. Morgan U.S. Disciplined Portfolio
September 30, 20001 (unaudited)                                                 4       10.090        43           2.90+
Mutual Discovery Securities Fund
SEPTEMBER 30, 2000 (UNAUDITED)                                                  2       14.522        23            2.96
Mutual Shares Securities Fund
September 30, 2000 (unaudited)                                                  5       13.926        69            2.74

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

11. Unit Values - USAllianz Alterity (CONTINUED)

                                                                                   USAllianz Alterity Optional
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Ratio of
                                                                          Accumulation                            Expenses
                                                                        Units OutstandingAccumulationNet Assetsto Average
                                                                         (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA
September 30, 20001 (unaudited)                                                36     $  9.305     $ 335           2.39+%
Oppenheimer High Income Fund/VA
September 30, 20001 (unaudited)                                                 -        8.963         -           2.45+
Oppenheimer Main Street Growth & Income Fund/VA
September 30, 20001 (unaudited)                                                17        9.905       169           2.48+
PIMCO VIT High Yield Bond Portfolio
SEPTEMBER 30, 20001 (UNAUDITED)                                                27        9.676       261           2.45+
PIMCO VIT StocksPLUS Growth and Income Portfolio
September 30, 20001 (unaudited)                                                 8       10.061        83           2.35+
PIMCO VIT Total Return Bond Portfolio
September 30, 20001 (unaudited)                                                 9       10.293        98           2.35+
Seligman Global Technology Fund
September 30, 20001 (unaudited)                                                35        9.641       341           3.10+
Seligman Small Cap Value Fund
September 30, 20001 (unaudited)                                                 6       12.334        80           2.70+
Templeton Developing Markets Securities Fund
September 30, 2000 (unaudited)                                                  7        9.024        67           3.51
Templeton Growth Securities Fund
September 30, 2000 (unaudited)                                                  8       18.130       145           2.83
Templeton Pacific Growth Securities Fund
September 30, 2000 (unaudited)                                                  1        8.415        11           3.03
USALLIANZ VIP DIVERSIFIED ASSETS FUND
September 30, 2000 (unaudited)                                                  -       10.418         5           2.70
USAllianz VIP Fixed Income Fund
September 30, 2000 (unaudited)                                                  -       10.306         -           2.45
USAllianz VIP Global Opportunities Fund
September 30, 20001 (unaudited)                                                 2        9.117        18           3.21+
USAllianz VIP Growth Fund
September 30, 2000 (unaudited)                                                  1       10.584         7           2.60
USAllianz VIP Money Market Fund
September 30, 20001 (unaudited)                                                19       10.239       197           2.60+
Van Kampen LIT Enterprise Portfolio
September 30, 20001 (unaudited)                                                 4       10.524        38           2.30+
Van Kampen LIT Growth & Income Portfolio
September 30, 20001 (unaudited)                                                 -       11.718        40           2.45+
* For the nine-month  period ended  September 30, 2000  (unaudited) and the year ended  December  31,  1999,  including  the  effect  of  the  expenses  of the underlying funds.
+ Annualized
1 Period from February 1, 2000 (fund commencement) to September 30, 2000.

ALLIANZ LIFE VARIABLE ACCOUNT B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

12. Unit Values - USAllianz Rewards

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the period from May 1, 2000 (product inception) to September 30, 2000 (unaudited) follows.

                                USAllianz Rewards Traditional                      USAllianz Rewards Enhanced
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
September 30, 20001
  (unaudited)                199      $ 11.518    $ 2,287       2.13+%        50        $ 11.502     $ 576         2.63+%
AIM V.I. Growth Fund
September 30, 2000
   (unaudited)                99        11.192      1,112       2.13           76         11.166       853         2.63
AIM V.I. International Equity Fund
September 30, 20001
   (unaudited)                94         8.817        830       2.37+         -           8.805        222         2.87+
AIM V.I. Value Fund
September 30, 20001
     (unaudited)             128         9.477      1,213       2.16+         46           9.464       431         2.66+
ALGER AMERICAN GROWTH PORTFOLIO
September 30, 2000
       (unaudited)           187        10.774      2,014        2.19         43           10.749      467         2.69
Alger American Leveraged AllCap Portfolio
September 30, 2000
        (unaudited)          103        11.561      1,187        2.33         32          11.535       366          2.83
Alger American MidCap Growth Portfolio
September 30, 20001
        (unaudited)           64        12.023        771        2.25+        61          12.007      729           2.75+
Alger American Small Capitalization Portfolio
September 30, 20001
      (unaudited)             14         9.135        131        2.30+        12           9.123      107           2.80+
Davis VA Financial Portfolio
September 30, 20001
       (unaudited)            12        12.796        160        2.40+        27          12.779      342           2.90+
Davis VA Real Estate Portfolio
September 30, 20001
        (unaudited)            -        11.934        489        2.40+         8          11.918      100           2.90+
Davis VA Value Portfolio
SEPTEMBER 30, 20001
         (UNAUDITED)           41       10.819        439        2.40+        32          10.804      349           2.90+
Franklin Growth and Income Securities Fund
September 30, 2000
         (unaudited)            5       29.247       149           2.14        4          29.145      121           2.64
Franklin Rising Dividends Securities Fund
September 30, 2000
          (unaudited)           -       19.829       152           2.40        3          19.760       53           2.90
Franklin Small Cap Fund
September 30, 2000
          (unaudited)           45      30.067     1,367           2.47       14          29.963      433           2.97
Franklin U.S. Government Fund
September 30, 2000
           (unaudited)          41      19.998       824           2.17       1           19.929       12           2.67
J.P. Morgan International Opportunities Portfolio
September 30, 20001
           (unaudited)           3       9.392         32        2.16+         7          9.380       68           2.66+
J.P. Morgan U.S. Disciplined Portfolio
September 30, 20001 (unaudited)  23      10.093        228        2.60+       18         10.080      177          3.10+

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

12. Unit Values - USAllianz Rewards (CONTINUED)

                                USAllianz Rewards Traditional                      USAllianz Rewards Enhanced
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

Mutual Discovery Securities Fund
September 30, 2000
     (unaudited)             4    $ 14.668   $    64          2.66%            -      $ 14.618      $   9         3.16%
Mutual Shares Securities Fund
September 30, 2000
     (unaudited)             1      14.120        13           2.44            4       14.071          56         2.94
Oppenheimer Global Securities Fund/VA
September 30, 20001
     (unaudited)           160       9.308    $ 1,489          2.09+          25        9.295         234         2.59+
Oppenheimer High Income Fund/VA
September 30, 20001
    (unaudited)             66       8.966        588          2.15+         1           8.954         12         2.65+
Oppenheimer Main Street Growth &
Income Fund/VA
SEPTEMBER 30, 20001
     (UNAUDITED)           229       9.908      2,270        2.18+          47           9.895        461         2.68+
PIMCO VIT High Yield Bond Portfolio
September 30, 20001
     (unaudited)             1       9.679         13        2.15+         -            9.666         -          2.65+
PIMCO VIT StocksPLUS Growth
and Income Portfolio
September 30, 20001
     (unaudited)            20      10.064        203        2.05+        17           10.051        169         2.55+
PIMCO VIT Total Return Bond Portfolio
September 30, 20001
      (unaudited)           89       10.296        917        2.05+         3          10.283         28         2.55+
Seligman Global Technology Fund
September 30, 20001
     (unaudited)           114        9.645      1,101        2.80+        74           9.632        717         3.30+
Seligman Small Cap Value Fund
September 30, 20001
     (unaudited)            56       12.338        694        2.40+         5          12.322         57         2.90+
Templeton Developing Markets Securities Fund
September 30, 2000
     (unaudited)             6       9.242        55           3.21          -         9.211           -         3.71
TEMPLETON GROWTH SECURITIES FUND
September 30, 2000
     (unaudited)             4      18.603        83           2.53          6        18.538         118         3.03
Templeton Pacific Growth Securities Fund
September 30, 2000
     (unaudited)             -       8.755         -           2.73           1      8.725            13         3.23
USAllianz VIP Diversified Assets Fund
September 30, 2000
     (unaudited)             1      10.423        14           2.40           -     10.404             3         2.90
USAllianz VIP Fixed Income Fund
September 30, 2000
     (unaudited)             -      10.311        66           2.15           1     10.293            12         2.65
USAllianz VIP Global Opportunities Fund
September 30, 20001
     (unaudited)             2       9.120         20        2.91+            1      9.108            10         3.41+
USAllianz VIP Growth Fund
September 30, 2000
     (unaudited)             1      10.589        13           2.30          8      10.570            80         2.80
USAllianz VIP Money Market Fund
SEPTEMBER 30, 20001
     (UNAUDITED)            525     10.243      5,376        2.30+           64       10.229         656         2.80+

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
September 30, 2000 (unaudited)

12. Unit Values - USAllianz Rewards (CONTINUED)

                                USAllianz Rewards Traditional                      USAllianz Rewards Enhanced
---------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
---------------------------------------------------------------------------------------------------------------------------

Van Kampen LIT Enterprise Portfolio
September 30, 20001
      (unaudited)           48      $ 10.527    $   509       2.00+%        14        $ 10.513     $ 149          2.50+%

Van Kampen LIT Growth & Income Portfolio
September 30, 20001
  (unaudited)               63        11.722        739        2.15+         -          11.706     -              2.65+

* For the nine-month period ended September 30, 2000 (unaudited) and the year ended December 31, 1999, including the effect of the expenses of the underlying funds.
+ Annualized
1 Period from May 1, 2000 (product commencement) to September 30, 2000.

                         ALLIANZ LIFE VARIABLE ACCOUNT B
                                       of
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                              Financial Statements
                                December 31, 1999


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Independent Auditors' Report

The Board of Directors of Allianz Life Insurance Company of North America and Contract Owners of Allianz Life Variable Account B:

We have audited the accompanying statements of assets and liabilities of the sub-accounts of Allianz Life Variable Account B as of December 31, 1999, the related statements of operations for the year then ended and the statements of changes in net assets for each of the years in the two-years then ended. These financial statements are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Investment securities held in custody for the benefit of the Variable Account were confirmed to us by AIM Variable Insurance Funds, Inc., The Alger American Fund, Franklin Templeton Variable Insurance Products Trust, and USAllianz Variable Insurance Products Trust. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of the sub-accounts of Allianz Life Variable Account B at December 31, 1999, the results of their operations for the year then ended and the changes in their net assets for each of the years in the two-years then ended, in conformity with generally accepted accounting principles.



                                                                    KPMG LLP



Minneapolis, Minnesota
February 4, 2000


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements

Statements of Assets and Liabilities
December 31, 1999
(In thousands)

                                                      AIM                Alger         Alger American     Franklin Global
                                                 V.I. Growth        American Growth       Leveraged       Communications
                                                     Fund                 Fund           AllCap Fund      Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  AIM V.I. Growth Fund,
   Class 1 - 306 shares, cost $9,508           $9,867        -         -         -         -        -         -         -
   Class 2 - 0 shares, cost $0                      -        -         -         -         -        -         -         -
  Alger American Growth Fund,
   Class 1 - 162 shares, cost $9,957                -        -    10,442         -         -        -         -         -
   Class 2 - 0 shares, cost $0                      -        -         -         -         -        -         -         -
  Alger American Leveraged AllCap Fund,
   Class 1 - 129 shares, cost $6,851                -        -         -         -     7,507        -         -         -
   Class 2 - 0 shares, cost $0                      -        -         -         -         -        -         -         -
  Franklin Global Communications Securities Fund,
   Class 1 - 36,310 shares, cost $609,001           -        -         -         -         -        -   902,669         -
   Class 2 - 20 shares, cost $420                   -        -         -         -         -        -         -       491
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    9,867        -    10,442         -     7,507        -   902,669       491
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                 4        -         4         -         3        -     (215)         -
  Valuemark IV                                       3        -         4         -         3        -      (13)         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         2
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
 Accrued administrative charges:
  Valuemark II & III                                 1        -         1         -         -        -      (26)         -
  Valuemark IV                                       -        -         -         -         -        -       (1)         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    8        -         9         -         6        -     (255)         3
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                      $9,859        -    10,433         -     7,501        -   902,924       488
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                $5,833        -     5,894         -     4,137        -   844,307         -
  Valuemark IV (note 5)                          4,026        -     4,535         -     3,364        -    54,724         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -       213
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -       275
 Contracts in annuity payment period (note 2)        -        -         4         -         -        -     3,893         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $9,859        -    10,433         -     7,501        -   902,924       488
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                Franklin Global
                                                  Health Care      Franklin Growth      Franklin High     Franklin Income
                                                Securities Fund     and Income Fund      Income Fund       Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Global Health Care Securities Fund,
   Class 1 - 1,081 shares, cost $10,216        $10,611        -         -         -         -        -         -         -
   Class 2 - 8 shares, cost $75                      -       83         -         -         -        -         -         -
  Franklin Growth and Income Fund,
   Class 1 - 49,294 shares, cost $796,041            -        -   876,439         -         -        -         -         -
   Class 2 - 45 shares, cost $846                    -        -         -       789         -        -         -         -
  Franklin High Income Fund,
   Class 1 - 28,876 shares, cost $361,738            -        -         -         -   284,716        -         -         -
   Class 2 - 46 shares, cost $506                    -        -         -         -         -      448         -         -
  Franklin Income Securities Fund,
   Class 1 - 48,865 shares, cost $748,259            -        -         -         -         -        -   717,826         -
   Class 2 - 89 shares, cost $1,388                  -        -         -         -         -        -         -     1,303
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    10,611       83   876,439       789   284,716      448   717,826     1,303
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                 4        -        97         -        34        -       183         -
  Valuemark IV                                       5        -        10         -         9        -         9         -
  Valuemark Charter Traditional                      -        -         -         4         -        1         -         4
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         1
 Accrued administrative charges:
 Valuemark II & III                                  1        -        11         -         4        -        22         -
 Valuemark IV                                        1        -         1         -         1        -         1         -
 Valuemark Charter Traditional                       -        -         -         1         -        -         -         -
 Valuemark Charter Enhanced                          -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   11        -       119         6        48        1       215         5
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                     $10,600       83   876,320       783   284,668      447   717,611     1,298
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                $6,088        -   722,583         -   198,407        -   606,369         -
  Valuemark IV (note 5)                          4,512        -   144,218         -    85,209        -   105,486         -
  Valuemark Charter Traditional (note 6)             -       33         -       545         -      429         -     1,206
  Valuemark Charter Enhanced (note 6)                -       50         -       238         -       18         -        92
 Contracts in annuity payment period (note 2)        -        -     9,519         -     1,052        -     5,756         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $10,600       83   876,320       783   284,668      447   717,611     1,298
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Franklin                               Franklin
                                               Large Cap Growth     Franklin Money    Natural Resources    Franklin Real
                                                Securities Fund       Market Fund      Securities Fund       Estate Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Large Cap Growth Securities Fund,
   Class 1 - 17,954 shares, cost $269,731     $378,462        -         -         -         -        -         -         -
   Class 2 - 26 shares, cost $458                    -      542         -         -         -        -         -         -
  Franklin Money Market Fund,
   Class 1 - 337,544 shares, cost $337,544           -        -   337,544         -         -        -         -         -
   Class 2 - 8,602 shares, cost $8,602               -        -         -     8,602         -        -         -         -
  Franklin Natural Resources Securities Fund,
   Class 1 - 3,604 shares, cost $39,973              -        -         -         -    39,395        -         -         -
   Class 2 - 6 shares, cost $68                      -        -         -         -         -       68         -         -
  Franklin Real Estate Fund,
   Class 1 - 9,912 shares, cost $176,899             -        -         -         -         -        -   147,887         -
   Class 2 - 30 shares, cost $443                    -        -         -         -         -        -         -       443
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   378,462      542   337,544     8,602    39,395       68   147,887       443
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                98        -       217         -         6        -         9         -
  Valuemark IV                                      11        -         8         -         5        -         6         -
  Valuemark Charter Traditional                      -        5         -        26         -        -         -         -
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                12        -        26         -         1        -         1         -
  Valuemark IV                                       1        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         3         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  122        6       252        29        13        -        17         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $378,340      536   337,292     8,573    39,382       68   147,870       443
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)              $219,679        -   258,373         -    32,615        -   115,525         -
  Valuemark IV (note 5)                        151,537        -    77,050         -     6,761        -    31,567         -
  Valuemark Charter Traditional (note 6)             -      392         -     8,557         -       62         -       429
  Valuemark Charter Enhanced (note 6)                -      144         -        16         -        6         -        14
 Contracts in annuity payment period (note 2     7,124        -     1,869         -         6        -       778         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $378,340      536   337,292     8,573    39,382       68   147,870       443
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                               Franklin Rising         Franklin           Franklin            Franklin
                                                  Dividends           S & P 500          Small Cap        U.S. Government
                                                Securities Fund       Index Fund            Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Rising Dividends Securities Fund,
   Class 1 - 29,867 shares, cost $417,038     $406,493        -         -         -         -        -         -         -
   Class 2 - 40 shares, cost $626                    -      549         -         -         -        -         -         -
  Franklin S&P 500 Index Fund
   Class 1 - 1,343 shares, cost $13,794              -        -    14,180         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Small Cap Fund,
   Class 1 - 17,248 shares, cost $244,267            -        -         -         -  463,443         -        -          -
   Class 2 - 37 shares, cost $701                    -        -         -         -         -     985          -        -
  Franklin U.S. Government Fund,
   Class 1 - 39,076 shares, cost $509,643           -         -         -         -         -        -   460,317         -
   Class 2 - 159 shares, cost $2,127                 -       -          -         -         -        -         -    1,878
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   406,493      549    14,180         -   463,443      985   460,317     1,878
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                54        -         4         -       118        -        18         -
  Valuemark IV                                       8        -         6         -        10        -         8         -
  Valuemark Charter Traditional                      -        2         -         -         -        2         -        12
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         1
 Accrued administrative charges:
  Valuemark II & III                                 6        -         1         -        14        -         2         -
  Valuemark IV                                       1        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   69        3        12         -       143        2        29        14
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $406,424      546    14,168         -   463,300      983   460,288     1,864
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)              $325,172        -     7,613         -   302,040        -   388,862         -
  Valuemark IV (note 5)                         77,429        -     6,555         -   154,275        -    70,974         -
  Valuemark Charter Traditional (note 6)             -      340         -         -         -      904         -     1,647
  Valuemark Charter Enhanced (note 6)                -      206         -         -         -       79         -       217
 Contracts in annuity payment period (note 2)    3,823        -         -         -     6,985        -       452         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $406,424      546    14,168         -   463,300      983   460,288     1,864
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Value Securities       Zero Coupon        Zero Coupon         Zero Coupon
                                                     Fund             Fund - 2000        Fund - 2005         Fund - 2010
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Value Securities Fund
   Class 1 - 1,349 shares, cost $10,759        $10,660        -         -         -         -        -         -         -
   Class 2 - 17 shares, cost $131                    -      130         -         -         -        -         -         -
  Franklin Zero Coupon Fund- 2000
   Class 1 - 4,724 shares, cost $65,759              -        -    59,382         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Zero Coupon Fund- 2005
   Class 1 - 4,097 shares, cost $63,136              -        -         -         -    59,443        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Zero Coupon Fund- 2010
   Class 1 - 4,292 shares, cost $71,092              -        -         -         -         -        -    60,739         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    10,660      130    59,382         -    59,443        -    60,739         -
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                37        -         6         -         6        -         5         -
  Valuemark IV                                       5        -         5         -         6        -         5         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                 4        -         1         -         1        -         1         -
  Valuemark IV                                       -        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   46        1        13         -        14        -        12         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                     $10,614      129    59,369         -    59,429        -    60,727         -
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                $5,614        -    53,526         -    46,679        -    44,759         -
  Valuemark IV (note 5)                          4,657        -     5,831         -    12,750        -    15,961         -
  Valuemark Charter Traditional (note 6)             -      108         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -       21         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)      343        -        12         -         -        -         7         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $10,614      129    59,369         -    59,429        -    60,727         -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                    Mutual              Mutual            Templeton           Templeton
                                             Discovery Securities  Shares Securities Developing Markets     Global Asset
                                                     Fund                Fund            Equity Fund       Allocation Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Mutual Discovery Securities Fund,
   Class 1 - 14,046 shares, cost $164,635    $190,610         -         -         -         -        -         -         -
   Class 2 - 30 shares, cost $365                    -      413         -         -         -        -         -         -
  Mutual Shares Securities Fund,
   Class 1 - 31,789 shares, cost $370,341            -        -   420,567         -         -        -         -         -
   Class 2 - 74 shares, cost $939                    -        -         -       980         -        -         -         -
  Templeton Developing Markets Equity Fund,
   Class 1 - 17,079 shares, cost $167,971            -        -         -         -   179,157        -         -         -
   Class 2 - 33 shares, cost $328                    -        -         -         -         -      346         -         -
  Templeton Global Asset Allocation Fund,
   Class 1 - 4,909 shares, cost $59,592              -        -         -         -         -        -    57,979         -
   Class 2 - 4 shares, cost $54                      -        -         -         -         -        -         -        52
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   190,610      413   420,567       980   179,157      346    57,979        52
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                95        -       146         -        46        -        71         -
  Valuemark IV                                       9        -        14         -         7        -         6         -
  Valuemark Charter Traditional                      -        2         -         4         -        4         -         -
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                11        -        18         -         6        -         9         -
  Valuemark IV                                       1        -         2         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  116        2       180         5        60        4        87         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $190,494      411   420,387       975   179,097      342    57,892        52
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)               $79,396        -   164,442         -   136,842        -    36,071         -
  Valuemark IV (note 5)                        106,824        -   249,799         -    41,093        -    20,133         -
  Valuemark Charter Traditional (note 6)             -      275         -       875         -      253         -        36
  Valuemark Charter Enhanced (note 6)                -      136         -       100         -       89         -        16
 Contracts in annuity payment period (note 2)    4,274        -     6,146         -     1,162        -     1,688         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $190,494      411   420,387       975   179,097      342    57,892        52
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Templeton           Templeton          Templeton          Templeton
                                                 Global Growth       Global Income      International   International Smaller
                                                     Fund           Securities Fund      Equity Fund       Companies Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Templeton Global Growth Fund,
   Class 1 - 42,714 shares, cost $548,058     $667,615        -         -         -         -        -         -         -
   Class 2 - 86 shares, cost $1,294                  -    1,339         -         -         -        -         -         -
  Templeton Global Income Securities Fund,
   Class 1 - 7,339 shares, cost $92,234              -        -    81,239         -         -        -         -         -
   Class 2 - 40 shares, cost $464                    -        -         -       442         -        -         -         -
  Templeton International Equity Fund,
   Class 1 - 40,536 shares, cost $579,632            -        -         -         -   727,623        -         -         -
   Class 2 - 181 shares, cost $3,112                 -        -         -         -         -    3,232         -         -
  Templeton International Smaller Companies Fund,
   Class 1 - 2,014 shares, cost $21,792              -        -         -         -         -        -    22,297         -
   Class 2 - 5 shares, cost $56                      -        -         -         -         -        -         -        58
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   667,615    1,339    81,239       442   727,623    3,232    22,297        58
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                               225        -         8         -       170        -        11         -
  Valuemark IV                                      11        -         5         -         9        -         5         -
  Valuemark Charter Traditional                      -       12         -         1         -       30         -         3
  Valuemark Charter Enhanced                         -        1         -         -         -        1         -         -
 Accrued administrative charges:
  Valuemark II & III                                27        -         1         -        21        -         1         -
  Valuemark IV                                       1        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        1         -         -         -        3         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  264       14        15         1       201       34        18         3
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $667,351    1,325    81,224       441   727,422    3,198    22,279        55
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)              $484,117        -    70,284         -   628,777        -    11,825         -
  Valuemark IV (note 5)                        174,453        -    10,843         -    95,194        -     9,864         -
  Valuemark Charter Traditional (note 6)             -    1,012         -       435         -    2,895         -         4
  Valuemark Charter Enhanced (note 6)                -      313         -         6         -      303         -        51
 Contracts in annuity payment period (note 2)    8,781        -        97         -     3,451        -       590         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $667,351    1,325    81,224       441   727,422    3,198    22,279        55
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Templeton           USAllianz          USAllianz           USAllianz
                                                Pacific Growth     VIP Diversified    VIP Fixed Income       VIP Growth
                                                     Fund             Assets Fund           Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Templeton Pacific Growth Fund,
   Class 1 - 8,732 shares, cost $84,474        $88,975        -         -         -         -        -         -         -
   Class 2 - 11 shares, cost $111                    -      112         -         -         -        -         -         -
  USAllianz VIP Diversified Assets Fund,
   Class 1 - 10 shares, cost $102                    -        -       103         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  USAllianz VIP Fixed Income Fund,
   Class 1 - 13 shares, cost $131                    -        -         -         -       129        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  USAllianz VIP Growth Fund,
   Class 1 - 31 shares, cost $317                    -        -         -         -         -        -       331         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    88,975      112       103         -       129        -       331         -
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                21        -         -         -         -        -         -         -
  Valuemark IV                                       6        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                 2        -         -         -         -        -         -         -
  Valuemark IV                                       1        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   30        1         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                     $88,945      111       103         -       129        -       331         -
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)               $77,144        -        88         -       124        -       226         -
  Valuemark IV (note 5)                         11,295        -        15         -         5        -       105         -
  Valuemark Charter Traditional (note 6)             -       63         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -       48         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)      506        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $88,945      111       103         -       129        -       331         -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                                                                                Total
                                                                                                                 All
                                                                                                                Funds
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
------------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                          $7,694,647    23,285
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                                                                       1,485         -
  Valuemark IV                                                                                               185         -
  Valuemark Charter Traditional                                                                                -       116
  Valuemark Charter Enhanced                                                                                   -         9
 Accrued administrative charges:
  Valuemark II & III                                                                                         180         -
  Valuemark IV                                                                                                24         -
  Valuemark Charter Traditional                                                                                -         9
  Valuemark Charter Enhanced                                                                                   -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                          1,874       134
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                                                                            $7,692,773    23,151
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                                                                      $5,883,411         -
  Valuemark IV (note 5)                                                                                1,741,044         -
  Valuemark Charter Traditional (note 6)                                                                       -    20,713
  Valuemark Charter Enhanced (note 6)                                                                          -     2,438
 Contracts in annuity payment period (note 2)                                                             68,318         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                                                                         $7,692,773    23,151
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations
For the year ended December 31, 1999
(In thousands)

                                                                         Alger              Alger             Franklin
                                                      AIM           American Growth  American Leverage  Global Communications
                                               V.I. Growth Fund          Fund          AllCap Fund         Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares               $11        -         -         -         -        -    30,155        10
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                 4        -         5         -         3        -     9,416         -
  Valuemark IV                                       3        -         4         -         3        -       481         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
 Administrative charges:
  Valuemark II & III                                 1        -         1         -         -        -     1,130         -
  Valuemark IV                                       -        -         -         -         -        -        54         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                       8        -        10         -         6        -    11,081         2
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                        3        -       (10)        -        (6)       -    19,074         8
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                   201        -         -         -         -        -    73,027        25
 Realized gains (losses) on sales of
 investments, net                                    4        -         -         -        17        -    57,739        (2)
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net        205        -         -         -        17        -   130,766        23
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                    359        -       484         -       656        -   108,627        70
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
  appreciation (depreciation) on
  investments, net                                 564        -       484         -       673        -   239,393        93
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                                  $567        -       474         -       667        -   258,467       101
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                              Global Health Care   Growth and Income     High Income      Income Securities
                                                Securities Fund          Fund               Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares               $23        -    38,834        22    77,709      105    74,850        44
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                74        -    11,011         -     3,263        -     9,791         -
  Valuemark IV                                      45        -     1,986         -     1,231        -     1,485         -
  Valuemark Charter Traditional                      -        -         -         4         -        1         -         4
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         1
 Administrative charges:
  Valuemark II & III                                 9        -     1,321         -       392        -     1,175         -
  Valuemark IV                                       5        -       222         -       138        -       166         -
  Valuemark Charter Traditional                      -        -         -         1         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                     133        -    14,540         6     5,024        1    12,617         5
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (110)       -    24,294        16    72,685      104    62,233        39
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -   108,254        62    11,372       13    26,820        16
 Realized gains (losses) on sales of
 investments, net                                 (444)       -    72,697       (27)  (13,505)     (60)   18,957         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net       (444)       -   180,951        35    (2,133)     (47)   45,777        16
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                   (413)       8  (203,466)      (57)  (74,035)     (58) (135,753)      (85)
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                                 (857)        8  (22,515)      (22)  (76,168)    (105)  (89,976)      (69)
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                                 ($967)        8    1,779        (6)   (3,483)      (1)  (27,743)      (30)
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Large Cap Growth      Money Market     Natural Resources      Real Estate
                                                Securities Fund          Fund          Securities Fund          Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $1,404        1    16,250       111       684        1    16,917         5
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             2,414        -     3,641         -       464        -     2,022         -
  Valuemark IV                                   1,569        -       869         -        88        -       503         -
  Valuemark Charter Traditional                      -        4         -        25         -        -         -         1
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         -
 Administrative charges:
  Valuemark II & III                               290        -       437         -        56        -       243         -
  Valuemark IV                                     176        -        97         -        10        -        56         -
  Valuemark Charter Traditional                      -        -         -         3         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   4,449        5     5,044        28       618        -     2,824         1
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                   (3,045)      (4)   11,206        83        66        1    14,093         4
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -         -         -        -         -    23,442         7
 Realized gains (losses) on sales of
 investments, net                               14,374       94         -         -    (9,180)     (11)     (920)        -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net     14,374       94         -         -    (9,180)     (11)   22,522         7
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 74,106       84         -         -    20,689        1   (51,341)        -
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                               88,480      178         -         -    11,509      (10)  (28,819)        7
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset
 from operations                               $85,435      174    11,206        83    11,575       (9)  (14,726)       11
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Rising Dividends      S&P 500 Index        Small Cap        U.S. Government
                                                Securities Fund          Fund               Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $8,456        5         -         -     1,420        -    73,938       257
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             5,510        -         6         -     2,642        -     5,965         -
  Valuemark IV                                   1,184        -         6         -     1,255        -       909         -
  Valuemark Charter Traditional                      -        2         -         -         -        2         -        12
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         1
 Administrative charges:
  Valuemark II & III                               661        -         1         -       317        -       716         -
  Valuemark IV                                     133        -         1         -       141        -       102         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   7,488        3        14         -     4,355        2     7,692        14
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                      968        2       (14)        -    (2,935)      (2)   66,246       243
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                84,717       53         -         -       198        -         -         -
 Realized gains (losses) on sales of
 investments, net                               36,917       (1)        -         -    15,350        3     3,396       (20)
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net    121,634       52         -         -    15,548        3     3,396       (20)
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments               (184,821)     (77)      386         -   211,659      284   (82,778)     (250)
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                              (63,187)     (25)      386         -   227,207      287   (79,382)     (270)
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                              ($62,219)     (23)      372         -   224,272      285   (13,136)      (27)
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Value Securities       Zero Coupon        Zero Coupon         Zero Coupon
                                                     Fund             Fund - 2000        Fund - 2005         Fund - 2010
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares               $27        -    10,170         -     8,132        -     8,748         -
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                91        -       784         -       693        -       719         -
  Valuemark IV                                      52        -        64         -       159        -       211         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  Valuemark II & III                                11        -        94         -        83        -        86         -
  Valuemark IV                                       6        -         7         -        18        -        24         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                     160        1       949         -       953        -     1,040         -
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (133)      (1)    9,221         -     7,179        -     7,708         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -     1,456         -       407        -     2,122         -
 Realized gains (losses) on sales
 of investments, net                              (411)      (7)      471         -     1,372        -       322         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net       (411)      (7)    1,927         -     1,779        -     2,444         -
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                    309        -   (10,114)        -   (14,138)       -   (21,090)        -
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                                 (102)      (7)   (8,187)         -  (12,359)       -   (18,646)        -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                                 ($235)      (8)    1,034          -   (5,180)       -   (10,938)        -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                    Mutual              Mutual            Templeton           Templeton
                                             Discovery Securities  Shares Securities Developing Markets     Global Asset
                                                     Fund                Fund            Equity Fund       Allocation Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $5,527        6    11,481        11     3,258        2     4,363         3
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             1,136        -     2,422         -     1,619        -       586         -
  Valuemark IV                                   1,340        -     3,346         -       448        -       265         -
  Valuemark Charter Traditional                      -        2         -         4         -        4         -         -
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         -
 Administrative charges:
  Valuemark II & III                               136        -       291         -       194        -        70         -
  Valuemark IV                                     150        -       375         -        50        -        30         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   2,762        2     6,434         5     2,311        4       951         -
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    2,765        4     5,047         6       947       (2)    3,412         3
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -         -         -         -        -     4,294         3
 Realized gains (losses) on sales
 of investments, net                               877        -    10,361        (2)  (14,723)     263       217         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net        877        -    10,361        (2)  (14,723)     263     4,511         3
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 33,265       48    32,828        41    81,897       18    (4,595)       (2)
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                               34,142       48    43,189        39    67,174      281       (84)        1
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                               $36,907       52    48,236        45    68,121      279      3,328        4
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Templeton           Templeton          Templeton           Templeton
                                                 Global Growth       Global Income      International   International Smaller
                                                     Fund           Securities Fund      Equity Fund        Companies Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $14,804       17     8,318        20    43,449      147       658         -
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             6,443        -     1,175         -     8,528        -       158         -
  Valuemark IV                                   2,090        -       155         -     1,149        -       126         -
  Valuemark Charter Traditional                      -       12         -         1         -       29         -         3
  Valuemark Charter Enhanced                         -        1         -         -         -        1         -         -
 Administrative charges:
  Valuemark II & III                               773        -       141         -     1,023        -        19         -
  Valuemark IV                                     234        -        17         -       129        -        14         -
  Valuemark Charter Traditional                      -        1         -         -         -        3         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   9,540       14     1,488         1    10,829       33       317         3
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    5,264        3     6,830        19    32,620      114       341        (3)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                71,620       82         -         -    22,510       56         -         -
 Realized gains (losses) on sales
 of investments, net                            29,748      235    (2,393)        -    57,375      870      (948)      137
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net    101,368      317    (2,393)        -    79,885      926      (948)      137
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 10,044       45   (12,888)      (22)   51,890      120     4,893         2
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
   net                                         111,412      362   (15,281)      (22)  131,775     1,046    3,945       139
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                              $116,676      365    (8,451)       (3)  164,395     1,160    4,286       136
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Templeton           USAllianz          USAllianz           USAllianz
                                                Pacific Growth     VIP Diversified     VIP Fixed Income       VIP Growth
                                                     Fund            Assets Fund             Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares              $907        1         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             1,051        -         -         -         -        -         -         -
  Valuemark IV                                     111        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  Valuemark II & III                               126        -         -         -         -        -         -         -
  Valuemark IV                                      12        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   1,300        1         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (393)       -         -         -         -        -         -         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distribution
 on mutual funds                                     -        -         -         -         -        -         -         -
 Realized gains (losses) on sales
 of investments, net                            (3,508)      38         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net     (3,508)      38         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 33,561        1         1         -        (2)       -        14         -
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                               30,053       39         1         -        (2)       -        14         -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                               $29,660       39         1         -        (2)        -       14         -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                                                                                Total
                                                                                                                 All
                                                                                                                Funds
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares                                                                    $460,493       768
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                                                                      81,636         -
  Valuemark IV                                                                                            21,137         -
  Valuemark Charter Traditional                                                                                -       113
  Valuemark Charter Enhanced                                                                                   -         9
 Administrative charges:
  Valuemark II & III                                                                                       9,797         -
  Valuemark IV                                                                                             2,367         -
  Valuemark Charter Traditional                                                                                -         9
  Valuemark Charter Enhanced                                                                                   -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                           114,937       131
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                                                                            345,556       637
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds                                                     430,440       317
 Realized gains (losses) on sales of investments, net                                                    274,162     1,510
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net                                                              704,602     1,827
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                                                                         (129,766)      171
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net                                                       574,836     1,998
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations                                                   $920,392     2,635
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements  of Changes in Net Assets For the years ended  December  31, 1999 and
1998 (In thousands)

                                                       AIM V.I.                               Alger American
                                                      Growth Fund                               Growth Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net               $3        -           -       -         (10)       -           -       -
  Realized gains (losses) on investments,net 205        -           -       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             359        -           -       -         484        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset
 from operations                             567        -           -       -         474        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                           27        -           -       -           6        -           -       -
  Transfers between funds                  5,530        -           -       -       5,632        -           -       -
  Surrenders and terminations                (61)       -           -       -          (3)       -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
 Valuemark II & III                        4,496        -           -       -       5,635        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                           50        -           -       -         215        -           -       -
  Transfers between funds                  3,764        -           -       -       4,119        -           -       -
  Surrenders and terminations                (18)       -           -       -         (10)       -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      3,796        -           -       -       4,324        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -           -        -          -       -           -        -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -           -       -           -       -            -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          9,859        -           -       -      10,433        -           -       -
Net assets at beginning of year                -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                 $9,859        -           -       -      10,433        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                    Alger American                    Franklin Global Communications
                                                 Leveraged AllCap Fund                        Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net              ($6)       -           -       -      19,074   25,465           8       -
  Realized gains (losses) on investments, net 17        -           -       -     130,766   99,245          23       -
  Net change in unrealized appreciation
   (depreciation) on investments             656        -           -       -     108,627  (40,032)         70       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset
 from operations                             667        -           -        -    258,467   84,678         101       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                            1        -           -       -       3,272    7,461           -       -
  Transfers between funds                  3,765        -           -       -     (24,958) (39,931)          -       -
  Surrenders and terminations                 (9)       -           -       -    (250,550)(198,959)          -       -
  Rescissions                                  -        -           -       -        (386)    (241)          -       -
  Other transactions (note 2)                  -        -           -       -         476      155           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                        3,757        -           -       -    (272,146 (231,515)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                            8        -           -       -       3,917   12,583           -       -
  Transfers between funds                  3,078        -           -       -      13,001    6,950           -       -
  Surrenders and terminations                 (9)       -           -       -      (4,391)  (1,068)          -       -
  Rescissions                                  -        -           -       -         (16)     (88)          -       -
  Other transactions (note 2)                  -        -           -       -           1        5           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              3,077       -            -       -      12,512   18,382           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -         179       -
  Transfers between funds                      -        -           -       -           -        -         (19)      -
  Surrenders and terminations                  -        -           -       -           -        -          (1)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -           -       -           -       -          159       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -         237       -
  Transfers between funds                      -        -           -       -           -        -          (8)      -
  Surrenders and terminations                  -        -           -       -           -        -          (1)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -           -       -           -       -          228       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          7,501        -           -       -      (1,167)(128,455)        488       -
Net assets at beginning of year                -        -           -       -     904,0911,032,546           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                 $7,501        -           -       -     902,924  904,091         488       -
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                Franklin Global Health                           Franklin
                                                 Care Securities Fund                     Growth and Income Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            ($110)     (42)          -       -      24,294     22,488        16       -
  Realized gains (losses) on investments,
 net                                        (444)    (205)          -       -     180,951    128,386        35       -
  Net change in unrealized appreciation
   (depreciation) on investments            (413)     808           8       -    (203,466)   (73,442)      (57)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                            (967)     561           8       -       1,779     77,432        (6)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          103      194           -       -       8,279     16,130         -       -
  Transfers between funds                  3,399    5,818           -       -     (16,044)    20,093         -       -
  Surrenders and terminations             (2,835)    (190)          -       -    (331,869)  (195,983)        -       -
  Rescissions                                 (2)       -           -       -        (714)      (276)        -       -
  Other transactions (note 2)                 (3)      (1)          -       -         585        356         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                          662    5,821           -       -    (339,763)  (159,680)        -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          502    1,428           -       -      11,510     51,280         -       -
  Transfers between funds                  2,077    1,051           -       -      18,552     25,926         -       -
  Surrenders and terminations               (267)      (7)          -       -     (18,769)    (5,388)        -       -
  Rescissions                                 (2)    (258)          -       -        (127)      (943)        -       -
  Other transactions (note 2)                 (1)       -           -       -          78         46         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      2,309    2,214           -       -      11,244     70,921         -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -          36       -           -          -     1,195       -
  Transfers between funds                      -        -          (6)      -           -          -       (13)      -
  Surrenders and terminations                  -        -           -       -           -          -      (634)      -
  Rescissions                                  -        -           -       -           -          -         -       -
  Other transactions (note 2)                  -        -           -       -           -          -         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -          30       -           -          -       548       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions -Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          43       -           -          -       238       -
  Transfers between funds                      -        -           2       -           -          -         7       -
  Surrenders and terminations                  -        -           -       -           -          -        (4)      -
  Rescissions                                  -        -           -       -           -          -         -       -
  Other transactions (note 2)                  -        -           -       -           -          -         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -          45       -           -         -        241       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          2,004    8,596          83       -    (326,740)   (11,327)      783       -
Net assets at beginning of year            8,596        -           -       -   1,203,060  1,214,387         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $10,600    8,596          83       -     876,320  1,203,060       783       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                                  Franklin
                                                   High Income Fund                       Income Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $72,685   33,766         104       -      62,233     77,877          39       -
  Realized gains (losses) on investments,
 net                                      (2,133)   4,702         (47)      -      45,777     48,389          16       -
  Net change in unrealized appreciation
   (depreciation) on investments         (74,035) (38,630)        (58)      -    (135,753)  (126,374)        (85)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          (3,483)    (162)         (1)      -     (27,743)      (108)        (30)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        1,791    4,834           -       -       4,169     13,275           -       -
  Transfers between funds                (18,484) (19,142)          -       -     (69,103)   (51,375)          -       -
  Surrenders and terminations           (100,108) (71,048)          -       -    (294,539   (219,332)          -       -
  Rescissions                               (186)    (154)          -       -      (1,016)      (278)          -       -
  Other transactions (note 2)                173      455           -       -         767        411           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                     (116,814) (85,055)          -       -    (359,722)  (257,299)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        7,857   39,346           -       -       9,595     42,572           -       -
  Transfers between funds                  2,895    8,234           -       -       5,898     14,799           -       -
  Surrenders and terminations            (11,650)  (4,106)          -       -     (11,956)    (3,538)          -       -
  Rescissions                               (890)  (1,327)          -       -        (122)      (530)          -       -
  Other transactions (note 2)                277       50           -       -          64         (5)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                             (1,511)  42,197           -       -       3,479     53,298           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         219       -           -          -       1,223       -
  Transfers between funds                      -        -         260       -           -          -          12       -
  Surrenders and terminations                  -        -         (49)      -           -          -          (2)      -
  Rescissions                                  -        -           -       -           -          -           -       -
  Other transactions (note 2)                  -        -           -       -           -          -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         430       -           -       -          1,233       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions -Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           7       -           -          -          79       -
  Transfers between funds                      -        -          14       -           -          -          17       -
  Surrenders and terminations                  -        -          (3)      -           -          -          (1)      -
  Rescissions                                  -        -           -       -           -          -           -       -
  Other transactions (note 2)                  -        -           -       -           -          -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -          18       -           -       -             95       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (121,808) (43,020)        447       -    (383,986)  (204,109)      1,298       -
Net assets at beginning of year          406,476  449,496           -       -   1,101,597  1,305,706           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $284,668  406,476         447       -     717,611  1,101,597       1,298       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                                  Franklin
                                           Large Cap Growth Securities Fund                  Money Market Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          ($3,045)  (1,497)         (4)      -      11,206   12,915          83       -
  Realized gains (losses) on investments,
 net                                      14,374    3,101          94       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments          74,106   24,031          84       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          85,435   25,635         174        -      11,206  12,915          83       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        3,422    3,713           -       -       7,896   11,342           -       -
  Transfers between funds                117,374   55,930           -       -     194,558  207,647           -       -
  Surrenders and terminations            (81,624) (17,886)          -       -    (276,520)(204,171)          -       -
  Rescissions                               (255)      (8)          -       -        (187)    (341)          -       -
  Other transactions (note 2)                151      (19)          -       -       6,553      824           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                       39,068   41,730           -       -     (67,700)  15,301           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                       10,004   21,127           -       -      12,863   44,229           -       -
  Transfers between funds                 59,488   17,665           -       -      25,077  (20,238)          -       -
  Surrenders and terminations            (20,335)  (2,192)          -       -     (25,510)  (6,316)          -       -
  Rescissions                                (56)    (556)          -       -         (49)  (1,952)          -       -
  Other transactions (note 2)                258        1           -       -         470      199           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                             49,359   36,045           -       -      12,851   15,922           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -       1,393       -           -        -       8,404       -
  Transfers between funds                      -        -          42       -           -        -         173       -
  Surrenders and terminations                  -        -        (920)      -           -        -        (103)      -
  Rescissions                                  -        -        (274)      -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         241       -           -       -        8,474       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         125       -           -        -          57       -
  Transfers between funds                      -        -           -       -           -        -         (41)      -
  Surrenders and terminations                  -        -          (4)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -         121       -           -       -           16       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        173,862  103,410         536       -     (43,643)  44,138       8,573       -
Net assets at beginning of year          204,478  101,068           -       -     380,935  336,797           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $378,340  204,478         536       -     337,292  380,935       8,573       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                              Franklin Natural Resources                         Franklin
                                                    Securities Fund                          Real Estate Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net              $66       75           1       -      14,093    9,568           4       -
  Realized gains (losses) on investments,
 net                                      (9,180) (13,600)        (11)      -      22,522   25,702           7       -
  Net change in unrealized appreciation
   (depreciation) on investments          20,689   (3,804)          1       -     (51,341)(105,327)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          11,575  (17,329)         (9)      -     (14,726) (70,057)         11       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          315      899           -       -         790    4,373           -       -
  Transfers between funds                 (5,419)  (5,230)          -       -     (29,234) (48,548)          -       -
  Surrenders and terminations             (9,951)  (7,877)          -       -     (66,788) (49,929)          -       -
  Rescissions                                (65)     (49)          -       -        (283)    (148)          -       -
  Other transactions (note 2)                 11       15           -       -          46      161           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
  Valuemark II & III                     (15,109) (12,242)          -       -     (95,469) (94,091)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          459    1,717           -       -       1,696   16,008           -       -
  Transfers between funds                    923      841           -       -      (4,570)   1,947           -       -
  Surrenders and terminations               (618)    (188)          -       -      (4,367)  (1,625)          -       -
  Rescissions                                (57)     (52)          -       -          (7)    (202)          -       -
  Other transactions (note 2)                 (2)     (15)          -       -          26       13           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                                705    2,303           -       -      (7,222)  16,141           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -          57       -           -        -         281       -
  Transfers between funds                      -        -          14       -           -        -         136       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -          71       -           -       -          417       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           4       -           -        -          13       -
  Transfers between funds                      -        -           2       -           -        -           2       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -           6       -           -       -           15       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (2,829) (27,268)         68       -    (117,417)(148,007)        443       -
Net assets at beginning of year           42,211   69,479           -       -     265,287  413,294           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $39,382   42,211          68       -     147,870  265,287         443       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                              Franklin S&P 500
                                           Rising Dividends Securities Fund                     Index Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $968   (2,149)          2       -         (14)       -           -       -
  Realized gains (losses) on investments,
 net                                     121,634  134,667          52       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments        (184,821)(101,514)        (77)      -         386        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                         (62,219)  31,004         (23)      -         372       -            -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        2,867   10,801           -       -           5        -           -       -
  Transfers between funds                (38,032)  17,226           -       -       7,594        -           -       -
  Surrenders and terminations           (174,156)(135,412)          -       -        (181)       -           -       -
  Rescissions                               (316)    (207)          -       -           -        -           -       -
  Other transactions (note 2)                221      239           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                     (209,416 (107,353)          -       -       7,418        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        5,964   36,972           -       -         274        -           -       -
  Transfers between funds                   (282)  17,333           -       -       6,114        -           -       -
  Surrenders and terminations            (11,026)  (3,213)          -       -         (10)       -           -       -
  Rescissions                               (111)    (691)          -       -           -        -           -       -
  Other transactions (note 2)                115        3           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                             (5,340)  50,404           -       -       6,378        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         355       -           -        -           -       -
  Transfers between funds                      -        -           2       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         357       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         214       -           -        -           -       -
  Transfers between funds                      -        -          (1)      -           -        -           -       -
  Surrenders and terminations                  -        -          (1)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -         212       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (276,975) (25,945)        546       -      14,168        -           -       -
Net assets at beginning of year          683,399  709,344           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $406,424  683,399         546       -      14,168        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                          Franklin U.S. Government
                                                    Small Cap Fund                                 Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          ($2,935)  (4,034)         (2)      -      66,246   36,201         243       -
  Realized gains (losses) on investments,
 net                                      15,548   24,392           3       -       3,396    8,286         (20)      -
  Net change in unrealized appreciation
   (depreciation) on investments         211,659  (31,057)        284       -     (82,778)  (7,222)       (250)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                         224,272  (10,699)        285       -     (13,136) (37,265)        (27)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        1,798    6,424           -       -       2,444    5,708           -       -
  Transfers between funds                  8,311    4,845           -       -     (16,017)  12,261           -       -
  Surrenders and terminations            (72,615) (36,786)          -       -    (165,246)(126,296)          -       -
  Rescissions                               (139)    (186)          -       -      (1,028)    (188)          -       -
  Other transactions (note 2)                302      (15)          -       -         294      860           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                      (62,343) (25,718)          -       -    (179,553)(107,655)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        4,252   26,375           -       -       7,769   20,857           -       -
  Transfers between funds                  6,853   13,910           -       -      15,383   12,943           -       -
  Surrenders and terminations             (9,570)  (2,749)          -       -      (7,818)  (2,139)          -       -
  Rescissions                                (56)    (368)          -       -        (156)    (701)          -       -
  Other transactions (note 2)                112       32           -       -         195        4           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              1,591   37,200           -       -      15,373   30,964           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         190       -           -        -       1,598       -
  Transfers between funds                      -        -         456       -           -        -         343       -
  Surrenders and terminations                  -        -           -       -           -        -        (270)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Traditional                  -        -         646        -           -       -     1,671    -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          48       -           -        -         213       -
  Transfers between funds                      -        -           4       -           -        -          14       -
  Surrenders and terminations                  -        -           -       -           -        -          (7)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Enhanced                      -       -          52        -           -       -          220      -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        163,520      783         983       -    (177,316) (39,426)      1,864       -
Net assets at beginning of year          299,780  298,997           -       -     637,604  677,030           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $463,300  299,780         983       -     460,288  637,604       1,864       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                    Franklin Value                               Franklin
                                                    Securities Fund                       Zero Coupon Fund - 2000
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            ($133)     (47)         (1)      -       9,221    5,241           -       -
  Realized gains (losses) on investments,
 net                                        (411)     (74)         (7)      -       1,927    2,396           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             309     (407)          -       -     (10,114)  (2,765)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                            (235)    (528)         (8)      -       1,034    4,872           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          326      190           -       -         183      498           -       -
  Transfers between funds                  2,439    6,072           -       -      (1,531)  (4,978)          -       -
  Surrenders and terminations             (2,562)    (129)          -       -     (20,544) (14,347)          -       -
  Rescissions                                 (1)       -           -       -          (4)      (4)          -       -
  Other transactions (note 2)                 (2)      (1)          -       -         117      165           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                          200    6,132           -       -     (21,779) (18,666)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          715      916           -       -         340      864           -       -
  Transfers between funds                  1,785    2,211           -       -       2,017    1,107           -       -
  Surrenders and terminations               (521)     (62)          -       -        (406)     (68)          -       -
  Rescissions                                 (1)      (4)          -       -          (8)     (23)          -       -
  Other transactions (note 2)                  6        -           -       -           3       (6)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              1,984    3,061          -        -       1,946    1,874           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         374       -           -        -           -       -
  Transfers between funds                      -        -          (1)      -           -        -           -       -
  Surrenders and terminations                  -        -        (258)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         115       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          22       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -          22       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          1,949    8,665         129       -     (18,799) (11,920)          -       -
Net assets at beginning of year            8,665        -           -       -      78,168   90,088           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $10,614    8,665         129       -      59,369   78,168           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                                  Franklin
                                                Zero Coupon Fund - 2005                   Zero Coupon Fund - 2010
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $7,179    3,261           -       -       7,708    3,294           -       -
  Realized gains (losses) on investments,
 net                                       1,779    2,485           -       -       2,444    5,443           -       -
  Net change in unrealized appreciation
   (depreciation) on investments         (14,138)   1,608           -       -     (21,090)     769           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          (5,180)   7,354           -        -    (10,938)   9,506           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          215      759           -       -         206      682           -       -
  Transfers between funds                   (950)   3,490           -       -         225    4,057           -       -
  Surrenders and terminations            (14,198) (10,720)          -       -     (19,296) (15,533)          -       -
  Rescissions                                (15)     (11)          -       -          (7)      (2)          -       -
  Other transactions (note 2)                 71      105           -       -         230       49           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions
 Valuemark II & III                      (14,877   (6,377)          -       -     (18,642) (10,747)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        1,585    3,307           -       -       2,411    5,944           -       -
  Transfers between funds                  3,627    2,192           -       -       3,934    3,245           -       -
  Surrenders and terminations             (1,004)    (284)          -       -      (1,316)    (458)          -       -
  Rescissions                                (89)     (68)          -       -         (84)     (20)          -       -
  Other transactions (note 2)                 89       (4)          -       -           5       (2)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              4,208    5,143           -       -       4,950    8,709           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions
 Valuemark Charter Enhanced                    -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (15,849)   6,120           -       -     (24,630)   7,468           -       -
Net assets at beginning of year           75,278   69,158           -       -      85,357   77,889           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $59,429   75,278           -       -      60,727   85,357           -       -
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                   Mutual Discovery                            Mutual Shares
                                                    Securities Fund                           Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $2,765      (64)          4       -       5,047   (1,566)          6       -
  Realized gains (losses) on investments,
 net                                         877    1,768           -       -      10,361    4,339          (2)      -
  Net change in unrealized appreciation
   (depreciation) on investments          33,265  (23,026)         48       -      32,828  (15,031)         41       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          36,907  (21,322)         52       -      48,236  (12,258)         45       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          889    6,337           -       -       2,270   11,748           -       -
  Transfers between funds                 (9,239)  18,856           -       -         261   28,224           -       -
  Surrenders and terminations            (37,626) (22,824)          -       -     (73,031) (42,653)          -       -
  Rescissions                                (62)    (132)          -       -        (653)    (194)          -       -
  Other transactions (note 2)                110        5           -       -         389       59           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                     (45,928)    2,242           -       -     (70,764)  (2,816)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        3,851   35,649           -       -       9,961   85,482           -       -
  Transfers between funds                 (3,004)  12,085           -       -       6,279   28,604           -       -
  Surrenders and terminations            (12,692)  (3,935)          -       -     (27,466)  (8,498)          -       -
  Rescissions                               (169)    (577)          -       -        (156)  (1,549)          -       -
  Other transactions (note 2)                100       59           -       -         247       92           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                           (11,914)   43,281           -       -     (11,135) 104,131           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         262       -           -        -         895       -
  Transfers between funds                      -        -          (2)      -           -        -         (34)      -
  Surrenders and terminations                  -        -         (24)      -           -        -         (26)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         236       -           -        -         835       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         123       -           -        -          94       -
  Transfers between funds                      -        -           4       -           -        -           6       -
  Surrenders and terminations                  -        -          (4)      -           -        -          (5)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -         123       -           -       -           95       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (20,935)  24,201         411       -     (33,663)  89,057         975       -
Net assets at beginning of year          211,429  187,228           -       -     454,050  364,993           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $190,494  211,429         411       -     420,387  454,050         975       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                 Templeton Developing                        Templeton Global
                                                  Markets Equity Fund                      Asset Allocation Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $947    3,912          (2)      -       3,412    1,887           3       -
  Realized gains (losses) on
                    investments, net     (14,723) (8,736)         263       -       4,511    4,396           3       -
  Net change in unrealized appreciation
   (depreciation) on investments          81,897  (51,993)         18       -      (4,595)  (8,198)         (2)      -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net
          assets from operations          68,121  (56,817)        279        -       3,328  (1,915)          4        -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        1,065    4,084           -       -         577    1,787           -       -
  Transfers between funds                 (9,812) (39,497)          -       -      (8,133)  (8,074)          -       -
  Surrenders and terminations            (35,896) (26,039)          -       -     (13,638)  (8,859)          -       -
  Rescissions                               (154)     (68)          -       -         (16)      (7)          -       -
  Other transactions (note 2)                131      (56)          -       -          43       30           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions-Valuemark II & III(44,666) (61,576)         -           -  (21,167)  (15,123)         -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        2,375    9,390           -       -       2,112    6,881           -       -
  Transfers between funds                    164   (1,057)          -       -      (1,245)     525           -       -
  Surrenders and terminations             (2,692)  (1,050)          -       -      (2,233)    (519)          -       -
  Rescissions                                 (6)    (129)          -       -          (2)     (14)          -       -
  Other transactions (note 2)                 13      (13)          -       -          39       11           -       -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV       (146)   7,141           -       -      (1,329)   6,884           -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         211       -           -        -          34       -
  Transfers between funds                      -        -        (225)      -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Traditional                  -        -         (14)      -           -        -           34      -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          75       -           -        -          15       -
  Transfers between funds                      -        -           2       -           -        -          (1)      -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Enhanced                     -           -        77      -           -        -          14       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         23,309 (111,252)        342       -     (19,168) (10,154)         52       -
Net assets at beginning of year          155,788  267,040           -       -      77,060   87,214           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $179,097  155,788         342       -      57,892   77,060          52       -
------------------------------------------------------------------------------------------------------------------------------------

 See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Templeton                             Templeton Global
                                                  Global Growth Fund                      Income Securities Fund
-----------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
-----------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $5,264    8,781           3       -       6,830    9,058          19       -
  Realized gains (losses) on
             investments, net            101,368   82,495         317       -      (2,393)     263          -        -
  Net change in unrealized appreciation
   (depreciation) on investments          10,044  (44,136)         45       -     (12,888)  (1,320)        (22)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                        116,676   47,140         365       -      (8,451)   8,001          (3)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        3,910   10,586           -       -         372      983           -       -
  Transfers between funds                (21,594) (41,415)          -       -      (8,997) (13,288)          -       -
  Surrenders and terminations           (143,382) (79,015)          -       -     (38,030) (30,382)          -       -
  Rescissions                               (338)    (300)          -       -        (414)     (42)          -       -
  Other transactions (note 2)                309       78           -       -          37      154           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from  contract transaction
     - Valuemark II & III               (161,095)(110,066)          -       -    (47,032)   (42,575)         -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                       12,834   47,491           -       -       1,026    3,461           -       -
  Transfers between funds                  8,319   11,653           -       -         761    1,385           -       -
  Surrenders and terminations            (17,858)  (4,558)          -       -      (1,634)    (377)          -       -
  Rescissions                               (144)    (653)          -       -          (5)     (12)          -       -
  Other transactions (note 2)                111      (12)          -       -           5        2           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      3,262   53,921           -       -         153    4,459           -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -       1,732       -           -        -         437       -
  Transfers between funds                      -        -        (132)      -           -        -           1       -
  Surrenders and terminations                  -        -        (863)      -           -        -           -       -
  Rescissions                                  -        -         (59)      -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from  contract transactions -
      Valuemark Charter Traditional             -       -         678        -           -       -          438      -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         288       -           -        -          21       -
  Transfers between funds                      -        -           4       -           -        -         (15)      -
  Surrenders and terminations                  -        -         (10)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from  contract transactions -
    Valuemark Charter Enhanced                 -       -           282      -           -       -            6        -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (41,157)  (9,005)      1,325       -     (55,330) (30,115)        441       -
Net assets at beginning of year          708,508  717,513           -       -     136,554  166,669           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $667,351  708,508       1,325       -      81,224  136,554         441       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Templeton                          Templeton International
                                               International Equity Fund                  Smaller Companies Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $32,620   18,022         114       -         341      290          (3)      -
  Realized gains (losses) on investments, net      79,885     112,100     926           -     (948)       (547)    137     -
  Net change in unrealized appreciation
   (depreciation) on investments          51,890  (88,725)        120       -       4,893   (3,830)          2       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets from operations                164,395  41,397        1,160       -       4,286  (4,087)          136      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        2,621    8,884           -       -         115      865           -       -
  Transfers between funds                (63,288) (92,026)          -       -      (1,461)  (3,005)          -       -
  Surrenders and terminations           (269,672)(171,313)          -       -      (3,584)  (2,234)          -       -
  Rescissions                             (1,975)    (404)          -       -          (3)     (24)          -       -
  Other transactions (note 2)              1,097      252           -       -          35       10           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
   Valuemark II & III                   (331,217)(254,607)          -       -      (4,898)  (4,388)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        3,376   21,502           -       -         412    2,980           -       -
  Transfers between funds                   (471)   6,064           -       -        (381)    (467)          -       -
  Surrenders and terminations             (8,179)  (2,654)          -       -      (1,017)    (365)          -       -
  Rescissions                                (40)     (95)          -       -          (3)     (85)          -       -
  Other transactions (note 2)                 68       45           -       -           4      (15)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV     (5,246)  24,862           -       -        (985)   2,048           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -       2,640       -           -        -           3       -
  Transfers between funds                      -        -        (882)      -           -        -        (133)      -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Traditional                  -       -        1,758       -           -        -         (130)     -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         268       -           -        -          49       -
  Transfers between funds                      -        -          12       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
     Valuemark Charter Enhanced                 -       -         280       -           -       -           49       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (172,068)(188,348)      3,198       -      (1,597)  (6,427)         55       -
Net assets at beginning of year          899,4901,087,838           -       -      23,876   30,303           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $727,422  899,490       3,198       -      22,279   23,876          55       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Templeton                               USAllianz VIP
                                                  Pacific Growth Fund                     Diversified Assets Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            ($393)   3,442           -       -           -        -           -       -
  Realized gains(losses)on investments,net(3,508) (66,038)         38       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments          33,561   39,890           1       -           1        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                       29,660 (22,706)         39        -           1        -           -        -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          738    1,634           -       -           -        -           -       -
  Transfers between funds                 (6,774) (21,917)          -       -          88        -           -       -
  Surrenders and terminations            (29,719) (20,611)          -       -           -        -           -       -
  Rescissions                                (36)     (54)          -       -           -        -           -       -
  Other transactions (note 2)                 11       48           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
    Valuemark II & III                   (35,780) (40,900)          -       -          88        -          -        -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          635    2,042           -       -           -        -           -       -
  Transfers between funds                  3,409      282           -       -          14        -           -       -
  Surrenders and terminations               (795)    (205)          -       -           -        -           -       -
  Rescissions                                 (3)     (42)          -       -           -        -           -       -
  Other transactions (note 2)                 21       (1)          -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      3,267    2,076           -       -          14        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -          58       -           -        -           -       -
  Transfers between funds                      -        -         (32)      -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
   Valuemark Charter Traditional              -         -          26        -           -       -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          46       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
Valuemark Charter Enhanced                     -       -          46        -           -        -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (2,853) (61,530)        111       -         103        -           -       -
Net assets at beginning of year           91,798  153,328           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $88,945   91,798         111       -         103        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                     USAllianz VIP                             USAllianz VIP
                                                   Fixed Income Fund                            Growth Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net               $-        -           -       -           -        -           -       -
  Realized gains (losses) on investments, ne   -        -           -       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments              (2)       -           -       -          14        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
from operations                               (2)      -           -        -          14       -            -        -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                    126        -           -       -         224        -           -       -
  Surrenders and terminations                  -        -           -       -          (8)       -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark II & III                           126        -           -       -         216        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      5        -           -       -         101        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV          5        -           -       -         101        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
    Valuemark Charter Traditional              -        -           -        -           -       -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
     Valuemark Charter Enhanced                 -       -           -        -           -       -          -        -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            129        -           -       -         331        -           -       -
Net assets at beginning of year                -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                   $129        -           -       -         331        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                                                              Total All Funds
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Class 1             Class 2
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     1999     1998        1999    1998
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net                                                  $345,556  266,144         637       -
  Realized gains (losses) on investments, net                                     704,602  603,355       1,827       -
  Net change in unrealized appreciation
   (depreciation) on investments                                                 (129,766)(699,727)        171       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations                             920,392  169,772       2,635       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                                                                50,672  134,191           -       -
  Transfers between funds                                                             456   (3,907)          -       -
  Surrenders and terminations                                                   (2,528,241)(1,708,528)       -       -
  Rescissions                                                                      (8,255)  (3,318)          -       -
  Other transactions (note 2)                                                      12,154    4,339           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark II & III                                     (2,473,214)(1,577,223)       -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                                                               118,568  540,403           -       -
  Transfers between funds                                                         187,684  169,190           -       -
  Surrenders and terminations                                                    (204,137) (55,562)          -       -
  Rescissions                                                                      (2,359) (10,939)          -       -
  Other transactions (note 2)                                                       2,304      489           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV                                             102,060  643,581           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                                                                     -        -      21,776       -
  Transfers between funds                                                               -        -         (40)      -
  Surrenders and terminations                                                           -        -      (3,150)      -
  Rescissions                                                                           -        -        (333)      -
  Other transactions (note 2)                                                           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark Charter Traditional                                  -        -      18,253       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                                                                     -        -       2,279       -
  Transfers between funds                                                               -        -          24       -
  Surrenders and terminations                                                           -        -         (40)      -
  Rescissions                                                                           -        -           -       -
  Other transactions (note 2)                                                           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark Charter Enhanced                                     -        -       2,263       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets                                               (1,450,762)(763,870)    23,151       -
Net assets at beginning of year                                                 9,143,5359,907,405           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                                                       $7,692,7739,143,535     23,151       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements
December 31, 1999


1. Organization
Allianz Life Variable Account B (Variable Account) is a segregated investment account of Allianz Life Insurance Company of North America (Allianz Life) and is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 (as amended). The Variable Account was established on May 31, 1985 and commenced operations January 24, 1989. Accordingly, it is an accounting entity wherein all segregated account transactions are reflected.

The Variable Account's assets are the property of Allianz Life and are held for the benefit of the owners and other persons entitled to payments under variable annuity contracts issued through the Variable Account and underwritten by Allianz Life. The assets of the Variable Account, equal to the reserves and other liabilities of the Variable Account, are not chargeable with liabilities that arise from any other business which Allianz Life may conduct.

The Variable Account's sub-accounts may invest, at net asset values, in one or more of select portfolios of AIM Variable Insurance Funds, Inc., The Alger American Fund, Franklin Templeton Variable Insurance Products Trust (formerly, Franklin Valuemark Funds), and USAllianz Variable Insurance Products Trust, in accordance with the selection made by the contract owner. Not all portfolios are available as investment options for the products which comprise the Variable Account. The investment advisers for each portfolio are listed in the following table.

Portfolio                                     Investment Adviser
AIM VI Growth Fund                            AIM Advisors, Inc.
Alger American Growth Fund                    Fred Alger Management, Inc.
Alger American Leveraged AllCap Fund          Fred Alger Management, Inc.
Franklin Global Communications Securities
  Fund                                        Franklin Advisers, Inc.
Franklin Global Health Care Securities Fund   Franklin Advisers, Inc.
Franklin Growth and Income Fund               Franklin Advisers, Inc.
Franklin High Income Fund                     Franklin Advisers, Inc.
Franklin Income Securities Fund               Franklin Advisers, Inc.
Franklin Large Cap Growth Securities Fund     Franklin Advisers, Inc.
Franklin Money Market Fund                    Franklin Advisers, Inc.
Franklin Natural Resources Securities Fund    Franklin Advisers, Inc.
Franklin Real Estate Fund                     Franklin Advisers, Inc.
Franklin Rising Dividends Securities Fund     Franklin Advisory Services, LLC
S&P 500 Index Fund                            Franklin Advisers,Inc.
Franklin Small Cap Fund                       Franklin Advisers, Inc.
Franklin U.S. Government Fund                 Franklin Advisers, Inc.
Franklin Value Securities Fund                Franklin Advisory Services, LLC
Franklin Zero Coupon - 2000 Fund              Franklin Advisers, Inc.
Franklin Zero Coupon - 2005 Fund              Franklin Advisers, Inc.
Franklin Zero Coupon - 2010 Fund              Franklin Advisers, Inc.
Mutual Discovery Securities Fund              Franklin Mutual Advisers, LLC
Mutual Shares Securities Fund                 Franklin Mutual Advisers, LLC
Templeton Developing Markets Equity Fund      Templeton Asset Management Ltd.
Templeton Global Asset Allocation Fund        Templeton Global Advisors Limited
Templeton Global Growth Fund                  Templeton Global Advisors Limited
Templeton Global Income Securities Fund       Franklin Advisers, Inc.
Templeton International Equity Fund           Franklin Advisers, Inc.
Templeton International Smaller Companies
   Fund                                       Templeton Investment Counsel, Inc.
Templeton Pacific Growth Fund                 Franklin Advisers, Inc.
USAllianz VIP Diversified Assets Fund         Allianz of America, Inc.
USAllianz VIP Fixed Income Fund               Allianz of America, Inc.
USAllianz VIP Growth Fund                     Allianz of America, Inc.

Certain of the Franklin Templeton Variable Insurance Products Trust portfolios also have class 2 shares which are available to Valuemark Charter contract owners.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999

2. Significant Accounting Policies


Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Investments
Investments of the Variable Account are valued daily at market value using net asset values provided by AIM Variable Insurance Funds, Inc., The Alger American Fund, the Franklin Templeton Variable Insurance Products Trust, and the USAllianz Variable Insurance Products Trust.

Realized investment gains include realized gain distributions received from the respective portfolios and gains on the sale of portfolio shares as determined by the average cost method. Realized gain distributions are reinvested in the respective portfolios. Dividend distributions received from the portfolios are reinvested in additional shares of the portfolios and are recorded as income to the Variable Account on the ex-dividend date.

Two Fixed Account investment options are available to deferred annuity contract owners. A Flexible Fixed Option is available to all deferred annuity contract owners and a Dollar Cost Averaging Option is available to Valuemark II, Valuemark III, and Valuemark IV deferred annuity contract owners. These accounts are comprised of equity and fixed income investments which are part of the general assets of Allianz Life. The liabilities of the Fixed Accounts are part of the general obligations of Allianz Life and are not included in the Variable Account. The guaranteed minimum rate of return on the Fixed Accounts is 3%.

The Franklin Global Health Care Securities Fund and Franklin Value Securities Fund were added as available investment options on May 1, 1998. On November 12, 1999, the AIM VI Growth Fund, Alger American Growth Fund, Alger American Leveraged AllCap Fund, Franklin S&P 500 Index Fund, USAllianz VIP Diversified Assets Fund, USAllianz VIP Fixed Income Fund, and USAllianz VIP Growth Fund were added as available investment options.

During the year ended December 31, 1999, several portfolios changed their name as summarized, with the effective date of the change, in the following table.

Current Portfolio                                    Prior Portfolio Name                     Effective Date
Franklin Global Communications Securities Fund       Franklin Global Utilities Securities FundNovember 15, 1999
Franklin Real Estate Fund                            Franklin Real Estate Securities Fund     November 15, 1999
Franklin Rising Dividends Securities Fund            Franklin Rising Dividends Fund           November 15, 1999
Franklin U.S. Government Fund                        Franklin U.S. Government Securities Fund November 15, 1999
Franklin Large Cap Growth Securities Fund            Franklin Capital Growth Fund             December 15, 1999


Contracts in Annuity Payment Period
Annuity reserves are computed for currently payable contracts according to the 1983 Individual Annuity Mortality Table, using an assumed investment return
(AIR) equal to the AIR of the specific contracts, either 3%, 5%, or 7%. Charges to annuity reserves for mortality and risk expense are reimbursed to Allianz Life if the reserves required are less than originally estimated. If additional reserves are required, Allianz Life reimburses the account.

38

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


2. Significant Accounting Policies (Continued)


Expenses

Asset Based Expenses
A mortality and expense risk charge and an administrative charge are deducted from the Variable Account on a daily basis. The charges, on an annual basis, are summarized in the following table.

                            Mortality and Expense         Administrative
Contract                         Risk Charge                  Charge
Valuemark II                        1.25%                      0.15%
Valuemark III                       1.25%                      0.15%
Valuemark IV                        1.34%                      0.15%
Valuemark Charter - Traditional     1.00%                      0.15%
Valuemark Charter - Enhanced        1.20%                      0.15%
Valuemark Income Plus               1.25%                      0.15%


Contract Based Expenses
A contract maintenance charge is paid by the contract owner annually from each deferred annuity contract by liquidating contract units at the end of the contract year and at the time of full surrender. The amount of the charge is $30 each year for Valuemark II, Valuemark III, and Valuemark IV contracts and $40 for Valuemark Charter contracts. Contract maintenance charges paid by the contract owners during the years ended December 31, 1999 and 1998 were $4,426,312 and $4,716,335, respectively. These contract charges are reflected in the Statements of Changes in Net Assets as other transactions.

A contingent deferred sales charge is deducted from the contract value at the time of surrender on Valuemark II, Valuemark III, and Valuemark IV deferred annuity contracts. This charge applies only to a surrender of purchase payments received within five years of the date of surrender for Valuemark II and Valuemark III contracts and within seven years of the date of surrender for Valuemark IV contracts. The amount of the contingent deferred sales charge is shown below.

Years Since                 Contingent Deferred Sales Charge
Payment                 Valuemark II  Valuemark III  Valuemark IV
0-1                          5%            6%             6%
1-2                          5%            5%             6%
2-3                          4%            4%             6%
3-4                          3%            3%             5%
4-5                         1.5%          1.5%            4%
5-6                          0%            0%             3%
6-7                          0%            0%             2%
7+                           0%            0%             0%

Total contingent deferred sales charges paid by the contract owners during the years ended December 31, 1999 and 1998 were $16,657,195 and $8,535,795, respectively.

A systematic withdrawal plan is available to Valuemark II, Valuemark III, and Valuemark IV deferred annuity contract owners which allows a portion of the contract value to be withdrawn without incurring a contingent deferred sales charge. The exercise of the systematic withdrawal plan in any contract year replaces the penalty free privilege for that year.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


2. Significant Accounting Policies (Continued)


Contract Based Expenses (Continued)
Currently, twelve transfers are permitted each contract year. Thereafter, the fee is $25 per transfer, or 2% of the amount transferred, if less. Currently, transfers associated with any dollar cost averaging program are not counted. Total transfer charges paid by the contract owners during the years ended December 31, 1999 and 1998 were $153,188 and $159,282, respectively. Transfer charges are reflected in the Statements of Changes in Net Assets as other transactions. Net transfers from the Fixed Accounts for the years ended December 31, 1999 and 1998 were $188,123,947 and $165,283,144, respectively.

Premium taxes or other taxes payable to a state or other governmental entity will be charged against the contract values. Allianz Life may, in its sole discretion, pay taxes when due and deduct that amount from the contract value at a later date. Payment at an earlier date does not waive any right Allianz Life may have to deduct such amounts at a later date.

A rescission is defined as a contract that is returned to the Company by the Contract Owner and canceled within the free-look period, generally within 10 days.


3. Capitalization

Allianz Life provides capital for the establishment of new portfolios as investment options of the Variable Account. The capitalization transactions were as follows during the years ended December 31, 1999 and 1998.

                                              Capitalization        Date of       Market Value        Date of
     Portfolio                                    Amount        Capitalization    at Withdrawal      Withdrawal
------------------------------------------------------------------------------------------------------------------------------------

     Franklin Global Health Care Securities Fund
           - class 1                             $250,000           5/1/98           $253,250          12/1/98
     Franklin Value Securities Fund - class 1     250,000           5/1/98           192,000           12/1/98

     Franklin Global Communications Securities
         Fund - class 2                            0,000            1/6/99           13,320           12/29/99
     Franklin Global Health Care Securities
         Fund - class 2                           10,000            1/6/99            9,092           12/29/99
     Franklin Growth and Income Fund - class 2    10,000            1/6/99            9,852           12/29/99
     Franklin High Income Fund - class 2          10,000            1/6/99            9,895           12/29/99
     Franklin Income Securities Fund - class 2    10,000            1/6/99            9,674           12/29/99
     Franklin Large Cap Growth Securities Fund
          - class 2                               10,000            1/6/99           12,738           12/29/99
     Franklin Money Market Fund - class 2         10,000            1/6/99           10,444           12/29/99
     Franklin Natural Resources Securities Fund
          - class 2                               10,000            1/6/99           12,625           12/29/99
     Franklin Real Estate Fund - class 2          10,000            1/6/99            9,141           12/29/99
     Franklin Rising Dividends Securities Fund
          - class 2                               10,000            1/6/99            8,843           12/29/99
     Franklin Small Cap Fund - class 2            10,000            1/6/99           18,630           12/29/99
     Franklin U.S. Government Fund - class 2      10,000            1/6/99            9,897           12/29/99
     Franklin Value Securities Fund - class 2     10,000            1/6/99            9,759           12/29/99
     Mutual Discovery Securities Fund - class 2   10,000            1/6/99           11,844           12/29/99
     Mutual Shares Securities Fund - class 2      10,000            1/6/99           10,866           12/29/99
     Templeton Developing Markets Equity Fund
                  - class 2                       10,000            1/6/99           14,532           12/29/99
     Templeton Global Asset Allocation Fund -
           class  2                               10,000            1/6/99           10,353           12/29/99
     Templeton Global Growth Fund - class 2       10,000            1/6/99           11,493           12/29/99
     Templeton Global Income Securities Fund -
           class 2                                10,000            1/6/99            9,355           12/29/99
     Templeton International Equity Fund - class 210,000            1/6/99           11,841           12/29/99
     Templeton International Smaller Companies Fund -
            class 2                               10,000            1/6/99           11,922           12/29/99
     Templeton Pacific Growth Fund - class 2      10,000            1/6/99           13,447           12/29/99


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999

4. Federal Income Taxes

Operations of the Variable Account form a part of, and are taxed with, operations of Allianz Life, which is taxed as a life insurance company under the Internal Revenue Code.

Allianz Life does not expect to incur any federal income taxes in the operation of the Variable Account. If, in the future, Allianz Life determines that the Variable Account may incur federal income taxes, it may then assess a charge against the Variable Account for such taxes.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS - Valuemark II, III, and IV Accumulation Unit Activity (In thousands)

Transactions  in units for each fund for the years ended  December  31, 1999 and
1998 were as follows:
                                                                  Alger       Alger Franklin GlobalFranklin GlobalFranklin
                                                    AIM V.I.    American    AmericanCommunicationsHealth Care Growth and
                                                     Growth      Growth     Leveraged Securities  Securities    Income
                                                      Fund        Fund     AllCap Fund   Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997       -          -           -      39,623           -      46,962
Contract transactions:
 Purchase payments                                        -           -          -         241          20         538
 Transfers between funds                                  -           -          -      (1,529)        586         699
 Surrenders and terminations                              -           -          -      (7,481)        (20)     (7,722)
 Rescissions                                              -           -          -          (9)          -         (11)
 Other transactions                                       -           -          -           6           -          14
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:         -          -           -      (8,772)        586      (6,482)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998       -          -           -      30,851         586      40,480
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                        3           1          -          96          11         191
 Transfers between funds                                529         539        341        (870)        351        (589)
 Surrenders and terminations                             (6)          -         (1)     (8,394)       (314)    (12,443)
 Rescissions                                              -           -          -         (12)          -         (27)
 Other transactions                                       -           -          -          16           -          22
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       526        540         340      (9,164)         48     (12,846)
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999      526        540         340      21,687         634      27,634
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997        -          -           -         310           -      2,376
Contract transactions:
 Purchase payments                                        -           -          -         477         147       2,027
 Transfers between funds                                  -           -          -         262         106       1,031
 Surrenders and terminations                              -           -          -         (40)         (1)       (214)
 Rescissions                                              -           -          -          (3)        (28)        (37)
 Other transactions                                       -           -          -           -           -           2
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:          -          -           -         696         224       2,809
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998        -          -           -       1,006         224       5,185
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                        5          20          1         118          55         390
 Transfers between funds                                360         396        277         433         220         696
 Surrenders and terminations                             (2)         (1)        (1)       (138)        (30)       (699)
 Rescissions                                              -           -          -          (1)          -          (5)
 Other transactions                                       -           -          -           -           -           3
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:         363        415         277         412        245        385
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        363        415         277       1,418         469     5,570
-----------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                            Franklin               Franklin
                                                    Franklin    Franklin    Large Cap  Franklin     Natural    Franklin
                                                      High       Income      Growth      Money     Resources     Real
                                                     Income    Securities  Securities   Market    Securities    Estate
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997   18,871     49,811       5,673      20,982       5,709     13,445
Contract transactions:
 Purchase payments                                      223         459        160         566          86         147
 Transfers between funds                               (811)     (2,088)     3,882      14,858        (562)     (1,976)
 Surrenders and terminations                         (3,310)     (8,767)    (1,258)    (14,408)       (777)     (1,978)
 Rescissions                                             (7)        (11)        (1)        (24)         (5)         (6)
 Other transactions                                      21          16         (2)         58           2           7
-----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:     (3,884)   (10,391)      2,781       1,050      (1,256)    (3,806)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998    14,987     39,420       8,454      22,032       4,453     9,639
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                       69         123        149         180          33          29
 Transfers between funds                               (851)     (2,779)     7,093      13,480        (549)     (1,316)
 Surrenders and terminations                         (4,711)    (11,825)    (4,823)    (18,739)       (992)     (2,940)
 Rescissions                                             (9)        (41)       (15)        (13)         (6)        (13)
 Other transactions                                       8          31          9         448           1           2
-----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (5,494)   (14,491)      2,413      (4,644)     (1,513)     (4,238)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999    9,493     24,929      10,867      17,388       2,940       5,401
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997    2,202      2,094       1,957       3,214        304       1,217
Contract transactions:
 Purchase payments                                    1,834       1,710      1,503       3,217         162         604
 Transfers between funds                                409         599      1,238      (1,515)         73          75
 Surrenders and terminations                           (195)       (143)      (156)       (448)        (19)        (66)
 Rescissions                                            (61)        (21)       (40)       (140)         (5)         (8)
 Other transactions                                       2           -          -          14          (1)          1
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      1,989      2,145       2,545      1,128        210          606
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   4,191       4,239       4,502       4,342        514        1,823
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      366         367        584         690          45          73
 Transfers between funds                                140         239      3,598       1,872         123        (216)
 Surrenders and terminations                           (550)       (463)    (1,175)     (1,698)        (61)       (191)
 Rescissions                                            (42)         (5)        (4)         (3)         (5)          -
 Other transactions                                      13           3         16          33           -           1
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       (73)       141       3,019         894         102        (333)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     4,118      4,380       7,521       5,236         616        1,490
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin                                                   Franklin
                                                     Rising     Franklin    Franklin   Franklin    Franklin      Zero
                                                    Dividends    S&P 500      Small      U.S.        Value      Coupon
                                                   Securities     Index        Cap    Government  Securities    Fund -
                                                      Fund        Fund        Fund       Fund        Fund        2000
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997  33,249           -      16,925      36,347           -      4,523
Contract transactions:
 Purchase payments                                      415           -        348         310          17          25
 Transfers between funds                                670           -        173         617         718        (249)
 Surrenders and terminations                         (6,653)          -     (2,575)     (6,810)        (16)       (712)
 Rescissions                                            (10)          -        (13)        (10)          -           -
 Other transactions                                      12           -         (2)         46           -           8
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (5,566)         -      (2,069)     (5,847)        719       (928)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   27,683          -      14,856      30,500         719       3,595
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      105           -         96         130          12           9
 Transfers between funds                             (1,898)        745         38        (857)        332         (74)
 Surrenders and terminations                         (8,633)        (18)    (4,346)     (8,796)       (336)       (989)
 Rescissions                                            (16)          -         (8)        (55)          -           -
 Other transactions                                      11           -         18          16           -           6
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:   (10,431)       727      (4,202)     (9,562)          8       (1,048)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999    17,252        727      10,654      20,938         727        2,547
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997   1,991          -       2,965       1,359           -          94
Contract transactions:
 Purchase payments                                    1,788           -      1,762       1,142         109          43
 Transfers between funds                                843           -        988         693         267          55
 Surrenders and terminations                           (159)          -       (199)       (116)         (8)         (3)
 Rescissions                                            (35)          -        (27)        (38)         (1)         (1)
 Other transactions                                       -           -          3           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      2,437          -       2,527       1,681         367         94
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998    4,428          -       5,492       3,040         367         188
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      284          26        243         407          80          16
 Transfers between funds                                (31)        601        269         826         221          98
 Surrenders and terminations                           (544)         (1)      (546)       (418)        (66)        (20)
 Rescissions                                             (6)          -         (4)         (8)          -           -
 Other transactions                                       6           -          6          10           1           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      (291)       626         (32)        817         236          94
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     4,137        626       5,460       3,857         603         282
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999



5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin    Franklin                           Templeton   Templeton
                                                      Zero        Zero       Mutual     Mutual    Developing    Global
                                                     Coupon      Coupon     Discovery   Shares      Markets      Asset
                                                     Fund -      Fund -    Securities Securities    Equity    Allocation
                                                      2005        2010        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997   2,910      2,998       9,940      18,744      23,005       5,229
Contract transactions:
 Purchase payments                                       32          26        402         795         429          69
 Transfers between funds                                140         138      1,284       2,150      (4,481)       (598)
 Surrenders and terminations                           (451)       (582)    (1,897)     (3,544)     (2,951)       (646)
 Rescissions                                              -           -        (11)        (16)         (7)          -
 Other transactions                                       4           2          -           4          (6)          2
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      (275)      (416)       (222)       (611)     (7,016)     (1,173)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998    2,635      2,582       9,718      18,133      15,989       4,056
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                        9           8         56         134         106          21
 Transfers between funds                                (40)          1       (849)        (64)     (1,139)       (601)
 Surrenders and terminations                           (595)       (749)    (3,134)     (5,759)     (3,728)       (974)
 Rescissions                                             (1)          -         (5)        (52)        (15)         (1)
 Other transactions                                       3           9         10          31          13           3
----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      (624)      (731)     (3,922)     (5,710)     (4,763)     (1,552)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     2,011      1,851       5,796      12,423      11,226       2,504
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997     161        150       5,461      11,394       2,663       1,008
Contract transactions:
 Purchase payments                                      142         226      2,832       6,911       1,055         487
 Transfers between funds                                 92         120        907       2,362        (154)         34
 Surrenders and terminations                            (12)        (17)      (338)       (718)       (121)        (38)
 Rescissions                                             (3)         (1)       (45)       (123)        (16)         (1)
 Other transactions                                       -           -          5           8          (2)          1
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:        219        328       3,361       8,440         762       483
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998      380        478       8,822      19,834       3,425       1,491
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                       66          92        317         780         232         146
 Transfers between funds                                152         152       (273)        461           1         (90)
 Surrenders and terminations                            (43)        (51)    (1,040)     (2,158)       (269)       (147)
 Rescissions                                             (4)         (3)       (14)        (12)         (1)          -
 Other transactions                                       4           -          8          19           1           3
----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       175        190      (1,002)       (910)        (36)       (88)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999      555        668       7,820      18,924       3,389        1,403
-----------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                Templeton              Templeton
                                                    Templeton    Global     TempletonInternational Templeton   USAllianz
                                                     Global      Income   International Smaller     Pacific VIP Diversified
                                                     Growth    Securities    Equity    Companies    Growth      Assets
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997  41,433      9,434      58,179       1,998      15,833           -
Contract transactions:
 Purchase payments                                      569          57        449          35         204           -
 Transfers between funds                             (2,789)       (773)    (5,188)       (288)     (2,708)          -
 Surrenders and terminations                         (4,973)     (1,749)    (9,177)       (211)     (2,662)          -
 Rescissions                                            (19)         (2)       (21)         (2)         (7)          -
 Other transactions                                       5           9         14           1           9           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (7,207)    (2,458)    (13,923)       (465)     (5,164)          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   34,226      6,976      44,256       1,533      10,669          -
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      176          22        122           7          69           -
 Transfers between funds                             (1,329)       (528)    (3,285)       (163)       (499)          9
 Surrenders and terminations                         (8,200)     (2,221)   (13,737)       (347)     (3,171)          -
 Rescissions                                            (19)        (25)       (99)          -          (4)          -
 Other transactions                                      18           2         56           4           2           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (9,354)    (2,750)    (16,943)       (499)     (3,603)         9
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999    24,872      4,226      27,313       1,034       7,066         9
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997   5,525        393       3,122         792         379          -
Contract transactions:
 Purchase payments                                    2,951         202      1,143         271         256           -
 Transfers between funds                                720          79        307         (52)         53           -
 Surrenders and terminations                           (290)        (22)      (143)        (34)        (28)          -
 Rescissions                                            (41)         (1)        (5)         (8)         (5)          -
 Other transactions                                      (1)          -          3          (2)          -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:     3,339        258       1,305         175         276          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   8,864        651       4,427         967         655          -
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      706          58        160          41          65           -
 Transfers between funds                                454          44        (18)        (46)        397           1
 Surrenders and terminations                         (1,013)        (96)      (407)        (97)        (78)          -
 Rescissions                                             (9)          -         (2)          -           -           -
 Other transactions                                       6           -          4           -           2           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       144          6        (263)       (102)        386          1
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     9,008        657       4,164         865       1,041         1
------------------------------------------------------------------------------------------------------------------------------------





Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                                       USAllianz   USAllianz
                                                                                       VIP Fixed      VIP        Total
                                                                                        Income      Growth        All
                                                                                         Fund        Fund        Funds
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997                                          -           -     481,823
Contract transactions:
 Purchase payments                                                                           -           -       6,622
 Transfers between funds                                                                     -           -       1,875
 Surrenders and terminations                                                                 -           -     (91,330)
 Rescissions                                                                                 -           -        (192)
 Other transactions                                                                          -           -         230
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                            -           -     (82,795)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998                                          -           -     399,028
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                                                           -           -       1,967
 Transfers between funds                                                                    13          22       5,213
 Surrenders and terminations                                                                 -          (1)   (130,922)
 Rescissions                                                                                 -           -        (436)
 Other transactions                                                                          -           -         739
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                           13          21    (123,439)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                          13          21     275,589
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997                                          -           -      51,131
Contract transactions:
 Purchase payments                                                                           -           -      33,001
 Transfers between funds                                                                     -           -       9,592
 Surrenders and terminations                                                                 -           -      (3,528)
 Rescissions                                                                                 -           -        (694)
 Other transactions                                                                          -           -          33
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                            -           -      38,404
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998                                          -           -      89,535
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                                                           -           -       6,433
 Transfers between funds                                                                     1          10      11,368
 Surrenders and terminations                                                                 -           -     (12,003)
 Rescissions                                                                                 -           -        (128)
 Other transactions                                                                          -           -         139
-----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                            1          10       5,809
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                           1          10      95,344
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)

Transactions in units for each fund for the period from January 5, 1999 (product inception) to December 31, 1999 follows:
                                                                  Alger       Alger Franklin GlobalFranklin GlobalFranklin
                                                    AIM V.I.    American    AmericanCommunicationsHealth Care Growth and
                                                     Growth      Growth     Leveraged Securities  Securities    Income
                                                      Fund        Fund     AllCap Fund   Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998       -           -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           6           4          44
 Transfers between funds                                  -           -          -          (1)         (1)          -
 Surrenders and terminations                              -           -          -           -           -         (23)
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           5           3          21
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           5           3          21
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           7           5           9
 Transfers between funds                                  -           -          -           -           -           -
 Surrenders and terminations                              -           -          -           -           -           -
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           7           5          9
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           7           5          9
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)

Transactions in units for each fund for the period from January 5, 1999 (product inception) to December 31, 1999 follows:
                                                                  Alger     Alger   FranklinGlobal FranklinGlobal Franklin
                                                    AIM V.I.    American    AmericanCommunicationsHealth Care     Growth and
                                                     Growth      Growth     Leveraged Securities  Securities      Income
                                                      Fund        Fund     AllCap Fund   Fund        Fund          Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           6           4          44
 Transfers between funds                                  -           -          -          (1)         (1)          -
 Surrenders and terminations                              -           -          -           -           -         (23)
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           5           3           21
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           5           3           21
------------------------------------------------------------------------------------------------------------------------------------

     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998      -          -           -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           7           5           9
 Transfers between funds                                  -           -          -           -           -           -
 Surrenders and terminations                              -           -          -           -           -           -
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           7           5           9
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           7           5           9
------------------------------------------------------------------------------------------------------------------------------------



6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                            Franklin               Franklin
                                                    Franklin    Franklin    Large Cap  Franklin     Natural    Franklin
                                                      High       Income      Growth      Money     Resources     Real
                                                     Income    Securities  Securities   Market    Securities    Estate
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998      -          -           -           -           -           -
-----------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       10          48         82         562           5          13
 Transfers between funds                                 12           1          2           7           -           7
 Surrenders and terminations                             (2)          -        (48)         (7)          -           -
 Rescissions                                              -           -        (17)          -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          20         49          19         562           5          20
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        20         49          19         562           5          20
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           3          7           4           -           1
 Transfers between funds                                  1           1          -          (3)          -          -
 Surrenders and terminations                              -           -          -           -           -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          1          4           7           1           -          1
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        1          4           7           1           -          1
------------------------------------------------------------------------------------------------------------------------------------





Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin                                                   Franklin
                                                     Rising     Franklin    Franklin   Franklin    Franklin      Zero
                                                    Dividends    S&P 500      Small      U.S.        Value      Coupon
                                                   Securities     Index        Cap    Government  Securities    Fund -
                                                      Fund        Fund        Fund       Fund        Fund        2000
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998        -          -           -           -           -     -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       18           -         11          83          48          -
 Transfers between funds                                  -           -         21          18           -          -
 Surrenders and terminations                              -           -          -         (14)        (34)         -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions         18          -          32          87          14          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999       18          -          32          87          14           -
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998      -            -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       11           -          3          11           3          -
 Transfers between funds                                  -           -          -           1           -          -
 Surrenders and terminations                              -           -          -           -           -           -
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions         11          -           3          12           3            -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999       11          -           3          12           3           -
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin    Franklin                           Templeton  Templeton
                                                      Zero        Zero       Mutual     Mutual    Developing    Global
                                                     Coupon      Coupon     Discovery   Shares      Markets     Asset
                                                     Fund -      Fund -    Securities Securities    Equity    Allocation
                                                      2005        2010        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998       -          -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -         22          70          21           2
 Transfers between funds                                  -           -          -          (3)          -          -
 Surrenders and terminations                              -           -         (2)         (2)          -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -          20          65          21           2
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -          20          65          21           2
------------------------------------------------------------------------------------------------------------------------------------

     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -         10           7           7           1
 Transfers between funds                                  -           -          -           1           -          -
 Surrenders and terminations                              -           -          -           -           -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -          10           8           7          1
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -          10           8           7          1
------------------------------------------------------------------------------------------------------------------------------------





Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                Templeton              Templeton
                                                    Templeton    Global     TempletonInternational Templeton   USAllianz
                                                     Global      Income   International Smaller     PacificVIP Diversified
                                                     Growth    Securities    Equity    Companies    Growth      Assets
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998     -            -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       97          25        130           -           6          -
 Transfers between funds                                  3           -         (6)          -           -          -
 Surrenders and terminations                            (46)          -          -           -           -          -
 Rescissions                                             (3)          -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions         51         25         124           -           6          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999       51         25         124           -           6         -
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998      -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       16           1         13           4           4          -
 Transfers between funds                                  -          (1)         1           -           -          -
 Surrenders and terminations                             (1)          -          -           -           -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          15          -          14           4           4         -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        15          -          14           4           4         -
------------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999



6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                                       USAllianz   USAllianz
                                                                                       VIP Fixed      VIP        Total
                                                                                        Income      Growth        All
                                                                                         Fund        Fund        Funds
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998                                          -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                                                           -           -       1,307
 Transfers between funds                                                                     -           -          60
 Surrenders and terminations                                                                 -           -        (178)
 Rescissions                                                                                 -           -         (20)
 Other transactions                                                                          -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions                                             -           -       1,169
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                           -           -       1,169
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998                                          -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                                                           -           -         127
 Transfers between funds                                                                     -           -           1
 Surrenders and terminations                                                                 -           -          (1)
 Rescissions                                                                                 -           -          -
 Other transactions                                                                          -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions                                             -           -         127
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                           -           -         127
------------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for each of the five years in the period ended December 31, 1999 follows.

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                             Ratio of
                      Accumulation                           Expenses   Accumulation                              Expenses
                    Units Outstanding AccumulationNet Assetsto Average Units OutstandingAccumulation  Net Assets  to Average
                     (in thousands) Unit Value(in thousands)Net Assets* (in thousands)   Unit Value(in thousands) Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth Fund
December 31,
 19991                      526      $11.084      $5,833         2.13+%       363      $11.083    $4,026           2.22+%

Alger American Growth Fund
December 31,
 19991                      540       10.922       5,894         2.19+        415       10.921     4,535           2.28+

Alger American Leveraged AllCap Fund
December 31,
 19991                      340       12.160       4,137         2.33+        277       12.159     3,364           2.42+

Franklin Global Communications Securities Fund
December 31,
 1999                    21,687       38.917     844,307         1.91       1,418       38.572    54,724           2.00
 1998                    30,851       28.308     873,319         1.90       1,006       28.082    28,248           1.99
 1997                    39,623       25.818   1,022,994         1.90         310       25.635     7,959           1.99
 1996                    53,086       20.654   1,097,873         1.90           -            -         -           -
 1995                    66,669       19.565   1,305,495         1.90           -            -         -           -

Franklin Global Health Care Securities Fund
December 31,
 1999                       634        9.615       6,088         2.22         469        9.601     4,512           2.31
 19982                      586       10.610       6,215         2.24+        224           11     2,381           2.33+

Franklin Growth and Income Fund
December 31,
 1999                    27,634       26.147     722,583         1.89       5,570       25.891   144,218           1.98
 1998                    40,480       26.226   1,061,658         1.89       5,185       25.993   134,775           1.98
 1997                    46,962       24.551   1,152,961         1.89       2,376       24.354    57,877           1.98
 1996                    50,027       19.490     977,110         1.90           -            -         -           -
 1995                    46,893       17.310     812,732         1.92           -            -         -           -

Franklin High Income Fund
December 31,
 1999                     9,493       20.900     198,407         1.94       4,118       20.695    85,209           2.03
 1998                    14,987       21.208     317,865         1.93       4,191       21.020    88,069           2.02
 1997                    18,871       21.312     402,167         1.93       2,202       21.141    46,545           2.02
 1996                    20,736       19.375     402,379         1.94           -            -         -           -
 1995                    18,756       17.252     323,580         1.96           -            -         -           -

Franklin Income Securities Fund
December 31,
 1999                    24,929       24.323     606,369         1.90       4,380       24.084   105,486           1.99
 1998                    39,420       25.122     990,325         1.89       4,239       24.898   105,543           1.98
 1997                    49,811       25.065   1,248,520         1.90       2,094       24.864    52,069           1.99
 1996                    57,504       21.708   1,251,844         1.90           -            -         -           -
 1995                    59,309       19.785   1,175,143         1.91           -            -         -           -




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                               Ratio of                                             Ratio of
                      Accumulation                            Expenses   Accumulation                              Expenses
                    Units Outstanding AccumulationNet Assets to Average Units OutstandingAccumulation Net Assets    to Average
                     (in thousands)  Unit Value(in thousands)Net Assets* (in thousands)Unit Value   (in thousands)  NetAssets*
-----------------------------------------------------------------------------------------------------------------------------------

Franklin Large Cap Growth Securities Fund
December 31,
 1999                    10,867      $20.218    $219,679         2.17%      7,521      $20.152  $151,537           2.26%
 1998                     8,454       15.574     131,652         2.17       4,502       15.537    69,939           2.26
 1997                     5,673       13.130      74,473         2.17       1,967       13.110    25,654           2.26
 19963                    3,722       11.254      42,110         2.17+          -            -         -           -

Franklin Money Market Fund
December 31,
 1999                    17,388       14.860     258,373         1.93       5,236       14.717    77,050           2.02
 1998                    22,032       14.386     316,921         1.85       4,342       14.260    61,911           1.94
 1997                    20,892       13.865     290,904         1.85       3,214       13.756    44,200           1.94
 1996                    28,060       13.359     375,629         1.83           -            -         -           -
 1995                    31,040       12.883     399,935         1.80           -            -         -           -

Franklin Natural Resources Securities Fund
December 31,
 1999                     2,940       11.092      32,615         2.06         616       10.983     6,761           2.15
 1998                     4,453        8.505      37,878         2.04         514        8.430     4,332           2.13
 1997                     5,709       11.559      65,992         2.09         304       11.466     3,482           2.18
 1996                     6,998       14.467     101,248         2.05           -            -         -           -
 1995                     6,919       14.109      97,630         2.06           -            -         -           -

Franklin Real Estate Fund
December 31,
 1999                     5,401       21.386     115,525         1.98       1,490       21.176    31,567           2.07
 1998                     9,639       23.107     222,740         1.94       1,823       22.901    41,773           2.03
 1997                    13,445       28.169     378,751         1.94       1,217       27.944    34,023           2.03
 1996                    12,757       23.668     301,974         1.97           -            -         -           -
 1995                    10,998       18.073     198,773         1.99           -            -         -           -

Franklin Rising Dividends Securities Fund
December 31,
 1999                    17,252       18.846     325,172         2.15       4,137       18.712    77,429           2.24
 1998                    27,683       21.165     585,952         2.12       4,428       21.034    93,151           2.21
 1997                    33,249       20.074     667,473         2.14       1,991       19.968    39,752           2.23
 1996                    35,569       15.303     545,127         2.16           -            -         -          -
 1995                    33,789       12.498     422,992         2.18           -            -         -          -

Franklin S&P 500 Index Fund
December 31,
 19991                      727       10.467       7,613         1.95+        626       10.465     6,555           2.04+

Franklin Small Cap Fund
December 31,
 1999                    10,654       28.353     302,040         2.17       5,460       28.247   154,275           2.26
 1998                    14,856       14.600     216,872         2.17       5,492       14.558    79,977           2.26
 1997                    16,925       14.952     253,045         2.17       2,965       14.923    44,268           2.26
 1996                    12,784       12.913     165,578         2.17           -            -         -           -
 19954                    1,302       10.146      13,260         2.30+          -            -         -           -




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Franklin U.S. Government Fund
December 31,
 1999                    20,938      $18.574    $388,862         1.91%      3,857      $18.394   $70,974           2.00%
 1998                    30,500       19.014     579,909         1.90       3,040       18.847    57,334           1.99
 1997                    36,347       17.947     652,317         1.90       1,359       17.805    24,222           1.99
 1996                    44,598       16.650     742,973         1.91           -            -         -           -
 1995                    34,313       16.298     559,234         1.92           -            -         -           -

Franklin Value Securities Fund
December 31,
 1999                       727        7.736       5,614         2.21+        603        7.724     4,657           2.30+
 19982                      719        7.717       5,542         2.52+        367        7.713     2,834           2.61+

Franklin Zero Coupon Fund - 2000
December 31,
 1999                     2,547       21.023      53,526         2.05         282       20.819     5,831           2.14
 1998                     3,595       20.684      74,353         1.80         188       20.502     3,815           1.89
 1997                     4,523       19.512      88,260         1.80          94       19.358     1,801           1.89
 1996                     5,636       18.475     104,125         1.80           -            -         -           -
 1995                     6,066       18.294     110,965         1.80           -            -         -           -

Franklin Zero Coupon Fund - 2005
December 31,
 1999                     2,011       23.205      46,679         2.05         555       22.983    12,750           2.14
 1998                     2,635       25.003      65,876         1.80         380       24.786     9,402           1.89
 1997                     2,910       22.532      65,573         1.80         161       22.357     3,585           1.89
 1996                     3,579       20.517      73,434         1.80           -            -         -           -
 1995                     3,504       20.914      73,292         1.80           -            -         -           -

Franklin Zero Coupon Fund - 2010
December 31,
 1999                     1,851       24.164      44,759         2.05         668       23.929    15,961           2.14
 1998                     2,582       27.920      72,114         1.80         478       27.674    13,233           1.89
 1997                     2,998       24.740      74,199         1.80         150       24.544     3,676           1.89
 1996                     3,297       21.522      70,969         1.80           -            -         -           -
 1995                     3,437       22.431      77,136         1.80           -            -         -           -

Mutual Discovery Securities Fund
December 31,
 1999                     5,796       13.701      79,396         2.41       7,820       13.662   106,824           2.50
 1998                     9,718       11.226     109,094         2.40       8,822       11.205    98,842           2.49
 1997                     9,940       11.983     119,104         2.46       5,461       11.971    65,375           2.55
 19965                    1,471       10.180      15,074         2.77+          -            -         -           -

Mutual Shares Securities Fund
December 31,
 1999                    12,423       13.237     164,442         2.19      18,924       13.199   249,799           2.28
 1998                    18,133       11.837     214,642         2.17      19,834       11.814   234,337           2.26
 1997                    18,744       11.993     224,796         2.20      11,394       11.981   136,521           2.29
 19965                    2,613       10.330      27,141         2.40+          -            -         -          -




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Templeton Developing Markets Equity Fund
December 31,
 1999                    11,226      $12.188    $136,842         2.79%      3,389      $12.125   $41,093           2.88%
 1998                    15,989        7.993     127,804         2.81       3,425        7.958    27,259           2.90
 1997                    23,005       10.340     237,895         2.82       2,663       10.305    27,448           2.91
 1996                    22,423       11.487     259,346         2.89           -            -         -          -
 1995                    15,618        9.582     150,481         2.81           -            -         -          -

Templeton Global Asset Allocation Fund
December 31,
 1999                     2,504       14.408      36,071         2.22       1,403       14.347    20,133           2.31
 1998                     4,056       13.589      55,102         2.24       1,491       13.543    20,200           2.33
 1997                     5,229       13.786      72,082         2.34       1,008       13.752    13,864           2.43
 1996                     4,104       12.514      52,117         2.26           -            -         -           -
 19956                    1,338       10.591      14,234         2.30+          -            -         -           -

Templeton Global Growth Fund
December 31,
 1999                    24,872       19.466     484,117         2.28       9,008       19.364   174,453           2.37
 1998                    34,226       16.309     558,162         2.28       8,864       16.238   143,943           2.37
 1997                    41,433       15.176     628,785         2.28       5,525       15.124    83,558           2.37
 1996                    40,327       13.560     550,066         2.33           -            -         -           -
 1995                    28,309       11.339     322,284         2.37           -            -         -           -

Templeton Global Income Securities Fund
December 31,
 1999                     4,226       16.635      70,284         2.05         657       16.472    10,843           2.14
 1998                     6,976       17.905     124,899         2.03         651       17.746    11,582           2.12
 1997                     9,434       16.957     159,973         2.02         393       16.821     6,620           2.11
 1996                    11,857       16.781     198,968         2.01           -            -         -           -
 1995                    14,181       15.522     220,143         2.04           -            -         -           -

Templeton International Equity Fund
December 31,
 1999                    27,313       23.022     628,777         2.30       4,164       22.858    95,194           2.39
 1998                    44,256       18.437     815,915         2.28       4,427       18.322    81,113           2.37
 1997                    58,179       17.711   1,030,420         2.29       3,122       17.617    55,008           2.38
 1996                    64,375       16.081   1,036,583         2.29           -            -         -           -
 1995                    59,883       13.263     794,670         2.32           -            -         -           -

Templeton International Smaller Companies Fund
December 31,
 1999                     1,034       11.441      11,825         2.51         865       11.403     9,864           2.60
 1998                     1,533        9.364      14,354         2.50         967        9.342     9,037           2.59
 1997                     1,998       10.825      21,626         2.46         792       10.809     8,557           2.55
 19963                    1,388       11.145      15,527         2.18+          -            -         -          -



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                              Ratio of
                        Accumulation                         Expenses     Accumulation                             Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto   Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)   Net Assets*
-----------------------------------------------------------------------------------------------------------------------------------

Templeton Pacific Growth Fund
December 31,
 1999                     7,066      $10.915     $77,144         2.48%      1,041      $10.838   $11,295           2.57%
 1998                    10,669        8.078      86,200         2.50         655        8.028     5,274           2.59
 1997                    15,833        9.431     149,327         2.43         379        9.381     3,566           2.52
 1996                    22,061       14.932     330,159         2.39           -            -         -          -
 1995                    22,483       13.630     306,843         2.41           -            -         -          -

USAllianz VIP Diversified Assets Fund
December 31,
 19991                        9       10.170          88         2.40+          1       10.168        15           2.49+

USAllianz VIP Fixed Income Fund
December 31,
 19991                       13        9.751         124         2.15+          1        9.749         5           2.24+

USAllianz VIP Growth Fund
December 31,
 19991                       21       10.733         226         2.30+         10       10.731       105           2.39+

* For the year ended  December 31,  including  the effect of the expenses of the underlying  funds.
+  Annualized.
1  Period  from  November  12,  1999  (fund commencement)   to  December   31,  1999.
2  Period  from  May  1,  1998  (fund commencement)   to  December   31,  1998.
3  Period  from  May  1,  1996  (fund commencement)  to  December  31,  1996.
4  Period  from  November  1, 1995 (fund commencement)  to  December  31,  1995.
5  Period  from  November  8, 1996 (fund commencement)   to  December   31,  1996.
6  Period  from  May  1,  1995  (fund commencement) to December 31, 1995.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


8. UNIT VALUES - VALUEMARK CHARTER

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the period from January 5, 1999 (product inception) to December 31, 1999 follows.

                                Valuemark Charter Traditional                      Valuemark Charter Enhanced
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Franklin Global Communications Securities Fund
December 31, 1999             5      $39.861        $213         1.92%          7      $39.011      $275           2.12%

Franklin Global Health Care Securities Fund
December 31, 1999             3        9.626          33         2.22           5        9.594        50           2.42

Franklin Growth and Income Fund
December 31, 1999            21       26.792         545         1.90           9       26.220       238           2.10

Franklin High Income Fund
December 31, 1999            20       21.405         429         1.94           1       20.949        18           2.14

Franklin Income Securities Fund
December 31, 1999            49       24.923       1,206         1.90           4       24.391        92           2.10

Franklin Large Cap Growth Securities Fund
December 31, 1999            19       20.337         392         2.17           7       20.188       144           2.37

Franklin Money Market Fund
December 31, 1999           562       15.225       8,557         1.94           1       14.901        16           2.14

Franklin Natural Resources Securities Fund
December 31, 1999             5       11.374          62         2.07           -       11.131         6           2.27

Franklin Real Estate Fund
December 31, 1999            20       21.919         429         1.98           1       21.452        14           2.18

Franklin Rising Dividends Securities Fund
December 31, 1999            18       19.156         340         2.16          11       18.857       206           2.36

Franklin Small Cap Fund
December 31, 1999            32       28.565         904         2.17           3       28.328        79           2.37

Franklin U.S. Government Fund
December 31, 1999            87       19.049       1,647         1.92          12       18.643       217           2.12

Franklin Value Securities Fund
December 31, 1999            14        7.749         108         2.21           3        7.753        21           2.41

Mutual Discovery Securities Fund
December 31, 1999            20       13.779         275         2.42          10       13.692       136           2.62

Mutual Shares Securities Fund
December 31, 1999            65       13.362         875         2.19           8       13.278       100           2.39

Templeton Developing Markets Equity Fund
December 31, 1999            21       12.331         253         2.82           7       12.189        89           3.02

Templeton Global Asset Allocation Fund
December 31, 1999             2       17.693          36         2.22           1       17.527        16           2.42

Templeton Global Growth Fund
December 31, 1999            51       19.717       1,012         2.29          15       19.490       313           2.49

Templeton Global Income Securities Fund
December 31, 1999            25       17.033         435         2.06           -       16.670         6           2.26



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


8. UNIT VALUES - VALUEMARK CHARTER (CONTINUED)

                                Valuemark Charter Traditional                      Valuemark Charter Enhanced
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                               Ratio of
                        Accumulation                         Expenses     Accumulation                              Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto     Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands      Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Templeton International Equity Fund
December 31, 1999           124      $23.368      $2,895         2.32%         14      $23.004      $303           2.52%

Templeton International Smaller Companies Fund
December 31, 1999             -       11.547           4         2.53           4       11.462        51           2.73

Templeton Pacific Growth Fund
December 31, 1999             6       11.121          63         2.51           4       10.948        48           2.71

* For the year ended December 31, including the effect of the expenses of the underlying funds.







                             ALLIANZ LIFE INSURANCE
                            COMPANY OF NORTH AMERICA
                                AND SUBSIDIARIES
                        Consolidated Financial Statements
                           December 31, 1999 and 1998

Allianz Life Insurance Company of North America
And Subsidiaries
Independent Auditors' Report

The Board of Directors

Allianz Life Insurance Company of North America and subsidiaries:
We have audited the accompanying consolidated balance sheets of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive
(loss) income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of calculating deferred acquisition costs and future benefit reserves for two-tiered annuities.

                                                                       KPMG LLP



February 7, 2000




Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Balance Sheets

December 31, 1999 and 1998 (in thousands)

  Assets                                                                                    1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Investments:
   Fixed maturities, at fair value                                                     $ 4,582,350        2,538,291
   Equity securities, at fair value                                                       675,541           512,404
   Mortgage loans on real estate                                                          528,933           457,128
   Certificates of deposit and short-term securities                                      139,571           166,366
   Policy loans                                                                            46,573             7,118
   Real estate                                                                            154,063            80,637
   Options                                                                                 68,217            15,109
   Investment in equity investments                                                         3,045            80,928
------------------------------------------------------------------------------------------------------------------------------------
     Total investments                                                                  6,198,293         3,857,981
Cash                                                                                       58,110            67,195
Accrued investment income                                                                  73,774            36,649
Receivables (net of allowance for uncollectible accounts of
 $3,395 in 1999 and $3,254 in 1998)                                                       310,866           323,971
Reinsurance recoverable:
   Funds held on deposit                                                                1,151,941         1,170,170
   Recoverable on future policy benefit reserves                                        3,330,612         1,191,098
   Recoverable on unpaid claims                                                           405,086           293,179
   Receivable on paid claims                                                               74,483            24,986
Goodwill (net of accumulated amortization of $3,847 in 1999)                              304,561                 0
Value of business acquired                                                                210,363                 0
Deferred acquisition costs                                                                801,763           930,059
Other assets                                                                               55,811            35,755
Federal income tax recoverable                                                             10,484             4,060
------------------------------------------------------------------------------------------------------------------------------------
   Assets, exclusive of separate account assets                                        12,986,147         7,935,103
Separate account assets                                                                 8,488,404         9,915,150
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                        $21,474,551        17,850,253
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Balance Sheets (continued)

December 31, 1999 and 1998 (in thousands)

                                                                                            1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Liabilities Future benefit reserves:

      Life                                                                            $ 1,874,904         1,445,844
      Annuity                                                                           7,796,583         3,588,491
   Policy and contract claims                                                             927,915           770,846
   Unearned premiums                                                                       49,013            53,778
   Reinsurance payable                                                                    212,239           129,397
   Deferred income on reinsurance                                                         186,888           106,065
   Deferred income taxes                                                                   51,356           257,903
   Accrued expenses                                                                       108,232            91,631
   Commissions due and accrued                                                             55,904            41,000
   Other policyholder funds                                                                77,782            20,586
   Other liabilities                                                                       98,251            89,038
------------------------------------------------------------------------------------------------------------------------------------
        Liabilities, exclusive of separate account liabilities                         11,439,067         6,594,579
   Separate account liabilities                                                         8,488,404         9,915,150
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                              19,927,471        16,509,729
------------------------------------------------------------------------------------------------------------------------------------
Stockholder's equity:
   Common stock, $1 par value, 20 million shares authorized, issued and outstanding        20,000            20,000
   Additional paid-in capital                                                             830,274           407,088
   Retained earnings                                                                      632,320           673,857
   Accumulated other comprehensive income                                                  64,486           239,579
------------------------------------------------------------------------------------------------------------------------------------
        Total stockholder's equity                                                      1,547,080         1,340,524
Commitments and contingencies (notes 7 and 12)
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholder's equity                                     $21,474,551        17,850,253
------------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Operations

Years ended December 31, 1999, 1998 and 1997 (in thousands)


                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
   Life insurance premiums                                            $  447,026          416,199           339,841
   Other life policy considerations                                       31,786           52,668            83,816
   Annuity considerations                                                239,070          222,632           219,262
   Accident and health premiums                                          843,906          773,570           747,718
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums and considerations                                 1,561,788        1,465,069         1,390,637
   Premiums and annuity considerations ceded                             478,239          411,316           438,018
------------------------------------------------------------------------------------------------------------------------------------
        Net premiums and considerations                                1,083,549        1,053,753           952,619
   Investment income, net                                                274,860          217,066           162,350
   Realized investment gains                                             112,253           89,226            61,488
   Other                                                                  72,301           78,174            53,760
------------------------------------------------------------------------------------------------------------------------------------
     Total revenue                                                     1,542,963        1,438,219         1,230,217
------------------------------------------------------------------------------------------------------------------------------------
Benefits and expenses:
   Life insurance benefits                                               382,464          461,891           336,090
   Annuity benefits                                                      243,398          251,463           206,189
   Accident and health insurance benefits                                765,257          623,640           566,746
------------------------------------------------------------------------------------------------------------------------------------
     Total benefits                                                    1,391,119        1,336,994         1,109,025
   Benefit recoveries                                                    443,441          501,719           426,607
------------------------------------------------------------------------------------------------------------------------------------
        Net benefits                                                     947,678          835,275           682,418
   Commissions and other agent compensation                              304,816          322,697           310,665
   General and administrative expenses                                   162,798          116,007           106,744
   Taxes, licenses and fees                                               26,292           15,848            20,605
   Amortization of goodwill                                                3,847                0                 0
   Amortization of value of business acquired, net of interest credited    4,161                0                 0
   Change in deferred acquisition costs, net                             129,142           (2,979)          (63,742)
------------------------------------------------------------------------------------------------------------------------------------
     Total benefits and expenses                                       1,578,734        1,286,848         1,056,690
------------------------------------------------------------------------------------------------------------------------------------
     (Loss) income from operations before income taxes                   (35,771)         151,371           173,527
------------------------------------------------------------------------------------------------------------------------------------
Income tax (benefit) expense:   Current                                   63,371           48,410            31,571
   Deferred                                                              (73,727)           2,822            28,283
------------------------------------------------------------------------------------------------------------------------------------
     Total income tax (benefit) expense                                  (10,356)          51,232            59,854
------------------------------------------------------------------------------------------------------------------------------------
     (Loss) income before cumulative effect of change in accounting      (25,415)         100,139           113,673
Cumulative effect of change in accounting, net of tax benefit of $8,682  (16,122)               0                 0
------------------------------------------------------------------------------------------------------------------------------------
     Net (loss) income                                                $  (41,537)         100,139           113,673
------------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income

Years ended December 31, 1999, 1998 and 1997 (in thousands)

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                     $  (41,537)          100,139          113,673
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) gain:

   Foreign currency translation adjustments, net of tax                    1,461            (1,761)            (975)
------------------------------------------------------------------------------------------------------------------------------------
Unrealized (losses) gains on fixed maturities and equity securities:  Unrealized holding (losses) gains arising during the period net of tax (benefit) expense of
$(55,781), $57,703 and $71,594 in 1999, 1998,

and 1997, respectively                                                  (103,590)          107,162          132,961
Reclassification adjustment for gains included in net income, net of tax expense of $39,289, $30,627, and $21,588 in 1999, 1998, and 1997,
 respectively                                                             72,964           56,879            40,093
------------------------------------------------------------------------------------------------------------------------------------
        Total unrealized holding (losses) gains                         (176,554)          50,283            92,868
------------------------------------------------------------------------------------------------------------------------------------

        Total other comprehensive (loss) income                         (175,093)          48,522            91,893
------------------------------------------------------------------------------------------------------------------------------------

        Total comprehensive (loss) income                             $ (216,630)         148,661            205,566
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Stockholder's Equity

Years ended December 31, 1999, 1998 and 1997 (in thousands)

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
   Balance at beginning and end of year                               $   20,000           20,000            20,000
------------------------------------------------------------------------------------------------------------------------------------
Preferred stock:
   Balance at beginning of year                                                0           25,000            25,000
   Redemption of stock during the year                                         0           (25,000)               0
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                                    0                0            25,000
------------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital:   Balance at beginning of year               407,088          407,088           407,088
   Capital contribution                                                  423,186                0                 0
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                              830,274          407,088           407,088
------------------------------------------------------------------------------------------------------------------------------------
Retained earnings:
   Balance at beginning of year                                          673,857          574,447           462,925
   Net income                                                             41,537)         100,139           113,673
   Cash dividend to stockholder                                                0             (729)          (2,151)
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                              632,320          673,857           574,447
------------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income: Accumulated unrealized holding gain:

     Balance at beginning of year                                        245,788          195,505           102,637
     Net unrealized gain (loss) on investments
        during the year, net of deferred federal income taxes           (176,554)          50,283            92,868
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                               69,234          245,788           195,505
Accumulated unrealized foreign currency (loss):
   Balance at beginning of year                                           (6,209)          (4,448)           (3,473)
   Net unrealized gain (loss) on foreign currency
     translation during the year, net of deferred federal income taxes     1,461           (1,761)             (975)
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                               (4,748)          (6,209)           (4,448)
------------------------------------------------------------------------------------------------------------------------------------
   Total accumulated other comprehensive income                           64,486          239,579           191,057
------------------------------------------------------------------------------------------------------------------------------------
     Total stockholder's equity                                       $1,547,080        1,340,524         1,217,592
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Cash Flows

December 31, 1999, 1998 and 1997 (in thousands)


                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:
   Net (loss) income                                                  $   (41,537)        100,139           113,673
------------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile  net (loss) income to net cash (used in) provided by operating activities:

        Realized investment gains                                        (112,253)         (89,226)          (61,488)
        Deferred federal income tax expense                               (82,409)           2,822            28,283
        Charges to policy account balances                                (66,945)        (104,681)         (148,159)
        Interest credited to policy account balances                      251,303          262,956           251,182
        Change in:
          Accrued investment income                                        (1,921)           1,696            (2,215)
          Receivables                                                      17,873          (61,295)         (107,398)
          Reinsurance recoverable                                        (435,498)        (162,959)       (1,205,410)
          Deferred acquisition costs                                      128,296           (2,979)          (63,742)
          Future benefit reserves                                        (136,722)          25,183           138,370
          Policy and contract claims and other policyholder funds         184,939          154,213            92,230
          Unearned premiums                                                (4,765)           3,610            17,992
          Reinsurance payable                                              13,820           17,713            68,725
          Current tax recoverable                                          (6,424)          16,701            (8,306)
          Accrued expenses and other liabilities                          (31,349)          14,797            12,113
          Commissions due and accrued                                       5,627            1,483             2,414
        Depreciation and amortization                                      (5,917)         (12,711)          (13,312)
        Equity in earnings of equity investments                             (690)          (2,207)                0
        Other, net                                                         (1,151)              94                18
------------------------------------------------------------------------------------------------------------------------------------
        Total adjustments                                                (284,186)          65,210          (998,703)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by operating activities              (325,723)         165,349          (885,030)
------------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Cash Flows (continued)

Years ended December 31, 1999, 1998 and 1997 (in thousands)


                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows (used in) provided by operating activities                 $  (325,723)         165,349          (885,030)
Cash flows (used in) provided by investing activities:
   Purchase of fixed maturities                                        (1,171,682)      (1,256,653)       (1,748,950)
   Purchase of equity securities                                         (404,985)      (1,518,096)       (1,699,847)
   Purchase of real estate                                                (66,502)         (36,367)           (8,398)
   Purchase of options                                                    (32,617)         (11,503)           (3,482)
   Funding of mortgage loans                                             (114,840)        (168,870)         (103,626)
   Sale of fixed maturities                                             1,123,115        1,460,969         1,921,534
   Matured fixed maturities                                                21,280           28,152             1,150
   Sale of equity securities                                              385,559        1,560,695         1,691,789
   Sale of real estate                                                          0            7,103               551
   Repayment of mortgage loans                                             41,355           29,105            29,520
   Net change in certificates of deposit and short-term securities         38,121          (49,242)           87,848
   Purchase of Life USA, net of cash acquired                            (370,881)         (79,091)                0
   Other                                                                   (5,438)          (5,489)           94,126
------------------------------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by investing activities                   (557,515)         (39,287)          262,215
------------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) financing activities:

   Policyholders' deposits to account balances                         1,033,877          864,446           748,430
   Policyholders' withdrawals from account balances                      (663,733)        (562,667)         (524,579)
   Change in assets held under reinsurance agreements                      80,823            7,876           150,526
   Funds (repaid) borrowed on dollar reverse repurchase agreements, net         0         (369,664)          239,468
   Capital contribution                                                   423,186                0                 0
   Redemption of preferred stock                                                0          (25,000)                0
   Cash dividends paid                                                          0             (729)           (2,151)
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                    874,153          (85,738)          611,694
------------------------------------------------------------------------------------------------------------------------------------
        Net change in cash                                                 (9,085)          40,324           (11,121)
Cash at beginning of year                                                  67,195           26,871            37,992
------------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                   $   58,110           67,195             26,871
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Cash Flows (continued)

Years ended December 31, 1999, 1998 and 1997 (in thousands)

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of noncash transactions:
   Fair value of assets acquired in acquisition of LifeUSA:

     Fixed maturities                                                 $ 2,283,214                0                 0
     Equity securities                                                    21,358                 0                 0
     Certificates of deposit and short-term securities                    11,285                 0                 0
     Policy loans                                                         37,618                 0                 0
     Options                                                              20,491                 0                 0
     Cash                                                                 62,767                 0                 0
     Accrued investment income                                            35,204                 0                 0
     Receivables (net of allowance for uncollectible accounts of $145)     4,768                 0                 0
     Recoverable on future policy benefit reserves - annuity           3,023,377                 0                 0
     Deferred tax asset                                                   29,825                 0                 0
     Other assets                                                         21,291                 0                 0

   Liabilities assumed in acquisition of LifeUSA:

     Future policy benefit reserves - annuity                          5,395,155                 0                 0
     Reinsurance payable                                                  69,022                 0                 0
     Accrued expenses                                                     14,611                 0                 0
     Commissions due and accrued                                           9,277                 0                 0
     Other policyholder funds                                             29,729                 0                 0
     Other liabilities                                                    42,552                 0                 0


See accompanying notes to consolidated financial statements.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies

Allianz Life Insurance Company of North America (the Company) is a wholly owned subsidiary of Allianz of America, Inc. (AZOA), a wholly owned subsidiary of Allianz Aktiengesellschaft Holding (Allianz AG), a Federal Republic of Germany company.

The Company is a life insurance company that is licensed to sell group and individual life, annuity and accident and health policies in the United States, Canada and several U.S. territories. Based on 1999 net revenues and considerations, 36%, 18% and 46% of the Company's business is life, annuity and accident and health, respectively. The Company's primary distribution channels are through strategic alliances with other insurance companies, third party marketing organizations and with independent agents. The Company has a significant relationship with The Franklin Templeton Group and its broker/dealer network related to sales of its variable life and variable annuity products.

Following is a summary of the significant accounting policies reflected in the accompanying consolidated financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) which vary in certain respects from accounting rules prescribed or permitted by state insurance regulatory authorities. The accounts of the Company's major subsidiaries, Life USA Holding, Inc. (Life USA) and Preferred Life Insurance Company of New York, and other less significant subsidiaries have been consolidated. The consolidated financial statements only include the results of Life USA's operations subsequent to October 1, 1999, the date of its acquisition by the Company (see note 2). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect reported assets and liabilities including reporting or disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could vary significantly from management's estimates.

Traditional Life, Group Life and Group Accident and Health Insurance
Traditional life products include products with guaranteed premiums and benefits and consist principally of whole life and term insurance policies, limited payment contracts and certain annuity products with life contingencies.

Premiums on traditional life and group life products are recognized as income when due. Group accident and health premiums are recognized as earned on a pro rata basis over the risk coverage periods. Benefits and expenses for traditional and group products are matched with earned premiums so that profits are recognized over the premium paying periods of the contracts. This matching is accomplished by establishing provisions for future policy benefits and policy and contract claims, and deferring and amortizing related policy acquisition costs.

Nontraditional and Variable Life and Annuity Business

Nontraditional and variable life insurance and interest sensitive contracts that have significant mortality or morbidity risk are accounted for in accordance with the retrospective deposit method. Interest sensitive contracts that do not have significant mortality or morbidity risk are accounted for in a manner consistent with interest bearing financial instruments. For both types of contracts, premium receipts are reported as deposits to the contractholder's account while revenues consist of amounts assessed against contractholders including surrender charges and earned administrative service fees. Mortality or morbidity charges are also accounted for as revenue on those contracts containing mortality or morbidity risk. Benefits consist of interest credited to contractholder's accounts and claims or benefits incurred in excess of the contractholder's balance.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies (Continued)


Value of Business Acquired and Goodwill

The value of insurance in force purchased is recorded as the value of business acquired (VOBA). The initial value was determined by an actuarial study using the present value of future profits in calculating the value of the insurance purchased. An accrual of interest is added to the unamortized balance using the rates credited to the policyholder accounts. The balance is amortized in relation to the present value of expected future gross profits in the same manner as deferred acquisition costs. The amortization period is expected to be approximately 20 years from the date the business was acquired. The activity in the VOBA balance for 1999 is summarized below.

Balance, beginning of year$  0
Additions              214,524
Interest                 1,975
Amortization           (6,136)
                        ------
Balance, end of year   210,363
                        ------

The  amortization  of the VOBA in each of the next five years is expected to be:
2000 - $21,491;  2001 -  $20,123;  2002 -  $18,329;  2003 - $18,105;  and 2004 -
$16,958.

Goodwill is the excess of the amount paid to acquire a company over the fair value of its net assets and VOBA, reduced by amortization and valuation adjustments, if any. Goodwill is amortized on a straight-line basis over 20 years. The value of VOBA and goodwill will be monitored at least annually based on estimates of future earnings. For VOBA, those earnings relate to the insurance in force purchased. For goodwill, estimates will be based on production subsequent to the purchase. If estimated future earnings are less than the carrying amount of the related asset, the carrying value of the asset may not be recoverable. If impairment is indicated, the carrying value will be reduced to its fair value with a corresponding charge to earnings.

Deferred Acquisition Costs

Acquisition costs, consisting of commissions and other costs that vary with and are primarily related to production of new business, are deferred. For traditional life and group life products, such costs are amortized over the revenue-producing period of the related policies using the same actuarial assumptions used in computing future policy benefit reserves. Acquisition costs for accident and health insurance policies are deferred and amortized over the lives of the policies in the same manner as premiums are earned. For interest sensitive products, acquisition costs are amortized in relation to the present value of expected future gross profits from investment margins and mortality, morbidity and expense charges. Deferred acquisition costs amortized during 1999, 1998 and 1997 were $312,036, $202,644, and $219,266, respectively.

Future Policy Benefit Reserves

Future policy benefit reserves on traditional life products are computed by the net level premium method based upon estimated future investment yield, mortality and withdrawal assumptions, commensurate with the Company's experience, modified as necessary to reflect anticipated trends, including possible unfavorable deviations. Most life reserve interest assumptions range from 6% to 3.5%.

Future policy benefit reserves for interest sensitive products are generally carried at accumulated contract values. Reserves on some deferred annuity contracts are computed based on contractholder cash value accumulations, adjusted for mortality, withdrawal and interest margin assumptions.

Fair values of investment contracts, which include deferred annuities and other annuities without significant mortality risk, were determined by testing amounts payable on demand against discounted cash flows using interest rates commensurate with the risks involved. Fair values are based on the amount payable on demand at December 31.

Policy and Contract Claims

Policy and contract claims represent an estimate of claims and claim adjustment expenses that have been reported but not yet paid and incurred but not yet reported as of December 31.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies (Continued)


Reinsurance

Insurance liabilities are reported before the effects of reinsurance. Amounts paid or deemed to have been paid for claims covered by reinsurance contracts are recorded as reinsurance receivable. Reinsurance receivables are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.

Investments

The Company has classified all of its fixed maturity and equity portfolio as "available-for-sale" and, accordingly, the securities are carried at fair value. Short-term investments are carried at amortized cost, which approximates market value. Policy loans are reflected at their unpaid principal balances. Mortgage loans are reflected at unpaid principal balances adjusted for premium and discount amortization and an allowance for uncollectible balances. The Company analyzes loan impairment at least once a year when assessing the adequacy of the allowance for possible credit losses. The Company does not accrue interest on impaired loans and accounts for interest income on such loans on a cash basis.

Realized gains and losses are computed based on the specific identification method.

As of December 31, 1999 and 1998, investments with a carrying value of $164,045 and $116,197, respectively, were held on deposit with various insurance departments and in other trusts as required by statutory regulations.

The fair values of invested assets, excluding investments in real estate, are deemed by management to approximate their estimated market values. The fair value of mortgage loans has been calculated using discounted cash flows and is based on pertinent information available to management as of year-end. Policy loan balances which are supported by the underlying cash value of the policies approximate fair value. Changes in market conditions subsequent to year-end may cause estimates of fair values to differ from the amounts presented herein.

Accounting for Option Contracts

Certain annuity products provide additional benefits to the policy annuitization value based on the growth in the Standard & Poor's (S&P) 500 Index. The Company has analyzed the characteristics of these benefits and has purchased option contracts tied to the S&P 500 Index with similar characteristics to hedge these risks. Management monitors correlation of in force amounts and option contract values to ensure proper matching. If persistency assumptions were to deviate significantly from anticipated rates, management would purchase or sell option contracts as deemed appropriate. As of December 31, 1999, management believes a proper hedge exists.

The option contracts are reported at fair value on the consolidated balance sheet. The fair value of the options is deemed by management to approximate the estimated market values. Unrealized gains and losses on the option contracts are recorded in annuity benefits on the consolidated statement of operations to offset increases in the future policy benefits liability recorded for the index benefit.

The Company purchases "over-the-counter" European-Asian call option contracts based upon the S&P 500 Index. Two types of options are purchased: five- and seven-year options with daily averaging of the index during the last year of the contract and five-year cliquet options which use monthly averaging of the index during each year and resets at each anniversary date of the contract. The strike price depends on the product, index period, cap and credited rate. The Company only purchases option contracts from counterparties rated AA- or better and the option contracts are not used for trading purposes.

Income Taxes

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies (Continued)


Separate Accounts

Separate accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders and contractholders. Each account has specific investment objectives and the assets are carried at fair value. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

Fair values of separate account assets were determined using the market value of the underlying investments held in segregated fund accounts. Fair values of separate account liabilities were determined using the cash surrender values of the policyholder's and contractholder's account.

Receivables

Receivable balances approximate estimated fair values. This is based on pertinent information available to management as of year-end including the financial condition and credit worthiness of the parties underlying the receivables. Changes in market conditions subsequent to year-end may cause estimates of fair values to differ from the amounts presented herein.

Accounting Changes

Effective January 1, 1999, the Company changed its methodology for calculating deferred acquisition costs and future benefit reserves for two tiered deferred annuities. The revised calculation better reflects the income streams from this product. Under the previous method of accounting, a disproportionate amount of gains were recognized when contract annuitization or surrenders occurred. The new methodology provides for profit emergence over the life of the block of annuities. The cumulative effect of the change in accounting principle for the years prior to 1999 in the amount of $16,122, net of taxes, is recorded in the accompanying consolidated statement of operations. The effect of the change in methodology does not have a significant impact on the financial statements for prior years, therefore no proforma retroactive information is included.

In 1999, the Company adopted Statement of Position (SOP) 97-3, Accounting for Insurance and Other Enterprises for Insurance-Related Assessment, and SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. No material adjustments were made to the consolidated financial statements upon adoption of these statements.

     In 1998, the Company  adopted  Statement of Financial  Accounting  Standard
(SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and SFAS No. 132, Employers Disclosures about Pensions and Other Postretirement Benefits. No adjustments were made to the consolidated financial statements upon adoption of these pronouncements.


Accounting Pronouncements to be Adopted

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. In June 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133 was issued. This statement defers the effective date to fiscal years beginning after June 15, 2000. The Company will adopt these statements on January 1, 2001. The impact of adoption of SFAS No. 133 on the financial position of the Company has not been determined.


Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(2) Business Combination

On October 1, 1999, the Company acquired all of the outstanding capital stock (including all outstanding options) of Life USA that it did not already own for approximately $423 million in cash. The acquisition was financed by a capital contribution from AZOA.

The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements include only the results of Life USA's operations from the date of acquisition. The value of business acquired was approximately $215 million and is being amortized in relation to the present value of future gross profits, which will be approximately 20 years. The remaining excess of the purchase price over the fair value of assets acquired in the amount of $308 million has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

During 1999, expenses of approximately $7 million were recorded related to the acquisition of Life USA and its integration with the Company. These expenses resulted primarily from the costs of the integration of the Company's and Life USA's strategies, policies and practices. These charges include filing fees, legal fees and other consulting fees related to the acquisition.

Following are the Company's unaudited pro forma results for the years ended December 31, 1999 and 1998 assuming the acquisition occurred on January 1, 1998.

                                          Unaudited
                                   1999              1998
------------------------------------------------------------------------------
Total revenue                 $ 1,766,792         1,654,531
Net (loss) income                 (44,624)          103,236
------------------------------------------------------------------------------

These unaudited pro forma results have been prepared for comparative purposes only and include additional amortization expenses as a result of goodwill and certain other adjustments. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 1998 or that may result in the future.

In 1998, the Company accounted for its investment in Life USA under the equity method of accounting and carried its investment at cost, adjusted for its share of Life USA's earnings, amortization of goodwill and dividends received. The difference between the cost of the investment and underlying equity was to be amortized on a straight-line basis over ten years. As of December 31, 1998, the company held 21.41% of the outstanding common stock of Life USA with an approximate market value of $68,290. The carrying value of the Life USA investment at year-end 1998 was $80,928, which was $20,983 higher than the equity in net assets of $59,945.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments

Investments at December 31, 1999 consist of:

                                                                                                             Amount
                                                                                                            shown on

                                                                         Amortized        Estimated       consolidated
                                                                           cost             fair             balance
                                                                          or cost           value             sheet
------------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
   U.S. government                                                    $  294,587          291,996           291,996
   States and political subdivisions                                      57,378           52,452            52,452
   Foreign government                                                    172,877          169,686           169,686
   Public utilities                                                      227,934          220,602           220,602
   Corporate securities                                                2,981,913        2,873,327         2,873,327
   Mortgage backed securities                                            345,794          347,235           347,235
   Collateralized mortgage obligations                                   634,680          627,052           627,052
------------------------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                                           $4,715,163        4,582,350         4,582,350
------------------------------------------------------------------------------------------------------------------------------------
Equity securities:
   Common stocks:
     Banks, trusts and insurance companies                                22,935           23,831            23,831
     Industrial and miscellaneous                                        413,279          651,710           651,710
------------------------------------------------------------------------------------------------------------------------------------
     Total equity securities                                          $  436,214          675,541           675,541
------------------------------------------------------------------------------------------------------------------------------------
Other investments:
   Mortgage loans on real estate                                         528,933            XXXXXX          528,933
   Certificates of deposit and short-term securities                     139,571            XXXXXX          139,571
   Policy loans                                                           46,573            XXXXXX           46,573
   Real estate                                                           154,063            XXXXXX          154,063
   Options                                                                51,131            XXXXXX           68,217
   Investment in equity investments                                        3,045            XXXXXX            3,045
------------------------------------------------------------------------------------------------------------------------------------
     Total other investments                                          $  923,316            XXXXXX          940,402
------------------------------------------------------------------------------------------------------------------------------------
     Total investments                                                $6,074,693            XXXXXX        6,198,293
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments (CONTINUED)

At December 31, 1999 and 1998, the amortized cost, gross unrealized gains,  gross unrealized losses and estimated fair values of securities are as follows:

                                                          Amortized        Gross            Gross           Estimated
                                                            cost        unrealized       unrealized           fair
                                                           or cost         gains           losses             value
------------------------------------------------------------------------------------------------------------------------------------
1999:

   U.S. Government                                     $  294,587          3,340            5,931           291,996
   States and political subdivisions                       57,378              0            4,926            52,452
   Foreign government                                     172,877            334            3,525           169,686
   Public utilities                                       227,934             20            7,352           220,602
   Corporate securities                                 2,981,913          3,902          112,488         2,873,327
   Mortgage backed securities                             345,794          5,026            3,585           347,235
   Collateralized mortgage obligations                    634,680          2,126            9,754           627,052
------------------------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                             4,715,163         14,748          147,561         4,582,350
   Equity securities                                      436,214        289,441           50,114           675,541
------------------------------------------------------------------------------------------------------------------------------------
     Total                                             $5,151,377        304,189          197,675         5,257,891
------------------------------------------------------------------------------------------------------------------------------------
1998:

   U.S. Government                                     $  274,813         36,717              234           311,296
   States and political subdivisions                       94,640          6,481                0           101,121
   Foreign government                                      34,652          2,079                0            36,731
   Public utilities                                        66,236          5,948              202            71,982
   Corporate securities                                 1,441,359         67,234            9,891         1,498,702
   Mortgage backed securities                             401,505         26,799                0           428,304
   Collateralized mortgage obligations                     80,599         10,141              585            90,155
------------------------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                             2,393,804        155,399           10,912         2,538,291
   Equity securities                                      278,753        245,913           12,262           512,404
------------------------------------------------------------------------------------------------------------------------------------
     Total                                             $2,672,557        401,312           23,174         3,050,695
------------------------------------------------------------------------------------------------------------------------------------

The changes in unrealized (losses) gains on fixed maturity securities were $(277,300),  $22,170,  and $58,422 in each of the years ended December 31, 1999, 1998 and 1997, respectively.

The changes in unrealized gains in equity investments, which include common stocks and nonredeemable preferred stocks were $5,676,
$55,188, and $84,718 for the years ended December 31, 1999, 1998 and 1997, respectively.



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments (CONTINUED)

The amortized cost and estimated  fair value of fixed  maturities at December 31, 1999, by  contractual  maturity,  are shown below.  Expected  maturities  will differ  from  contractual  maturities  because  borrowers  may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          Amortized         Estimated
                                                                                            cost           fair value
------------------------------------------------------------------------------------------------------------------------------------
   Due in one year or less                                                             $  102,823           102,554
   Due after one year through five years                                                1,055,901         1,037,031
   Due after five years through ten years                                               1,279,988         1,243,845
   Due after ten years                                                                  1,295,977         1,224,633
   Mortgage backed securities and collateralized mortgage obligations                     980,474           974,287
------------------------------------------------------------------------------------------------------------------------------------
     Totals                                                                            $4,715,163         4,582,350
------------------------------------------------------------------------------------------------------------------------------------

Gross gains of $151,920,  $105,723,  and $70,335 and gross losses of $39,717,  $18,217,  and $8,654 were realized on sales of securities in 1999, 1998 and 1997, respectively.

Net realized investment gains (losses) for the respective years ended December 31 are summarized as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Fixed maturities, at market                                           $    (4,474)         30,299            40,268
Equity securities                                                         116,677          57,207            21,413
Mortgage loans                                                             (1,680)           ,320)             (982)
Real estate                                                                   331           3,133               635
Other                                                                        (601)            93)               154
------------------------------------------------------------------------------------------------------------------------------------
     Net gains before taxes                                               112,253          89,226            61,488
Tax expense on net realized gains                                          39,257          31,229            21,521
------------------------------------------------------------------------------------------------------------------------------------
     Net gains after taxes                                            $    72,996           7,997            39,967
------------------------------------------------------------------------------------------------------------------------------------

     The valuation allowances on mortgage loans at December 31, 1999, 1998 and 1997 and the changes in the allowance for the years then ended are summarized as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Beginning of Year                                                     $    9,599             8,279              7,279
   Charged to operations                                                   1,680             1,320             1,000
   Recoveries                                                                  0                0                  0
------------------------------------------------------------------------------------------------------------------------------------
End of Year                                                           $   11,279             9,599             8,279
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments (CONTINUED)

Major categories of net investment income for the respective years ended December 31 are:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Interest:
   Fixed maturities                                                   $  212,992          155,397           211,335
   Mortgage loans                                                         40,011           34,449            25,232
   Policy loans                                                              737              497             6,526
   Short-term investments                                                  1,823           15,022            12,804
Dividends:
   Preferred stock                                                           212              668               748
   Common stock                                                            5,259            5,190             4,603
Interest on assets held by reinsurers                                      8,097            8,272             8,858
Rental income on real estate                                              13,356            7,505             5,657
Other invested assets                                                      6,405            1,132             3,781
------------------------------------------------------------------------------------------------------------------------------------
     Total investment income                                             288,892          228,132           279,544

Investment expenses related to coinsurance agreements (note 8)             2,660            2,689            98,417
Investment expenses                                                       11,372            8,377            18,777
------------------------------------------------------------------------------------------------------------------------------------
     Net investment income                                            $  274,860          217,066           162,350
------------------------------------------------------------------------------------------------------------------------------------

During the first two months of 1998,  the Company  entered into mortgage  backed  security  reverse  repurchase  transactions
("dollar rolls") with certain  securities  dealers.  Under this program,  the Company sold certain  securities for delivery in the current  month and  simultaneously  contracted  with the same dealer to repurchase  similar,  but not  identical,  securities on a specified future date. The Company gave up the right to receive  principal and interest on the securities sold. As of December 31,
1999 and 1998 there were no outstanding  amounts under the Company's  dollar roll program.  Average  balances  outstanding for the first two months of 1998 were $120,525 and weighted average interest rates were 6.5%. The maximum balance  outstanding during 1998 was $120,525. No dollar rolls were transacted in 1999.



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(4) Summary Table of Fair Value Disclosures

                                                                   1999                               1998
------------------------------------------------------------------------------------------------------------------------------------
                                                          Carrying         Fair           Carrying            Fair
                                                           Amount          Value           Amount             Value
                                                           -------         -----           -------            -----
Financial assets

------------------------------------------------------------------------------------------------------------------------------------
   Fixed maturities, at market:
     U.S. Government                                   $  291,996        291,996          311,296           311,296
     States and political subdivisions                     52,452         52,452          101,121           101,121
     Foreign governments                                  169,686        169,686           36,731            36,731
     Public utilities                                     220,602        220,602           71,982            71,982
     Corporate securities                               2,873,327      2,873,327        1,546,342         1,546,342
     Mortgage backed securities                           347,235        347,235          380,664           380,664
     Collateralized mortgage obligations                  627,052        627,052           90,155            90,155
   Equity securities                                      675,541        675,541          512,404           512,404
   Mortgage loans                                         528,933        530,033          457,128           495,202
   Short term investments                                 139,571        139,571          166,366           166,366
   Policy loans                                            46,573         46,573            7,118             7,118
   Options                                                 68,217         68,217           15,109            15,109
   Investment in equity investments                         3,045          4,286           80,928            68,290
   Receivables                                            310,866        310,866          323,971           323,971
   Separate accounts assets                             8,488,404      8,488,404        9,915,150         9,915,150

Financial liabilities

------------------------------------------------------------------------------------------------------------------------------------
   Investment contracts                                 7,609,726      7,208,876        3,645,657         3,035,787
   Separate account liabilities                         8,488,404      8,361,112        9,915,150         9,765,791
------------------------------------------------------------------------------------------------------------------------------------

     See Note 1 "Summary of Significant  Accounting  Policies" for description of the methods and significant  assumptions used to estimate fair values.

(5) Receivables

Receivables at December 31 consist of the following:

                                                                                            1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Premiums due                                                                           $  264,685           270,657
Agents balances                                                                             4,809            10,088
Related party receivables                                                                   2,230             3,852
Reinsurance commission receivable                                                           9,304             8,022
Scholarship enrollment fees                                                                14,125            12,010
Due from administrators                                                                     4,550            13,271
Other                                                                                      11,163             6,071
------------------------------------------------------------------------------------------------------------------------------------
        Total receivables                                                              $  310,866            323,971
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(6) Accident and Health Claims Reserves

Accident and health claims reserves are based on estimates that are subject to uncertainty. Uncertainty regarding reserves of a given  accident year is gradually  reduced as new  information  emerges each  succeeding  year,  thereby  allowing more reliable re-evaluations of such reserves.  While management  believes that reserves as of December 31, 1999 are adequate,  uncertainties in the  reserving  process  could cause such  reserves to develop  favorably  or  unfavorably  in the near term as new or  additional information  emerges.  Any  adjustments to reserves are reflected in the operating  results of the periods in which they are made.
Movements in reserves,  which are small  relative to the amount of such  reserves,  could  significantly  impact  future  reported earnings of the Company.

Activity in the accident and health claims  reserves,  exclusive of long term care,  hospital  indemnity and AIDS reserves of
$19,542, $9,918, and $12,479 in 1999, 1998 and 1997, respectively, is summarized as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, net of reinsurance
   recoverables of $128,764, $141,033, and $124,320                   $  366,425          312,886           273,813
Adjustment primarily related to commutation of block of business         (53,585)               0                 0
Incurred related to:
   Current year                                                          431,279          417,042           346,901
   Prior years                                                             3,264           (12,217)          (12,087)
------------------------------------------------------------------------------------------------------------------------------------
Total incurred                                                           434,543          404,825           334,814
------------------------------------------------------------------------------------------------------------------------------------
Paid related to:
   Current year                                                          193,341          204,100           150,942
   Prior years                                                           185,696          147,186           144,798
------------------------------------------------------------------------------------------------------------------------------------
 Total paid                                                              379,037          351,286           295,740
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, net of reinsurance
   recoverables of $175,142, $128,764, and $141,033                   $  368,346          366,425            312,887
------------------------------------------------------------------------------------------------------------------------------------

The Company incurred  additional losses in 1999 on prior year incurred claims primarily on its reinsurance  assumed (non-HMO)
business.  Due to lower than anticipated  losses related to prior years,  the provision for claims and claim  adjustment  expenses decreased in 1998 and 1997.



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(7) Reinsurance

In the normal  course of business,  the Company  seeks to limit its  exposure to loss on any single  insured and to recover a portion of benefits paid by ceding risks under excess  coverage and  coinsurance  contracts.  The Company  retains a maximum of $1 million  coverage per individual  life.  Reinsurance  contracts do not relieve the Company from its obligations to  policyholders.
Failure of  reinsurers  to honor their  obligations  could result in losses to the Company.  The Company  evaluates  the financial condition of its  reinsurers  and monitors  concentrations  of credit risk to minimize  its  exposure to  significant  losses from reinsurer insolvencies.

Life insurance, annuities and accident and health business assumed from and ceded to other companies is as follows:

                                                                                                           Percentage

                                                           Assumed         Ceded                            of amount
                                            Direct       from other      to other            Net             assumed
Year ended                                  amount        companies      companies         amount            to net
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1999:
Life insurance in force                $36,994,161    129,809,733     24,174,006      142,629,888              91.0%
------------------------------------------------------------------------------------------------------------------------------------
Premiums:
   Life                                   205,208         273,604         67,069          411,743              66.5%
   Annuities                              199,341          39,729         95,232          143,838              27.6%
   Accident and health                    541,847         302,059        315,938          527,968              57.2%
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums                    $  946,396         615,392        478,239        1,083,549              56.8%
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1998:
Life insurance in force                $34,118,554     98,832,792     19,483,581      113,467,765              87.1%
------------------------------------------------------------------------------------------------------------------------------------
Premiums:
   Life                                   244,416         224,451         93,812          375,055              59.8%
   Annuities                              220,812           1,820         50,385          172,247               1.1%
   Accident and health                    479,237         294,333        267,119          506,451              58.1%
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums                    $  944,465         520,604        411,316        1,053,753              49.4%
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1997:
Life insurance in force                $32,234,241     72,682,842     19,873,094       85,043,989              85.5%
------------------------------------------------------------------------------------------------------------------------------------
Premiums:
   Life                                   252,859         170,798        110,579          313,078              54.6%
   Annuities                              217,353           1,910         30,789          188,474               1.0%
   Accident and health                    436,105         311,612        296,650          451,067              69.1%
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums                    $  906,317         484,320        438,018          952,619              50.8%
------------------------------------------------------------------------------------------------------------------------------------

Included in reinsurance receivables at December 31, 1999 are $2,095,817 and $849,279 recoverable from two insurers who, as of
December 31, 1999, were both rated A+ by A.M.  Best's  Insurance  Reports.  A contingent  liability  exists to the extent that the
Company's reinsurers are unable to meet their contractual obligations.  Management is of the opinion that no liability will accrue to the Company with respect to this contingency.

Of the amounts ceded to others, the Company ceded life insurance inforce of $3,387,592,  $2,067,664,  and $1,163,533 in 1999,
1998 and  1997,  respectively,  and life  insurance  premiums  earned  of  $6,008,  $4,165,  and  $2,538  in 1999,  1998 and 1997,
respectively,  to its ultimate  parent  Allianz AG. The Company also ceded  accident and health  premiums  earned to Allianz AG of
$3,131, $2,817, and $2,467 in 1999, 1998 and 1997.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(7) Reinsurance (Continued)

Effective January 1, 1999, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure a block of preneed life and annuity business with 1999 premium of $10,300. In connection with this agreement, the Company recognized a recoverable on future benefit reserves of $95,000, received a ceding commission of $2,600 and transferred cash of $91,700. The unearned ceding commission represents deferred revenue that will be amortized over the revenue-producing period of the related reinsured policies. During 1999, $1,200 was amortized and included in other revenue in the consolidated statements of operations. The servicing of the coinsured business was also transferred to a third party administrator.

Effective December 31, 1999, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure the remaining block of preneed life and annuity business with 1999 premium of $97,100. In connection with this agreement, the Company recognized a recoverable on future benefit reserves of $245,000, received a ceding commission of $73,900 and transferred cash of $154,000. The unearned ceding commission represents deferred revenue that will be amortized over the revenue-producing period of the related reinsured policies. The servicing of the coinsured business was also transferred to a third party administrator. Because the agreement was effective December 31, 1999, no revenue was recognized on this transaction in 1999.

Effective January 1, 1997, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure a block of business with life insurance inforce of $13,200,000 and 1997 premium of $90,000. The coinsured block included certain universal life and traditional life insurance policies and annuity contracts. In connection with this agreement, the Company recognized a recoverable on future benefit reserves of $1,102,000, received a ceding commission of $138,500 and transferred assets of $881,000, which support the business. The unearned ceding commission represents deferred revenue that will be amortized over the revenue-producing period of the related reinsured policies. During 1999, 1998 and 1997 $14,996, $15,965 and $22,647, respectively, was amortized and included in other revenue in the consolidated statements of operations. The servicing of the coinsured business was also transferred to a third party insurer who is also the retrocessionaire of the block. Effective January 1, 1998, the coinsurance agreement was amended to include another block of business with future benefit reserves of $66,000, capitalized deferred acquisition costs of $1,935 and deferred income of $750.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(8) Income Taxes

Income Tax (Benefit) Expense

     Total income tax expense (benefit) for the years ended December 31 are as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Income tax expense attributable to operations:

   Current tax expense                                                $   63,371           48,410            31,571
   Deferred tax (benefit) expense                                         (73,727)          2,822            28,283
------------------------------------------------------------------------------------------------------------------------------------
Total income tax (benefit) expense attributable to operations             (10,356)         51,232            59,854
Tax benefit due to cumulative effect of change in accounting               (8,682)              0                 0
------------------------------------------------------------------------------------------------------------------------------------
Total income tax (benefit) expense attributable to net income             (19,038)         51,232            59,854
Income tax effect on equity:
   Income tax allocated to stockholder's equity:

     Attributable to unrealized gains and losses for the year             (94,283)         26,127            49,748
------------------------------------------------------------------------------------------------------------------------------------

Total income tax effect on equity                                     $  (113,321)         77,359           109,602
------------------------------------------------------------------------------------------------------------------------------------


Components of Income Tax (Benefit) Expense

Income tax expense computed at the statutory rate of 35% varies from tax expense  reported in the consolidated  statements of operations for the respective years ended December 31 as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Income tax (benefit) expense computed at the statutory rate           $   (12,520)         52,980            60,735
Dividends received deductions and tax-exempt interest                      (2,605)         (3,294)           (2,792)
Foreign tax                                                                (1,014)           (133)              916
Interest on tax deficiency                                                    800             900             1,100
Goodwill amortization                                                       1,365               0                 0
Other                                                                       3,618             779              (105)
------------------------------------------------------------------------------------------------------------------------------------
        Income tax (benefit) expense as reported                      $  (10,356)          51,232             59,854
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(8) Income Taxes (Continued)


Components of Deferred Tax Assets and  Liabilities on the Balance Sheet Tax effects of temporary  differences  giving rise to the significant components of the net deferred tax liability at December 31 are as follows:

                                                                                            1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Provision for post retirement benefits                                              $    2,286             2,223
   Allowance for uncollectible accounts                                                       929               929
   Policy reserves                                                                        282,573           173,414
------------------------------------------------------------------------------------------------------------------------------------
     Total deferred tax assets                                                            285,788           176,566
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Deferred acquisition costs                                                             219,869           272,815
   Net unrealized gain                                                                     25,701           128,883
   Value of business acquired                                                              73,627                 0
   Other                                                                                   17,947            32,771
------------------------------------------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                                       337,144           434,469
------------------------------------------------------------------------------------------------------------------------------------
Net deferred tax liability                                                             $   51,356            257,903
------------------------------------------------------------------------------------------------------------------------------------

Although  realization  is not assured,  the Company  believes it is not necessary to establish a valuation  allowance for the deferred tax asset as it is more likely than not the deferred tax asset will be realized  principally  through future reversals of existing taxable  temporary  differences and future taxable income.  The amount of the deferred tax asset  considered  realizable, however,  could be reduced in the near term if estimates of future reversals of existing taxable temporary  differences and future taxable income are reduced.

The Company and its subsidiaries,  with the exception of Life USA Insurance Company,  files a consolidated federal income tax return with AZOA and all of its wholly owned subsidiaries.  The consolidated tax allocation agreement stipulates that each company participating in the return will bear its share of the tax liability  pursuant to United States Treasury  Department  regulations.
The Company and each of its insurance  subsidiaries  generally will be paid for the tax benefit on their losses, and any other tax attributes, to the extent they could have obtained a benefit against their post-1990 separate return taxable income or tax. Income taxes paid by the Company were $57,121,  $30,808, and $39,914 in 1999, 1998 and 1997, respectively.  At December 31, 1999 and 1998 the Company had a tax recoverable from AZOA of $3,251 and $3,030, respectively.

At December 31, 1999 and 1998,  the Company had a tax  recoverable  separate  from the  agreement  with AZOA in the amount of
$7,233 and $1,030,  respectively.  These amounts are for foreign taxes and Life USA taxes recoverable prior to the purchase by the
Company.


24

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)



(9) Related Party Transactions

In conjunction with the purchase of LifeUSA on October 1, 1999, the Company received a capital contribution from AZOA in the amount of $423,186.

The Company  reimbursed AZOA $3,582,  $2,495, and $2,519 in 1999, 1998 and 1997,
respectively, for certain administrative and investment management services performed. The Company's liability to AZOA for such services was $581 and $490 at December 31, 1999 and 1998, respectively.

The Company shares a data center with and receives other system support from affiliated insurance companies. Usage and other system support charges paid by the Company were $902, $1,291 and $2,826 in 1999, 1998 and 1997, respectively. The Company's liability for data center and other system support charges was $157 and $345 at December 31, 1999 and 1998, respectively.

The Company has 200 million authorized shares of preferred stock with a par value of $1 per share. This preferred stock is issuable in series with the number of shares, redemption rights and dividend rate designated by the Board of Directors for each series. Dividends are cumulative at a rate reflective of prevailing market conditions at time of issue and are payable semiannually. Dividend payments are restricted by provisions in State of Minnesota statutes. The Company had 25 million shares of Series A preferred stock outstanding until March 1998, which was held by AZOA with a dividend rate of 6.4% and a book value of $25,000. In March 1998, the Company redeemed and canceled the 25 million shares of Series A preferred stock.

 (10) Employee Benefit Plans

The Company participates in the Allianz Primary Retirement Plan (Primary Retirement Plan), a defined contribution plan. The Company makes contributions to a money purchase pension plan on behalf of eligible participants. All employees, excluding agents, are eligible to participate in the Primary
Retirement Plan after two years of service. The contributions are based on a percentage of the participant's salary with the participants being 100% vested upon eligibility. It is the Company's policy to fund the plan costs as accrued. Total pension contributions were $2,025, $756, and $810 in 1999, 1998 and 1997, respectively.

The Company participates in the Allianz Asset Accumulation Plan (Allianz Plan), a defined contribution plan sponsored by AZOA. Under the Allianz Plan provisions, the Company will match 75% of eligible employees' contributions up to a maximum of 6% of a participant's compensation. The plan can also declare a profit sharing allocation of up to 5.0% of base pay at year-end based upon the profitability of AZOA. All employees are eligible to participate after one year of service and are fully vested in the Company's matching contribution after three years of service. The Allianz Plan will accept participants' pretax or after tax contributions up to 15% of the participant's compensation. It is the Company's policy to fund the Allianz Plan costs as accrued. The Company has accrued $980, $868, and $1,057 in 1999, 1998 and 1997, respectively, toward planned contributions.

Employees of Life USA also participated in a defined contribution plan, which will be merged with the Allianz Plan effective January 1, 2000. Total Company contributions made subsequent to October 1, 1999 were $329.

The Company provides certain postretirement benefits to employees who retired on or before December 31, 1988 or who were hired before December 31, 1988 and who have at least ten years of service when they reach age 55. The Company's plan obligation at December 31, 1999 and 1998 was $6,532 and $6,352, respectively. This liability is included in "Other liabilities" in the accompanying balance sheet.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(11) Statutory Financial Data and Dividend Restrictions

Statutory accounting is directed toward insurer solvency and protection of policyholders. Accordingly, certain items recorded in financial statements prepared under GAAP are excluded or vary in determining statutory policyholders' surplus and net gain from operations.  Currently, these items include, among others, deferred acquisition costs, furniture and fixtures, accident and health premiums receivable which are more than 90 days past due, deferred taxes and undeclared dividends to policyholders.  Additionally, future life and annuity benefit reserves calculated for statutory  accounting do not include provisions for withdrawals.  The NAIC has completed a project to codify  statutory  accounting  practices,  the result of which will  constitute  the primary  source of
"prescribed"  statutory accounting practices.  Accordingly,  that project, which is currently in the process of state adoption and expected to be effective  January 1, 2001,  will change the definition of what comprises  prescribed  versus  permitted  statutory accounting  practices,  and may result in changes to existing  accounting  policies  insurance  enterprises  use to prepare  their statutory  financial  statements.  The Company has not quantified the effects of adopting the NAIC codification on their statutory financial statements.

The differences between  stockholder's  equity and net income reported in accordance with statutory  accounting practices and the accompanying consolidated financial statements as of and for the year ended December 31 are as follows:

                                          Stockholder's equity                           Net income
------------------------------------------------------------------------------------------------------------------------------------
                                             1999           1998           1999             1998              1997
                                             -----          -----          -----            -----             -----
Statutory basis                        $   873,617         654,371         97,768           35,188            72,343
Adjustments:
   Change in reserve basis                (289,261)       (226,145)       (80,952)           2,036           (99,981)
   Deferred acquisition costs              801,763         930,059       (128,296)           2,979            63,742
   Difference in accounting for
   purchase of Life USA                    340,675               0         (6,373)               0                 0
   Net deferred taxes                      (51,356)       (257,903)        82,409           (2,822)          (28,283)
   Statutory asset valuation reserve       236,210         178,011              0                0                 0
   Statutory interest maintenance reserve   43,786          48,697         (4,912)          14,361              7,994
   Modified coinsurance reinsurance              0          (2,358)             0           29,595             81,790
   Unrealized (losses) gains
   on investments                         (136,719)        158,391              0                0                 0
   Nonadmitted assets                        7,411          14,946              0                0                 0
   Deferred income on reinsurance         (186,888)       (106,065)             0                0                 0
   Other liabilities related
   to reinsurance                          (32,998)        (52,337)             0                0                 0
   Valuation allowance on mortgage loans   (11,279)         (9,599)        (1,680)          (1,320)           (1,000)
   Loss from non-insurance subsidiaries          0               0        (11,714)            (618)           (1,260)
   Other                                   (47,881)         10,456         11,613           20,740            18,327
------------------------------------------------------------------------------------------------------------------------------------
      As reported in the accompanying
      consolidated financial statements $1,547,080       1,340,524        (42,137)         100,139           113,672
------------------------------------------------------------------------------------------------------------------------------------

The Company is required to meet minimum  statutory  capital and surplus  requirements.  The Company's  statutory  capital and surplus as of December 31, 1999 and 1998 were in compliance with these  requirements.  The maximum amount of dividends that can be paid by Minnesota  insurance  companies to  stockholders  without  prior  approval of the  Commissioner  of Commerce is subject to restrictions relating to statutory earned surplus,  also known as unassigned funds.  Unassigned funds are determined in accordance with the accounting procedures and practices governing preparation of the statutory annual statement,  minus 25% of earned surplus attributable to unrealized capital gains. In accordance with Minnesota Statutes, the Company may declare and pay from its surplus, cash  dividends of not more than the greater of 10% of its  beginning of the year  statutory  surplus in any year, or the net gain from operations of the insurer,  not including  realized gains,  for the 12-month period ending the 31st day of the next preceding year. In 1998, the Company paid AZOA dividends on preferred  stock in the amount $729. A common stock dividend of $551 was paid in
1997. Dividends of $49,391 could be paid in 2000 without prior approval of the Commissioner of Commerce.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(11) Statutory Financial Data and Dividend Restrictions (Continued)


Regulatory Risk Based Capital

An insurance enterprise's state of domicile imposes minimum risk-based capital requirements that were developed by the National Association of Insurance Commissioners (NAIC). The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of an enterprise's regulatory total adjusted capital to its authorized control level risk-based capital, as defined by the NAIC. Enterprises below specific triggerpoints or ratios are classified within certain levels, each of which requires specified corrective action. The levels and ratios are as follows:

                           Ratio of total adjusted capital to
                           authorized control level risk-based
      Regulatory Event       capital (less than or equal to)
        -------------             ---------------------

    Company action level     2 (or 2.5 with negative trends)
   Regulatory action level                 1.5
  Authorized control level                  1
   Mandatory control level                 0.7

The Company's adjusted capital is in excess of the Company action level as of December 31, 1999 and 1998.

Permitted Statutory Accounting Practices

The Company is required to file annual statements with insurance regulatory authorities, which are prepared on an accounting basis prescribed or permitted by such authorities. Currently, prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. The Company does not currently use permitted statutory accounting practices that have a significant impact on its statutory financial statements.

(12) Commitments and Contingencies

The Company and its subsidiaries are involved in various pending or threatened legal proceedings arising from the conduct of their business. In the opinion of management, the ultimate resolution of such litigation will not have a material effect on the consolidated financial position of the Company.

The Company is contingently liable for possible future assessments under regulatory requirements pertaining to insolvencies and impairments of unaffiliated insurance companies. Provision has been made for assessments currently received and assessments anticipated for known insolvencies.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(13) Foreign Currency Translation

The net assets of the Company's  foreign  operations are translated into U.S.  dollars using exchange rates in effect at each year-end. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated foreign currency translation  adjustment reported as a separate component of comprehensive income. An analysis of this account for the respective years ended December 31 follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Beginning amount of cumulative translation adjustments                $    (6,209)          (4,448)           (3,473)
------------------------------------------------------------------------------------------------------------------------------------
Aggregate adjustment for the period resulting from
translation adjustments                                                     2,248           (2,710)           (1,500)
Amount of income tax (expense) benefit for period
related to aggregate adjustment                                              (787)             949               525
------------------------------------------------------------------------------------------------------------------------------------
   Net aggregate translation included in equity                             1,461           (1,761)             (975)
------------------------------------------------------------------------------------------------------------------------------------
Ending amount of cumulative translation adjustments                   $    (4,748)          (6,209)           (4,448)
------------------------------------------------------------------------------------------------------------------------------------
Canadian foreign exchange rate at end of year                              0.6924           0.6535            0.6992
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(14) Supplementary Insurance Information

     The following table summarizes certain financial information by line of business for 1999, 1998 and 1997:

                                                                             As of December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Future policy                          Other
                                                          Deferred       benefits,                           policy
                                                           policy         losses,                          claims and
                                                         acquisition    claims and        Unearned          benefits
                                                            costs      loss expense       premiums           payable
------------------------------------------------------------------------------------------------------------------------------------
1999:

Life                                                   $  231,927      1,874,904            3,049           116,569
Annuities                                                 561,966      7,728,072                0             1,771
Accident and health                                         7,870              0           45,964           809,575
------------------------------------------------------------------------------------------------------------------------------------
                                                       $  801,763      9,602,976           49,013           927,915
------------------------------------------------------------------------------------------------------------------------------------

1998:

Life                                                   $  217,262      1,445,844            3,859            97,647
Annuities                                                 694,388      3,588,491                0             1,727
Accident and health                                        18,409              0           49,919           671,472
------------------------------------------------------------------------------------------------------------------------------------
                                                       $  930,059      5,034,335           53,778           770,846
------------------------------------------------------------------------------------------------------------------------------------

1997:

Life                                                   $  189,971      1,297,269            5,215            63,572
Annuities                                                 717,721      3,251,829                0             1,881
Accident and health                                        19,388              0           44,953           487,660
------------------------------------------------------------------------------------------------------------------------------------
                                                       $  927,080      4,549,098           50,168           553,113
------------------------------------------------------------------------------------------------------------------------------------



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(14) Supplementary Insurance Information (Continued)

                                                              For the year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                            Premium                      Benefits,       Net change
                                            revenue                       claims             in
                                           and other         Net        losses, and        policy             Other
                                           contract      investment     settlement       acquisition        operating
                                        considerations     income        expenses         costs (a)         expenses
------------------------------------------------------------------------------------------------------------------------------------
1999:

Life                                   $  411,743          36,171        319,210           (14,665)         153,281
Annuities                                 143,838         211,432        163,329           133,268          166,715
Accident and health                       527,968          27,257        465,139            10,539          173,910
------------------------------------------------------------------------------------------------------------------------------------
                                       $1,083,549         274,860        947,678           129,142          493,906
------------------------------------------------------------------------------------------------------------------------------------
1998:

Life                                   $  375,055          34,731        306,318           (27,291)         141,705
Annuities                                 172,247         158,458        135,356           23,333           151,719
Accident and health                       506,451          23,877        393,601              979           161,128
------------------------------------------------------------------------------------------------------------------------------------
                                       $1,053,753         217,066        835,275            (2,979)         454,552
------------------------------------------------------------------------------------------------------------------------------------
1997:

Life                                   $  313,078          24,352        230,357           (14,363)          99,913
Annuities                                 188,474         118,028        124,535           (44,924)         186,789
Accident and health                       451,067          19,970        327,526            (4,455)         151,312
------------------------------------------------------------------------------------------------------------------------------------
                                       $  952,619         162,350        682,418           (63,742)         438,014
------------------------------------------------------------------------------------------------------------------------------------
(a)    See note 1 for total gross amortization.



                                     PART C
                                OTHER INFORMATION

Item 24.  Financial Statements and Exhibits


      a.  Financial Statements

The following financial statements of the Company are included in Part B hereof.

      1.  Independent Auditors' Report.
      2.  Consolidated Balance Sheets as of December 31, 1999 and 1998.
      3. Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997.
      4. Consolidated Statements of Stockholder's Equity for the years ended December 31, 1999, 1998 and 1997.
      5. Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.
      6. Notes to Consolidated Financial Statements - December 31, 1999, 1998 and 1997.

The following financial statements of the Variable Account are included in Part B hereof.

      1. Statements of Assets and Liabilities as of September 30, 2000 (unaudited).
      2. Statements of Operations for the period ended September 30, 2000 (unaudited).
      3. Statements of Changes in Net Assets for the period ended September 30, 2000 (unaudited).
      4.  Notes to Financial Statements - September 30, 2000 (unaudited).
      1.  Independent Auditors' Report.
      2.  Statements of Assets and Liabilities as of December 31, 1999.
      3.  Statements of Operations for the year ended December 31, 1999.
      4.  Statements of Changes in Net Assets for the years ended
          December 31, 1999 and 1998.
      5.  Notes to Financial Statements - December 31, 1999.

      b. Exhibits

      1. Resolution of Board of Directors of the Company authorizing the establishment of the Variable Account(1)
      2.   Not  Applicable
      3.a. Principal Underwriter's Agreement(2)
      3.b. General Agency Agreement(5)
      4.a. Individual Variable Annuity Contract
      4.b. Waiver of Withdrawal Charge Endorsement
      4.c. Guaranteed Principal Protector Benefit Endorsement
      4.d. Guaranteed Performance Accumulator Benefit Endorsement
      4.e. Return of Principal Guaranteed Minimum Death Benefit Endorsement 4.f. Double Principal Guaranteed Minimum Death Benefit Endorsement
      4.g. Earnings Protection Guaranteed Minimum Death Benefit Endorsement
      5.   Application for Individual Variable Annuity Contract
      6.   (i)   Copy of Articles of Incorporation of the Company(1)
           (ii)  Copy of the Bylaws of the Company(1)
      7.   Not  Applicable
      8.a. Form of Fund Participation Agreement between North American
           Life and Casualty Company and Franklin Valuemark Funds(1)
      8.b. Form of Fund Participation Agreement between AIM Variable
           Insurance Funds, Inc., Allianz Life Insurance Company of North America and NALAC Financial Plans LLC(3)
      8.c. Form of Fund Participation Agreement between The Alger American
           Fund, Allianz Life Insurance Company of North America and Fred Alger & Company, Incorporated(3)
      8.d. Form of Fund Participation Agreement between USAllianz Variable
           Insurance Products Trust, Allianz Life Insurance Company of
           North America and BISYS Fund Services Limited Partnership(3)
      8.e. Form of Fund Participation Agreement between Davis Variable
           Account Fund, Inc., Davis Distributors, LLC and Allianz Life Insurance Company of North America(4)
      8.f. Form of Fund Participation Agreement between Van Kampen Life
           Investment Trust, Van Kampen Funds, Inc., Van Kampen Asset Management Inc. and Allianz Life Insurance Company of North America(4)
      8.g. Form of Fund Participation Agreement between Allianz Life
           Insurance Company of North America and J.P. Morgan Series Trust
           II(4)
      8.h. Form of Fund Participation Agreement between Oppenheimer Variable
           Account Funds, Oppenheimer Funds Inc. and Allianz Life Insurance Company of North America(4)
      8.i. Form of Fund Participation Agreement between Allianz Life Insurance
           Company of North America, PIMCO Variable Insurance Trust, and PIMCO Fund Distributors, LLC(4)
      8.j. Form of Fund Participation Agreement between Seligman Portfolios,
           Inc. and Allianz Life Insurance Company of North America(4)
      8.k. Form of Fund Participation Agreement between The Prudential Series
           Fund, Inc., The Prudential Insurance Company of America, Prudential Investment Management Services LLC and Allianz Life Insurance Company of North America
      9.   Opinion and Consent of Counsel

     10.   Independent Auditors' Consent
     11.   Not Applicable
     12.   Not Applicable
     13.   Calculation of Performance Data
     14.   Company  Organizational Chart(5)
     27.   Not Applicable

(1) Incorporated by reference to Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on June 24, 1996.
(2) Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on December 13, 1996.
(3) Incorporated by reference to Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on November 12, 1999.
(4) Incorporated by reference to Registrant's Pre-Effective Amendment to Form N-4 (File Nos. 333-82329 and 811-05618) electronically filed December 30, 1999.
(5) Incorporated by reference to Registrant's Post-Effective Amendment No. 8 to Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on April 27, 2000.



Item  25.        Directors  and  Officers  of  the  Depositor

The following are the Officers and Directors of the Insurance Company:

Name and Principal            Positions and Offices
Business Address              with Depositor
- ----------------------------  ---------------------------------

Robert W. MacDonald           Director,
300 S. Hwy 169                Chief Executive Officer
Minneapolis, MN 55426

Margery G. Hughes             President,
300 S. Hwy 169                Chief Administrative Officer
Minneapolis, MN 55426

Mark A. Zesbaugh              Senior Vice President,
300 S. Hwy 169                Chief Financial Officer
Minneapolis, MN  55426

Lowell C. Anderson            Chairman of the Board
1750 Hennepin Avenue
Minneapolis, MN 55403

Herbert F. Hansmeyer          Director
777 San Marin Drive
Novato, CA 94998

Michael P. Sullivan           Director

7505 Metro Boulevard
Minneapolis, MN 55439

Dr. Gerhard Rupprecht         Director
Reinsburgstrasse 19
D-70178
Stuttgart, Germany

Edward J. Bonach              President - Special
1750 Hennepin Avenue          Markets Division
Minneapolis, MN 55403

Robert S. James               Senior Vice President - Marketing
300 S. Hwy 169                Development
Minneapolis, MN 55426

Rev. Dennis Dease             Director
c/o University of St. Thomas
215 Summit Avenue
St. Paul, MN 55105-1096

James R. Campbell             Director
c/o Norwest Corp.
Norwest Center
Sixth & Marquette
Minneapolis, MN 55479-0116

Robert M. Kimmitt             Director
Wilmer, Cutler & Pickering
2445 M Street NW
Washington, DC  20037-1420

Brad Barks                     Senior Vice President -
300 S. Hwy 169                 Financial Analysis/M&A
Minneapolis, MN 55426

Chuck Kavitsky                 Senior Vice President -
300 S. Hwy 169                 Chief Marketing Officer
Minneapolis, MN 55426


Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

The Insurance Company organizational chart was filed as Exhibit 14 (File Nos. 333-06709 and 811-05618) in Post-Effective Amendment No. 8 filed April 27, 2000 and is incorporated herein by reference.

Item  27.        Number  of  Contract  Owners

Not Applicable

Item  28.        Indemnification

The Bylaws of the Insurance Company provide that:


Each person (and the heirs, executors, and administrators of such person) made or threatened to be made a party to any action, civil or criminal, by reason of being or having been a Director, officer, or employee of the corporation (or by reason of serving any other organization at the request of the corporation) shall be indemnified to the extent permitted by the laws of the State of Minnesota, and in the manner prescribed therein.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted for directors and officers or controlling persons of the Insurance Company pursuant to the foregoing, or otherwise, the Insurance Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Insurance Company of expenses incurred or paid by a director, officer or controlling person of the Insurance Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item  29.        Principal  Underwriters



    a. USAllianz Investor Services, LLC is the principal underwriter for the Contracts. It also is the principal underwriter for:

                          Allianz  Life  Variable  Account  A
                          Preferred  Life  Variable  Account  C

     b. The following are the officers(managers) and directors (Board of Governors) of USAllianz Investor Services, LLC:



                        Positions and Offices
Business Address        with Underwriter

- ----------------------  ----------------------

Christopher H. Pinkerton President and Director
1750 Hennepin Avenue
Minneapolis, MN 55403

Thomas B. Clifford      Vice President and Director
1750 Hennepin Avenue
Minneapolis, MN 55403

Catherine L. Mielke     Compliance Officer
1750 Hennepin Avenue
Minneapolis, MN 55403

Michael M. Ahles        Senior Vice President, Chief Financial
1750 Hennepin Avenue    Officer & Treasurer
Minneapolis, MN  55403

Lawrance C. Skibo       Executive Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

Catherine Q. Farley     Senior Vice President & Chief Administrative
1750 Hennepin Avenue    Officer
Minneapolis, MN  55403

Robert S. James         Director
1750 Hennepin Avenue
Minneapolis, MN  55403

Cindy Robeck            Assistant Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

Carol Shaw              Senior Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

Gigi Wagner             Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

     c. Not Applicable

Item  30.        Location  of  Accounts  and  Records

Thomas Clifford, whose address is 1750 Hennepin Avenue, Minneapolis, Minnesota, 55403 and Delaware Valley Financial Services, USAllianz Service Center, 300 Berwyn Park, Berwyn, Pennsylvania 19312, maintain physical possession of the accounts, books or documents of the Variable Account required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

Item  31.        Management  Services

Not  Applicable

Item  32.        Undertakings

   a. Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen
(16) months old for so long as payment under the variable annuity contracts may be accepted.

   b. Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

   c. Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

   d. Allianz Life Insurance Company of North America ("Company") hereby represents that the fees and charges deducted under the Contract described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

                             REPRESENTATIONS

The Insurance Company hereby represents that it is relying upon a No Action Letter issued to the American Council of Life Insurance, dated November 28, 1988 (Commission ref. IP-6-88), and that the following provisions have been complied with:

   1. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

   2. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

   3. Instruct sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

   4. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.


                              SIGNATURES


As required by the Securities Act of 1933 and the Investment Company Act of 1940, as amended, the Registrant has caused this Registration Statement to be signed on its behalf in the City of Minneapolis and State of Minnesota, on this 18th day of December, 2000.

                                         ALLIANZ  LIFE VARIABLE  ACCOUNT  B
                                         (Registrant)


                                         By:  ALLIANZ  LIFE  INSURANCE COMPANY
                                             OF  NORTH  AMERICA
                                                 (Depositor)


                                         By:/s/SUZANNE J. PEPIN
                                            --------------------------------
                                            Suzanne J. Pepin



                                         ALLIANZ  LIFE  INSURANCE  COMPANY
                                         OF  NORTH  AMERICA
                                          (Depositor)



                                          By:/s/SUZANNE J. PEPIN
                                             ------------------------------
                                             Suzanne J. Pepin




Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature  and  Title                                               Date


Lowell C. Anderson*      Chairman of the Board                     12-18-00
Lowell C. Anderson

Robert W. MacDonald*     Director and                              12-18-00
Robert W. MacDonald      Chief Executive Officer

Margery G. Hughes*       President and                             12-18-00
Margery G. Hughes        Chief Administrative Officer

Mark A. Zesbaugh*        Chief Financial Officer                   12-18-00
Mark A. Zesbaugh         Senior Vice President

Herbert F. Hansmeyer*    Director                                  12-18-00
Herbert F. Hansmeyer

Michael P. Sullivan*     Director                                  12-18-00
Michael P. Sullivan

Dr. Gerhard Rupprecht*   Director                                  12-18-00
Dr. Gerhard Rupprecht

Rev. Dennis Dease*       Director                                  12-18-00
Rev. Dennis Dease

James R. Campbell*       Director                                  12-18-00
James R. Campbell

Robert M. Kimmitt*       Director                                  12-18-00
Robert M. Kimmitt



                                         *By    Power  of  Attorney


                                          By: /s/SUZANNE J. PEPIN
                                              --------------------------------
                                               Suzanne J. Pepin
                                               Attorney-in-Fact


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Lowell C. Anderson, Chairman of the Board of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert
W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as Chairman of the Board of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.

       WITNESS my hand and seal this 3rd day of April 2000.

WITNESS:

/s/ Lowell C. Anderson
-----------------------------


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Robert W. MacDonald, Chief Executive Officer and a Director of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Suzanne J. Pepin as my attorney and agent, for me, and in my name as Chief Executive Officer and Director of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.


/s/ Robert W. MacDonald
-----------------------
Robert W. MacDonald

       WITNESS my hand and seal this 26th day of April 2000.


WITNESS:

/s/ Mary Ann Lemke
-----------------------------


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Margery G. Hughes, President of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as President of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.

     WITNESS my hand and seal this 5th day of April 2000.

WITNESS:  /s/ Mary Ann Lemke

/s/ Margery G. Hughes
-----------------------


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Mark A. Zesbaugh, Senior Vice President, Chief Financial Officer and Assistant Secretary of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne
J. Pepin, each individually as my attorney and agent, for me, and in my name as Senior Vice President, Chief Financial Officer and Assistant Secretary of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.

     WITNESS my hand and seal this 3rd day of April 2000.

WITNESS:                                /s/ Mark A. Zesbaugh


/s/ Stacey R. Thiele
-----------------------


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Herbert F. Hansmeyer, Director of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as Director of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.

/s/ Herbert F. Hansmeyer
------------------------
Herbert F. Hansmeyer

     WITNESS my hand and seal this 4th day of April 2000.

WITNESS:

/s/ David C Marks
------------------

                                 ACKNOWLEDGEMENT


State of Connecticut
County of Fairfield

The foregoing instrument was acknowledged before me Tracy Stroh this 5th day of April, 2000, by Herbert F. Hansmeyer.

                                           /s/ Tracey Stroh
                                           -----------------
                                           Notary Public


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Michael P. Sullivan, Director of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as Director of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.

     WITNESS my hand and seal this 5th day of April 2000.

WITNESS:

/s/ Michael P. Sullivan
------------------


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Dr. Gerhard G. Rupprecht, Director of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as Director of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.


     WITNESS my hand and seal this 18th day of April 2000.

WITNESS:

                                      /s/ Gerhard Rupprecht

                                      (Dr. Gerhard Rupprecht)

                                                 Unterschriftsbeglaubigung

I hereby certify, that the above is the true signature, acknowledged in my presence of

                        Dr. Gerhard Rupprecht
                        Chairman of the Board of Management
                        Reinsburgstrabe 19,70178 Stuttgart, Germany,

Personally know to me.

                          Stuttgart, den 18.April 2000

                                         /s/ Dr. Kubler
                                         Dr. Kubler
                                         Notarvetreter


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Reverend Dennis J. Dease, Director of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as Director of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.

                               /s/ Dennis J. Dease



     WITNESS my hand and seal this 4th day of April 2000.

WITNESS:

/s/ Donna L Baisden


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, James R. Campbell, Director of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as Director of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.

/s/ James R. Campbell

     WITNESS my hand and seal this 5th day of April 2000.

WITNESS:

/s/ Vicki L. Plymate
--------------------


                            LIMITED POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that I, Robert M. Kimmitt, Director of Allianz Life Insurance Company of North America (Allianz Life), a corporation duly organized under the laws of Minnesota, do hereby appoint Robert W. MacDonald and Suzanne J. Pepin, each individually as my attorney and agent, for me, and in my name as Director of Allianz Life on behalf of Allianz Life, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and to do and perform each and every act that said attorney may deem necessary or advisable to comply with the intent of aforesaid Acts.


     WITNESS my hand and seal this 5th day of April 2000.

                              /s/ Robert M. Kimmitt
                             ----------------------
                              Robert M. Kimmitt, Esq.

WITNESS:


/s/ illegible

------------------



                            INDEX TO EXHIBITS

EX-99.B4.a. Individual Variable Annuity Contract
EX-99.B4.b. Waiver of Withdrawal Charge Endorsement
EX-99.B4.c. Guaranteed Principal Protector Benefit Endorsement
EX-99.B4.d. Guaranteed Performance Accumulator Benefit Endorsement
EX-99.B4.e. Return of Principal Guaranteed Minimum Death Benefit Endorsement EX-99.B4.f. Double Principal Guaranteed Minimum Death Benefit Endorsement EX-99.B4.g. Earnings Protection Guaranteed Minimum Death Benefit Endorsement
EX-99.B5.   Application for Individual Variable Annuity Contract
EX-99.B8.k. Form of Fund Participation Agreement between The Prudential Series
            Fund, Inc., The Prudential Insurance Company of America, Prudential
            Investment Management Services LLC and Allianz Life Insurance
            Company of North America
EX-99.B9    Opinion and Consent of Counsel
EX-99.B10   Independent Auditors' Consent
EX-99.B13.  Calculation of Performance Data